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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-184685

Offer to Exchange

each

Ordinary Share and American Depositary Share

of

COCA-COLA HELLENIC

for

One Ordinary Share or One American Depositary Share

of

COCA-COLA HBC

Coca-Cola HBC AG (referred to as "Coca-Cola HBC") is conducting an exchange offer comprised of two offers (referred to separately as the "U.S. offer" and the "Greek offer" and collectively as the "exchange offer"). The U.S. offer is being made pursuant to this offer to exchange/prospectus to (1) all holders of ordinary shares (referred to as "Coca-Cola Hellenic Shares") of Coca-Cola Hellenic Bottling Company S.A. (referred to as "Coca-Cola Hellenic") located in the United States and (2) all holders of American depositary shares, each representing one Coca-Cola Hellenic Share (referred to as "Coca-Cola Hellenic ADSs"), wherever located. For every one Coca-Cola Hellenic Share you validly tender in the U.S. offer, you will receive, at your election, one ordinary share of Coca-Cola HBC (referred to as a "Coca-Cola HBC Share") or one American depositary share representing one Coca-Cola HBC Share (referred to as a "Coca-Cola HBC ADS"). For every one Coca-Cola Hellenic ADS you validly tender in the U.S. offer, you will receive one Coca-Cola HBC ADS. The Greek offer to exchange one Coca-Cola Hellenic Share for one Coca-Cola HBC Share is being made pursuant to separate offer documentation (referred to as the "Greek offer documentation") available to holders of Coca-Cola Hellenic Shares located outside the United States, in accordance with local laws and regulations applicable to such holders.

If, at the end of the acceptance period for the exchange offer, Coca-Cola HBC has received tenders for, or otherwise holds, Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) representing at least 90 percent of the total issued Coca-Cola Hellenic Shares, Coca-Cola HBC will, as soon as practicable after the expiration of the acceptance period for the exchange offer but in any event not later than three calendar months thereafter, initiate a statutory buy-out procedure under Greek law to cause any remaining Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) to be transferred to Coca-Cola HBC (referred to as the "Greek statutory buy-out"). Holders of Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) that were not acquired in the exchange offer will have the option to sell such Coca-Cola Hellenic Shares to Coca-Cola HBC pursuant to a statutory sell-out procedure under Greek law at any time during the three calendar months after the publication of the results of the exchange offer (referred to as the "Greek statutory sell-out").

Based on the current number of issued Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs), Coca-Cola HBC will issue up to approximately 366,553,507 Coca-Cola HBC Shares (including Coca-Cola HBC Shares represented by Coca-Cola HBC ADSs) in the exchange offer, the Greek statutory buy-out and the Greek statutory sell-out, of which it has registered 158,058,526 Coca-Cola HBC Shares pursuant to the registration statement of which this offer to exchange/prospectus forms a part.

THE BOARD OF DIRECTORS OF COCA-COLA HELLENIC HAS DETERMINED THAT THE EXCHANGE OFFER IS IN THE BEST INTERESTS OF COCA-COLA HELLENIC AND ALL OF THE HOLDERS OF COCA-COLA HELLENIC SHARES AND COCA-COLA HELLENIC ADSs, IN THEIR CAPACITY AS SUCH, AND RECOMMENDS THAT HOLDERS OF COCA-COLA HELLENIC SHARES AND COCA-COLA HELLENIC ADSs TENDER THEIR COCA-COLA HELLENIC SHARES AND/OR COCA-COLA HELLENIC ADSs PURSUANT TO THE EXCHANGE OFFER FOR COCA-COLA HBC SHARES OR COCA-COLA HBC ADSs, AS APPLICABLE.

The exchange offer is being made on the terms set forth in "The Exchange Offer" section of this offer to exchange/prospectus beginning on page 93 and the related declarations of acceptance and letters of transmittal. The exchange offer is subject to the conditions set forth in this offer to exchange/prospectus under "The Exchange Offer—Terms of the Exchange Offer—Conditions to the Exchange Offer" beginning on page 97.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS FOR TENDERS OF COCA-COLA HELLENIC SHARES WILL EXPIRE AT 7:00 A.M., NEW YORK CITY TIME (2:00 P.M., ATHENS TIME), ON APRIL 19, 2013 (AS SUCH TIME AND DATE MAY BE EXTENDED, THE "EXPIRATION DATE"), UNLESS THE EXCHANGE OFFER IS EXTENDED.

THE DEADLINE FOR VALIDLY TENDERING AND WITHDRAWING COCA-COLA HELLENIC ADSs IN THE U.S. OFFER IS 5:00 P.M., NEW YORK CITY TIME, ON APRIL 18, 2013 (AS SUCH TIME AND DATE MAY BE EXTENDED, THE "ADS TENDER DEADLINE"), UNLESS THE EXCHANGE OFFER IS EXTENDED.

Coca-Cola HBC has applied for all of the Coca-Cola HBC Shares to be admitted to the premium listing segment of the Official List of the United Kingdom Listing Authority and for admission to trading on the main market for listed securities of the London Stock Exchange (referred to as "admission"), which is expected to be the primary listing of the Coca-Cola HBC Shares. Coca-Cola HBC expects to request that admission be approved to take effect one business day following the settlement of the exchange offer. Coca-Cola HBC will apply for listing of the Coca-Cola HBC ADSs on the New York Stock Exchange. Coca-Cola HBC has applied for a secondary listing of the Coca-Cola HBC Shares on the Athens Exchange subject to receipt of necessary approvals.

See the "Risk Factors" section of this offer to exchange/prospectus beginning on page 38 for a discussion of important risk factors that you should consider before deciding whether or not to tender your Coca-Cola Hellenic Shares and/or Coca-Cola Hellenic ADSs into the U.S. offer.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the transactions described in this offer to exchange/prospectus or passed upon the adequacy or accuracy of this offer to exchange/prospectus. Any representation to the contrary is a criminal offense.

The Dealer Manager for the exchange offer in the United States is

Credit Suisse

The date of this offer to exchange/prospectus is March 19, 2013.

        This offer to exchange/prospectus incorporates by reference important business and financial information about Coca-Cola Hellenic that is contained in its filings with the U.S. Securities and Exchange Commission (referred to as the "SEC") but which is not included in, or delivered with, this offer to exchange/prospectus. This information is available on the SEC's website at www.sec.gov and from other sources. For more information about how to obtain copies of these documents, see the "Where You Can Find More Information" section of this offer to exchange/prospectus. Coca-Cola HBC will also make copies of this information available to you without charge upon your written or oral request to D.F. King & Co., Inc. at +1 (800) 859-8511. In order to receive timely delivery of these documents, you must make such a request no later than five business days before the then-scheduled ADS tender deadline or the expiration date of the exchange offer, as applicable. The ADS tender deadline is currently April 18, 2013, and the expiration date of the exchange offer is currently April 19, 2013, but these dates will be different if the exchange offer is extended.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

        The summary information in question and answer format set forth below highlights selected information about the exchange offer that is included elsewhere in this offer to exchange/prospectus. These questions and answers, as well as the following summary, do not, however, contain all of the information included in, or incorporated by reference into, this offer to exchange/prospectus and the related acceptance forms and letters of transmittal and this information is qualified in its entirety by the more detailed descriptions and explanations contained herein and therein. You should read and consider all such information carefully before deciding whether or not to tender your Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs into the U.S. offer.

Q.
What is Coca-Cola HBC proposing to do?

A.
Coca-Cola HBC, a Swiss Aktiengesellschaft/société anonyme, is offering to acquire all of the Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) that Coca-Cola HBC does not hold directly or indirectly, i.e., 281,198,488 Coca-Cola Hellenic Shares representing approximately 76.7 percent of the total share capital and the total number of Coca-Cola Hellenic Shares, through an exchange offer whereby Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs will be exchanged for Coca-Cola HBC Shares and Coca-Cola HBC ADSs, as described below. This figure excludes the Coca-Cola Hellenic Shares held by Kar-Tess Holding, which has stated that it will tender its 85,355,019 Coca-Cola Hellenic Shares into the exchange offer on the same terms and conditions as the other shareholders of Coca-Cola Hellenic. Coca-Cola HBC has received confirmations from The Coca-Cola Company and certain other shareholders of Coca-Cola Hellenic that they support the exchange offer and intend to tender Coca-Cola Hellenic Shares in the exchange offer. Kar-Tess Holding, The Coca-Cola Company and these other shareholders hold a combined total of approximately 60.0 percent of the total issued Coca-Cola Hellenic Shares.

  The exchange offer is comprised of the U.S. offer and the Greek offer. The U.S. offer comprises an offer made pursuant to this offer to exchange/prospectus to (1) all holders of Coca-Cola Hellenic Shares located in the United States and (2) all holders of Coca-Cola Hellenic ADSs, wherever located. If the exchange offer is completed, you will receive (1) at your election, one Coca-Cola HBC Share or Coca-Cola HBC ADS for each Coca-Cola Hellenic Share you validly tender into, and do not withdraw from, the exchange offer and (2) one Coca-Cola HBC ADS for each Coca-Cola Hellenic ADS you validly tender into, and do not withdraw from, the exchange offer. The Greek offer comprises an offer to exchange one Coca-Cola Hellenic Share for one Coca-Cola HBC Share made pursuant to separate Greek offer documentation available to holders of Coca-Cola Hellenic Shares located outside the United States, in accordance with local laws and regulations applicable to such holders.

Q.
What is the purpose of the exchange offer?

A.
The purpose of the exchange offer is to facilitate a premium listing of the Coca-Cola Hellenic Group of companies (referred to as the "CCH Group") on the London Stock Exchange and a listing on the New York Stock Exchange, under a new Swiss holding company, Coca-Cola HBC. Coca-Cola HBC has also applied for a secondary listing of the Coca-Cola HBC Shares on the Athens Exchange, subject to receipt of necessary approvals.

  The principal objectives of the exchange offer are:

  •
  to better reflect the international nature of Coca-Cola Hellenic's business and shareholder base by establishing a primary listing of the CCH Group on the largest and most liquid exchange in Europe with the largest number of international listed stocks;

  •
  to enhance liquidity for holders of Coca-Cola HBC Shares through a premium listing of the Coca-Cola HBC Shares on the London Stock Exchange, and to facilitate the potential inclusion of Coca-Cola HBC Shares in the FTSE UK Index Series; and

  •
  to improve Coca-Cola Hellenic's access to both the international equity and debt capital markets and increase its flexibility in raising new funds to support its operations and future growth.

Q.
What will I receive if the exchange offer is completed?

A.
If the exchange offer is completed, you will receive (1) at your election, one Coca-Cola HBC Share or Coca-Cola HBC ADS for each Coca-Cola Hellenic Share you validly tender into, and do not withdraw from, the exchange offer and (2) one Coca-Cola HBC ADS for each Coca-Cola Hellenic ADS you validly tender into, and do not withdraw from, the exchange offer. You will receive your Coca-Cola HBC Shares in book-entry form through the Greek dematerialized securities system (referred to as "DSS") operated by Hellenic Exchanges S.A., Holding, Clearing, Settlement and Registry (referred to as "HELEX").

Q.
What happens if I validly tender Coca-Cola Hellenic Shares into the exchange offer and do not make an election to receive either Coca-Cola HBC Shares or Coca-Cola HBC ADSs in exchange for my Coca-Cola Hellenic Shares?

A.
If you hold Coca-Cola Hellenic Shares and you fail to make an election to receive either Coca-Cola HBC Shares or Coca-Cola HBC ADSs, you will receive Coca-Cola HBC Shares held in book-entry form through DSS, which will be delivered to the DSS account from which your tendered Coca-Cola Hellenic Shares were transferred.

Q.
What are Coca-Cola HBC's plans after completion of the exchange offer?

A.
Completion of the exchange offer is subject to, among other things, a minimum acceptance condition that at least 329,898,157 Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) corresponding to at least 90 percent of the total issued Coca-Cola Hellenic Shares shall have been lawfully and validly tendered in the exchange offer and not withdrawn as at the end of the acceptance period of the exchange offer. These 329,898,157 Coca-Cola Hellenic Shares include the 85,355,019 Coca-Cola Hellenic Shares, representing approximately 23.3 percent of the total issued Coca-Cola Hellenic Shares, that Kar-Tess Holding holds and has stated it will tender into the exchange offer and the 3,430,135 Coca-Cola Hellenic Shares held in treasury by Coca-Cola Hellenic, representing an additional 0.9 percent of the total issued Coca-Cola Hellenic Shares, which Coca-Cola Hellenic has informed Coca-Cola HBC it intends to tender into the exchange offer.

  If, at the end of the acceptance period for the exchange offer, Coca-Cola HBC has received tenders for, or otherwise holds, Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) representing at least 90 percent of the total issued Coca-Cola Hellenic Shares, Coca-Cola HBC will, as soon as practicable after the expiration of the acceptance period for the exchange offer but in any event not later than three calendar months thereafter, initiate the Greek statutory buy-out to cause any remaining Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) to be transferred to Coca-Cola HBC. Coca-Cola HBC currently expects to acquire all Coca-Cola Hellenic Shares pursuant to the Greek statutory buy-out in June 2013. Coca-Cola HBC expects that, in the absence of an election by a remaining holder, (a) holders of Coca-Cola Hellenic Shares will receive Coca-Cola HBC Shares in book-entry form held through DSS, and (b) holders of Coca-Cola Hellenic ADSs will receive Coca-Cola HBC ADSs, in each case as the default consideration in the Greek statutory buy-out.

  Holders of Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) that were not acquired in the exchange offer will also have the option to sell such Coca-Cola Hellenic Shares to Coca-Cola HBC pursuant to the Greek statutory sell-out at any time during the three calendar months after the publication of the results of the exchange offer. Holders who choose to participate in the Greek statutory sell-out will be able to receive cash consideration by selling their Coca-Cola Hellenic Shares on the Athens Exchange on which Coca-Cola HBC will be required to place a standing bid. Any such trade will settle within three Greek business days in accordance with the standard settlement cycle for the Athens Exchange. Holders will also be able to elect to receive Coca-Cola HBC Shares in the Greek statutory sell-out. However, such share consideration will not be delivered until approximately eight Greek business days following the termination of the Greek statutory sell-out period. Although the Greek statutory sell-out does not automatically apply to holders of ADSs under Greek law, Coca-Cola HBC will establish procedures to permit such holders to participate in the Greek statutory sell-out. Coca-Cola HBC currently expects the Greek statutory sell-out period to expire on or about July 23, 2013, and as a result to be pre-empted by the Greek statutory buy-out. Accordingly, holders who elect to receive Coca-Cola HBC Shares under the Greek statutory sell-out are expected to instead receive, at their election, cash or share consideration pursuant to the Greek statutory buy-out. The Hellenic Capital Markets Commission (the "HCMC") is expected to issue detailed procedures for the Greek statutory buy-out and the Greek statutory sell-out prior to completion of the exchange offer.

  Following completion of the exchange offer and the Greek statutory buy-out and/or the Greek statutory sell-out, Coca-Cola HBC will cause Coca-Cola Hellenic to call a shareholders' meeting to approve the delisting of the Coca-Cola Hellenic Shares from the Athens Exchange, subject to approval by the HCMC. Coca-Cola HBC intends to cause Coca-Cola Hellenic to terminate the deposit agreement in respect of the Coca-Cola Hellenic ADSs (referred to as the "Coca-Cola Hellenic deposit agreement"), to request that the Coca-Cola Hellenic ADSs be removed from listing on the New York Stock Exchange and, when possible, to deregister the Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs under the Securities Exchange Act of 1934, as amended (referred to as the "Exchange Act"). In addition, Coca-Cola Hellenic has given notice to the United Kingdom Financial Services Authority and the London Stock Exchange of its intention to terminate its current standard listing. The termination of Coca-Cola Hellenic's standard listing will take effect on admission.

Q:
How was the consideration payable pursuant to the Greek statutory buy-out and/or Greek statutory sell-out calculated?

A:
The consideration payable for each Coca-Cola Hellenic Share (including a Coca-Cola Hellenic Share represented by a Coca-Cola Hellenic ADS) acquired in the Greek statutory buy-out and/or the Greek statutory sell-out is at the election of the holder, either (a) one Coca-Cola HBC Share (which, for U.S. holders, can be in the form of a Coca-Cola HBC ADS), or (b) €13.58 in cash. This alternative cash consideration of €13.58 per Coca-Cola Hellenic Share is mandatorily required under, and represents the minimum cash consideration permitted by, Greek law, and is calculated as the volume-weighted average market price of the Coca-Cola Hellenic Shares on the Athens Exchange over the six months ended October 9, 2012, the last trading day preceding the date on which Coca-Cola HBC initiated the Greek offer pursuant to Greek law by informing the HCMC and the board of directors of Coca-Cola Hellenic of the exchange offer and submitting to them a draft of the Greek offer documentation. Holders of Coca-Cola Hellenic ADSs will have the opportunity to receive, for each Coca-Cola Hellenic ADS acquired in the Greek statutory buy-out and/or the Greek statutory sell-out, at their election, either (a) one Coca-Cola HBC ADS or (b) €13.58 in cash paid in U.S. dollars net of any fees and expenses in accordance with the terms of the Coca-Cola Hellenic deposit agreement.

  The cash consideration of €13.58 is lower than €21.60, the last reported sales price of a Coca-Cola Hellenic Share on the Athens Exchange on March 15, 2013, the last practicable date prior to publication of this offer to exchange/prospectus and will be received by holders after deduction of the applicable Greek transaction tax of 0.2 percent, which is expected to be calculated based on the closing market price per Coca-Cola Hellenic Share on the Athens Exchange on the day preceding the date on which the documents required for the corresponding transfer are submitted to HELEX. Pursuant to a ruling by the Greek Ministry of Finance with respect to the exchange offer, this transaction tax should not be payable by holders of Coca-Cola Hellenic Shares who elect to receive Coca-Cola HBC Shares or Coca-Cola HBC ADSs, rather than cash consideration, in the Greek statutory buy-out or Greek statutory sell-out. Greek custodians may not charge holders fees for participation in the Greek statutory buy-out, although they would typically do so if holders participate in the Greek statutory sell-out. Coca-Cola HBC expects that, in the absence of an election by a remaining holder, (a) holders of Coca-Cola Hellenic Shares will receive Coca-Cola HBC Shares in book-entry form held through DSS, and (b) holders of Coca-Cola Hellenic ADSs will receive Coca-Cola HBC ADSs, in each case as the default consideration in the Greek statutory buy-out. The HCMC is expected to issue detailed procedures for the Greek statutory buy-out and the Greek statutory sell-out prior to completion of the exchange offer.

Q.
What are the expected sources of funding for expenses of the exchange offer and any cash consideration to be offered in any Greek statutory buy-out and/or Greek statutory sell-out?

A.
Funding for the payment of any cash consideration payable in any Greek statutory buy-out and Greek statutory sell-out and for the payment of exchange offer-related costs and other expenses, is expected to come from a €550 million syndicated term loan facility (referred to as the "Statutory Buy-Out Facility"), which has been obtained for this purpose by Coca-Cola HBC. The maximum cash expenditure associated with the exchange offer, the Greek statutory buy-out and the Greek statutory sell-out is expected to be no more than €550 million. Coca-Cola HBC has also entered into a €500 million syndicated term loan refinancing facility (referred to as the "Bond Refinancing Facility") to be used, if needed, to refinance certain of the CCH Group's debt. The Statutory Buy-Out Facility matures on October 31, 2014, or, if earlier, the date which is 18 months after the publication by Coca-Cola HBC of the prospectus relating to the admission of the Coca-Cola HBC Shares to the premium segment of the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange's main market (the "UK Prospectus"). The Bond Refinancing Facility matures on the same date.

  To the extent Coca-Cola HBC incurs any debt under these facilities to acquire, or otherwise acquires, any Coca-Cola Hellenic Shares for cash, Coca-Cola HBC intends to refinance those amounts in the future through its own funds and/or one or more capital markets transactions involving debt, equity or equity-linked securities which may include one or more issuances of new Coca-Cola HBC Shares.

Q.
What are the conditions to the exchange offer?

A.
The commencement and completion of the exchange offer are subject to the respective conditions set forth in "The Exchange Offer—Terms of the Exchange Offer—Conditions to the Exchange Offer". The principal conditions to the exchange offer are that:

•
at least 329,898,157 Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) corresponding to at least 90 percent of the total issued Coca-Cola Hellenic Shares shall have been lawfully and validly tendered in the exchange offer and not withdrawn as at the end of the acceptance period of the exchange offer. These 329,898,157 Coca-Cola Hellenic Shares include the 85,355,019 Coca-Cola Hellenic Shares that Kar-Tess Holding holds and has stated it will tender into the exchange offer and the 3,430,135

    Coca-Cola Hellenic Shares held in treasury that Coca-Cola Hellenic has stated it will tender into the exchange offer.

  •
  (a) the United Kingdom Financial Services Authority, acting as the United Kingdom Listing Authority, and the London Stock Exchange shall have acknowledged to Coca-Cola HBC or its agent (and such acknowledgment shall not have been withdrawn) at or prior to the expiration date of the exchange offer that the application for admission of the Coca-Cola HBC Shares to the premium listing segment of the Official List and to trading on the London Stock Exchange's main market for listed securities has been or will be approved, provided that such approval will become effective upon (i) the submission by Coca-Cola HBC or its agent (in practice, the financial institution acting as sponsor for the admission) to the United Kingdom Financial Services Authority, acting as the United Kingdom Listing Authority, of a shareholder statement in customary form, evidencing satisfaction of the requirement under Listing Rule 6.1.19 of the United Kingdom Listing Authority that a minimum percentage of the Coca-Cola HBC Shares (currently generally 25 percent; however, the United Kingdom Listing Authority may accept a lower percentage in certain limited circumstances) will be in "public hands" upon such admission (the "minimum free float requirement"), and confirmation of the number and par value of the Coca-Cola HBC Shares to be issued pursuant to the exchange offer; (ii) the issuance of Coca-Cola HBC Shares to be issued pursuant to the exchange offer; and (iii) the issuance of a dealing notice by the United Kingdom Financial Services Authority, acting as the United Kingdom Listing Authority; and (b) the minimum free float requirement shall have been met as of the expiration date of the exchange offer; and

  •
  the New York Stock Exchange shall have approved the listing of the Coca-Cola HBC ADSs, subject to notice of issuance.

  The conditions to the commencement and completion of the exchange offer may be waived in whole or in part only with the approval of the HCMC. Coca-Cola HBC does not have any obligation to waive any of these conditions not timely satisfied, and does not expect to waive the minimum acceptance condition or the condition relating to admission to the premium listing segment of the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange's main market described above. If Coca-Cola HBC does not waive, or the HCMC does not consent to the waiver of, an unsatisfied condition, the exchange offer will lapse and all tendered Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs will be returned to holders.

  Coca-Cola HBC may also, as contemplated by the Greek tender offer rules, revoke the exchange offer following approval of the HCMC if there is an unforeseen change in circumstances that is beyond Coca-Cola HBC's control and that renders continuation of the exchange offer particularly onerous. The scope of this revocation right is not yet clearly delineated under the Greek tender offer rules. However, Coca-Cola HBC does not intend to assert this revocation right with respect to the exchange offer unless, prior to the expiration of the acceptance period, there is a material adverse change in circumstances that would be reasonably expected to deprive Coca-Cola HBC, Coca-Cola Hellenic or the holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs from material expected benefits of the exchange offer.

Q.
Does Coca-Cola Hellenic support the exchange offer?

A.
Yes. Coca-Cola Hellenic's board of directors has determined that the exchange offer is in the best interests of Coca-Cola Hellenic and all of the holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs, in their capacity as such, and recommends that they tender their Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs pursuant to the exchange offer for Coca-Cola HBC Shares or Coca-Cola HBC ADSs, as defined. Coca-Cola Hellenic has informed Coca-Cola HBC that it intends to tender the Coca-Cola Hellenic Shares that it holds in treasury. For additional information regarding the board of directors' recommendation, see the "The Transaction" section of this offer to exchange/prospectus.

Q:
Is Coca-Cola HBC soliciting proxies in connection with the exchange offer?

A.
No. The exchange offer has already been approved by the board of directors of Coca-Cola HBC, and no other board of director or shareholder approvals by Coca-Cola HBC are required to authorize or complete the exchange offer, other than the approvals of the sole shareholder and the board of directors of Coca-Cola HBC in relation to the capital increase required for the issue and delivery of the Coca-Cola HBC Shares (including Coca-Cola HBC Shares represented by Coca-Cola HBC ADSs) in exchange for Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs accepted for exchange pursuant to the exchange offer. Kar-Tess Holding, as Coca-Cola HBC's sole shareholder, will approve the capital increase on or before the settlement date of the exchange offer.

Q.
Has Coca-Cola Hellenic received a fairness opinion in connection with the exchange offer?

A.
Yes. The board of directors of Coca-Cola Hellenic has received an opinion from Jefferies International Limited (referred to as "Jefferies"), dated October 11, 2012, to the effect that, as of such date, the consideration to be received by holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs in the exchange offer was fair, from a financial point of view, to such holders (other than Coca-Cola HBC and its affiliates). The full text of such opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex A to this offer to exchange/prospectus.

Q.
Will Coca-Cola Hellenic's senior management participate in the exchange offer?

A.
Yes. All of Coca-Cola Hellenic's executive officers and directors have indicated that they intend to tender their Coca-Cola Hellenic Shares and/or Coca-Cola Hellenic ADSs into the exchange offer.

Q.
Have any of the other holders of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs confirmed their intent to tender their securities?

A.
Yes. Kar-Tess Holding, the incorporator and sole shareholder of Coca-Cola HBC, has stated it will tender in the exchange offer all of its Coca-Cola Hellenic Shares, which represent approximately 23.3 percent of the total issued Coca-Cola Hellenic Shares. In addition, Coca-Cola HBC has received confirmations from The Coca-Cola Company and certain other shareholders of Coca-Cola Hellenic that they support the exchange offer and intend to tender Coca-Cola Hellenic Shares, which represent in total approximately 36.7 percent of the total issued Coca-Cola Hellenic Shares, into the exchange offer. Coca-Cola Hellenic has informed Coca-Cola HBC that it intends to tender the 3,430,135 Coca-Cola Hellenic Shares it holds in treasury, which represent an additional 0.9 percent of the total issued Coca-Cola Hellenic Shares, into the exchange offer.

Q.
Does Coca-Cola Hellenic have an ADS program for Coca-Cola Hellenic Shares?

A.
Yes. Coca-Cola Hellenic established an American depositary share program for the Coca-Cola Hellenic Shares in 2002 (referred to as the "Coca-Cola Hellenic ADS program"). Each Coca-Cola Hellenic ADS issued under the Coca-Cola Hellenic ADS program represents one Coca-Cola Hellenic Share. Following settlement of the exchange offer and the Greek compulsory buy-out and/or the Greek compulsory sell-out, Coca-Cola HBC intends to cause Coca-Cola Hellenic to terminate the Coca-Cola Hellenic deposit agreement (subject to the Greek compulsory buy-out and/or the Greek compulsory sell-out), to request that the Coca-Cola Hellenic ADSs be removed from listing on the New York Stock Exchange and, when possible, to deregister the Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs under the Exchange Act.

Q.
Does Coca-Cola HBC have an ADS program for Coca-Cola HBC Shares?

A.
Yes. Coca-Cola HBC has established an American depositary share program for the Coca-Cola HBC Shares (referred to as the "Coca-Cola HBC ADS program"). Each Coca-Cola HBC ADS issued under the Coca-Cola HBC ADS program will represent one Coca-Cola HBC Share.

Q.
Which method should I use to tender my Coca-Cola Hellenic ADSs?

A.
If you hold Coca-Cola Hellenic ADSs, there are two possible ways to validly tender them into the exchange offer:

•
You can tender your Coca-Cola Hellenic ADSs in exchange for Coca-Cola HBC ADSs, or

•
You can withdraw the Coca-Cola Hellenic Shares underlying your Coca-Cola Hellenic ADSs and tender those Coca-Cola Hellenic Shares in exchange for Coca-Cola HBC Shares or Coca-Cola HBC ADSs. The Coca-Cola Hellenic ADS program will be closed to deposits and withdrawals for four business days prior to the ADS tender deadline.

  In tendering your Coca-Cola Hellenic ADSs into the exchange offer, you should consider the following:

  •
  You will receive Coca-Cola HBC ADSs,

  •
  You will not have to pay any issuance fee to Citibank, N.A., as depositary for the Coca-Cola HBC ADSs (referred to as the "Coca-Cola HBC depositary"),

  •
  You will not have to pay any withdrawal fee to Citibank, N.A., as depositary for the Coca-Cola Hellenic ADSs (referred to as the "Coca-Cola Hellenic depositary"),

  •
  You will not have to pay any fee to Citibank, N.A., acting as the ADS exchange agent for the exchange offer (referred to as the "ADS exchange agent") to tender your Coca-Cola Hellenic ADSs,

  •
  You will not have to pay Greek transaction tax, and

  •
  You will not have to pay any duty to HELEX on the transfer of your Coca-Cola Hellenic ADSs to Coca-Cola HBC in the U.S. offer.

  If you hold or your nominee holds Coca-Cola Hellenic ADSs and you want to validly tender the Coca-Cola Hellenic Shares represented by those Coca-Cola Hellenic ADSs using one of the methods described below, then you or your nominee must withdraw the Coca-Cola Hellenic Shares represented by those Coca-Cola Hellenic ADSs by surrendering your Coca-Cola Hellenic ADSs to the custodian of Citibank, N.A., as the Coca-Cola Hellenic depositary, and pay any applicable fees (including a withdrawal fee to the Coca-Cola Hellenic depositary of up to $5.00 per 100 Coca-Cola Hellenic ADSs), taxes and other governmental charges payable in connection with such withdrawal. There are potential disadvantages to withdrawing the Coca-Cola Hellenic Shares represented by your Coca-Cola Hellenic ADSs and tendering those Coca-Cola Hellenic Shares in the exchange offer, which are described below under the section heading "The Exchange Offer—Procedure for Tendering—Holders of Coca-Cola Hellenic ADSs" in this offer to exchange/prospectus.

Q.
Which method should I use to tender my Coca-Cola Hellenic Shares?

A.
If you hold Coca-Cola Hellenic Shares, there are three possible ways to validly tender them into the exchange offer:

•
You can tender your Coca-Cola Hellenic Shares in exchange for Coca-Cola HBC ADSs,

•
You can tender your Coca-Cola Hellenic Shares in exchange for Coca-Cola HBC Shares, or

  •
  You can deposit your Coca-Cola Hellenic Shares into the Coca-Cola Hellenic ADS program, receive Coca-Cola Hellenic ADSs representing your deposited Coca-Cola Hellenic Shares and tender those Coca-Cola Hellenic ADSs in exchange for Coca-Cola HBC ADSs. The Coca-Cola Hellenic ADS program will be closed to deposits and withdrawals for four business days prior to the ADS tender deadline.

  In deciding which method you should use to validly tender your Coca-Cola Hellenic Shares into the exchange offer, you should consider the following:

        If you validly tender your Coca-Cola Hellenic Shares and elect to receive Coca-Cola HBC ADSs:

  •
  You will receive Coca-Cola HBC ADSs,

  •
  You will not have to pay any fee to the Coca-Cola Hellenic depositary,

  •
  You will not have to pay any issuance fee to the Coca-Cola HBC depositary,

  •
  You will not have to pay any fee to the ADS exchange agent or the National Bank of Greece, acting as the share exchange agent for the exchange offer (referred to as the "share exchange agent"), to tender your Coca-Cola Hellenic Shares,

  •
  You will not have to pay Greek transaction tax, and

  •
  You will not have to pay any duty to HELEX on the transfer of your Coca-Cola Hellenic Shares to Coca-Cola HBC in the exchange offer.

        If you validly tender your Coca-Cola Hellenic Shares and elect to receive Coca-Cola HBC Shares:

  •
  You will receive Coca-Cola HBC Shares,

  •
  Your Coca-Cola HBC Shares will be issued in book-entry form held through DSS,

  •
  Your Coca-Cola HBC Shares will not be eligible for settlement via the CREST clearing system in the United Kingdom,

  •
  You will not have to pay any fee to the share exchange agent to tender your Coca-Cola Hellenic Shares,

  •
  You will not have to pay Greek transaction tax, and

  •
  You will not have to pay any duty to HELEX on the transfer of your Coca-Cola Hellenic Shares to Coca-Cola HBC in the exchange offer.

  If you hold Coca-Cola Hellenic Shares and would like to deposit them in the Coca-Cola Hellenic ADS program, receive Coca-Cola Hellenic ADSs representing your deposited Coca-Cola Hellenic Shares and tender those Coca-Cola Hellenic ADSs into the exchange offer through the ADS exchange agent, you should deposit your Coca-Cola Hellenic Shares in the Coca-Cola Hellenic ADS program, pay any applicable fees, taxes and other governmental charges (including any issuance fee to the Coca-Cola Hellenic depositary of up to $5.00 per 100 Coca-Cola Hellenic ADSs issued) and tender the Coca-Cola Hellenic ADSs representing your deposited Coca-Cola Hellenic ADSs by following the procedures described in this section below. There are potential disadvantages to depositing your Coca-Cola Hellenic Shares into the Coca-Cola Hellenic ADS program and tendering the resulting Coca-Cola Hellenic ADSs in the exchange offer, which are described below under the section heading "The Exchange Offer—Procedure for Tendering—Holders of Coca-Cola Hellenic Shares" in this offer to exchange/prospectus.

Q.
How do I validly tender my Coca-Cola Hellenic ADSs into the U.S. offer?

A.
The steps you must take to validly tender into the U.S. offer will depend on whether you hold your Coca-Cola Hellenic ADSs directly or indirectly through a broker, dealer, commercial bank, trust company or other nominee.

•
If you hold Coca-Cola Hellenic ADSs directly and would like to tender them into the U.S. offer, you must tender them to the ADS exchange agent prior to the ADS tender deadline, which is 5:00 p.m., New York time, on April 18, 2013, the day immediately preceding the expiration date, which will be April 19, 2013, unless the exchange offer is extended. In order to validly tender your Coca-Cola Hellenic ADSs, you must take the following actions:

•
If you hold your Coca-Cola Hellenic ADSs directly in certificated form, you must complete and sign the letter of transmittal included with this offer to exchange/prospectus and return it together with your Coca-Cola Hellenic ADS certificates and any required documentation to the ADS exchange agent at the appropriate address specified on the back cover page of this offer to exchange/prospectus.

•
If you hold your Coca-Cola Hellenic ADSs in book-entry form through The Depository Trust Corporation (referred to as "DTC"), you must tender your Coca-Cola Hellenic ADSs to the ADS exchange agent by using the automated tender system (referred to as the "ATOP system") of DTC.

•
If you hold your Coca-Cola Hellenic ADSs in book-entry form in the direct registration system of the Coca-Cola Hellenic depositary or otherwise on the books and records of the Coca-Cola Hellenic depositary, you must complete the letter of transmittal and deliver it and any other required documentation by registered mail to the ADS exchange agent at the appropriate address specified on the back cover page of this offer to exchange/prospectus.

•
If you hold your Coca-Cola Hellenic ADSs indirectly through a broker, dealer, commercial bank, trust company or other nominee, you should not complete and sign the letter of transmittal included with this offer to exchange/prospectus. Instead, you should instruct your broker, dealer, commercial bank, trust company or other nominee to validly tender your Coca-Cola Hellenic ADSs to the ADS exchange agent on your behalf.

        For more information on the procedure for tendering, the time and expense of tendering, the timing of the exchange offer, extensions of the exchange offer and your rights to withdraw your Coca-Cola Hellenic ADSs from the U.S. offer prior to the expiration of the ADS tender deadline, see "The Exchange Offer" section of this offer to exchange/prospectus. There will be no guaranteed delivery process available to validly tender Coca-Cola Hellenic ADSs. You must take the actions necessary to tender your Coca-Cola Hellenic ADSs sufficiently in advance of the ADS tender deadline to allow valid tender of your Coca-Cola Hellenic ADSs.

Q.
How do I validly tender my Coca-Cola Hellenic Shares into the exchange offer?

A.
The steps you must take to validly tender into the exchange offer will depend on whether you hold your Coca-Cola Hellenic Shares directly or indirectly through a broker, dealer, commercial bank, trust company or other nominee.

•
If you hold Coca-Cola Hellenic Shares directly through a Greek or non-Greek financial intermediary, you should instruct your financial intermediary to validly tender your Coca-Cola Hellenic Shares to the share exchange agent on your behalf using the acceptance form for the U.S. offer included with this offer to exchange/prospectus.

•
If you hold your Coca-Cola Hellenic Shares indirectly through a broker, dealer, commercial bank, trust company or other nominee, you should not complete and sign the acceptance form included with this offer to exchange/prospectus. Instead, you should instruct your broker, dealer, commercial bank, trust company or other nominee to validly tender your Coca-Cola Hellenic Shares to the share exchange agent on your behalf using the declaration of acceptance for the U.S. offer included with this offer to exchange/prospectus.

  For more information on the procedure for tendering, the time and expense of tendering, the timing of the exchange offer, extensions of the exchange offer and your rights to withdraw your Coca-Cola Hellenic Shares from the exchange offer prior to the expiration date, see "The Exchange Offer" section of this offer to exchange/prospectus.

Q.
How much time do I have to decide whether to tender?

A.
You may tender your Coca-Cola Hellenic Shares into the exchange offer at any time prior to the expiration date (which is currently 7:00 a.m., New York City time (2:00 p.m., Athens time), on April 19, 2013, but will change if the exchange offer is extended). You may tender your Coca-Cola Hellenic ADSs into the U.S. offer at any time prior to the ADS tender deadline (which is currently 5:00 p.m., New York City time, on April 18, 2013, the day immediately preceding the expiration date, which will be April 19, 2013, unless the exchange offer is extended). Holders through brokers of Coca-Cola Hellenic Shares in the United States or Coca-Cola Hellenic ADSs should be warned that they may have to act prior to the applicable deadline in order to enable their broker to validly tender such Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs. For more information on the times involved in tendering your Coca-Cola Hellenic Shares and/or Coca-Cola Hellenic ADSs in the exchange offer, see "The Exchange Offer—Procedure for Tendering" section of this offer to exchange/prospectus.

Q.
Can the exchange offer be extended?

A.
Yes. Subject to the applicable rules and regulations of the HCMC and the SEC, Coca-Cola HBC may extend the expiration date. In order to extend the exchange offer, Coca-Cola HBC is required under the Greek tender offer rules to seek the approval of the HCMC at least two weeks prior to the time the exchange offer is scheduled to expire and, upon such approval, Coca-Cola HBC will make an announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after such approval has been granted in accordance with Greek law by publication on the website of the Athens Exchange and the Daily Official List Announcements section of the Athens Exchange. In addition, Coca-Cola HBC will post a notice of any extension on the website www.coca-colahbcag.com. The information on Coca-Cola HBC's website is not a part of this offer to exchange/prospectus and is not incorporated by reference herein.

Q.
Can I withdraw Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs that I have tendered?

A.
Yes. You may withdraw any Coca-Cola Hellenic Shares tendered into the exchange offer at any time prior to the expiration date, and you may withdraw any Coca-Cola Hellenic ADSs tendered into the U.S. offer at any time prior to the ADS tender deadline. In addition, in accordance with U.S. securities laws, you may generally withdraw your tendered Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs if they have not been accepted for exchange within 60 days after the date of this offer to exchange/prospectus. During any subsequent offering period, including to implement the Greek statutory sell-out, no withdrawal rights will apply to Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs tendered during such subsequent offering period, in accordance with Rule 14d-7(a)(2) under the Exchange Act.

Q.
How do I withdraw previously tendered Coca-Cola Hellenic Shares and/or Coca-Cola Hellenic ADSs?

A.
To withdraw previously tendered Coca-Cola Hellenic ADSs, the ADS exchange agent must receive a timely written or facsimile transmission notice of withdrawal. Any such notice must specify the name of the person who tendered the Coca-Cola Hellenic ADSs being withdrawn, the number of Coca-Cola Hellenic ADSs being withdrawn and the name of the registered holder if different from that of the person who tendered such Coca-Cola Hellenic ADSs. To withdraw previously tendered Coca-Cola Hellenic Shares, you should contact your Greek or non-Greek financial intermediary or nominee through whom you tendered the Coca-Cola Hellenic Shares regarding their withdrawal procedures to validly withdraw tendered Coca-Cola Hellenic Shares in the exchange offer. You should contact your broker sufficiently in advance of the expiration date to allow your previously tendered Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs to be validly withdrawn. See "The Exchange Offer—Terms of the Exchange Offer—Withdrawal Rights" for more information about the procedures for withdrawing your previously tendered Coca-Cola Hellenic Shares and/or Coca-Cola Hellenic ADSs.

Q.
Will I have to pay any fees or commissions for tendering my Coca-Cola Hellenic Shares and/or Coca-Cola Hellenic ADSs in the exchange offer?

A.
If your Coca-Cola Hellenic Shares and/or Coca-Cola Hellenic ADSs are tendered into the exchange offer by your broker, dealer, commercial bank, trust company or other nominee, you will be responsible for any fees or commissions they may charge you in connection with such tender.

  You will also be responsible for all governmental charges and taxes payable in connection with tendering your Coca-Cola Hellenic Shares and/or Coca-Cola Hellenic ADSs. Coca-Cola HBC has obtained a ruling from the Greek Ministry of Finance confirming that no Greek transaction tax is payable on the transfer of Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) in connection with their tender into the exchange offer.

  Coca-Cola HBC will assume payment of the 0.08 percent duties levied by HELEX on the registration of the off-exchange transfer of the Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) to Coca-Cola HBC by holders who validly accept the exchange offer. You will not have to pay any fee to the share exchange agent for tendering your Coca-Cola Hellenic Shares or to the ADS exchange agent for tendering your Coca-Cola Hellenic ADSs.

Q.
Will tendered Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs be subject to proration?

A.
No. Subject to the terms and conditions of the exchange offer, Coca-Cola HBC will acquire any and all Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs validly tendered into, and not withdrawn from, the exchange offer.

Q.
Can I tender less than all the Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs that I own into the exchange offer?

A.
Yes. You may elect to tender all or a portion of the Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs that you own into the exchange offer.

Q.
If I decide not to tender, how will the exchange offer affect my Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs?

A.
The completion of the exchange offer is conditioned upon the tender of at least 329,898,157 Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola

  Hellenic ADSs) corresponding to at least 90 percent of the total issued Coca-Cola Hellenic Shares. These 329,898,157 Coca-Cola Hellenic Shares include the 85,355,019 Coca-Cola Hellenic Shares that Kar-Tess Holding holds and stated it will tender into the exchange offer and the 3,430,135 Coca-Cola Hellenic Shares held in treasury that Coca-Cola Hellenic has informed Coca-Cola HBC it will tender into the exchange offer.

  The acquisition by Coca-Cola HBC of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs in the exchange offer will reduce the number of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs that might otherwise trade publicly and may reduce the number of holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs, which could adversely affect the liquidity and market value of the Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs not acquired in the exchange offer.

  At the opening of the first trading day following the ADS tender deadline, the New York Stock Exchange will halt trading in the Coca-Cola Hellenic ADSs pending public announcement of the results of the exchange offer. Because the results of the exchange offer are not expected to be announced until 11:00 a.m., New York City time, up to two Greek business days after the expiration date of the exchange offer, holders of Coca-Cola Hellenic ADSs who do not tender their Coca-Cola Hellenic ADSs in the exchange offer will be unable to trade Coca-Cola Hellenic ADSs on the New York Stock Exchange during this period. Further, if fewer than 600,000 Coca-Cola Hellenic ADSs would remain outstanding following completion of the exchange offer, the New York Stock Exchange will not resume trading in the Coca-Cola Hellenic ADSs even after the publication of the results of the exchange offer. Holders of Coca-Cola Hellenic ADSs who do not tender their Coca-Cola Hellenic ADSs in the exchange offer may therefore be unable to trade their Coca-Cola Hellenic ADSs on the New York Stock Exchange at any point following expiration of the exchange offer.

Q.
What will happen if Coca-Cola HBC is unable to conduct, or conduct promptly, the Greek statutory buy-out and/or the Greek statutory sell-out?

A.
Coca-Cola HBC currently expects to initiate the Greek statutory buy-out in April 2013, but not later than July 19, 2013. Any temporary or permanent delay in acquiring the entire equity interest in Coca-Cola Hellenic could adversely affect the liquidity and market value of the Coca-Cola HBC Shares and Coca-Cola HBC ADSs and Coca-Cola HBC's access to capital and other sources of funding on acceptable terms. In addition, any holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs who do not tender their Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs in the exchange offer will, during any delay in completing the Greek statutory buy-out and/or Greek statutory sell-out, have a pro rata claim upon any dividends or other distributions of Coca-Cola Hellenic and would receive a proportionate share of any dividend payments or other distributions made by Coca-Cola Hellenic, reducing the amount of any dividend payments that Coca-Cola HBC might make to holders of Coca-Cola HBC Shares and Coca-Cola HBC ADSs. Any residual minority interest in Coca-Cola Hellenic would need to be reflected in the consolidated financial statements of Coca-Cola HBC as a "non-controlling interest" in Coca-Cola HBC's statement of financial position.

Q.
Will I have appraisal rights in connection with the exchange offer?

A.
No. There are no appraisal or similar rights available to holders of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs in connection with the exchange offer.

Q.
What are the tax consequences if I participate or do not participate in the exchange offer?

A.
For more information on the Swiss, Greek, and U.S. tax consequences of the exchange offer, see the "Material Tax Considerations" section of this offer to exchange/prospectus. You should consult your own tax advisor on the tax consequences to you of tendering your Coca-Cola Hellenic Shares and/or Coca-Cola Hellenic ADSs in the exchange offer. This offer to exchange/prospectus is being made available to holders of Coca-Cola Hellenic Shares located in the United States and to all holders of Coca-Cola Hellenic ADSs, wherever located. If you hold Coca-Cola Hellenic Shares and are not located in the United States, you should consult the Greek offer documentation.

Q.
How and where will the outcome of the exchange offer be announced?

A.
Coca-Cola HBC will announce the outcome of the exchange offer by issuing a press release no later than 11:00 a.m., New York City time, two Greek business days following the expiration date on, among others, the Dow Jones News Service. In addition, Coca-Cola HBC will post a notice of the results of the exchange offer on www.coca-colahbcag.com. The information on Coca-Cola HBC's website is not a part of this offer to exchange/prospectus and is not incorporated by reference herein.

Q.
When will I receive my Coca-Cola HBC Shares or Coca-Cola HBC ADSs?

A.
If the exchange offer is completed, you will receive the Coca-Cola HBC Shares you are entitled to receive pursuant to the exchange offer no later than the fifth Greek business day following the expiration date. Tendering holders of Coca-Cola Hellenic ADSs and Coca-Cola Hellenic Shares who elect to receive Coca-Cola HBC ADSs will receive Coca-Cola HBC ADSs as soon as practicable after the Coca-Cola HBC Shares which the Coca-Cola HBC ADSs represent have been delivered to the custodian of the Coca-Cola HBC depositary. If the exchange offer is not completed, the share exchange agent will return tendered Coca-Cola Hellenic Shares to you within three Greek business days after termination of the exchange offer, and the ADS exchange agent will mail your Coca-Cola Hellenic ADS certificates or return your Coca-Cola Hellenic ADSs in book-entry form to you within three business days after termination of the exchange offer.

Q.
If my Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs are acquired in the exchange offer, how will my rights as a holder of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs change?

A.
The rights of holders of Coca-Cola Hellenic Shares are governed by Greek law and by Coca-Cola Hellenic's articles of association and the rights of holders of Coca-Cola Hellenic ADSs are governed by the Coca-Cola Hellenic deposit agreement, which is among Coca-Cola Hellenic, the Coca-Cola Hellenic depositary and the holders of Coca-Cola Hellenic ADSs from time to time. If your Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs are acquired in the exchange offer, you will become a holder of Coca-Cola HBC Shares or Coca-Cola HBC ADSs, as applicable. Your rights as a holder of Coca-Cola HBC Shares will be governed by Swiss law and by the articles of association of Coca-Cola HBC. Your rights as a holder of Coca-Cola HBC ADSs will be governed by the deposit agreement among Coca-Cola HBC, the Coca-Cola HBC depositary and the holders of Coca-Cola HBC ADSs from time to time (referred to as the "Coca-Cola HBC deposit agreement"). For a discussion of the differences in such rights of holders, see the "Comparison of Rights of Holders of Coca-Cola HBC Securities and Coca-Cola Hellenic Securities" and "Description of the Coca-Cola HBC American Depositary Shares" sections of this offer to exchange/prospectus.

Q.
What percentage of Coca-Cola HBC Shares and Coca-Cola HBC ADSs will holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs own after the exchange offer?

A.
After completion of the exchange offer, former holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs will own 100 percent of the Coca-Cola HBC Shares and Coca-Cola HBC ADSs.

Q.
What percentage of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs will Coca-Cola HBC own after the exchange offer?

A.
The completion of the exchange offer is conditioned upon the tender of at least 329,898,157 Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) corresponding to at least 90 percent of the total issued Coca-Cola Hellenic Shares. If this condition is satisfied and the exchange offer is completed, Coca-Cola HBC will, as soon as practicable after the expiration of the acceptance period for the exchange offer but in any event not later than three calendar months thereafter, initiate the Greek statutory buy-out in order to cause any remaining Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) to be transferred to Coca-Cola HBC. Coca-Cola HBC currently expects to initiate the Greek statutory buy-out in April 2013, but not later than July 19, 2013.

Q.
What is the market value of my Coca-Cola Hellenic Shares and/or Coca-Cola Hellenic ADSs as of a recent date?

A.
On October 9, 2012, which was the last trading day preceding the date on which Coca-Cola HBC initiated the Greek offer pursuant to Greek law by informing the HCMC and the board of directors of Coca-Cola Hellenic of the exchange offer and submitting to them a draft of the Greek offer documentation, the last reported sales price of a Coca-Cola Hellenic Share on the Athens Exchange was €16.70 and the last reported sales price of a Coca-Cola Hellenic ADS on the New York Stock Exchange was $21.41. On March 15, 2013, the last practicable date prior to publication of this offer to exchange/prospectus, the last reported sales price of a Coca-Cola Hellenic Share on the Athens Exchange was €21.60 and the last reported sales price of a Coca-Cola Hellenic ADS on the New York Stock Exchange was $27.91.

Q.
Who can I call with questions?

A.
If you have more questions about the exchange offer, you should contact Coca-Cola HBC's information agent, D.F. King & Co. Inc., toll-free at 1 (800) 859-8511.

SUMMARY

        This summary highlights selected information from this offer to exchange/prospectus. It does not contain all the information that is important to you. Before you decide whether or not to tender your Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, you should read carefully this entire offer to exchange/prospectus as well as the documents that are incorporated by reference into or filed as exhibits to the registration statement of which this offer to exchange/prospectus forms a part. See the "Where You Can Find More Information" section of this offer to exchange/prospectus beginning on page 33.

Coca-Cola HBC (page 136)

        Coca-Cola HBC was incorporated and registered in Switzerland on September 19, 2012, with corporate registration number CH-170.3.037.199-9, as a stock corporation (Aktiengesellschaft/société anonyme) under the laws of Switzerland. As of the date of this offer to exchange/prospectus, Coca-Cola HBC's sole shareholder is Kar-Tess Holding. Coca-Cola HBC, which currently has a fully paid-up share capital of CHF 100,000 and has received an additional equity contribution of €1.5 million from Kar-Tess Holding, was incorporated in order to facilitate the exchange offer and has no operations and no material assets or liabilities other than in connection with the exchange offer. In light of its role in facilitating the exchange offer, Kar-Tess Holding may be deemed to be a bidder in the exchange offer together with Coca-Cola HBC. Kar-Tess Holding may make additional equity contributions in connection with expenses related to the exchange offer prior to completion. Promptly after completion of the exchange offer, Kar-Tess Holding intends to transfer the Coca-Cola HBC Shares representing Coca-Cola HBC's initial share capital in return for a payment equal to the par value of such shares (plus the amount of the additional equity contributions it has or will have made) in order to eliminate any corresponding dilution of the tendering holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs. Such payment will be made in accordance with Swiss law after shareholder approval of Coca-Cola HBC's audited unconsolidated interim financial statements following settlement of the exchange offer.

        Coca-Cola HBC's registered office and its principal executive office is Baarerstrasse 14, CH-6300 Zug, Switzerland, and the telephone number is +41 (041) 561-3243.

        Application has been made for admission of the Coca-Cola HBC Shares to the premium listing segment of the Official List of the United Kingdom Listing Authority and for admission to trading of the Coca-Cola HBC Shares on the main market of the London Stock Exchange, which is expected to be the primary listing of the Coca-Cola HBC Shares. Coca-Cola HBC expects to request that such admission be approved to take effect one business day following the settlement of the exchange offer. Coca-Cola HBC will also apply for listing of the Coca-Cola HBC ADSs on the New York Stock Exchange. Coca-Cola HBC has applied for a secondary listing of the Coca-Cola HBC Shares on the Athens Exchange subject to receipt of necessary approvals.

Coca-Cola Hellenic (page 137)

        Coca-Cola Hellenic is principally engaged in producing, selling and distributing non-alcoholic ready-to-drink beverages, under bottlers' agreements with The Coca-Cola Company. Coca-Cola Hellenic is one of the largest bottlers of non-alcoholic ready-to-drink beverages in Europe, operating in 28 countries with a total population of approximately 579 million people. In the year ended December 31, 2012, Coca-Cola Hellenic sold approximately 2.1 billion unit cases, generating net sales revenue of €7.0 billion. In the year ended December 31, 2011, Coca-Cola Hellenic sold approximately 2.1 billion unit cases, generating net sales revenue of €6.8 billion.

        Coca-Cola Hellenic's products include sparkling and ready-to-drink beverages, excluding sparkling water (referred to as "Sparkling" beverages), non-sparkling non-alcoholic ready-to-drink beverages, excluding water (referred to as "Still" beverages) and various water beverages (referred to as "Water"

beverages). In the year ended December 31, 2012, the Sparkling beverages category accounted for 69 percent and the combined Still and Water beverages category accounted for 31 percent of Coca-Cola Hellenic's sales volume, as compared, respectively, to 68 percent and 32 percent in the year ended December 31, 2011. Coca-Cola Hellenic offers its products in a range of flavors and package combinations which vary from country to country.

        Coca-Cola Hellenic is one of The Coca-Cola Company's key bottlers, which The Coca-Cola Company considers a strategic partner, based on factors such as size, geographic diversification and financial and management resources, and in which The Coca-Cola Company has a significant equity interest. In their day-to-day business relationship, The Coca-Cola Company and the CCH Group work closely together to maximise the success of The Coca-Cola Company's brand-related business. Whereas The Coca-Cola Company's focus is on general consumer marketing and brand promotion of The Coca-Cola Company's products (involving, for example, building The Coca-Cola Company brand equity, analysing consumer preferences and formulating general strategies and media advertising plans), the CCH Group has primary responsibility for, and controls, the customer relationships and route to market in each of its territories and develops and implements its own sales and marketing strategy in each of its territories.

        Under Coca-Cola Hellenic's bottlers' agreements with The Coca-Cola Company, Coca-Cola Hellenic has the right to exclusively produce and, subject to certain limitations, sell and distribute products of The Coca-Cola Company in each of Coca-Cola Hellenic's territories. Sales of products of The Coca-Cola Company represented approximately 96 percent of Coca-Cola Hellenic's total sales volume in each of the years ended December 31, 2012 and 2011, with sales of products under the Coca-Cola brand, the world's most recognized brand, representing approximately 41 percent of Coca-Cola Hellenic's total sales volume in each of those periods, respectively. In addition to Coca-Cola, Coca-Cola Hellenic's other core brands include Fanta, Sprite, Coca-Cola light (which Coca-Cola Hellenic sells in some of its countries under the Diet Coke trademark) and Coca-Cola Zero. Coca-Cola Hellenic's core brands together accounted for approximately 63 percent and 62 percent of Coca-Cola Hellenic's total sales volume in each of the years ended December 31, 2012 and 2011, respectively. The CCH Group also produces, sells and distributes a broad family of brands of other Sparkling, Still and Water beverage products which vary from country to country.

        The bottlers' agreements also require Coca-Cola Hellenic to purchase all of its requirements of concentrate for beverages of The Coca-Cola Company from The Coca-Cola Company and its authorized suppliers. Under the bottlers' agreements, The Coca-Cola Company sells concentrate to Coca-Cola Hellenic at prices that The Coca-Cola Company is entitled to determine in its sole discretion, including the conditions of shipment and payment, as well as the currency of the transaction. In practice, The Coca-Cola Company normally sets concentrate prices only after discussions with Coca-Cola Hellenic so as to reflect trading conditions in the relevant country and so as to ensure that such prices are in line with Coca-Cola Hellenic's and The Coca-Cola Company's respective sales and marketing objectives for particular brand-related products and particular territories. The Coca-Cola Company generally uses an incidence-based model in relation to Coca-Cola Hellenic to determine the price at which it sells concentrate to CCH Group which generally tracks a percentage of CCH Group's net sales revenue agreed from time to time. Coca-Cola Hellenic's total purchases of concentrate, finished goods and other materials from The Coca-Cola Company and its subsidiaries amounted, in aggregate, to €1,305.4 million, €1,300.8 million and €1,368.2 million for the years ended December 31, 2012, 2011 and 2010.

        The Coca-Cola Company has agreed to extend the term of the bottlers' agreements for a further 10 years until 2023.

        Coca-Cola Hellenic's principal office is located at 9, Fragoklissias Street, 151 25 Maroussi Athens, Greece, and the telephone number is +30 (210) 618-3100.

        The Coca-Cola Hellenic Shares are traded on the Athens Exchange under the symbol "EEEK" and on the London Stock Exchange under the symbol "CCB," and Coca-Cola Hellenic ADSs are traded on the New York Stock Exchange under the symbol "CCH." As of the date of this offer to exchange/prospectus, 366,553,507 Coca-Cola Hellenic Shares (including 3,430,135 Coca-Cola Hellenic Shares held in treasury by Coca-Cola Hellenic), including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs, were issued.

        Additional information about Coca-Cola Hellenic and its subsidiaries is included in the documents incorporated by reference into this offer to exchange/prospectus. For more information about how to obtain copies of this information, see the "Where You Can Find More Information" section of this offer to exchange/prospectus.

Risk Factors (page 38)

        An investment in Coca-Cola HBC Shares or Coca-Cola HBC ADSs involves risks, some (but not all) of which are related to the exchange offer. In considering whether or not to tender your Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs in the exchange offer, you should carefully consider the information about these risks set forth under the "Risk Factors" section of this offer to exchange/prospectus beginning on page 38 and the other information included or incorporated by reference into this offer to exchange/prospectus.

Purpose of the Exchange Offer (page 77)

        The purpose of the exchange offer is to facilitate a premium listing of the CCH Group on the London Stock Exchange and a listing on the New York Stock Exchange, under a new Swiss holding company, Coca-Cola HBC. Coca-Cola HBC has also applied for a secondary listing of the Coca-Cola HBC Shares on the Athens Exchange, subject to receipt of necessary approvals.

        The principal objectives of the exchange offer are:

  •
  to better reflect the international nature of Coca-Cola Hellenic's business and shareholder base by establishing a primary listing of the CCH Group on the largest and most liquid exchange in Europe with the largest number of international listed stocks;

  •
  to enhance liquidity for holders of Coca-Cola HBC Shares through a premium listing of the Coca-Cola HBC Shares on the London Stock Exchange, and to facilitate the potential inclusion of Coca-Cola HBC Shares in the FTSE UK Index Series; and

  •
  to improve Coca-Cola Hellenic's access to both the international equity and debt capital markets and increase its flexibility in raising new funds to support its operations and future growth.

Plans for Coca-Cola Hellenic After the Exchange Offer (page 88)

        The completion of the exchange offer is subject to a minimum acceptance condition that Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) corresponding to at least 90 percent of the total issued Coca-Cola Hellenic Shares shall have been lawfully and validly tendered in the exchange offer and not withdrawn as at the end of the acceptance period of the exchange offer. If, at the end of the acceptance period for the exchange offer, Coca-Cola HBC has received tenders for, or otherwise holds, Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) representing at least 90 percent of the total issued Coca-Cola Hellenic Shares, Coca-Cola HBC will, as soon as practicable after the expiration of the acceptance period for the exchange offer but in any event not later than three calendar months thereafter, initiate the Greek statutory buy-out to cause any remaining Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) to be transferred to Coca-Cola HBC. Coca-Cola HBC currently expects to acquire all remaining Coca-Cola Hellenic Shares pursuant to the Greek statutory buy-out in June 2013, if the exchange offer is successful. Holders of Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) that were not acquired in the exchange offer will also have the option to sell such Coca-Cola Hellenic Shares to Coca-Cola HBC pursuant to the Greek statutory sell-out at any time during the three calendar months after the publication of the results of the exchange offer. The consideration payable for each Coca-Cola Hellenic Share (including a Coca-Cola Hellenic Share represented by a Coca-Cola Hellenic ADS) acquired in the Greek statutory buy-out and/or the Greek statutory sell-out will be, at the election of the holder, either (a) one Coca-Cola HBC Share (which, for U.S. holders, can be in the form of a Coca-Cola HBC ADS) or (b) €13.58 in cash. Holders of Coca-Cola Hellenic ADSs will have the opportunity to receive, for each Coca-Cola Hellenic ADS acquired in the Greek statutory buy-out and/or the Greek statutory sell-out, at their election, either (a) one Coca-Cola HBC ADS or (b) €13.58 in cash, paid in U.S. dollars net of any fees and expenses in accordance with the terms of the Coca-Cola Hellenic deposit agreement. The alternative cash consideration of €13.58 per Coca-Cola Hellenic Share is mandatorily required under, and represents the minimum cash consideration permitted by, Greek law, and is calculated as the volume-weighted average market price of the Coca-Cola Hellenic Shares on the Athens Exchange over the six months ended October 9, 2012, the last trading day preceding the date on which Coca-Cola HBC initiated the Greek offer pursuant to Greek law by informing the HCMC and the board of directors of Coca-Cola Hellenic of the exchange offer and submitting to them a draft of the Greek offer documentation. This cash price is lower than €21.60, the last reported sales price of a Coca-Cola Hellenic Share on the Athens Exchange on March 15, 2013, the last practicable date prior to publication of this offer to exchange/prospectus. The cash consideration of €13.58 per Coca-Cola Hellenic Share or Coca-Cola Hellenic ADS will be received by holders after deduction of applicable Greek transaction tax of 0.2 percent which is expected to be calculated based on the closing market price per Coca-Cola Hellenic Share on the Athens Exchange on the day preceding the date on which the documents required for the corresponding transfer are submitted to HELEX. Pursuant to a ruling by the Greek Ministry of Finance with respect to the exchange offer, this transaction tax should not be payable by holders of Coca-Cola Hellenic Shares who elect to receive Coca-Cola HBC Shares or Coca-Cola HBC ADSs rather than cash consideration in the Greek statutory buy-out or Greek statutory sell-out. Coca-Cola HBC expects that, in the absence of an election by a remaining holder, (a) holders of Coca-Cola Hellenic Shares will receive Coca-Cola HBC Shares in book-entry form held through DSS, and (b) holders of Coca-Cola Hellenic ADSs will receive Coca-Cola HBC ADSs, in each case as the default consideration in the Greek statutory buy-out. The HCMC is expected to issue detailed procedures for the Greek statutory buy-out and the Greek statutory sell-out prior to completion of the exchange offer.

        Following settlement of the exchange offer and the Greek statutory buy-out and/or the Greek statutory sell-out, Coca-Cola HBC will cause Coca-Cola Hellenic to call a shareholders' meeting to approve the delisting of the Coca-Cola Hellenic Shares from the Athens Exchange, subject to HCMC approval. Coca-Cola HBC intends to cause Coca-Cola Hellenic to terminate the Coca-Cola Hellenic deposit agreement, to request that the Coca-Cola Hellenic ADSs be removed from listing on the New York Stock Exchange and, when possible, to deregister the Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs under the Exchange Act. In addition, Coca-Cola Hellenic has given notice to the United Kingdom Financial Services Authority and the London Stock Exchange of its intention to terminate its current standard listing. The termination of Coca-Cola Hellenic's standard listing will take effect on admission.

        It is intended that Coca-Cola HBC will be the new holding company of the CCH Group following completion of the exchange offer. The exchange offer will not cause any change in the business, scope, strategy and focus of the CCH Group's operations. The CCH Group's current management will continue to lead the CCH Group's business and long-term strategy.

        The Kar-Tess Group (of which Kar-Tess Holding is the only member holding Coca-Cola Hellenic Shares) and The Coca-Cola Company's subsidiaries through which The Coca-Cola Company currently holds its shareholding in Coca-Cola Hellenic (referred to as "The Coca-Cola Company Entities") entered into a shareholders' agreement (referred to as the "Coca-Cola Hellenic Shareholders' Agreement"), which became effective at the date of the acquisition of Coca-Cola Beverages plc in August 2000 by Coca-Cola Hellenic and which governed many important aspects of their relationship as shareholders in Coca-Cola Hellenic. For a description of the terms of the Coca-Cola Hellenic Shareholders' Agreement, you should read Item 7, "Major Shareholders and Related Party Transactions—The shareholders' agreement between Kar-Tess Holding and The Coca-Cola Company Entities" of the Coca-Cola Hellenic 2012 Form 20-F.

        The Kar-Tess Group (of which Kar-Tess Holding is the only member holding shares in Coca-Cola Hellenic) and The Coca-Cola Company Entities also entered into a relationship agreement with Coca-Cola Hellenic (referred to as the "Coca-Cola Hellenic Relationship Agreement") in accordance with the listing rules applicable at the time of the listing of the Coca-Cola Hellenic Shares on the London Stock Exchange. These arrangements ensured that neither Kar-Tess Holding nor The Coca-Cola Company Entities was in a position to exercise disproportionate influence over the Coca-Cola Hellenic Group's business at board or shareholder level. For a description of the terms of the Coca-Cola Hellenic Relationship Agreement, you should read Item 7, "Major Shareholders and Related Party Transactions—The relationship agreement among us, Kar-Tess Holding and The Coca-Cola Company Entities" of the Coca-Cola Hellenic 2012 Form 20-F.

        In connection with Coca-Cola HBC's proposed admission to the premium listing segment of the London Stock Exchange, The Coca-Cola Company, The Coca-Cola Company Entities and Kar-Tess Holding have decided to terminate and not to renew in relation to Coca-Cola HBC the arrangements contained in the Coca-Cola Hellenic Shareholders' Agreement and the Coca-Cola Hellenic Relationship Agreement, and Coca-Cola Hellenic has consented to the termination of the Coca-Cola Hellenic Relationship Agreement, effective on receipt by each of Kar-Tess Holding and The Coca-Cola Company Entities, or their assigns, of Coca-Cola HBC Shares in settlement of the exchange offer. Coca-Cola HBC supports the non-renewal of these arrangements, as it is consistent with the corporate governance practices that Coca-Cola HBC expects to adopt in connection with its proposed premium listing on the London Stock Exchange.

        Upon settlement of the exchange offer, the board of directors of Coca-Cola HBC will comprise 13 directors: 12 existing Coca-Cola Hellenic directors and one new independent non-executive director, Mrs. Susan Kilsby. Of the 12 existing Coca-Cola Hellenic directors, four directors, Mr. George A. David, Mr. Anastasios P. Leventis, Mr. Anastassis G. David and Mr. Haralambos K. Leventis, have been appointed by Kar-Tess Holding, the incorporator and sole shareholder of the Company as at the date of this offer to exchange/prospectus, and were originally nominated to the board of directors of Coca-Cola Hellenic by Kar-Tess Holding pursuant to the Coca-Cola Hellenic Shareholders' Agreement; two directors, Mr. Irial Finan and Mr. John Hunter, were originally nominated to the board of directors of Coca-Cola Hellenic by The Coca-Cola Company Entities pursuant to the Coca-Cola Hellenic Shareholders' Agreement; and five directors, Mr. Kent Atkinson, Mr. Antonio D'Amato, Mr. Christos Ioannou, Sir Michael Llewellyn-Smith and Mr. Nigel Macdonald, are independent non-executive directors. The remaining director, Mr. Dimitris Lois, is the current managing director of Coca-Cola Hellenic and will become the managing director (CEO) of Coca-Cola HBC upon settlement of the exchange offer. The chairman of the board of directors of Coca-Cola HBC will be Mr. George David, the current chairman of Coca-Cola Hellenic, who was originally nominated by Kar-Tess Holding pursuant to the Coca-Cola Hellenic Shareholders' Agreement. Consequently, immediately following the completion of the exchange offer, the composition of Coca-Cola HBC's board of directors will be consistent with the current composition of Coca-Cola Hellenic's board of directors, with one additional independent non-executive director. As a result, upon settlement of the exchange offer at least half of the board of directors, excluding the chairman, will be independent directors, consistent with the U.K. Corporate Governance Code.

        In light of the termination of the Coca-Cola Hellenic Shareholders' Agreement effective on receipt by each of Kar-Tess Holding and The Coca-Cola Company Entities, or their assigns, of Coca-Cola HBC Shares in settlement of the exchange offer and its non-renewal with respect to Coca-Cola HBC, neither Kar-Tess Holding nor The Coca-Cola Company Entities will have any special rights in relation to the appointment or re-election of nominee directors, and those directors of Coca-Cola HBC who were originally nominees of The Coca-Cola Company Entities or Kar-Tess Holding on the board of Coca-Cola Hellenic will be required to stand for re-election on an annual basis in the same way as the other directors of Coca-Cola HBC.

Reasons for the Coca-Cola Hellenic Board of Directors' Approval and Recommendation of the Exchange Offer (page 79)

        On October 11, 2012, Coca-Cola Hellenic announced that the board of directors of Coca-Cola Hellenic had evaluated the terms of the exchange offer and other documentation, including documents relating to Coca-Cola HBC's financing arrangements for the exchange offer and stand-by financing arrangements for the CCH Group, and had reached the conclusion that the exchange offer is in the best interests of Coca-Cola Hellenic and all of the holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs, in their capacity as such. Coca-Cola Hellenic's board of directors recommended that holders tender their Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs into the exchange offer in exchange for Coca-Cola HBC Shares and Coca-Cola HBC ADSs, as applicable. The board of directors of Coca-Cola Hellenic will publish its opinion on the exchange offer, which will be issued and submitted to the HCMC, on or after the commencement of the exchange offer, as required by Greek law. The action of the Coca-Cola Hellenic board of directors was taken by a unanimous vote of those directors present and voting. Messrs. Anastasios P. Leventis, Anastassis G. David and Haralambos K. Leventis, who are Kar-Tess Holding nominees to the board of directors, and Messrs. Irial Finan and John Hunter, who are The Coca-Cola Company nominees to the board of directors, recused themselves from this meeting after an initial information session, and Mr. George A. David, the Chairman of the board of directors, participated in the meeting for purposes of quorum, but abstained from voting on these matters. For a discussion of the material factors considered by the board of directors of Coca-Cola Hellenic in reaching its conclusions and the reasons why the board of directors determined that the exchange offer is in the best interests of Coca-Cola Hellenic, see "The Transaction—Reasons for the Board of Directors' Approval and Recommendation of the Exchange Offer".

Opinion of the Financial Advisor to the Coca-Cola Hellenic Board of Directors (page 81)

        Coca-Cola Hellenic retained Jefferies to render to Coca-Cola Hellenic's board of directors an opinion as to the fairness, from a financial point of view, to the holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs (other than Coca-Cola HBC and its affiliates) of the consideration to be received by such holders pursuant to the exchange offer. At an informal meeting of the members of the Coca-Cola Hellenic's board of directors on October 7, 2012, Jefferies gave a financial presentation to the members of the board. Jefferies subsequently rendered its written opinion to Coca-Cola Hellenic's board of directors to the effect that, as of October 11, 2012, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken as set forth therein, the consideration to be received by the holders of Coca-Cola Hellenic Shares and

Coca-Cola Hellenic ADSs pursuant to the exchange offer was fair, from a financial point of view, to such holders (other than Coca-Cola HBC and its affiliates).

        The full text of the written opinion of Jefferies, dated as of October 11, 2012, is attached to this offer to exchange/prospectus as Annex A. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. You are encouraged to read the opinion carefully and in its entirety. Jefferies' opinion is directed to the Coca-Cola Hellenic board of directors and addresses only the fairness, from a financial point of view, to the holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs (other than Coca-Cola HBC and its affiliates) of the consideration to be received by such holders pursuant to the exchange offer. It does not address any other aspects of the transactions contemplated by the exchange offer and does not constitute a recommendation as to whether any holder of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs should tender Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs pursuant to the exchange offer or as to any matter relating thereto. The summary of the opinion of Jefferies set forth in "The Transaction—Opinion of the Financial Advisor to the Coca-Cola Hellenic Board of Directors" section of this offer to exchange/prospectus is qualified in its entirety by reference to the full text of the opinion.

The Exchange Offer (page 93)

Exchange Offer	Coca-Cola HBC, a Swiss Aktiengesellschaft/société anonyme, is offering to acquire all of the Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) that Coca-Cola HBC does not hold directly or indirectly, i.e., 281,198,488 Coca-Cola Hellenic Shares representing approximately 76.7 percent of the total share capital and the total number of Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs). This figure excludes the 85,355,019 Coca-Cola Hellenic Shares held by Kar-Tess Holding, which has stated that it will tender its Coca-Cola Hellenic Shares into the exchange offer on the same terms and conditions as the other shareholders of Coca-Cola Hellenic and the 3,430,135 Coca-Cola Hellenic Shares held in treasury by Coca-Cola Hellenic, representing an additional 0.9 percent of the total issued Coca-Cola Hellenic Shares, which Coca-Cola Hellenic has informed Coca-Cola HBC it intends to tender into the exchange offer.

The exchange offer consists of the U.S. offer and the Greek offer. The U.S. offer comprises an offer made pursuant to this offer to exchange/prospectus to (1) all holders of Coca-Cola Hellenic Shares located in the United States and (2) all holders of Coca-Cola Hellenic ADSs, wherever located. If the exchange offer is completed, you will receive (1) at your election, one Coca-Cola HBC Share or Coca-Cola HBC ADS for each Coca-Cola Hellenic Share you validly tender into, and do not withdraw from, the U.S. offer and (2) one Coca-Cola HBC ADS for each Coca-Cola Hellenic ADS you validly tender into, and do not withdraw from, the U.S. offer. The Greek offer comprises an offer to exchange one Coca-Cola Hellenic Share for one Coca-Cola HBC Share made pursuant to separate Greek offer documentation available to holders of Coca-Cola Hellenic Shares located outside the United

States, in accordance with local laws and regulations applicable to such holders.
If you elect to participate in the Greek offer, you will not be afforded the rights and protections that are provided under the U.S. federal securities laws as they relate to tender offers.
Consideration to be Received

If the exchange offer is completed, you will receive (1) at your election, one Coca-Cola HBC Share or Coca-Cola HBC ADS for each Coca-Cola Hellenic Share you validly tender into, and do not withdraw from, the U.S. offer and (2) one Coca-Cola HBC ADS for each Coca-Cola Hellenic ADS you validly tender into, and do not withdraw from, the U.S. offer. You will receive your Coca-Cola HBC Shares in book-entry form through DSS.

Commencement and Expiration Date

The initial period of the exchange offer will commence on March 19, 2013. The exchange offer and withdrawal rights for tenders of Coca-Cola Hellenic Shares into the exchange offer through the share exchange agent will expire at the expiration date (which is 7:00 a.m., New York City time (2:00 p.m., Athens time) on April 19, 2013, unless the exchange offer is extended). The ADS tender deadline for validly tendering and withdrawing Coca-Cola Hellenic ADSs in the U.S. offer through the ADS exchange agent is 5:00 p.m., New York City time, on April 18, 2013, the day immediately preceding the expiration date, unless the exchange offer is extended.

Extensions	Subject to the applicable rules and regulations of the HCMC and the SEC, Coca-Cola HBC may extend the expiration date.
In order to extend the exchange offer, Coca-Cola HBC is required to seek the approval of the HCMC at least two weeks prior to the time the exchange offer is scheduled to expire.
Conditions to Exchange Offer

The commencement and completion of the exchange offer are subject to the conditions set forth in the section "The Exchange Offer—Terms of the Exchange Offer—Conditions to the Exchange Offer" of this offer to exchange/prospectus.

The completion of the exchange offer is subject to a minimum acceptance condition that at least 329,898,157 Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) corresponding to at least 90 percent of the total issued Coca-Cola Hellenic Shares shall have been lawfully and validly tendered in the exchange offer and not withdrawn as at the end of the acceptance period of the exchange offer. Kar-Tess Holding also stated it will tender 85,355,019 Coca-Cola Hellenic Shares in the exchange offer, which represent approximately 23.3 percent of the total issued Coca-Cola Hellenic Shares. Coca-Cola HBC has received confirmations from The Coca-Cola Company and certain other shareholders of Coca-Cola Hellenic that they support the exchange offer and intend to tender Coca-Cola Hellenic Shares in the exchange offer. Kar-Tess Holding, The Coca-Cola Company and these other shareholders hold a combined total of approximately 60.0 percent of the total issued Coca-Cola Hellenic Shares. Coca-Cola Hellenic has also informed Coca-Cola HBC that it intends to tender the 3,430,135 Coca-Cola Hellenic Shares it holds in treasury, which represent an additional 0.9 percent of the total issued Coca-Cola Hellenic Shares, into the exchange offer.

The completion of the exchange offer is also subject to the condition that (a) the United Kingdom Financial Services Authority, acting as the United Kingdom Listing Authority, and the London Stock Exchange shall have acknowledged to Coca-Cola HBC or its agent (and such acknowledgment shall not have been withdrawn) at or prior to the expiration date of the exchange offer that the application for admission of the Coca-Cola HBC Shares to the premium listing segment of the Official List and to trading on the London Stock Exchange's main market for listed securities has been or will be approved, provided that such approval will become effective upon (i) the submission by Coca-Cola HBC or its agent (in practice, the financial institution acting as sponsor for the admission) to the United Kingdom Financial Services Authority, acting as the United Kingdom Listing Authority, of a shareholder statement in customary form, evidencing satisfaction of the minimum free float requirement (currently generally 25 percent; however, the United Kingdom Listing Authority may accept a lower percentage in certain limited circumstances), and confirmation of the number and par value of the Coca-Cola HBC Shares to be issued pursuant to the exchange offer; (ii) the issuance of Coca-Cola HBC Shares to be issued pursuant to the exchange offer; and (iii) the issuance of a dealing notice by the United Kingdom Financial Services Authority, acting as the United Kingdom Listing Authority; and (b) the minimum free float requirement shall have been met as of the expiration date of the exchange offer.

The completion of the exchange offer is subject to the further condition that the New York Stock Exchange shall have approved the listing of the Coca-Cola HBC ADSs, subject to notice of issuance.

The conditions to the completion of the exchange offer may be waived in whole or in part only with the approval of the HCMC. Coca-Cola HBC does not have any obligation to waive any of these conditions not timely satisfied, and does not expect to waive the minimum acceptance condition or the condition relating to admission to the premium listing of the Official List and to trading on the London Stock Exchange's main market described above. If Coca-Cola HBC does not waive, or the HCMC does not consent to the waiver of, an unsatisfied condition, the exchange offer will lapse and all tendered Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs will be returned to holders.

Procedure for Tendering	The steps you must take to validly tender into the exchange offer will depend on whether you hold Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs and whether you hold such Coca-Cola

Hellenic Shares or Coca-Cola Hellenic ADSs directly or indirectly through a broker, dealer, commercial bank, trust company or other nominee.
If you hold Coca-Cola Hellenic ADSs, there are two possible ways to validly tender them into the exchange offer:
• You can tender your Coca-Cola Hellenic ADSs in exchange for Coca-Cola HBC ADSs, or

•

You can withdraw the Coca-Cola Hellenic Shares underlying your Coca-Cola Hellenic ADSs and tender those Coca-Cola Hellenic Shares in exchange for Coca-Cola HBC Shares or Coca-Cola HBC ADSs. You may, however, incur additional costs if you elect to use this method. The Coca-Cola Hellenic ADS program will be closed to deposits and withdrawals for four business days prior to the ADS tender deadline.

If you hold Coca-Cola Hellenic Shares, there are three possible ways to validly tender them into the exchange offer:
• You can tender your Coca-Cola Hellenic Shares in exchange for Coca-Cola HBC ADSs,
• You can tender your Coca-Cola Hellenic Shares in exchange for Coca-Cola HBC Shares, or

•

You can deposit your Coca-Cola Hellenic Shares into the Coca-Cola Hellenic ADS program, receive Coca-Cola Hellenic ADSs representing your deposited Coca-Cola Hellenic Shares and tender those Coca-Cola Hellenic ADSs in exchange for Coca-Cola HBC ADSs. You may, however, incur additional costs if you elect to use this method. The Coca-Cola Hellenic ADS program will be closed to deposits and withdrawals for four business days prior to the ADS tender deadline.

For additional information regarding these procedures for tendering, see "The Exchange Offer—Procedure for Tendering" section of this offer to exchange/prospectus.
Withdrawal

You may withdraw any Coca-Cola Hellenic Shares tendered into the exchange offer at any time prior to the expiration date, while you may withdraw any Coca-Cola Hellenic ADSs tendered in the U.S. offer at any time prior to the ADS tender deadline. During any subsequent offering period permitted pursuant to Rule 14d-11 under the Exchange Act, including to implement the Greek statutory sell-out, no withdrawal rights will apply to Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs tendered during such subsequent offering period.

Capital Increase and Power of Attorney

The Coca-Cola HBC Shares issuable in the exchange offer will be created by means of an increase of Coca-Cola HBC's ordinary share capital. This capital increase will be effected by way of a contribution-in-kind of the Coca-Cola Hellenic Shares (including those represented by Coca-Cola Hellenic ADSs) accepted for exchange pursuant to the exchange offer, made by the share exchange agent acting in its own name, but for the account of the holders thereof. In addition, the acceptance form and the letter of transmittal used to tender Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, as applicable, will contain a power of attorney pursuant to which the tendering shareholders will authorize the share exchange agent and, as applicable, the ADS exchange agent to take certain actions for their account if the exchange offer is successful. Kar-Tess Holding, as Coca-Cola HBC's sole shareholder, will approve the capital increase on or before the settlement date of the exchange offer.

        For more information on the procedure for tendering, the timing of the exchange offer, extensions of the exchange offer, your rights to withdraw your Coca-Cola Hellenic Shares and/or Coca-Cola Hellenic ADSs from the exchange offer prior to the expiration time and the capital increase and power of attorney granted in connection with the exchange offer, see "The Exchange Offer" section of this offer to exchange/prospectus.

Certain Consequences of the Exchange Offer (page 107)

        As a result of the exchange offer, trading in Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs may be adversely affected during and after the exchange offer period. Additionally, the completion of the exchange offer may result in reduced liquidity of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs, and delisting of Coca-Cola Hellenic Shares from the Athens Exchange and London Stock Exchange and/or of Coca-Cola Hellenic ADSs from the New York Stock Exchange. For a discussion of these effects, see "The Exchange Offer—Certain Consequences of the Exchange Offer" section of this offer to exchange/prospectus.

Accounting Treatment (page 108)

        For accounting purposes, the exchange offer will not result in a business combination under IFRS. Coca-Cola HBC is not considered to be a business and the exchange offer is a reorganization of the existing entity, Coca-Cola Hellenic, and the substance of the reporting entity has not changed. As a result, there will be no impact on Coca-Cola Hellenic's historical financial statements or carrying values as a result of the exchange offer.

No Appraisal Rights (page 109)

        There are no appraisal or similar rights available to holders of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs in connection with the exchange offer.

Material Tax Considerations (page 115)

        The exchange offer will qualify as a tax-free exchange for U.S. federal income tax purposes and, subject to the more detailed discussion of the exchange offer, the Greek statutory buy-out and the Greek statutory sell-out in the section "Material Tax Considerations" in this offer to exchange/prospectus, the following U.S. federal income tax consequences will result to a U.S. holder or non-U.S. holder participating in the exchange offer: (i) such holder will not recognize gain or loss on the receipt of Coca-Cola HBC Shares or Coca-Cola HBC ADSs in exchange for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs in the exchange offer; (ii) such holder's aggregate tax basis in the Coca-Cola HBC Shares or Coca-Cola HBC ADSs received in the exchange offer will be equal to such holder's aggregate tax basis in the Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs surrendered; and (iii) such holder's holding period for the Coca-Cola HBC Shares or Coca-Cola HBC ADSs received in the exchange offer will include such holder's holding period for the Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs surrendered.

        For more information on the Swiss, Greek and U.S. tax consequences of the exchange offer, the Greek statutory buy-out and the Greek statutory sell-out, see the "Material Tax Considerations" section of this offer to exchange/prospectus. You should consult your own tax advisor on the tax consequences to you of tendering your Coca-Cola Hellenic Shares and/or Coca-Cola Hellenic ADSs in the exchange offer. This offer to exchange/prospectus is being made available to holders of Coca-Cola Hellenic Shares located in the United States and holders of Coca-Cola Hellenic ADSs wherever located. If you hold Coca-Cola Hellenic Shares and are not located in the United States, you should consult the Greek offer documentation.

Interests of Certain Persons in the Exchange Offer (page 189)

        Certain members of the board of directors and management of Coca-Cola Hellenic participated in determining the terms of the exchange offer. These individuals may have certain interests in the proposed exchange offer that are different from, or in addition to, the interests of holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs generally and that may have caused them to view the proposed transaction more favorably and/or differently than you might. You should consider the following interests of certain members of Coca-Cola Hellenic's board of directors and management before deciding whether or not to tender your Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs into the exchange offer:

  •
  six of the twelve members of Coca-Cola Hellenic's board of directors were nominated by either Kar-Tess Holding or The Coca-Cola Company Entities;

  •
  Kar-Tess Holding is one of the principal shareholders of Coca-Cola Hellenic, holding approximately 23.3 percent of the total issued Coca-Cola Hellenic Shares, and is the founding and sole shareholder of Coca-Cola HBC. As a result, Coca-Cola Hellenic and Coca-Cola HBC may be deemed to be affiliates of each other and of Kar-Tess Holding. In light of its role in facilitating the exchange offer, Kar-Tess Holding may be deemed to be a bidder in the exchange offer together with Coca-Cola HBC;

  •
  Kar-Tess Holding and The Coca-Cola Company Entities are parties to the Coca-Cola Hellenic Shareholders' Agreement. For a description of the terms of the Coca-Cola Hellenic Shareholders' Agreement, you should read Item 7, "Major Shareholders and Related Party Transactions—The shareholders' agreement between Kar-Tess Holding and The Coca-Cola Company Entities" of the Coca-Cola Hellenic 2012 Form 20-F;

  •
  Coca-Cola Hellenic, Kar-Tess Holding and The Coca-Cola Company Entities are parties to the Coca-Cola Hellenic Relationship Agreement. For a description of the terms of the Coca-Cola Hellenic Relationship Agreement, you should read Item 7, "Major Shareholders and Related Party Transactions—The relationship agreement among us, Kar-Tess Holding and the Coca-Cola Company Entities" of the Coca-Cola Hellenic 2012 Form 20-F;

  •
  in connection with Coca-Cola HBC's proposed admission to the premium listing segment of the London Stock Exchange, The Coca-Cola Company, The Coca-Cola Company Entities and Kar-Tess Holding have decided to terminate and not renew in relation to Coca-Cola HBC the arrangements contained in the Coca-Cola Hellenic Shareholders' Agreement and the Coca-Cola Hellenic Relationship Agreement, and Coca-Cola Hellenic has consented to the termination of the Coca-Cola Hellenic Relationship Agreement, effective on receipt by each of Kar-Tess Holding and The Coca-Cola Company Entities, or their assigns, of Coca-Cola HBC Shares in settlement of the exchange offer;

  •
  The Coca-Cola Company is a key supplier of the CCH Group;

  •
  the appointment of the members of the board of directors of Coca-Cola Hellenic as members of the board of directors of Coca-Cola HBC; and

  •
  the proposed continued employment of the members of Coca-Cola Hellenic management by Coca-Cola HBC.

        The board of directors of Coca-Cola Hellenic were aware of these interests when they approved the exchange offer and recommended that the holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs tender their Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs into the exchange offer. For a discussion of these interests, see the "Interests of Certain Persons in the Exchange Offer" section of this offer to exchange/prospectus.

Comparison of Rights of Holders of Coca-Cola HBC Securities and Coca-Cola Hellenic Securities (page 202)

        The rights of holders of Coca-Cola Hellenic Shares are governed by Greek law and by Coca-Cola Hellenic's articles of association and the rights of holders of Coca-Cola Hellenic ADSs are governed by the Coca-Cola Hellenic deposit agreement, which is among Coca-Cola Hellenic, the Coca-Cola Hellenic depositary and the holders of Coca-Cola Hellenic ADSs from time to time. If your Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs are acquired in the exchange offer, you will become a holder of Coca-Cola HBC Shares or Coca-Cola HBC ADSs, as applicable. Your rights as a holder of Coca-Cola HBC Shares will be governed by Swiss law and by the articles of association of Coca-Cola HBC. Your rights as a holder of Coca-Cola HBC ADSs will be governed by the Coca-Cola HBC deposit agreement. For a discussion of the differences among such rights of holders, see the "Comparison of Rights of Holders of Coca-Cola HBC Securities and Coca-Cola Hellenic Securities", "Description of the Coca-Cola HBC American depositary shares" and "Description of the Coca-Cola HBC Shares and Articles of Association" sections of this offer to exchange/prospectus.

Share Prices

        The following table sets forth, for the periods indicated, the reported high and low sales prices for Coca-Cola Hellenic Shares on the Athens Exchange and the reported high and low sales prices for Coca-Cola Hellenic ADSs on the New York Stock Exchange.

	Athens Exchange		NYSE
	High	Low	High	Low
	(Euros per Coca-Cola Hellenic Share)		(U.S. dollars per Coca-Cola Hellenic ADS)
Annual highs and lows
2008	€32.20	€8.00	$48.93	$11.00
2009	18.84	8.80	28.10	10.93
2010	20.98	15.70	28.26	19.80
2011	22.10	11.10	30.50	14.76
2012	18.00	11.30	23.57	14.30
2013 (through March 15, 2013)	22.36	11.27	28.15	14.30
Quarterly highs and lows
2011:
First quarter	€22.10	€18.63	$30.50	$25.30
Second quarter	19.78	16.86	28.66	23.70
Third quarter	19.19	12.67	26.88	17.90
Fourth quarter	14.30	11.10	20.19	14.76
2012:
First quarter	€15.45	€12.50	$20.05	$16.25
Second quarter	15.00	11.30	19.89	14.30
Third quarter	15.68	13.65	19.36	16.60
Fourth quarter	18.00	14.83	23.57	18.86
2013:
First quarter (through March 15, 2013)	€22.36	€17.08	$28.15	$22.76
Monthly highs and lows
2012:
September	€15.00	€14.02	$19.36	$18.10
October	17.91	14.83	23.41	18.86
November	18.00	16.54	23.41	21.16
December	17.70	16.16	23.57	21.53
2013:
January	€19.15	€17.28	$25.70	$23.23
February	20.90	19.30	27.29	24.80
March (through March 15, 2013)	22.36	19.91	28.15	25.77

Summary Financial Information for Coca-Cola Hellenic

        The following table sets forth selected consolidated historical financial information for the Coca-Cola Hellenic business. This information is qualified by reference to, and should be read in conjunction with, Coca-Cola Hellenic's consolidated financial statements and notes thereto, as well as the sections entitled "Operating and Financial Review and Prospects" which are incorporated by reference herein to Coca-Cola Hellenic's Annual Report on Form 20-F for the year ended December 31, 2012 filed with the SEC on March 6, 2013 (referred to as the "Coca-Cola Hellenic 2012 Form 20-F"). The selected consolidated historical financial information and operating results for the years ended December 31, 2012, 2011 and 2010 and the consolidated balance sheet data as of December 31, 2012 and 2011 have been derived from Coca-Cola Hellenic's audited consolidated financial statements incorporated by reference herein from the Coca-Cola Hellenic 2012 Form 20-F, prepared in accordance with International Financial Accounting Standards as issued by the International Accounting Standards Board (referred to as "IFRS"). The consolidated statement of operations data for the years ended December 31, 2009 and 2008, and the balance sheet data as of December 31, 2010, 2009 and 2008, have been derived from Coca-Cola Hellenic's audited financial statements, which were also prepared in accordance with IFRS and are not incorporated by reference into this offer to exchange/prospectus.

	As at and for the year ended
	31 December 2012	31 December 2011(1)	31 December 2010(1)	31 December 2009(2)	31 December 2008(2)
(amounts in millions of euro except for sales volume data in millions of unit cases, per share data in euro or US dollars, as indicated, number of ordinary shares outstanding and ratio of earnings to fixed charges)

Statement of operations data:
Net sales revenue	7,044.7	6,824.3	6,761.6	6,543.6	6,980.7
Cost of goods sold	(4,522.2)	(4,254.7)	(4,042.7)	(3,904.7)	(4,168.7)
Gross profit	2,522.5	2,569.6	2,718.9	2,638.9	2,812.0
Operating expenses	(2,078.1)	(2,048.2)	(2,048.4)	(1,953.7)	(2,357.2)
Restructuring costs	(106.7)	(71.1)	(36.5)	(44.9)	0
Operating profit	337.7	450.3	634.0	640.3	454.8
Profit after tax attributable to owners of the parent	190.4	264.4	421.0	400.3	225.9
Cash flow data:
Net cash provided by operating activities	753.6	828.3	970.4	997.2	877.3
Net cash used in investing activities	(403.7)	(371.8)	(356.7)	(342.9)	(760.5)
Net cash (used in) provided by financing activities	(358.5)	(309.8)	(512.8)	(1,143.3)	422.8
Balance sheet data:
Intangible assets	1,944.6	1,935.4	1,954.6	1,874.1	1,918.0
Share capital	370.2	549.8	183.1	182.8	182.7
Total assets	7,250.1	7,243.5	7,185.0	6,787.8	7,520.3
Net assets	3,006.5	2,920.2	3,031.1	2,555.1	2,880.6
Long-term borrowings, less current portion	1,604.7	1,939.8	1,662.8	2,100.7	2,284.9
Share and per share data:
Average ordinary shares outstanding(3)	363,867,871	363,010,078	363,320,142	364,868,713	364,848,049
Cumulative shares repurchased	3,430,135	3,430,135	3,430,135	1,111,781	0
Profit after tax attributable to owners of the parent per ordinary share: basic(3)	0.52	0.73	1.16	1.10	0.62
Profit after tax attributable to owners of the parent per ordinary share: diluted(3)	0.52	0.73	1.16	1.09	0.62
Cash dividends declared per ordinary share(4)	—	—	—	0.30	0.28
Capital return per ordinary share(5)	0.34	0.50	—	1.50	—
Other operating data:
Unit cases volume	2,084.7	2,087.4	2,105.0	2,069.3	2,115.5
Adjusted EBITDA	757.6	852.2	1,029.0	1,020.8	1,039.2
Ratio of earnings to fixed charges(6)	2.8	3.6	5.7	5.9	3.1
Reconciliation of profit after tax attributable to owners of the parent to Adjusted EBITDA:
Profit after tax attributable to owners of the parent	190.4	264.4	421.0	400.3	225.9
Non-controlling interests	3.0	1.3	9.7	22.4	13.3
Tax	65.2	98.8	137.8	142.9	107.3
Share of results of equity method investments	(11.6)	(9.4)	(10.4)	1.9	(0.1)
Finance income	(10.4)	(8.7)	(6.9)	(9.4)	(16.9)
Finance costs(7)	101.1	103.9	82.8	82.2	125.3

Operating profit	337.7	450.3	634.0	640.3	454.8
Plus:
Depreciation and impairment of property, plant and equipment	408.3	389.3	381.2	360.7	365.4
Amortization of intangible assets	3.0	3.2	7.1	6.9	4.9
Impairment of intangible assets	—	—	—	—	189.0
Stock option compensation	6.3	8.1	6.7	6.4	9.3
Other non-cash items	2.3	1.3	—	6.5	15.8

Adjusted EBITDA	757.6	852.2	1,029.0	1,020.8	1,039.2

(1)
Historical information for the years ended December 31, 2011 and 2010 has been adjusted to reflect the early adoption of IFRS 10 Consolidated Financial Statements, IFRS 11 Joint Arrangements, IFRS 12 Disclosure of Interest in Other Entities and the revised IAS 19 (as detailed in Item 18 of the Coca-Cola Hellenic 2012 Form 20-F, "Financial Statements—Notes to Consolidated Financial Statements—Changes in accounting policy").

(2)
Historical information for the years ended December 31, 2009 and 2008 has been adjusted to reflect the revised IAS 19 only and has not been adjusted to reflect the early adoption of IFRS 10 Consolidated Financial Statements, IFRS 11 Joint Arrangements and IFRS 12 Disclosure of Interest in Other Entities (as detailed in Item 18 of the Coca-Cola Hellenic 2012 Form 20-F, "Financial Statements—Notes to Consolidated Financial Statements—Changes in accounting policy").

(3)
On April 30, 2009, Coca-Cola Hellenic resolved to buy back a maximum of 5% of its paid-in share capital during the period that is 24 months from the date of the extraordinary general meeting of April 27, 2009, which approved a share buy-back programme pursuant to Article 16 of Codified Law 2190/1920 (until April 26, 2011). Based on Coca-Cola Hellenic's capitalization at that time, the maximum amount that might have been bought back pursuant to the programme is 18,270,104 shares. Purchases under the programme were subject to a minimum purchase price of €1.00 per share and a maximum purchase price of €20.00 per share. Applicable law does not specify the extent of implementation of such approved share buy-back programs. The buy-back programme expired on April 26, 2011. During the period from April 30, 2009 to April 26, 2011, Coca-Cola Hellenic purchased 3,430,135 ordinary shares pursuant to the share buy-back programme.

(4)
Under Greek corporate legislation, companies are required to declare dividends annually of at least 35% of unconsolidated adjusted after-tax IFRS profits. The proposed dividends for the years ended December 31, 2007, to December 31, 2009 were declared and paid in the subsequent year. For the years ended December 31, 2012, 2011 and 2010, Coca-Cola Hellenic was not required to pay a statutory minimum 2012, 2011 and 2010 annual dividend since Coca-Cola Hellenic reported a net loss in its unconsolidated financial statements during each period.

(5)
On September 18, 2009, Coca-Cola Hellenic announced a proposal for a re-capitalization, which resulted in a capital return of €548.1 million to its shareholders (or €1.50 per share). At the extraordinary general meeting held on 16 October 2009, Coca-Cola Hellenic's shareholders approved an increase of its share capital by €548.1 million, through capitalization of share premium and an increase in the nominal value of each share by €1.50 per share. At the same extraordinary general meeting, Coca-Cola Hellenic's shareholders also approved the decrease of its share capital by €548.1 million, through a reduction of the nominal value of the shares by €1.50 per share, and an equal amount of capital was returned to the shareholders in cash. Following shareholder and regulatory approval, Coca-Cola Hellenic realized the capital return on 2 December 2009. The capital return was financed through a combination of accumulated cash and a new €300 million 7-year bond issue. Coca-Cola Hellenic issued this bond in November 2009, through its 100% owned subsidiary Coca-Cola HBC Finance B.V., in an aggregate principal amount of €300 million due in 2016.

On May 6, 2011, the annual general meeting of Coca-Cola Hellenic's shareholders resolved to reorganize Coca-Cola Hellenic's share capital. Coca-Cola Hellenic's share capital increased by an amount equal to €549.7 million. The increase was performed by capitalizing share premium reserves and increasing the nominal value of each share from €0.50 to €2.00. Coca-Cola Hellenic's share capital was subsequently decreased by an amount equal to €183.2 million by decreasing the nominal value of each share from €2.00 to €1.50, and distributing such €0.50 per share difference to the shareholders in cash.

On June 25, 2012, the annual general meeting of Coca-Cola Hellenic's shareholders resolved to decrease Coca-Cola Hellenic's share capital by the amount of €124.6 million by decreasing the nominal value of each ordinary share by €0.34 per share, from €1.50 to €1.16 per share, and the return of the amount of the decrease to shareholders in cash, translating into a return of €0.34 per share. Furthermore, on the same date, it was resolved to decrease the share capital of Coca-Cola Hellenic by the amount of €55.0 million by decreasing the nominal value of the shares by €0.15 per share, from €1.16 to €1.01 per share, in order to extinguish accumulated losses reflected in the unconsolidated financial statements of Coca-Cola Hellenic in an equal amount.

(6)
See Exhibit 7.1, Statement re Computations of Ratios—"Ratio of Earnings to Fixed Charges" to the Coca-Cola Hellenic 2012 Form 20-F.

(7)
Finance costs for the years ended December 31, 2012 and 2011 include losses on net monetary position amounting to €3.1 million and €7.8 million, respectively, arising from Coca-Cola Hellenic's Belarusian operation. Since the fourth quarter of 2011, Belarus has been considered a hyperinflationary economy for accounting purposes.

INDICATIVE TIMETABLE

        You should take note of the dates and times set forth in the schedule below in connection with the exchange offer. These dates and times may be changed by Coca-Cola HBC in accordance with the terms and conditions of the exchange offer, as described in this offer to exchange/prospectus.

Event	Calendar Date
Beginning of offer period	2:00 a.m., New York City time (8:00 a.m. Athens time) on March 19, 2013
ADS tender deadline	5:00 p.m., New York City time, on April 18, 2013(a)
Expiration of offer period	7:00 a.m., New York City time (2:00 p.m. Athens time), on April 19, 2013(a)
Expected announcement of the results of the exchange offer	On or prior to April 23, 2013
Expected settlement date	On or about April 26, 2013(a)(b)

Coca-Cola HBC Shares to be issued in the exchange offer expected to begin trading on the London Stock Exchange and Coca-Cola HBC ADSs to be issued in the exchange offer expected to begin trading on the New York Stock Exchange

On or about April 29, 2013
Latest date for Coca-Cola HBC to initiate the Greek statutory buy-out	By July 19, 2013(c)
Final date of Greek statutory sell-out	By July 23, 2013(d)

(a)
If Coca-Cola HBC determines to extend the exchange offer, it will make an announcement of such extension no later than 9:00 a.m., New York City time, on the business day after the HCMC grants its approval for such extension.

(b)
In the event that the exchange offer conditions have been satisfied or, if applicable, waived, Coca-Cola HBC will accept for exchange and will exchange all Coca-Cola Hellenic Shares that have been validly tendered into, and not withdrawn from, the exchange offer as of the expiration date and Coca-Cola HBC will deliver the Coca-Cola HBC Shares no later than the fifth Greek business day following the expiration date, in accordance with applicable Greek and U.S. law. Tendering holders of Coca-Cola Hellenic ADSs and Coca-Cola Hellenic Shares who elect to receive Coca-Cola HBC ADSs will receive Coca-Cola HBC ADSs as soon as practicable after the Coca-Cola HBC Shares which the Coca-Cola HBC ADSs will represent have been delivered to the custodian of the Coca-Cola HBC depositary.

(c)
If the exchange offer is successful, Coca-Cola HBC intends to initiate the Greek statutory buy-out as soon as practicable after the announcement of the results of the exchange offer and to request that the effective date for the Greek statutory buy-out be set at least 15 Greek business days after the date of the HCMC approval. Coca-Cola HBC expects that the Greek statutory buy-out will be completed within six to eight weeks after the completion of the exchange offer.

(d)
The Greek statutory sell-out will automatically terminate upon completion of the Greek statutory buy-out. As a result, Coca-Cola HBC expects that the settlement of Coca-Cola Hellenic Shares in the Greek statutory sell-out will, in practice, be pre-empted by the Greek statutory buy-out.

 WHERE YOU CAN FIND MORE INFORMATION

        The U.S. offer to exchange Coca-Cola Hellenic Shares set forth in this offer to exchange/prospectus is not made to any person located in the European Economic Area and the U.S. offer to exchange Coca-Cola Hellenic ADSs set forth in this offer to exchange/prospectus is only made to persons located in the European Economic Area pursuant to an exemption or exemptions from the Prospectus Directive (Directive 2003/71/EC, as amended). In addition, for the purposes of the proposed Greek offer and admission, this offer to exchange/prospectus is an advertisement and not a prospectus for the purposes of the Prospectus Directive and no such person should subscribe for or purchase any transferable securities referred to in this document except on the basis of information contained in the prospectus approved by the United Kingdom Listing Authority and separate Greek offer documentation, which in each case are proposed to be published by Coca-Cola HBC in due course in connection with the proposed Greek offer and the admission of the Coca-Cola HBC Shares to the premium segment of the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange's main market for listed securities. A copy of the prospectus will, following publication, be available from Coca-Cola HBC's website at http://www.coca-colahbcag.com. None of the prospectus, the Greek offer documentation and the information on Coca-Cola HBC's website forms a part of this offer to exchange/prospectus, nor are such documents incorporated by reference herein.

        Coca-Cola Hellenic files annual reports and other information with the SEC under the Exchange Act. You may read and copy these reports and other information at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of these reports and other information by mail from the SEC at the above address at prescribed rates or at the Internet website maintained by the SEC, which contains reports, proxy and information statements regarding issuers that file electronically with the SEC, at www.sec.gov. You may also inspect certain reports and other information concerning Coca-Cola Hellenic at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

        Coca-Cola HBC has filed with the SEC a registration statement on Form F-4 to register under the Securities Act of 1933, as amended (referred to as the "Securities Act"), the Coca-Cola HBC Shares to be issued pursuant to the exchange offer described herein. This offer to exchange/prospectus forms a part of that registration statement. Coca-Cola HBC will also file with the SEC a statement on a Schedule TO pursuant to Rule 14d-3 under the Exchange Act furnishing certain information with respect to the exchange offer. In addition, Citibank, N.A., the depositary for the Coca-Cola HBC ADS program, has filed a registration statement on Form F-6 to register with the SEC the Coca-Cola HBC ADSs to be issued in connection with the exchange offer; the form of Coca-Cola HBC deposit agreement has been filed with the SEC as an exhibit to such registration statement. The registration statement on Form F-4, the tender offer statement on Schedule TO, the registration statement on Form F-6 and any amendments thereto will be available for inspection and copying as set forth above.

        As allowed by the SEC, this offer to exchange/prospectus does not contain all of the information that is deemed to be included in this offer to exchange/prospectus. This is because the SEC allows Coca-Cola HBC to "incorporate by reference" into this offer to exchange/prospectus certain reports and other documents that Coca-Cola Hellenic files with, or furnishes to, the SEC both before and after the date of this offer to exchange/prospectus. The reports and other documents incorporated by reference into this offer to exchange/prospectus contain important information concerning Coca-Cola Hellenic and the information contained in those reports and other documents incorporated by reference herein (except to the extent superseded by information expressly contained herein) is deemed to form part of this offer to exchange/prospectus even though such information is not physically included herein.

        This offer to exchange/prospectus incorporates by reference Coca-Cola Hellenic's Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed on March 6, 2013 (referred to as the "Coca-Cola Hellenic 2012 Form 20-F").

        In addition, all annual reports on Form 20-F that Coca-Cola Hellenic files with the SEC and all reports on Form 6-K that Coca-Cola Hellenic furnishes to the SEC indicating that they are so incorporated by reference into this offer to exchange/prospectus, in each case after the date of this offer to exchange/prospectus and prior to the completion or termination of the exchange offer, the Greek statutory sell-out and the Greek statutory buy-out, will also be incorporated by reference into this offer to exchange/prospectus. Any information contained in, or incorporated by reference into, this offer to exchange/prospectus prior to the filing with, or furnishing to, the SEC of any such report shall be deemed to be modified or superseded to the extent that the disclosure in such report modifies or supersedes such information.

        Upon your request, Coca-Cola HBC's information agent will provide to you without charge copies of any or all reports and documents described above (other than exhibits to documents incorporated by reference into this offer to exchange/prospectus, unless such exhibits are specifically incorporated by reference). Requests for such copies should be directed to Coca-Cola HBC's information agent, D.F. King & Co. Inc., at 1 (800) 859-8511. To obtain timely delivery of any of these documents, you must request them no later than five business days before the then-scheduled ADS tender deadline or the expiration date of the exchange offer, as applicable. The ADS tender deadline is currently April 18, 2013, and the expiration date of the exchange offer is currently April 19, 2013, but these dates will be different if the exchange offer is extended.

        Coca-Cola HBC has provided only the information contained in, or incorporated by reference into, this offer to exchange/prospectus to assist you in deciding whether or not to accept the exchange offer. Coca-Cola HBC has not authorized anyone to provide you with any information that is different from what is contained in, or incorporated by reference into, this offer to exchange/prospectus. The information contained in, or incorporated by reference into, this offer to exchange/prospectus is accurate only as of its date. You should not assume that such information is accurate as of any other date and neither the mailing of this offer to exchange/prospectus to you nor the issuance of Coca-Cola HBC Shares or Coca-Cola HBC ADSs in connection with the exchange offer shall create any implication to the contrary.

        If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this offer to exchange/prospectus are unlawful, or if you are a person to whom it is unlawful to discuss these types of activities, then the exchange offer presented in this offer to exchange/prospectus does not extend to you.

 PRESENTATION OF INFORMATION

Calculation of Total Issued Coca-Cola Hellenic Shares

        Unless otherwise stated, all references to total issued Coca-Cola Hellenic Shares in this offer to exchange/prospectus are calculated based on the issued share capital of Coca-Cola Hellenic as of the date of this offer to exchange/prospectus, which consists of 366,553,507 Coca-Cola Hellenic Shares. This amount includes 3,430,135 Coca-Cola Hellenic Shares held in treasury by Coca-Cola Hellenic, the voting rights of which are suspended for so long as they are held in treasury.

Currency and Exchange Rates

        In this offer to exchange/prospectus, references to "U.S. dollar" and "$" are to the lawful currency of the United States and references to "Swiss franc" or "CHF" are to the lawful currency of Switzerland. All references to "euro" and "€" are to the official currency of the member states of the EU that adopted the single currency in accordance with the Treaty Establishing the European Economic Community (signed in Rome on March 25, 1957), as amended by the Treaty of European Union signed in Maastricht on February 7, 1992. The following countries in which Coca-Cola Hellenic operates have also adopted the euro as their official currency: Austria, Cyprus, Greece, Italy, Montenegro, the Republic of Ireland, Slovakia, Slovenia and effective January 1, 2011, Estonia. Additionally, the currencies of six countries in which Coca-Cola Hellenic operates are pegged to the euro. The euro-pegged currencies of Latvia, Lithuania, the Former Yugoslav Republic of Macedonia and, prior to January 1, 2011, Estonia, are permitted to fluctuate within certain parameters whereas the currencies of Bosnia and Herzegovina and Bulgaria are not permitted to fluctuate.

        The following tables set forth, for the periods indicated, information concerning the exchange rates between the euro and the U.S. dollar based on the noon buying rate for cable transfers as certified by the Federal Reserve Board of New York (referred to as the "Noon Buying Rate"). Such rates are provided solely for your convenience and are not necessarily the rates used by Coca-Cola Hellenic or Coca-Cola HBC in the preparation of their financial statements. No representation is made that euro amounts have been, could have been or could be converted into U.S. dollars at the rates indicated below, or at all.

	Average	High	Low	Period End
Year ended December 31,
2008	$1.47	$1.60	$1.24	$1.39
2009	$1.40	$1.51	$1.25	$1.43
2010	$1.32	$1.45	$1.20	$1.33
2011	$1.39	$1.49	$1.29	$1.30
2012	$1.29	$1.35	$1.21	$1.32

        The table below shows the low and high exchange rates for the euro for each month during the six months prior to the date of this offer to exchange/prospectus, using the euro/U.S. dollar Noon Buying Rate. The Noon Buying Rate between the euro and the U.S. dollar on March 8, 2013 was €1.00 = $1.30.

	High	Low
Monthly
September 2012	$1.31	$1.26
October 2012	$1.31	$1.29
November 2012	$1.30	$1.27
December 2012	$1.33	$1.29
January 2013	$1.36	$1.30
February 2013	$1.37	$1.31
March 2013 (to March 8, 2013)	$1.30	$1.30

        The following tables set forth, for the periods indicated, information concerning the exchange rates between the Swiss franc and the U.S. dollar based on the Noon Buying Rate. Such rates are provided solely for your convenience and are not necessarily the rates used by Coca-Cola HBC in the preparation of its financial statements. No representation is made that Swiss franc amounts have been, could have been or could be converted into U.S. dollars at the rates indicated below or at all.

	Average	High	Low	Period End
Year ended December 31,
2008	$0.93	$1.03	$0.82	$0.93
2009	$0.92	$1.00	$0.84	$0.96
2010	$0.96	$1.06	$0.86	$1.06
2011	$1.12	$1.36	$1.02	$1.06
2012	$1.07	$1.12	$1.00	$1.09

        The table below shows the low and high exchange rates for the Swiss franc for each month during the six months prior to the date of this offer to exchange/prospectus, using the Swiss franc/U.S. dollar Noon Buying Rate. The Noon Buying Rate between the Swiss franc and the U.S. dollar on March 8, 2013 was CHF 1.00 = $1.05.

	High	Low
Monthly
September 2012	$1.08	$1.05
October 2012	$1.08	$1.06
November 2012	$1.08	$1.05
December 2012	$1.10	$1.07
January 2013	$1.10	$1.07
February 2013	$1.11	$1.07
March 2013 (to March 8, 2013)	$1.06	$1.05

Operational Data

        Unless otherwise specified, Coca-Cola Hellenic sales volume is measured in terms of unit cases sold. A unit case equals 5.678 liters or 24 servings of 8 U.S. fluid ounces each. The unit case is the typical volume measure used in Coca-Cola Hellenic's industry.

Sources of Third Party Data

        The information set out in and incorporated by reference into this offer to exchange/prospectus that has been sourced from third parties has been accurately reproduced and, as far as Coca-Cola HBC is aware and has been able to ascertain from that published information, no facts have been omitted which would render the reproduced information inaccurate or misleading. Where third party information has been used in this offer to exchange/prospectus, the source of such information has been identified.

Sources of Information about Coca-Cola Hellenic

        All information contained in this offer to exchange/prospectus relating to Coca-Cola Hellenic has been provided by Coca-Cola Hellenic.

        Information on or accessible through Coca-Cola Hellenic's corporate website, www.Coca-Cola Hellenic.com, does not form part of and is not incorporated into this offer to exchange/prospectus.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This offer to exchange/prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties, in particular under "Risk Factors" in this offer to exchange/prospectus and under Item 3, "Key Information—Risk Factors," Item 4, "Information on the Company," and Item 5, "Operating and Financial Review and Prospects" in the Coca-Cola Hellenic 2012 Form 20-F incorporated by reference herein. These statements may generally, but not always, be identified by the use of words such as "believe," "outlook," "guidance," "intend," "expect," "anticipate," "plan," "target" and similar expressions to identify forward-looking statements. All statements other than statements of historical facts, including, among others, statements regarding expected take-up of the exchange offer; plans for Coca-Cola Hellenic and for Coca-Cola HBC following completion of the exchange offer; Coca-Cola Hellenic's future financial position and results; Coca-Cola Hellenic's and Coca-Cola HBC's outlook for 2013 and future years; business strategy; the effects of the global economic slowdown; the impact of the sovereign debt crisis, currency volatility, Coca-Cola Hellenic's recent acquisitions, and restructuring initiatives on Coca-Cola Hellenic's business and financial condition; Coca-Cola HBC's and Coca-Cola Hellenic's future dealings with The Coca-Cola Company; budgets; projected levels of consumption and production; projected raw material and other costs; estimates of capital expenditure and plans and objectives of management for future operations, are forward-looking statements. You should not place undue reliance on such forward-looking statements. By their nature, forward-looking statements involve risk and uncertainty because they reflect current expectations and assumptions as to future events and circumstances that may not prove accurate. Actual results and events could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described under "Risk Factors" in this offer to exchange/prospectus and under Item 3, "Key Information—Risk Factors," in the Coca-Cola Hellenic 2012 Form 20-F incorporated by reference herein.

        Although Coca-Cola HBC believes that, as of the date of this offer to exchange/prospectus, the expectations reflected in the forward-looking statements are reasonable, Coca-Cola HBC cannot assure you that future results, level of activity, performance or achievements will meet these expectations. Moreover, neither Coca-Cola HBC nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. After the date of this offer to exchange/prospectus, unless Coca-Cola HBC is required by law to update these forward-looking statements, Coca-Cola HBC will not necessarily update any of these forward-looking statements to conform them either to actual results or to changes in expectations.

RISK FACTORS

        An investment in Coca-Cola HBC Shares or Coca-Cola HBC ADSs involves risks, some (but not all) of which are related to the exchange offer. In considering whether or not to tender your Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs in the exchange offer, you should carefully consider the information about these risks set forth under the "Risk Factors" section of this offer to exchange/prospectus beginning on this page, the risk factors contained in the Coca-Cola Hellenic 2012 Form 20-F (which is incorporated by reference into this offer to exchange/prospectus) and the other information included or incorporated by reference into this offer to exchange/prospectus. Each of the matters described in these risk factors could have a material adverse effect on the businesses, financial condition and/or results of operations of Coca-Cola HBC and Coca-Cola Hellenic (together with its subsidiaries) individually or as combined companies and on the market price of the Coca-Cola HBC Shares and the Coca-Cola HBC ADSs.

Risks Relating to the Exchange Offer

You may be forced to transfer your Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs to Coca-Cola HBC if Coca-Cola HBC exercises a statutory buy-out right under Greek law.

        The exchange offer is subject to, among other things, the condition that at least 329,898,157 Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) corresponding to at least 90 percent of the total issued Coca-Cola Hellenic Shares shall have been lawfully and validly tendered in the exchange offer and not withdrawn as at the end of the acceptance period of the exchange offer. These 329,898,157 Coca-Cola Hellenic Shares include the 85,355,019 Coca-Cola Hellenic Shares, representing approximately 23.3 percent of the total issued Coca-Cola Hellenic Shares, that Kar-Tess Holding holds and has stated it will tender into the exchange offer. Coca-Cola HBC has received confirmations from The Coca-Cola Company and certain other shareholders of Coca-Cola Hellenic that they support the exchange offer and intend to tender Coca-Cola Hellenic Shares in the exchange offer. Kar-Tess Holding, The Coca-Cola Company and these other shareholders hold a combined total of approximately 60.0 percent of the total issued Coca-Cola Hellenic Shares. Coca-Cola Hellenic has also informed Coca-Cola HBC that it intends to tender the 3,430,135 Coca-Cola Hellenic Shares it holds in treasury, which represent an additional 0.9 percent of the total issued Coca-Cola Hellenic Shares, into the exchange offer.

        If, at the end of the acceptance period for the exchange offer, Coca-Cola HBC has received tenders for, or otherwise holds, Coca-Cola Hellenic Shares representing at least 90 percent of the total issued Coca-Cola Hellenic Shares, Coca-Cola HBC will, as soon as practicable after the expiration of the acceptance period for the exchange offer but in any event not later than three calendar months thereafter, initiate a statutory buy-out procedure under Greek law to cause any remaining Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) to be transferred to Coca-Cola HBC. Coca-Cola HBC currently expects to initiate the Greek statutory buy-out in April 2013, but not later than July 19, 2013. Holders of Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) who do not tender such securities in the exchange offer will nevertheless be required to transfer such securities to Coca-Cola HBC if this Greek statutory buy-out procedure is triggered. The consideration payable for each Coca-Cola Hellenic Share (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) acquired in any Greek statutory buy-out would be, at the election of the holder, (a) one Coca-Cola HBC Share (which, for U.S. holders, can be in the form of a Coca-Cola HBC ADS) or (b) €13.58 in cash. Holders of Coca-Cola Hellenic ADSs will have the opportunity to receive, for each Coca-Cola Hellenic ADS acquired in the Greek statutory buy-out and/or the Greek statutory sell-out, at their election, either (a) one Coca-Cola HBC ADS or (b) €13.58 in cash, paid in U.S. dollars net of any fees and expenses in accordance with the terms of the Coca-Cola Hellenic deposit agreement. Coca-Cola HBC expects that, in the absence of an election by a remaining holder, (a) holders of Coca-Cola Hellenic Shares will receive Coca-Cola HBC Shares in book-entry form held through DSS, and (b) holders of Coca-Cola Hellenic ADSs will receive Coca-Cola HBC ADSs, in each case, as the default consideration in the Greek statutory buy-out. The alternative cash consideration of €13.58 per Coca-Cola Hellenic Share is mandatorily required under, and represents the minimum cash consideration permitted by, Greek law, and is calculated as the volume-weighted average market price of the Coca-Cola Hellenic Shares on the Athens Exchange over the six months ended October 9, 2012, the last trading day preceding the date on which Coca-Cola HBC initiated the Greek offer pursuant to Greek law by informing the HCMC and the board of directors of Coca-Cola Hellenic of the exchange offer and submitting to them a draft of the Greek offer documentation. The cash price is lower than the last closing price per Coca-Cola Hellenic Share on the Athens Exchange before the date of this offer to exchange/prospectus.

Any failure by Coca-Cola HBC to complete the Greek statutory buy-out on a timely basis could adversely affect the liquidity and market value of the Coca-Cola HBC Shares and the Coca-Cola HBC ADSs, and Coca-Cola HBC may be unable to fully realize the anticipated benefits of the exchange offer.

        Coca-Cola HBC currently expects to initiate the Greek statutory buy-out in April 2013, but not later than July 19, 2013. Any temporary or permanent delay in acquiring the entire equity interest in Coca-Cola Hellenic could adversely affect the market value of the Coca-Cola HBC Shares and Coca-Cola HBC ADSs and Coca-Cola HBC's access to capital and other sources of funding on acceptable terms. Under Greek law, Coca-Cola HBC may initiate the Greek statutory buy-out if it holds Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) corresponding to at least 90 percent of the total issued Coca-Cola Hellenic Shares. If, however, Coca-Cola HBC is delayed in or prevented from completing the Greek statutory buy-out following settlement of the exchange offer, there would be fewer Coca-Cola HBC Shares and Coca-Cola HBC ADSs outstanding after completion of the exchange offer than there were Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs outstanding prior to the completion of the exchange offer. In addition, should Coca-Cola HBC be unable to complete the Greek statutory buy-out, or if Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs are acquired for cash in the Greek statutory buy-out, The Coca-Cola Company and Kar-Tess Holding, which currently own 23.2 percent and 23.3 percent, respectively, of the Coca-Cola Hellenic Shares and have each indicated an intent to tender their respective Coca-Cola Hellenic Shares in the exchange offer, would together own a larger percentage of the Coca-Cola HBC Shares (including Coca-Cola HBC Shares represented by Coca-Cola HBC ADSs) than they held of Coca-Cola Hellenic Shares. As a result of this decreased number of securities outstanding and increased concentration of ownership, the Coca-Cola HBC Shares and Coca-Cola HBC ADSs could be less liquid than the Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs prior to the completion of the exchange offer and the market value of the Coca-Cola HBC Shares and Coca-Cola HBC ADSs could be adversely affected.

        Because Coca-Cola HBC requires the approval of holders of Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) representing at least 95 percent of the total issued Coca-Cola Hellenic Shares to delist such shares from the Athens Exchange, if Coca-Cola HBC fails to acquire all of the Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) representing at least the above percentage in exchange for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs in the exchange offer, it will not control a sufficient percentage of voting rights of Coca-Cola Hellenic to pass a resolution to approve the delisting of the Coca-Cola Hellenic Shares from the Athens Exchange, until such time as the Greek statutory buy-out and/or Greek statutory sell-out are completed. If the Coca-Cola Hellenic Shares remain listed on the Athens Exchange for a significant period of time following completion of the exchange offer and before the completion of the Greek statutory buy-out and/or Greek statutory sell-out, the liquidity and market value of the Coca-Cola HBC Shares and the Coca-Cola HBC ADSs could be adversely affected by a continuing trading market in the Coca-Cola Hellenic Shares.

        In addition, any holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs who do not tender their Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs in the exchange offer will, during any delay in completing the Greek statutory buy-out and/or Greek statutory sell-out, have a pro rata claim upon any dividends or other distributions of Coca-Cola Hellenic and would receive a proportionate share of any dividend payments or other distributions made by Coca-Cola Hellenic, reducing the amount of any dividend payments or other distributions that Coca-Cola HBC might make to holders of Coca-Cola HBC Shares and Coca-Cola HBC ADSs.

Any indebtedness incurred by Coca-Cola HBC in order to pay the total cash consideration to holders of Coca-Cola Hellenic Shares electing to receive cash consideration instead of Coca-Cola HBC Shares in the Greek statutory buy-out and/or the Greek statutory sell-out could have important consequences to holders of Coca-Cola HBC Shares.

        Holders of Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) could elect to receive cash consideration in lieu of Coca-Cola HBC Shares or Coca-Cola HBC ADSs in the Greek statutory buy-out and/or the Greek statutory sell-out. Funding for the payment of the cash consideration to be offered in any Greek statutory buy-out and/or Greek statutory sell-out and for the payment of exchange offer-related costs and other expenses, is expected to come from the €550 million Statutory Buy-Out Facility, which Coca-Cola HBC has obtained for this purpose. The maximum cash expenditure associated with the exchange offer, the Greek statutory buy-out and the Greek statutory sell-out is expected to be no more than €550 million.

        The indebtedness that may be incurred by Coca-Cola HBC under the Statutory Buy-Out Facility to satisfy the total cash consideration payable to holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs in any Greek statutory buy-out and/or Greek statutory sell-out will increase Coca-Cola HBC's leverage and could have an adverse impact on its credit ratings. Any reduction in Coca-Cola HBC's credit ratings by the rating agencies could adversely affect its interest costs and, in the longer term, its financing sources.

        In addition, while Coca-Cola HBC intends to refinance outstanding amounts under the Statutory Buy-Out Facility or the Bond Refinancing Facility in the future through its own funds and/or one or more capital markets transactions involving debt, equity or equity-linked securities, which, subject to market conditions, may include one or more issuances of Coca-Cola HBC Shares, there is no assurance that Coca-Cola HBC will be able to refinance such outstanding amounts on favorable terms or at all when such debt matures. To the extent Coca-Cola HBC incurs any debt under these facilities to acquire, or otherwise acquires, any Coca-Cola Hellenic Shares for cash, Coca-Cola HBC intends to refinance those amounts in the future through its own funds and/or one or more capital markets transactions involving debt, equity or equity-linked securities which may include one or more issuances of new Coca-Cola HBC Shares. In connection with any such refinancing, Coca-Cola HBC currently intends, subject to market and other conditions, to establish in the short or medium term the number of Coca-Cola HBC Shares outstanding (include Coca-Cola HBC Shares represented by Coca-Cola HBC ADSs or depositary instruments) at substantially similar levels as the number of Coca-Cola Hellenic Shares outstanding (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) prior to the announcement of the exchange offer. If such capital markets transactions involve the issuance of new Coca-Cola HBC Shares, these transactions could reduce the proportionate ownership and voting interests of holders of Coca-Cola HBC Shares and Coca-Cola HBC ADSs, create downward pressure on the trading price of the Coca-Cola HBC Shares and the Coca-Cola HBC ADSs and decrease Coca-Cola HBC's earnings and net asset value per Coca-Cola HBC Share or Coca-Cola HBC ADS. Furthermore, if such issuances are made at a price that reflects a discount or a premium from the then-current trading price of the Coca-Cola HBC Shares or the Coca-Cola HBC ADSs, they may dilute the book value of those securities.

The exchange offer will affect the trading markets for any Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs not acquired by Coca-Cola HBC and, as a result, their liquidity and market value could be adversely affected.

        The completion of the exchange offer is conditioned upon the tender of at least 329,898,157 Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) corresponding to at least 90 percent of the total issued Coca-Cola Hellenic Shares. Coca-Cola HBC's acquisition of this number of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs would decrease both the number of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs that might otherwise trade publicly and the number of holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs, which could, in turn, also adversely affect the liquidity and market value of the Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs not acquired in the exchange offer.

        At the opening of the first trading day following expiration of the exchange offer, the New York Stock Exchange will halt trading in the Coca-Cola Hellenic ADSs pending announcement of the results of the exchange offer. Because the results of the exchange offer are not expected to be announced until 11:00 a.m., New York City time, up to two business days after the expiration date of the U.S. offer, holders of Coca-Cola Hellenic ADSs who do not tender their Coca-Cola Hellenic ADSs in the exchange offer will be unable to trade Coca-Cola Hellenic ADSs on the New York Stock Exchange during this period. Further, if fewer than 600,000 Coca-Cola Hellenic ADSs would remain outstanding following completion of the exchange offer, the New York Stock Exchange will not resume trading in the Coca-Cola Hellenic ADSs even after the publication of the results of the exchange offer. Holders of Coca-Cola Hellenic ADSs who do not tender their Coca-Cola Hellenic ADSs in the U.S. offer may therefore be unable to trade their Coca-Cola Hellenic ADSs on the New York Stock Exchange at any point following expiration of the exchange offer.

        After completion of the exchange offer and the Greek statutory buy-out and/or Greek statutory sell-out, Coca-Cola HBC will cause Coca-Cola Hellenic to call a shareholders' meeting to approve the delisting of the Coca-Cola Hellenic Shares from the Athens Exchange, subject to HCMC approval. Upon completion of the exchange offer, Coca-Cola HBC intends to cause Coca-Cola Hellenic to terminate the Coca-Cola Hellenic deposit agreement in respect of the Coca-Cola Hellenic ADSs, to request that the Coca-Cola Hellenic ADSs be removed from listing on the New York Stock Exchange and, when possible, to deregister the Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs under the Exchange Act. In addition, Coca-Cola Hellenic has given notice to the United Kingdom Financial Services Authority and the London Stock Exchange of its intention to terminate its current standard listing. The termination of Coca-Cola Hellenic's standard listing will take effect on admission.

As Coca-Cola HBC will be a holding company, its operating results, financial condition and ability to pay dividends or other distributions will be entirely dependent on dividends and other distributions received from its subsidiaries, including Coca-Cola Hellenic, for so long as it is Coca-Cola HBC's intermediate Greek holding company.

        Since Coca-Cola HBC will be a holding company, its operating results and financial condition will be entirely dependent on the performance of its operating subsidiaries, including Coca-Cola Hellenic, for so long as it is Coca-Cola HBC's intermediate Greek holding company. Additionally, Coca-Cola HBC's ability to pay dividends or other distributions in the future will depend on the level of dividends and other distributions, if any, received from its operating subsidiaries, including Coca-Cola Hellenic and its subsidiaries. The ability of Coca-Cola HBC's operating companies, including Coca-Cola Hellenic and its subsidiaries, to make loans or distributions (directly or indirectly) to Coca-Cola HBC may, from time to time, be restricted as a result of several factors, including restrictions in financing agreements, capital controls or other foreign exchange limitations, the requirements of applicable law and regulatory and fiscal or other restrictions (including, for example, the application of a dividend withholding tax and the ability to use any double tax treaty to mitigate such tax) in the CCH Group's territories or if such operating subsidiaries were unable to make loans or distributions to Coca-Cola HBC either directly or indirectly, including through Greece. If earnings and cash flow from operating subsidiaries were substantially reduced for a sufficient length of time, Coca-Cola HBC may not be in a position in the longer term to make distributions to holders of Coca-Cola HBC Shares and Coca-Cola HBC ADSs in line with any future announced proposals or at all.

The value of the Coca-Cola HBC Shares and the Coca-Cola HBC ADSs may decrease.

        It is likely that the price of the Coca-Cola HBC Shares and the Coca-Cola HBC ADSs will fluctuate and may not always accurately reflect the underlying value of Coca-Cola HBC and its subsidiaries. The value of the Coca-Cola HBC Shares and the Coca-Cola HBC ADSs may decrease. The prices that investors may realize for their holdings of Coca-Cola HBC Shares and Coca-Cola HBC ADSs, when they are able to do so, may be influenced by a large number of factors, including the possibility that the market for the Coca-Cola HBC Shares and the Coca-Cola HBC ADSs is less liquid than for other equity securities and that the prices of the Coca-Cola HBC Shares and the Coca-Cola HBC ADSs are relatively volatile. In addition, stock markets have in the recent past experienced extreme price and volume fluctuations, which, as well as general economic and political conditions, could have an adverse effect on the market price of the Coca-Cola HBC Shares or the Coca-Cola HBC ADSs.

The Coca-Cola HBC Shares and Coca-Cola HBC ADSs may not have an active trading market, which may have an adverse impact on the value of the Coca-Cola HBC Shares and Coca-Cola HBC ADSs.

        There has been no prior public market for the Coca-Cola HBC Shares or the Coca-Cola HBC ADSs, and an active trading market for the Coca-Cola HBC Shares or the Coca-Cola HBC ADSs may not develop. Coca-Cola HBC has applied to the United Kingdom Listing Authority for admission of the Coca-Cola HBC Shares to the premium listing segment of the Official List and has applied to the London Stock Exchange for admission to trading of the Coca-Cola HBC Shares on its main market for listed securities. Additionally, application will be made to list the Coca-Cola HBC ADSs on the New York Stock Exchange. Coca-Cola HBC has applied for a secondary listing for the Coca-Cola HBC Shares on the Athens Exchange subject to the receipt of necessary approvals. However, there can be no assurance that a liquid market will develop for the Coca-Cola HBC Shares or Coca-Cola HBC ADSs, that holders of the Coca-Cola HBC Shares or Coca-Cola HBC ADSs will be able to sell their Coca-Cola HBC Shares or Coca-Cola HBC ADSs or that such holders will be able to sell their Coca-Cola HBC Shares or Coca-Cola HBC ADSs for a price that reflects their value.

Sales of substantial amounts of the Coca-Cola HBC Shares, or the perception that such sales could occur, could adversely affect the market value of the Coca-Cola HBC Shares and Coca-Cola HBC ADSs.

        The Coca-Cola Hellenic Shareholders' Agreement will terminate effective upon receipt by each of Kar-Tess Holding and The Coca-Cola Company Entities, or their assigns, of Coca-Cola HBC Shares in settlement of the exchange offer and will not be renewed in relation to Coca-Cola HBC. Accordingly, The Coca-Cola Company Entities and Kar-Tess Holding (or their respective assigns) will not be required to obtain each other's consent in order to sell, transfer or otherwise dispose of any of their Coca-Cola HBC Shares.

        To the extent Coca-Cola HBC incurs any debt to acquire, or otherwise acquires, any Coca-Cola Hellenic Shares for cash, Coca-Cola HBC intends to refinance those amounts in the future through its own funds and/or one or more capital markets transactions involving debt, equity or equity-linked securities which may include one or more issuances of new Coca-Cola HBC Shares. In connection with any such refinancing, Coca-Cola HBC currently intends, subject to market and other conditions, to establish in the short or medium term the number of Coca-Cola HBC Shares outstanding (including Coca-Cola HBC Shares represented by Coca-Cola HBC ADSs or depositary instruments) at substantially similar levels as the number of Coca-Cola Hellenic Shares outstanding (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) prior to the announcement of the exchange offer.

        Sales of substantial amounts of Coca-Cola HBC Shares or Coca-Cola HBC ADSs in the public market by Kar-Tess Holding or The Coca-Cola Company Entities, or the perception that such sales could occur, could adversely affect the market price of the Coca-Cola HBC Shares and Coca-Cola HBC ADSs and, as a result, could adversely also affect Coca-Cola HBC's ability to raise capital through future capital increases.

There is no guarantee that the Coca-Cola HBC Shares will be included in market indices as a foreign admitted company trading on the main market of the London Stock Exchange.

        There can be no assurance that the Coca-Cola HBC Shares will be listed in market indices such as the FTSE UK Index Series. For example, for the Coca-Cola HBC Shares to be included in the FTSE UK Index Series, current FTSE rules would require greater than 50 percent of the Coca-Cola HBC Shares (including Coca-Cola HBC Shares represented by Coca-Cola HBC ADSs) to be held by certain unaffiliated shareholders. The Coca-Cola Company and Kar-Tess Holding, among others, would not be considered to be unaffiliated shareholders for this purpose and currently own 23.2 percent and 23.3 percent, respectively, of the total issued Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs). The Coca-Cola Company has confirmed its intent to tender, and Kar-Tess Holding has stated that it will tender, all of their respective Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) in the exchange offer. Accordingly, Coca-Cola HBC expects that The Coca-Cola Company and Kar-Tess Holding will own at least 23.2 percent and 23.3 percent, respectively, of the Coca-Cola HBC Shares following settlement of the exchange offer, and that such shares will not be available to satisfy FTSE's free float requirements. Should fewer than all of the holders of the Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) tender in the exchange offer, the aggregate percentage of the Coca-Cola HBC Shares owned by The Coca-Cola Company and Kar-Tess Holding would be proportionately greater and, accordingly, the percentage of Coca-Cola HBC Shares available to satisfy FTSE's free float requirements would be proportionately smaller. As a result, if The Coca-Cola Company and Kar-Tess Holding tender their Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) in the exchange offer as expected, but Coca-Cola HBC does not acquire all of the Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) in exchange for Coca-Cola HBC Shares, either in the exchange offer or subsequently in the Greek statutory buy-out and/or Greek statutory sell-out, The Coca-Cola Company and Kar-Tess Holding may each own a sufficiently large proportion of the Coca-Cola HBC Shares to prevent Coca-Cola HBC from satisfying FTSE's greater-than-50 percent free float requirement. In that situation, the Coca-Cola HBC Shares would not be eligible for inclusion in the FTSE UK Index Series unless and until Coca-Cola HBC could effect a further issuance of Coca-Cola HBC Shares or The Coca-Cola Company and Kar-Tess Holding reduce their respective shareholdings.

        Furthermore, the earliest that the FTSE Nationality Committee will consider Coca-Cola HBC for inclusion in the FTSE UK Index Series is in August 2013. The FTSE Nationality Committee exercises an element of discretion in determining whether a company is eligible for inclusion, and such discretion relates to matters outside of Coca-Cola HBC's control, such as whether the liquidity of the Coca-Cola HBC Shares is highest in the United Kingdom, when compared to the United States and Greece, where Coca-Cola HBC ADSs and Coca-Cola HBC Shares, respectively, are also proposed to be listed. There is no certainty that the FTSE UK Index Series eligibility criteria will be achieved or that the benefits associated with FTSE UK Index Series inclusion will be available to Coca-Cola HBC.

        Even if the Coca-Cola HBC Shares are ultimately included in the FTSE UK Index Series, there is no assurance that FTSE will not publish new guidance in the future regarding non-UK incorporated companies which could effectively remove the Coca-Cola HBC Shares from the FTSE UK Index Series.

Although Coca-Cola HBC has applied for admission to the premium listing segment of the Official List of the United Kingdom Listing Authority, there can be no guarantee that Coca-Cola HBC will be able to maintain a premium listing if certain proposed changes to the Listing Rules come into effect and it is determined (at that time or in the future) that such changes apply in respect of Coca-Cola HBC and its two major shareholders, unless Coca-Cola HBC and its two major shareholders comply with the requirements pursuant to such changes.

        On October 2, 2012, the United Kingdom Financial Services Authority published a consultation paper ("CP12/25") proposing a number of changes to the Listing Rules of the United Kingdom Listing Authority, including the introduction of additional eligibility requirements and continuing obligations for premium listed issuers with a "controlling shareholder" (being a person holding 30 percent or more of the issuer's shares or voting rights attaching to an issuer's shares or who is otherwise able to exercise significant influence over the management of the issuer, with shares and voting rights held by persons acting in concert being aggregated for these purposes). The proposed "controlling shareholder" provisions of CP12/25 are still in draft form, are subject to consultation by the United Kingdom Listing Authority and may change. There is also little guidance on how the United Kingdom Listing Authority will apply the proposed "controlling shareholder" provisions set out in CP12/25 to the extent that the proposed changes to the Listing Rules of the United Kingdom Listing Authority are implemented.

        As at the date of settlement of the exchange offer, neither of Coca-Cola HBC's major shareholders will control (either individually or, in the case of The Coca-Cola Company Entities, in the aggregate) 30 percent or more of the voting rights. Further, The Coca-Cola Company, The Coca-Cola Company Entities and Kar-Tess Holding have informed Coca-Cola HBC that they do not consider that they are acting in concert and that no agreement or understanding (formal or informal) exists between The Coca-Cola Company or any of The Coca-Cola Company Entities, on the one hand, and Kar-Tess Holding, on the other hand, in relation to the future governance or control of Coca-Cola HBC. As such, Coca-Cola HBC is of the view that, upon settlement of the exchange offer, its two major shareholders will not be acting in concert in relation to Coca-Cola HBC and, accordingly, Coca-Cola HBC does not expect the proposed "controlling shareholder" provisions of CP12/25 in their current form to apply to it and its two major shareholders. However, to the extent that such proposed amendments to the Listing Rules of the United Kingdom Listing Authority are implemented in final form, Coca-Cola HBC expects to engage with the United Kingdom Listing Authority in order to confirm that the United Kingdom Listing Authority would not treat its two major shareholders as "controlling shareholders" of Coca-Cola HBC based on the level of their respective shareholdings and the arrangements between them at the time, and in light of the amendments to the Listing Rules of the United Kingdom Listing Authority as implemented in final form. If the proposals in CP12/25 are implemented and Coca-Cola HBC's two major shareholders are deemed by the United Kingdom Listing Authority to be "controlling shareholders", in order for Coca-Cola HBC to remain eligible for a premium listing, the proposals in CP12/25 would require Coca-Cola HBC, The Coca-Cola Company Entities and Kar-Tess Holding to enter into a relationship agreement on prescribed terms governing the interaction of Coca-Cola HBC and its two major shareholders and their respective concert parties (if any). Furthermore, if CP12/25 is implemented, Coca-Cola HBC's two major shareholders could be deemed to be "controlling shareholders" in the future if they increase their respective shareholdings in Coca-Cola HBC or the arrangements between them change from those currently contemplated and confirmed to Coca-Cola HBC.

        To the extent that the proposed "controlling shareholder" amendments to the Listing Rules of the United Kingdom Listing Authority in CP12/25 are implemented and are deemed to apply to Coca-Cola

HBC and its two major shareholders, there can be no guarantee that Coca-Cola HBC will be able to maintain a premium listing and, accordingly, that the benefits associated with a premium listing, including the enhanced provisions of the Listing Rules of the United Kingdom Listing Authority applicable to premium listed companies, such as shareholder approval of related party transactions and significant transactions, will be available to Coca-Cola HBC's shareholders or that the benefits associated with FTSE UK Index Series inclusion will be available or continue to be available to Coca-Cola HBC which, in turn, could adversely affect the liquidity and market price of the Coca-Cola HBC Shares, unless Coca-Cola HBC and its two major shareholders are able to, and agree to, comply with the requirements of such amendments.

Exchange rate fluctuations may adversely affect the foreign currency and U.S. dollar values of the Coca-Cola HBC Shares, the Coca-Cola HBC ADSs and any dividends or other distributions.

        The Coca-Cola HBC Shares will be quoted in pounds sterling on the London Stock Exchange and, in the event of any Athens Exchange listing, will be quoted in euros on that exchange. The Coca-Cola HBC ADSs will be quoted in U.S. dollars on the New York Stock Exchange. Coca-Cola Hellenic's consolidated financial statements are, and those of Coca-Cola HBC will be, prepared in euros. In contrast, Coca-Cola HBC's unconsolidated statutory financial statements are expected to be prepared in Swiss francs and dividends and other distributions in respect of the Coca-Cola HBC Shares, if any, are expected to be declared in Swiss francs and paid in euros or, in the case of Coca-Cola HBC ADSs, converted to U.S. dollars in accordance with the terms of the Coca-Cola HBC deposit agreement. As a result, fluctuations in the exchange rate between the U.S. dollar and pound sterling, as well as between the U.S. dollar and the euro and the U.S. dollar and the Swiss franc, will affect, among other matters, the U.S. dollar value of the Coca-Cola HBC Shares and the Coca-Cola HBC ADSs and the U.S. dollar value of any dividend or other distribution declared and paid by Coca-Cola HBC.

Exchange rate fluctuations may adversely affect the foreign currency and U.S. dollar values of cash consideration available in exchange for Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs in the Greek statutory buy-out and the Greek statutory sell-out.

        The cash consideration payable in the Greek statutory buy-out and the Greek statutory sell-out is fixed at €13.58. If holders of Coca-Cola Hellenic Shares elect to receive cash consideration in the Greek statutory buy-out and Greek statutory sell-out, such cash consideration will be payable in euros. As a result, the value of this cash consideration in any other currency relevant to the holders of Coca-Cola Hellenic Shares will vary depending on the exchange rate between the euro and such other currency, which is likely to fluctuate between the date of this offer to exchange/prospectus and the date on which cash consideration is paid pursuant to the Greek statutory buy-out and Greek statutory sell-out. If holders of Coca-Cola Hellenic ADSs elect to receive cash consideration in the Greek statutory buy-out and Greek statutory sell-out, such cash consideration will be payable in euros and converted to U.S. dollars for delivery to such holders. As a result, the value of this cash consideration in U.S. dollars will vary depending on the exchange rate between the euro and the U.S. dollar, which is likely to fluctuate between the date of this offer to exchange/prospectus and the date on which cash consideration is paid pursuant to the Greek statutory buy-out and Greek statutory sell-out. Because such payment in U.S. dollars is based on the exchange rate obtainable on the date the cash consideration is made available by Coca-Cola HBC to the ADS exchange agent for delivery in respect of the Coca-Cola HBC ADSs, holders will be subject to the risk that exchange rate fluctuations could change the amount of U.S. dollars received. In addition, such cash consideration will be paid net of all relevant fees and expenses.

Holders of Coca-Cola HBC ADSs may not be able to exercise voting rights or receive distributions as readily as holders of Coca-Cola HBC Shares.

        Pursuant to the Coca-Cola HBC deposit agreement, your voting rights as an owner of Coca-Cola HBC ADSs will be conditioned on the timely delivery to the Coca-Cola HBC depositary of a duly completed declaration of beneficial ownership with respect to your Coca-Cola HBC ADSs, in such form as Coca-Cola HBC may request and as of one or more specified record dates. The fulfillment of this condition may require blocking of your Coca-Cola HBC ADSs with the Coca-Cola HBC depositary for a period of time. In addition, holders of Coca-Cola HBC ADSs who would like to vote their underlying Coca-Cola HBC Shares at general meetings of Coca-Cola HBC's shareholders must instruct the Coca-Cola HBC depositary on how to vote these underlying Coca-Cola HBC Shares. Neither Coca-Cola HBC nor the Coca-Cola HBC depositary can guarantee that you will receive the notice for general meeting or any voting materials provided by the Coca-Cola HBC depositary in time to ensure that you are able to instruct the Coca-Cola HBC depositary to vote the Coca-Cola HBC Shares represented by your Coca-Cola HBC ADSs. Furthermore, the Coca-Cola HBC depositary and its agents are not responsible for failure to carry out voting instructions or for the manner of carrying out voting instructions. Therefore, there is a risk that your vote may not be carried out in the manner intended and, in such instance, there would be no recourse available to you. You also may not receive the distributions that Coca-Cola HBC makes on the Coca-Cola HBC Shares or any value for them if it is illegal or impracticable for the Coca-Cola HBC depositary to make them available to you.

Pre-emptive rights may not be available to you and, as a result, your investment could be diluted.

        Under Swiss law, in the case of a capital increase, shareholders generally have subscription rights in proportion to their existing participation and, in the case of convertible capital, the shareholders have advance subscription rights to convertible bonds or options. A resolution by the general meeting to increase the share capital, however, may suspend these subscription rights for important reasons (e.g., acquisitions, the participation of employees in the share capital or the placement of shares at market prices in the international capital markets), or authorize the board of directors to do so. U.S. holders of Coca-Cola HBC ADSs or Coca-Cola HBC Shares may not be able to exercise such subscription rights for new ordinary shares unless a registration statement under the Securities Act is effective with respect to such rights and new ordinary shares, or an exemption from the registration requirements is available. Coca-Cola HBC's decision to file a registration statement will depend on the costs and potential liabilities associated with any such registration statement, the perceived benefits to Coca-Cola HBC of enabling U.S. holders of Coca-Cola HBC ADSs or Coca-Cola HBC Shares to exercise their subscription rights and any other facts which Coca-Cola HBC considers appropriate at the time. To the extent that U.S. holders of Coca-Cola HBC ADSs or Coca-Cola HBC Shares are not able (or choose not) to exercise subscription rights granted in connection with an issue of Coca-Cola HBC's ordinary shares, their proportional shareholding in Coca-Cola HBC would be diluted.

The fairness opinion obtained by Coca-Cola Hellenic's board of directors from the financial advisor will not be updated to reflect any developments or changes in circumstances occurring after the date of the fairness opinion.

        Coca-Cola Hellenic's board of directors has not obtained an update of the opinion of Jefferies. Coca-Cola Hellenic's board of directors will obtain a further opinion or report from Jefferies or another eligible financial institution consistent with Greek law requirements within ten days from the publication of the Greek information circular approved by the HCMC. Changes in the businesses, financial condition, results of operations and prospects of Coca-Cola Hellenic or Coca-Cola HBC, general market and economic conditions and other factors beyond the control of Coca-Cola Hellenic and Coca-Cola HBC may have occurred since the date of the fairness opinion of Jefferies described herein and any future opinion or report or could occur before the exchange offer is completed. The fairness opinion of Jefferies obtained prior to the date of this offer to exchange/prospectus does not, and any opinion or report to be obtained from Jefferies or another eligible financial institution in the future is not expected to speak, as of the time the exchange offer will be completed or as of any date other than the date thereof. The opinion of Jefferies obtained prior to the date hereof is included as Annex A to this offer to exchange/prospectus. For a description of the Jefferies opinion and a summary of the material analyses Jefferies provided to the board of directors of Coca-Cola Hellenic in connection with rendering this opinion, please refer to the section heading "The Transaction—Opinion of the Financial Advisor to the Coca-Cola Hellenic Board of Directors" of this offer to exchange/prospectus. For a description of the other factors considered by the board of directors of Coca-Cola Hellenic in determining whether to recommend the exchange offer, please see the section heading "The Transaction—Reasons for the Board of Directors' Approval and Recommendation of the Exchange Offer" of this offer to exchange/prospectus.

The exchange offer is subject to certain conditions and if these conditions are not satisfied or waived, the exchange offer will not be completed.

        The commencement of the exchange offer is subject to the United Kingdom Financial Services Authority, acting as the United Kingdom Listing Authority, having approved the prospectus relating to Coca-Cola HBC Shares, the approved prospectus having been passported into the Hellenic Republic and the Greek information circular relating to the Greek offer having been approved by the HCMC.

        The completion of the exchange offer is subject to certain conditions as described under the section heading "The Exchange Offer—Terms of the Exchange Offer—Conditions to the Exchange Offer" of this offer to exchange/prospectus, including:

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  (a) the United Kingdom Financial Services Authority, acting as the United Kingdom Listing Authority, and the London Stock Exchange shall have acknowledged to Coca-Cola HBC or its agent (and such acknowledgment shall not have been withdrawn) at or prior to the expiration date of the exchange offer that the application for admission of the Coca-Cola HBC Shares to the premium listing segment of the Official List and to trading on the London Stock Exchange's main market for listed securities has been or will be approved, provided that such approval will become effective upon (i) the submission by Coca-Cola HBC or its agent (in practice, the financial institution acting as sponsor for the admission) to the United Kingdom Financial Services Authority, acting as the United Kingdom Listing Authority, of a shareholder statement in customary form, evidencing satisfaction of the minimum free float requirement (currently generally 25 percent; however, the United Kingdom Listing Authority may accept a lower percentage in certain limited circumstances), and confirmation of the number and par value of the Coca-Cola HBC Shares to be issued pursuant to the exchange offer; (ii) the issuance of Coca-Cola HBC Shares to be issued pursuant to the exchange offer; and (iii) the issuance of a dealing notice by the United Kingdom Financial Services Authority, acting as the United Kingdom Listing Authority; and (b) the minimum free float requirement shall have been met as of the expiration date of the exchange offer; and

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  the New York Stock Exchange shall have approved the listing of the Coca-Cola HBC ADSs, subject to notice of issuance.

        The completion of the exchange offer is also subject to the condition that at least 329,898,157 Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) corresponding to at least 90 percent of the total issued Coca-Cola Hellenic Shares shall have been lawfully and validly tendered in the Exchange Offer and not withdrawn as at the end of the acceptance period of the exchange offer. These 329,898,157 Coca-Cola Hellenic Shares include the 85,355,019 Coca-Cola Hellenic Shares, representing approximately 23.3 percent of the total issued Coca-Cola Hellenic Shares, that Kar-Tess Holding holds and has stated it will tender into the exchange offer and the 3,430,135 Coca-Cola Hellenic Shares held in treasury by Coca-Cola Hellenic, representing an additional 0.9 percent of the total issued Coca-Cola Hellenic Shares, which Coca-Cola Hellenic has informed Coca-Cola HBC it intends to tender into the exchange offer. This condition shall be deemed not to have been fulfilled and the exchange offer will cease to be in effect if the registration statement of which this offer to exchange/prospectus forms a part shall not have been declared effective by the SEC before the commencement of the acceptance period for the exchange offer.

        The conditions set out above may be waived in whole or in part only with the approval of the HCMC. Coca-Cola HBC does not have any obligation to waive any of these conditions not timely satisfied and does not expect to waive the minimum acceptance condition or the condition relating to admission to the premium listing segment of the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange's main market. If Coca-Cola HBC does not waive, or the HCMC does not consent to the waiver of, an unsatisfied condition, the exchange offer will lapse and all tendered Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs will be returned to holders.

Coca-Cola HBC is a Swiss corporation that is not listed in Switzerland. Applicable law and Coca-Cola HBC's articles of association may not grant holders of Coca-Cola HBC Shares and Coca-Cola HBC ADSs certain of the rights and protections generally afforded to shareholders of a Greek company under the laws of Greece, of an English company listed on the London Stock Exchange under the laws of England and Wales or of a Swiss company listed in Switzerland.

        Coca-Cola HBC is a stock corporation incorporated under the laws of Switzerland. The rights provided to holders of Coca-Cola HBC Shares (including Coca-Cola HBC Shares represented by Coca-Cola HBC ADSs) under Swiss corporate law and Coca-Cola HBC's articles of association differ in certain respects from the rights that would typically be enjoyed by a shareholder of a Greek company under Greek law, of an English company listed in the United Kingdom and traded on the London Stock Exchange under the laws of England and Wales or of a Swiss company listed in Switzerland. In particular, Swiss corporate law limits the ability of a shareholder to challenge resolutions or actions of the board of directors in court. Under Swiss law, shareholders generally cannot bring a suit to reverse a decision by directors but may seek damages for breaches of fiduciary duty. Furthermore, remedies against transactions involving conflicts of interest or other procedural flaws may be limited if a claimant cannot prove that the benefits inuring to the company are manifestly disproportionate to the consideration rendered in return and to the company's economic situation.

        Swiss law, English law and Greek law provide for certain rules and protections of shareholders of domestic listed companies. Due to Coca-Cola HBC's proposed cross-border structure upon completion of the exchange offer, however, several of these rules will not apply to Coca-Cola HBC as if it were a Swiss company listed in Switzerland, an English company listed in the United Kingdom or a Greek company listed in Greece. In particular, the rules of the Swiss Stock Exchange Act on disclosure of shareholdings and tender offer rules, including mandatory tender offer requirements and regulations of voluntary tender offers, which are typically available in relation to Swiss companies listed in Switzerland, will not apply to Coca-Cola HBC as it will not be listed in Switzerland.

        In addition, the United Kingdom's City Code on Takeovers and Mergers (referred to as the "City Code") will not apply to Coca-Cola HBC by operation of law, as Coca-Cola HBC is not incorporated under English law. Coca-Cola HBC's articles of association include specific provisions designed to prevent any person acquiring shares carrying 30 percent or more of the voting rights (taken together with any interest in shares held or acquired by the acquirer or persons acting in concert with the acquirer) except if (subject to certain exceptions) such acquisition would not have been prohibited by the City Code or if such acquisition is made through an offer conducted in accordance with the City Code. Accordingly, certain transactions may only be permitted if either an offer is made (and not subsequently withdrawn) in accordance with the mandatory bid provisions of Rule 9 of the City Code (with such amendments as the board of directors may consent to) or an offer is made in accordance with certain rules of the City Code applicable to voluntary offers. If a shareholder does not comply with these provisions in the articles of association of Coca-Cola HBC, such shareholder will not be registered in the share register as a shareholder with voting rights exceeding 30 percent, and, to the extent already registered, the voting rights of his or her shares exceeding 30 percent of the voting rights will be suspended. Swiss law, however, prevents Coca-Cola HBC from forcing a holder of Coca-Cola HBC Shares to launch a mandatory tender offer, and the restriction on registration referred to above might provide limited protection. As a result, although Coca-Cola HBC's articles of association contain certain takeover protections, these will not provide the full protections afforded by the City Code and for so long as the United Kingdom Panel on Takeovers and Mergers (referred to as the "Panel"), considers that Coca-Cola HBC is not subject to the provisions of the City Code, the Panel will not assume responsibility for ensuring compliance with the City Code in relation to Coca-Cola HBC. Instead, compliance with the provisions relating to takeover protections that Coca-Cola HBC has incorporated into its articles of association, will be a matter for its board of directors to determine, exercising its discretion in light of prevailing circumstances and in a manner consistent with its obligations and any specific provisions included in its articles of association. Neither the validity of the provisions of the City Code, nor of the specific provisions that Coca-Cola HBC has incorporated into its articles of association that are similar to certain provisions of the City Code, have been determined by any Swiss court, and there can be no assurance that any such provisions would be upheld or enforced by a Swiss court in any or all respects or, if upheld and enforced, that a Swiss court would construe these provisions in the same manner as an English court, or the Panel.

        As a result of these differences between Swiss corporate law and Coca-Cola HBC's articles of association, and English or Greek laws, in certain instances a holder of Coca-Cola HBC Shares (including Coca-Cola HBC Shares represented by Coca-Cola HBC ADSs) could receive less protection as a holder of Coca-Cola HBC Shares than would be the case as a shareholder of a Greek company, of an English company under the laws of England and Wales listed on the London Stock Exchange or of a Swiss company listed in Switzerland.

Coca-Cola HBC will not be subject to corporate governance requirements under the New York Stock Exchange rules.

        Coca-Cola HBC's ADSs will be listed on the New York Stock Exchange. However, as a Swiss company, Coca-Cola HBC will not be subject to the corporate governance provisions of the New York Stock Exchange listing rules that are applicable to a U.S. company. Section 303A.01 of the New York Stock Exchange rules requires, among other things, that each U.S. company listed on the New York Stock Exchange have a majority of independent directors, as defined in the New York Stock Exchange rules. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the New York Stock Exchange corporate governance requirements.

Future changes in Swiss and English law may affect Coca-Cola HBC's ability to attract and retain top executives.

        Over the past few years there has been a debate in Switzerland in relation to executive compensation that is perceived as "excessive" and how to regulate such compensation. On March 3, 2013, Swiss voters adopted the so-called initiative "against the rip-off" (also known as the Minder initiative), an initiative for the amendment of the Swiss federal constitution on executive compensation. The constitutional amendment is not directly applicable but must first be implemented by a law passed by the Swiss parliament (which may be subject to a further vote by Swiss voters if a sufficient number of eligible Swiss voters duly request a referendum) and, until such law enters into force, by an ordinance of the Swiss Federal Council (which must be issued within one year). In either case, the exact content of such law or ordinance is still unclear. However the constitutional amendment requires, among other things, that the general meeting of a company's shareholders approves the aggregate remuneration payable to the board of directors, management and any committees thereof (binding "say on pay"). It also requires that a company's articles of association contain provisions on loans, pensions, bonus schemes, option and stock ownership plans, term of employment agreements and the number of external board memberships of directors and members of management (thus subject to a shareholders' decision). The new rules will also prohibit certain payments to directors and members of management, including, among others, termination payments (such as "golden parachutes"), advance payments (such as "golden hellos"), payments of premiums for an acquisition or sale of a firm and additional adviser's fees or employee compensation within the group. These provisions will apply to all Swiss-incorporated companies that are publicly listed anywhere in the world. The rules will be backed by criminal sanctions.

        There has also been much recent press and parliamentary debate in the United Kingdom in relation to executive compensation. The United Kingdom's Department for Business Innovation and Skills has published a series of consultation papers proposing reforms in relation to the governance and disclosure of executive compensation for UK-incorporated "quoted" companies, the most recent of which include draft revised remuneration reporting regulations. The consultation paper proposes to give shareholders a binding vote on a company's future remuneration policy at least every three years (and shareholder approval will also be required if the directors wish to change the policy), as well as an annual advisory vote on the implementation of the current remuneration policy. There is also a requirement for details of a company's approach to exit payments to be included in the future remuneration policy and therefore made subject to the binding vote. The consultation paper proposes that such provisions will take effect for financial years ending after October 2013.

        The consultation paper, along with recent parliamentary debate, suggests that the government of the United Kingdom is considering applying the new requirements to all London-listed companies, whether incorporated in the United Kingdom or overseas, and will work with the United Kingdom Listing Authority to consider whether the requirements of the United Kingdom Listing Authority's Listing Rules need to be reviewed.

        Such changes to Swiss or proposed changes to English law and regulations may limit the ability of Coca-Cola HBC to determine the remuneration of its directors and executive officers and may adversely affect Coca-Cola HBC's ability to attract and retain top executives.

Coca-Cola HBC's status as a Swiss corporation may cause Coca-Cola HBC to be unable to make distributions without subjecting shareholders to Swiss withholding tax.

        Under Swiss law as currently in effect, a Swiss corporation may pay dividends only if the corporation has sufficient distributable profits, or if the corporation has distributable reserves, each as evidenced by its audited and approved unconsolidated statutory balance sheet. For tax purposes, certain distributable reserves may be recorded as "Qualifying Reserves" (contributions received from shareholders) in the "reserve from capital contributions", as part of the general legal reserves (allgemeine gesetzliche Reserven), and notified to the Swiss Federal Tax Administration. In particular, share premium may be booked into a Qualifying Reserve. The general legal reserves of holding companies, including the Qualifying Reserve, are commonly regarded as being freely distributable if they exceed 20 percent of the share capital. In contrast, distributions out of registered share capital may be made only by way of a capital reduction. Generally, Swiss withholding tax of 35 percent is due on dividends and similar distributions to holders of Coca-Cola HBC Shares and Coca-Cola HBC ADSs, regardless of the place of residency of such holders, unless the distribution is made to holders out of a reduction of par value or assuming certain conditions are met, Qualifying Reserves accumulated on or after January 1, 1997. Shareholders that qualify for benefits under the applicable treaty for the avoidance of double taxation with respect to taxes on income generally may apply for a partial or full refund of the portion of tax withheld.

        After the settlement of the exchange offer, Coca-Cola HBC is expected to have an aggregate amount of Qualifying Reserves and of registered share capital equal to the market value of the tendered Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs (as determined in connection with the capital increase for the exchange offer by the board of directors of Coca-Cola HBC and as reflected in its unconsolidated statutory balance sheet once it is audited and approved), as further described under the section heading "Description of the Coca-Cola HBC Shares and Articles of Association—Share Capital of Coca-Cola HBC" of this offer to exchange/prospectus. The aggregate of these amounts (less the minimum registered share capital of CHF 100,000 plus CHF 20,000 for undistributable general reserves) is expected to represent the theoretical maximum amount available for future dividends or capital reductions free of Swiss withholding tax. Coca-Cola HBC will not be able to pay dividends or make other distributions to holders of Coca-Cola HBC Shares and Coca-Cola HBC ADSs on a Swiss withholding tax-free basis in excess of that amount unless Coca-Cola HBC increases its share capital or its Qualifying Reserves. Coca-Cola HBC would also be able to pay dividends out of distributable profits or freely distributable reserves but such dividends would be subject to Swiss withholding tax.

        There can be no assurance that Coca-Cola HBC will have sufficient distributable profit and reserves, reserves from capital contributions or registered share capital to pay a dividend or effect a capital reduction, that holders of Coca-Cola HBC Shares and Coca-Cola HBC ADSs will approve dividends or capital reductions proposed by Coca-Cola HBC or that Coca-Cola HBC will be able to meet the other legal requirements for dividend payments or distributions as a result of capital reductions.

        Furthermore, with regard to distributions on a Swiss withholding tax-free basis, there is no assurance that Coca-Cola HBC will have sufficient distributable Qualifying Reserves or share capital which can be reduced in order to pay dividends free from Swiss withholding tax. In addition, there can be no assurance that the current Swiss law with respect to distributions out of Qualifying Reserves will not be changed or that a change in Swiss law will not adversely affect Coca-Cola HBC or holders of Coca-Cola HBC Shares and Coca-Cola HBC ADSs, particularly as a result of distributions out of Qualifying Reserves becoming subject to additional corporate law or other restrictions or no longer being exempt from Swiss withholding tax. In particular, there are currently motions pending in the Swiss Parliament that aim to limit the ability (as a matter of tax law) to make tax-free distributions of Qualifying Reserves as well as the ability (as a matter of corporate law) to make distributions of dividends from legal reserves from capital contributions, including Qualifying Reserves. If Coca-Cola HBC is unable to make a distribution through a reduction in par value or out of Qualifying Reserves which are exempt from Swiss withholding taxes, Coca-Cola HBC may not be able to make distributions without subjecting holders of Coca-Cola HBC Shares and Coca-Cola HBC ADSs to Swiss withholding taxes.

You may not be able to obtain or enforce judgments of U.S. courts against Coca-Cola HBC or its directors or officers.

        Coca-Cola HBC is a Swiss corporation (Aktiengesellschaft/société anonyme). All of its directors and executive officers, including the persons who signed the registration statement of which this offer to exchange/prospectus is a part, and certain experts named in this offer to exchange/prospectus, are resident outside the United States, and all or a substantial portion of Coca-Cola HBC's assets and the assets of those persons are located outside the United States. As a result, it may be difficult for you to serve legal process on Coca-Cola HBC or its management or have any of them appear in a U.S. court. Coca-Cola HBC has been advised by Bär & Karrer AG that there is doubt as to the enforceability in Switzerland, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely on the federal securities laws of the United States.

Risks Related to the CCH Group's Relationship with The Coca-Cola Company, Kar-Tess Holding and Nestlé S.A.

If The Coca-Cola Company exercises its right to terminate the bottlers' agreements with the CCH Group, upon the occurrence of certain events, or is unwilling to renew these agreements upon expiry in 2023, the CCH Group's net sales revenue may decline dramatically. In addition, if The Coca-Cola Company is unwilling to renew the bottlers' agreements with the CCH Group on terms at least as favorable to the CCH Group as the current terms, the CCH Group's net sales revenue could also be adversely affected.

        The CCH Group's business relationship with The Coca-Cola Company is mainly governed by the bottlers' agreements with The Coca-Cola Company, which are an important element of the CCH Group's business. The trademarked beverages of The Coca-Cola Company (including trademarked beverages of joint ventures to which The Coca-Cola Company is a party) represented approximately 96 percent of the CCH Group's total sales volume in each of the years ended December 31, 2012 and 2011. The CCH Group produces, sells and distributes The Coca-Cola Company's trademarked beverages pursuant to standard bottlers' agreements with The Coca-Cola Company covering each of the CCH Group's territories. The bottlers' agreements include limitations on the CCH Group's degree of exclusivity in each of the CCH Group's territories and, to the extent permitted by law, on its ability to market competing brands not owned by The Coca-Cola Company in the CCH Group's countries outside the European Economic Area. The European Economic Area comprises the member states of the European Union as well as Norway, Iceland and Liechtenstein.

        The CCH Group enters into bottlers' agreements with The Coca-Cola Company for each of the CCH Group's territories. Each of its bottlers' agreements has a fixed initial term. These agreements, the terms of which were extended with effect as of January 1, 2004 and most of which were due to expire in December 2013, may be renewed, at The Coca-Cola Company's discretion. Although The Coca-Cola Company has agreed to extend the term of the bottlers' agreements for a further 10 years until 2023 and historically the bottlers' agreements entered into with The Coca-Cola Company by the CCH Group and its predecessors have been renewed at expiry, the CCH Group's business depends to a large extent on The Coca-Cola Company's willingness to renew the CCH Group's bottlers' agreements when they expire. If, upon expiration of their term, The Coca-Cola Company is unwilling to renew these agreements upon expiry in 2023, the CCH Group's net sales revenue will decline dramatically. In addition, if The Coca-Cola Company is unwilling to renew the CCH Group's bottlers' agreements on terms at least as favorable to the CCH Group as the current terms, the CCH Group's business could also be adversely affected.

        In addition, The Coca-Cola Company has the right to terminate the bottlers' agreements upon the occurrence of certain events of default, including limitations on the change in ownership or control of Coca-Cola Hellenic and assignment or transfer of the bottlers' agreements. Although The Coca-Cola Company has never terminated a bottlers' agreement with the CCH Group due to non-performance, if The Coca-Cola Company exercises its right to terminate the bottlers' agreements upon the occurrence of certain events of default, the CCH Group's net sales revenue will decline dramatically and the CCH Group's business will be adversely affected. You should read Item 7, "Major Shareholders and Related Party Transactions—Related Party Transactions—Our relationship with The Coca-Cola Company," in the Coca-Cola Hellenic 2012 Form 20-F for a description of the circumstances under which The Coca-Cola Company may terminate its bottlers' agreements with the CCH Group.

The Coca-Cola Company could exercise its rights under the bottlers' agreements with the CCH Group in a manner that would make it difficult for the CCH Group to achieve its financial goals.

        The CCH Group's bottlers' agreements govern the CCH Group's purchases of concentrate, which represents a significant raw materials cost. The Coca-Cola Company determines the price that the CCH Group pays for concentrate at its discretion. In practice, The Coca-Cola Company normally sets concentrate prices only after discussions with the CCH Group so as to reflect trading conditions in the relevant countries and so as to ensure that such prices are in line with the CCH Group's and The Coca-Cola Company's mutually agreed marketing objectives for particular The Coca-Cola Company brand-related products and particular territories of the CCH Group. The Coca-Cola Company has other important rights under the bottlers' agreements with the CCH Group, including the right to approve, in its sole discretion, the form and attributes of the packaging for The Coca-Cola Company's brand-related products and to designate authorized suppliers of certain packaging and other raw materials. The Coca-Cola Company's right to set the CCH Group's concentrate prices could give The Coca-Cola Company considerable influence over the CCH Group's profit margins, business, results of operations and financial condition.

        There can be no assurance that The Coca-Cola Company's objectives when exercising its rights under the bottlers' agreements with the CCH Group will in all cases be fully aligned with the CCH Group's objective to realize profitable volume growth. It is therefore possible that The Coca-Cola Company could exercise its rights under the bottlers' agreements with the CCH Group to determine concentrate prices and to approve only certain of the CCH Group's suppliers, in a manner that would make it difficult for the CCH Group to achieve its financial goals.

Kar-Tess Holding and The Coca-Cola Company are expected to have influence over the conduct of the CCH Group's business and their respective interests may differ from each other and may also differ from the interests of other shareholders.

        Kar-Tess Holding currently owns approximately 23.5 percent and The Coca-Cola Company currently indirectly owns approximately 23.4 percent of Coca-Cola Hellenic's voting rights (calculated excluding Coca-Cola Hellenic Shares held in treasury by Coca-Cola Hellenic, for which voting rights are suspended so long as such shares are held in treasury). Kar-Tess Holding stated it will tender in the exchange offer its 85,355,019 Coca-Cola Hellenic Shares, which represent approximately 23.3 percent of the total issued Coca-Cola Hellenic Shares. Coca-Cola HBC has also received confirmations from The Coca-Cola Company that it supports the exchange offer and intend to tender Coca-Cola Hellenic Shares in the exchange offer. If Coca-Cola HBC is unable to complete the Greek statutory buy-out, or if Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs are acquired for cash in the Greek statutory buy-out and/or the Greek statutory sell-out, the percentage holdings in Coca-Cola HBC of Kar-Tess Holding and The Coca-Cola Company and their influence in relation to corporate actions to be approved by shareholders of Coca-Cola HBC will be increased. The same will apply following completion of the exchange offer and before completion of any subsequent Greek statutory buy-out or Greek statutory sell-out.

        Upon settlement of the exchange offer, the board of directors of Coca-Cola HBC will comprise 13 directors: 12 existing Coca-Cola Hellenic directors and one new independent non-executive director, Mrs. Susan Kilsby. Of the 12 existing Coca-Cola Hellenic directors, four directors, Mr. George A. David, Mr. Anastasios P. Leventis, Mr. Anastassis G. David and Mr. Haralambos K. Leventis, have been appointed by Kar-Tess Holding, the incorporator and sole shareholder of the Company as at the date of this offer to exchange/prospectus, and were originally nominated to the board of directors of Coca-Cola Hellenic by Kar-Tess Holding pursuant to the Coca-Cola Hellenic Shareholders' Agreement; two directors, Mr. Irial Finan and Mr. John Hunter, were originally nominated to the board of directors of Coca-Cola Hellenic by The Coca-Cola Company Entities pursuant to the Coca-Cola Hellenic Shareholders' Agreement; and five directors, Mr. Kent Atkinson, Mr. Antonio D'Amato, Mr. Christos Ioannou, Sir Michael Llewellyn-Smith and Mr. Nigel Macdonald, are independent non-executive directors. The remaining director, Mr. Dimitris Lois, is the current managing director of Coca-Cola Hellenic and will become the managing director (CEO) of Coca-Cola HBC upon settlement of the exchange offer. The chairman of the board of directors of Coca-Cola HBC will be Mr. George David, the current chairman of Coca-Cola Hellenic, who was originally nominated by Kar-Tess Holding pursuant to the Coca-Cola Hellenic Shareholders' Agreement. Consequently, immediately following the completion of the exchange offer, the composition of Coca-Cola HBC's board of directors will be consistent with the current composition of Coca-Cola Hellenic's board of directors, with one additional independent non-executive director.

        In light of the termination of the Coca-Cola Hellenic Shareholders' Agreement effective on receipt by each of Kar-Tess Holding and The Coca-Cola Company Entities, or their assigns, of Coca-Cola HBC shares in settlement of the exchange offer and its non-renewal with respect to Coca-Cola HBC, neither Kar-Tess Holding nor The Coca-Cola Company Entities will have any special rights in relation to the appointment or re-election of nominee directors, and those directors of Coca-Cola HBC who were originally nominees of The Coca-Cola Company Entities or Kar-Tess Holding on the board of Coca-Cola Hellenic will be required to stand for re-election on an annual basis in the same way as the other directors of Coca-Cola HBC. However, for so long as such directors remain on the board of directors of the Coca-Cola HBC, these historic nomination arrangements are expected to enable each of The Coca-Cola Company Entities and Kar-Tess Holding to exercise influence over the conduct of the Coca-Cola Hellenic Group's business through their respective representation on the board of directors. As the board of directors will comprise at least 13 directors upon settlement of the exchange offer, neither Kar-Tess Holding nor The Coca-Cola Company Entities, acting individually, will be in a position to control (positively or negatively) decisions of the board of directors that are subject to simple majority approval. However, decisions of the board of directors that are subject to the special quorum provisions and supermajority requirements contained in the articles of association of Coca-Cola HBC, in practice, require the support of directors originally nominated by at least one of either The Coca-Cola Company Entities or Kar-Tess Holding in order to be approved. Furthermore, based on their current shareholdings, Kar-Tess Holding and The Coca-Cola Company Entities, acting individually, will be in a position to block a resolution to wind-up or dissolve Coca-Cola HBC or to amend the supermajority matters voting requirements for such resolutions in the articles of association of Coca-Cola HBC, each of which requires the approval of holders of 80 percent of the Coca-Cola HBC Shares and, depending on the attendance levels at general meetings of the Coca-Cola HBC shareholders, other matters requiring supermajority shareholder approval.

        The respective interests of Kar-Tess Holding and The Coca-Cola Company may differ from those of other holders of Coca-Cola HBC Shares and Coca-Cola HBC ADSs. As a result of their influence on the CCH Group's business, Kar-Tess Holding and The Coca-Cola Company could prevent Coca-Cola HBC or the CCH Group from making certain decisions or taking certain actions that would protect the interests of holders of Coca-Cola HBC Shares and Coca-Cola HBC ADSs or which would otherwise benefit Coca-Cola HBC or the CCH Group.

The CCH Group's success depends in part on The Coca-Cola Company's success in marketing and product development activities.

        The CCH Group derives the majority of its revenues from the production, sale and distribution of the trademarked beverages of The Coca-Cola Company. Whereas The Coca-Cola Company owns the trademarks of these products and is focused on overall consumer marketing and brand promotion of The Coca-Cola Company's products, the CCH Group develops and implements the sales and trade marketing at the country level and has primary responsibility for the customer relationships. The profitable growth of the CCH Group's business depends in part on the success of The Coca-Cola Company's brand-related business, which in turn, depends in part on The Coca-Cola Company's consumer marketing activities, including The Coca-Cola Company's discretionary contributions to the CCH Group's annual marketing plan. Although the CCH Group's growth plans include product offerings in non-The Coca-Cola Company branded products, the expansion of the CCH Group's family of brands depends to a considerable extent on The Coca-Cola Company's product expansion strategy, particularly with respect to new brands. If The Coca-Cola Company were to reduce its marketing activities, the level of its contributions to the CCH Group's annual marketing plan or its commitment to the development or acquisition of new products, particularly new Still and Water beverages, these reductions could lead to a decrease in the consumption of trademarked beverages of The Coca-Cola Company in the countries in which the CCH Group operates. This would, in turn, lead to a decline in the CCH Group's share of the non-alcoholic ready-to-drink beverages market and sales volume and adversely affect the CCH Group's growth prospects.

The CCH Group depends on The Coca-Cola Company to protect the trademarks of The Coca-Cola Company's products.

        Brand recognition is critical in attracting consumers to the CCH Group's products. In each country in which the CCH Group operates, The Coca-Cola Company owns the trademarks of all of The Coca-Cola Company products which the CCH Group produces, distributes and sells. The CCH Group relies on The Coca-Cola Company to protect The Coca-Cola Company's trademarks in the countries where the CCH Group operates, which include some countries that offer less comprehensive intellectual property protection than the United States or the European Union. The trademarked beverages of The Coca-Cola Company (including trademarked beverages of joint ventures to which The Coca-Cola Company is a party) represented 96 percent of the CCH Group's total sales volume in each of the years ended December 31, 2012 and 2011. If The Coca-Cola Company fails to protect its proprietary rights against infringement or misappropriation, this could undermine the competitive position of the products of The Coca-Cola Company and lead to a significant decrease in the volume of the CCH Group's sales of trademarked beverages of The Coca-Cola Company, which would materially and adversely affect the CCH Group's results of operations.

The Beverage Partners Worldwide joint venture between The Coca-Cola Company and Nestlé S.A. could be dissolved or altered in a manner that adversely affects the CCH Group's business.

        Beverage Partners Worldwide is a joint venture between The Coca-Cola Company and Nestlé S.A. On December 10, 2012, Beverage Partners Worldwide agreed to renew bottlers' and/or distribution agreements (as applicable) in relation to the Nestea brand with the relevant subsidiaries of the CCH Group on substantially the same terms as the existing agreement for a term of 10 years from January 1, 2014. The CCH Group's efforts to expand its presence in the combined Still and Water beverages category have focused, in part, on products for which Beverage Partners Worldwide owns the trademarks. Sales of Nestea ready-to-drink tea products comprised 5 percent of total sales volume for each of the years ended December 31, 2012 and 2011. The CCH Group depends on The Coca-Cola Company to protect its interests associated with Beverage Partners Worldwide. If Beverage Partners Worldwide is dissolved or altered in a manner that adversely affects the CCH Group's business, then its net sales revenue derived from the combined Still and Water beverages category may decline significantly and the CCH Group's ability to successfully implement its strategy to expand its Still and Water beverages business could also be materially and adversely affected. There can be no assurance that the CCH Group would be able to replace any Beverage Partners Worldwide products that are removed from its product portfolio as a result of such dissolution or alteration.

Risks Related to the Non-Alcoholic Ready-to-Drink Beverages Industry

Weaker consumer demand for Sparkling beverages could harm the CCH Group's revenues and profitability.

        At the present time, the CCH Group's revenues and profitability remain substantially dependent upon sales of its core Sparkling beverages business, particularly in its established countries that have witnessed a decrease in per capita consumption in recent years. This weakening of consumer demand for Sparkling beverages can be explained, in part, by demographic trends. Teenagers and young people account for the majority of Sparkling beverages consumption in the CCH Group's established countries. Currently, these countries are experiencing declining birth rates and aging populations, which reduce the number of people in those age groups that traditionally are most likely to consume Sparkling beverages.

        Another trend adversely affecting growth in Sparkling beverages consumption in the established countries is the increased consumer focus on well-being, health and fitness, as well as concerns about obesity. Some consumers perceive Still and Water beverages such as juices, waters, ready-to-drink teas and sports and energy drinks to be more closely associated with a healthier lifestyle. Consequently, consumption of some of these alternative beverages is growing at a faster rate than consumption of Sparkling beverages. While this trend is most pronounced in the CCH Group's established countries, it also exists to some extent in the CCH Group's developing and emerging countries. If this trend towards alternative beverages becomes more prevalent in the developing and emerging countries, it could materially and adversely affect the CCH Group's prospects for future profitable growth in the Sparkling beverages category.

        If any of these trends impedes profitable growth in consumption of the CCH Group's core Sparkling beverages brands, its business and prospects would be severely impacted and the CCH Group may not be able to offset decline in the Sparkling beverages category through increased sales in Still and Water beverages.

The CCH Group's growth prospects may be harmed if it is unable to expand successfully in the combined non-Sparkling beverages category.

        The CCH Group believes that there is significant growth potential for non-Sparkling beverages. The CCH Group intends to continue to expand its product offerings in this category, which includes juices, waters, sports and energy drinks and other ready-to-drink beverages, such as teas or coffees, as well as expand its distribution of third-party premium spirits. To the extent that the CCH Group intends to expand its presence in the highly competitive Still and Water beverages category with The Coca-Cola Company, such expansion will require The Coca-Cola Company to invest significantly in consumer marketing, brand promotion and/or brand acquisition and the CCH Group to invest significantly in production, sales, distribution development and/or business acquisitions. There is no assurance that The Coca-Cola Company will successfully develop and promote new Still and Water beverage brands or that the CCH Group will be able to increase its sales of new Still and Water products. Further, the CCH Group intends to expand its product offerings and its distribution of third-party premium spirits. Expanding the CCH Group's presence in this highly competitive market will also require significant investment from the CCH Group and there is no assurance that the CCH Group will be able to successfully implement its plans. If the CCH Group is unable to continue to expand in the combined Still and Water beverages category or to implement its plans to expand its own product offerings, then its growth prospects may be materially and adversely affected.

Risks Related to Emerging and Developing Countries

The lack of institutional continuity and safeguards in the CCH Group's emerging and developing countries could adversely affect its competitive position, increase its cost of regulatory compliance and/or expose it to a heightened risk of loss due to fraud and criminal activity.

        While some of the CCH Group's emerging and developing countries are in the process of transitioning to market economies, stable political institutions and comprehensive regulatory systems, some of them lack the institutional continuity and strong procedural and regulatory safeguards typical in the CCH Group's established countries. These risks are particularly relevant to the CCH Group's business and similar businesses in the fast moving consumer goods sector, which depend to a large extent on disposable income and discretionary spending by consumers. In addition, these risks are prevalent in the Russian Federation, Nigeria and Romania, which are the largest of the CCH Group's territories in its emerging countries reporting segment in terms of volume. As a result, in the CCH

Group's emerging and developing countries, and, in particular, the Russian Federation, Nigeria and Romania, the CCH Group is exposed to regulatory uncertainty in certain areas, which could increase its cost of regulatory compliance, and may result in less comprehensive protection for some of its rights, including intellectual property rights, which could undermine its competitive position, thereby reducing the profitability of the CCH Group's operations, and limiting its growth prospects in these emerging and developing countries.

        The lack of institutional continuity also exacerbates the effect of political uncertainty in the CCH Group's emerging and developing countries, which, in turn, could adversely affect the orderly operation of markets, consumer confidence and consumer purchasing power. Institutional uncertainty is a risk that is particularly pertinent to the Russian Federation and Nigeria, and could impact these territories of the CCH Group disproportionately compared to the CCH Group's other territories. In addition, in countries with a large and complicated structure of government and administration, such as the Russian Federation, national, regional, local and other governmental bodies may issue inconsistent decisions and opinions that could increase the cost of regulatory compliance which, in turn, could reduce the profitability of the CCH Group's operations in such territories.

        Finally, the CCH Group operates in some emerging and developing countries where corruption can create a difficult business environment. It is the CCH Group's policy to comply with the U.S. Foreign Corrupt Practices Act and similar regulations. This compliance may put the CCH Group at a competitive disadvantage against competitors that are not subject to, or do not comply with, the same regulations, thereby limiting its growth prospects in such territories. In addition, in some of the environments in which the CCH Group operates, businesses like the CCH Group are exposed to a heightened risk of loss due to fraud and criminal activity, even though the CCH Group reviews its financial systems regularly in order to minimize such losses.

The CCH Group is exposed to emerging and developing countries' risks.

        A substantial proportion of the CCH Group's operations, representing 61.6 percent of net sales revenue for the year ended December 31, 2012, and 58.5 percent of net sales revenue in the year ended December 31, 2011, is carried out in its emerging and developing countries. The CCH Group's operations in these markets are subject to the customary risks of operating in emerging and developing countries, which include potential political and economic uncertainty, government debt crises, application of exchange controls, reliance on foreign investment, nationalization or expropriation, crime and lack of law enforcement, political insurrection, terrorism, religious unrest, external interference, currency fluctuations and changes in government policy. These risks are particularly relevant to the CCH Group's business and similar businesses in the fast moving consumer goods sector, which depend to a large extent on the reliable and cost-effective delivery of products to end-customers, as well as on consumer confidence. Such factors could affect the CCH Group's results by causing interruptions to operations, by increasing the costs of operating in those countries or by limiting the ability to repatriate profits from those countries. Financial risks of operating in emerging and developing countries also include risks of liquidity, inflation, devaluation, price volatility, volatile energy prices, currency convertibility and transferability, country default and austerity measures resulting from significant deficits as well as other factors. These circumstances could adversely impact the CCH Group's business, results of operations and financial condition. Currency volatility resulting from financial and political instability in certain of the CCH Group's emerging and developing countries have materially impacted the CCH Group's results over the past years. Each of the Russian Federation, Nigeria and Romania, which are the largest of the CCH Group's territories in its emerging countries reporting segment in terms of volume, has experienced significant currency fluctuations that have impacted and may continue to impact the CCH Group's results disproportionately to the CCH Group's other territories. Due to its specific exposure, these factors could affect the CCH Group more than its competitors with less exposure to such emerging and developing countries, and any general decline in emerging and developing countries as a whole could impact the CCH Group disproportionately compared to its competitors.

        In Nigeria and Russia, for example, the economy is dependent on energy prices, and Romania has adopted austerity measures in response to its financial crisis and as a result of measures required by the International Monetary Fund. Fluctuations in energy prices in Nigeria and Russia and the adoption of austerity measures in Romania may result in difficult economic conditions which could materially impact the CCH Group's business, results of operations and financial performance in those territories as compared to the CCH Group's other territories. Further, Nigeria has recently experienced political instability, violence, religious unrest and terrorism and also suffers from a lack of infrastructure, such as roads and power supply, which could adversely affect the orderly operation of markets and negatively impact consumer demand and, in turn, materially impact the CCH Group's business, results of operations and financial performance in Nigeria.

The sustainability of our growth in our developing and emerging countries depends partly on our ability to attract and retain a sufficient number of qualified and experienced personnel for which there is strong demand.

        In recent years, the CCH Group has experienced significant growth in a number of its developing and emerging countries. As its business continues to grow and the level of its investment in such countries increases, the CCH Group is faced with the challenge of being able to attract and retain a sufficient number of qualified and experienced personnel in an increasingly competitive labor market. The CCH Group's ability to sustain its growth in these countries may be hindered if it is unable to successfully meet this challenge.

Risks Related to Competition

Competition law enforcement by the European Union and national authorities may have a significant adverse effect on the CCH Group's competitiveness and results of operations.

        The CCH Group's business is subject to the competition laws of the countries in which it operates and, with respect to the CCH Group's activities affecting the European Union, is also subject to European Union competition law. The admission in 2004 and 2007 to the European Union of 11 of the European countries in which the CCH Group operates has increased the impact of European Union competition law on its business.

        The CCH Group cannot predict if competition law enforcement by the European Union or national competition authorities will result in significant fines being imposed upon it or result in adverse publicity, or require it to change its commercial practices or whether related private lawsuits could require the CCH Group to pay significant amounts in damages. Any change in the competition laws to which the CCH Group's activities are subject or any enforcement action taken by competition authorities could adversely affect the CCH Group's operating results.

        You should read Item 8, "Financial information—Consolidated Statements and Other Financial Information—Legal Proceedings," of the Coca-Cola Hellenic 2012 Form 20-F for additional information.

The CCH Group is engaged in a highly competitive business. Adverse actions by its competitors or other changes in the competitive environment may adversely affect its results of operations.

        The non-alcoholic ready-to-drink beverages market is highly competitive in each of the CCH Group's countries. The CCH Group competes with, among others, bottlers of other international or regional brands of non-alcoholic ready-to-drink beverages, some of which are aggressively expanding in some of the CCH Group's territories. The CCH Group also faces significant competition from private label brands of large retail groups. A change in the number of competitors, the level of marketing or investment undertaken by its competitors, or other changes in the competitive environment in its markets may cause a reduction in the consumption of the CCH Group's products and in its market share, and may lead to a decline in its revenues and/or an increase in its marketing or investment expenditures, which may materially and adversely affect its results of operations. Competitive pressure may also cause channel and product mix to shift away from the CCH Group's more profitable packages and channels, for example, the immediate consumption channel.

        In particular, the CCH Group faces intense price competition, especially in its emerging and developing countries, from producers of local non-premium non-alcoholic, ready-to-drink beverage brands, which are typically sold at prices lower than similar products of the CCH Group. In addition, the CCH Group faces increasing price competition from certain large retailers that sell private label products in their outlets at prices that are lower than prices of the CCH Group, especially in countries with a highly concentrated retail sector. In some of the CCH Group's countries, the CCH Group is also exposed to the effect of imports from adjacent countries of lower priced products, including, in some cases, trademarked products of The Coca-Cola Company bottled by other bottlers in the Coca-Cola bottling system. The entry into the European Union of all but one of the CCH Group's developing countries, as well as that of Romania and Bulgaria, has increased the exposure of such countries to such imports from other European Union countries. In addition, the further enlargement of the European Union could lead to increased imports by wholesalers and large retailers of products produced and sold by the CCH Group in any of these countries for resale at lower prices in the CCH Group's other territories, particularly its established countries, where the prices of its products are generally higher than in most of its developing countries. While this practice would not affect the CCH Group's sales volume overall, it could put pressure on its pricing in the countries that receive such imports of lower priced products.

        If there is a change in the CCH Group's competitors' pricing policies, an increase in the volume of cheaper competing products imported into the CCH Group's countries or the introduction of new competing products or brands, including private label brands, and if the CCH Group fails to effectively respond to such actions, the CCH Group may lose customers and market share and/or the implementation of its pricing strategy may be restricted, in which case its results of operations will be adversely affected.

The increasing concentration of retailers and independent wholesalers, on which the CCH Group depends to distribute its products in certain countries, could lower the CCH Group's profitability and harm its ability to compete.

        The CCH Group derives, particularly in its established countries, a large and increasing proportion of its revenues from sales of its products either directly to large retailers, including supermarkets and hypermarkets, or to wholesalers for resale to smaller retail outlets. The CCH Group expects such sales to continue to represent a significant portion of its revenues. Most of the CCH Group's countries are experiencing increased concentration in the retail and wholesale sectors, either because large retailers and wholesalers are expanding their share in the relevant market, or as a result of increased consolidation among large retailers and wholesalers.

        The CCH Group believes that such concentration increases the bargaining power of large retailers and wholesalers. The CCH Group's products compete with other non-alcoholic ready-to-drink beverage brands for shelf space in retail stores and with other fast-moving consumer goods for preferential in-store placement. The CCH Group's large retail and independent wholesaler customers also offer other products, sometimes including their own brands that compete directly with the CCH Group's products. These large retailers and wholesalers could use their increasing market power in a way that could lower the CCH Group's profitability and harm the CCH Group's ability to compete.

Changes in how significant customers market or promote the CCH Group's products could reduce sales volumes.

        The CCH Group's revenue is impacted by how large retailers, such as supermarkets, hypermarket chains and independent wholesalers, market or promote the CCH Group's products. Revenue may, for example, be negatively impacted by unfavorable product placement at points of sale or less aggressive price promotions by large retailers or independent wholesalers, particularly in future consumption channels. Brand image may be negatively affected by aggressive price positioning close to that of non-premium products and private labels. Although the CCH Group seeks to engage its large retail and independent wholesale customers to achieve favorable product placement and in the development and implementation of marketing and promotional programs, the CCH Group's sales volumes, revenues and profitability may be adversely impacted by the manner in which large retailers or independent wholesalers engage in the marketing or promotion of its products. In addition, there can be no assurance that the CCH Group's large retail and independent wholesale customers, who often act for the CCH Group, the CCH Group's competitors and themselves, will not give the CCH Group's competitors, or their products, higher priority, thereby reducing their efforts to sell the CCH Group's products.

Risks Related to Prevailing Economic Conditions

The Greek government debt crisis and the associated impact on the economic and fiscal prospects of Greece and other European Union countries in which the CCH Group operates could have a material adverse effect on the CCH Group's business.

        Greece, which accounted for 5.2 percent of unit sales volume, 6.4 percent of net sales revenue, 6.9 percent of financial assets and 5.2 percent of production capacity of the CCH Group for the year ended December 31, 2012, is currently facing a severe economic crisis resulting from significant government fiscal deficits and high levels of government borrowing. The current political, economic and budgetary challenges that the Greek government faces with respect to its high public debt burden and Greece's weakening economic prospects have led to sequential downgrades during 2010, 2011 and 2012 by Standard & Poor's Ratings Services of Greece's sovereign credit ratings to SD (selective default). Additionally, in March 2012, Moody's Ratings Services downgraded Greece's sovereign credit rating to C. As a condition of the second European Monetary Union / International Monetary Fund rescue package announced on February 20, 2012, Greece has committed to further aggressive and wide-ranging fiscal retrenchment during 2013, including increases in taxation. By way of example, Greek law 4110/2013 was enacted on January 23, 2013, which increased the general corporate income tax rate applicable to Greek-resident legal entities from 20 percent to 26 percent. The magnitude of fiscal adjustments to which Greece has agreed, and any further measures which may be required, are likely to continue having a significant negative effect on economic activity in Greece. The Greek economy contracted by 7.5 percent in 2011, the fifth consecutive year that the economy has been in recession. The Greek unemployment rate reached 27% as at November 2012 (according to the Hellenic Statistical Authority). These negative trends are expected to continue during 2013, taking a heavy toll on disposable income, spending and debt repayment capacity for the Greek private sector, which has had and will continue to have a material adverse effect on the CCH Group's business, including increased taxation. In addition, the possibility that Greece could default on its sovereign debt obligations, or that it might not remain part of the eurozone, cannot be entirely ruled out. Such an event could have severe adverse consequences for the Greek economy and the CCH Group, the magnitude of which is difficult to predict.

        Although Coca-Cola HBC has secured the funding required to refinance debt becoming due within the 18-month period after the publication by Coca-Cola HBC of the UK Prospectus and such events described in the preceding paragraph would not impact the availability of existing facilities, which would be used, among other things, to refinance any debt coming due within the 18-month period immediately following the publication by Coca-Cola HBC of the UK Prospectus, and which includes the Statutory Buy-Out Facility and the Bond Refinancing Facility, such events could have severe adverse consequences for the Greek economy and the CCH Group, including, as a result of Coca-Cola Hellenic being the intermediate holding company for the business and operations of the CCH Group, a negative impact on Coca-Cola HBC's cost of funds, its ability to raise additional funds in the capital markets in the future (in the event Coca-Cola HBC would pursue future debt financings), including to refinance outstanding amounts under the Statutory Buy-Out Facility, the Bond Refinancing Facility and other facilities when such debt matures, its credit rating and the ability of Coca-Cola Hellenic, as Coca-Cola HBC's direct subsidiary, to pay dividends or distribute funds to Coca-Cola HBC. See "—As Coca-Cola HBC will be a holding company, its operating results, financial condition and ability to pay dividends or other distributions will be entirely dependent on distributions received from its subsidiaries, including Coca-Cola Hellenic as its intermediate Greek holding company" and "—The global financial and credit crisis and the eurozone sovereign debt crisis may have an impact on the CCH Group's financial condition and business prospects that currently cannot be predicted, and increasing interest rates may affect the CCH Group's financial results and ability to obtain credit".

Negative financial and economic conditions could lead to reduced demand for the CCH Group's products.

        Negative financial and economic conditions in many countries in which the CCH Group operates have led and could continue to lead to reduced demand for the CCH Group's products, or an increase in price discount activity, or both, which would have a negative impact on the CCH Group's financial position, results of operations and cash flows. Governments have been facing greater pressure on public finances, leading to risk of increased taxation and therefore of a reduction in consumers' disposal income. These factors may also lead to intensified competition for market share as well as reduced tourist activity, with consequential potential adverse effects on volumes. Negative financial and economic conditions may have a negative impact on the CCH Group's customers and other parties with whom the CCH Group does, or may do, business.

        Consumers' disposable income has come under pressure in several of the CCH Group's key markets as a result of price increases for fuel and food, among other things. Such price increases, along with local economic disruptions and economic uncertainty more generally, have also adversely affected consumer sentiment, which may further dampen discretionary spending over time. To the extent that this proves to be the case, sales volumes and pricing strategies in certain of the CCH Group's key markets may be adversely affected for an indeterminate period of time.

Increased taxation on the CCH Group's business may reduce the CCH Group's profitability.

        The CCH Group is subject to multiple taxes across each of the jurisdictions in which it operates. The imposition of new taxes, or increases in taxes on the CCH Group's products, may have a material adverse effect on the CCH Group's business, financial condition, prospects and results of operations. The severe fiscal crises currently impacting many of the CCH Group's countries have resulted in increased taxation on the CCH Group's business. In particular, pursuant to Article 5 of Law 3845/2010, on May 6, 2010, the Greek government imposed an "Extraordinary Contribution of Social Responsibility" on net income for the fiscal year ended December 31, 2009. The amount of the "Extraordinary Contribution of Social Responsibility" assessed for 2009 was €21.2 million, which the CCH Group recorded as a tax charge in 2010.

        Further fiscal measures may continue to result in increased taxation on the CCH Group's business, which would reduce the CCH Group's profits. Governments may also enact or increase taxes that apply to the sale, or production, of the CCH Group's products. In Greece, effective from September 1, 2011, value added tax on non-alcoholic beverages and juices, except for mineral water, increased from 13 percent to 23 percent. At the end of 2011, in Italy, value added tax increased by 1 percent and an additional increase of 2 percent that would bring value added tax to 23 percent is scheduled for July

2013. In 2011, Hungary introduced a tax on consumption of beverages with sugar and caffeine content higher than a specific amount, which affects the cost to consumers for some of the CCH Group's products. In addition, in Ireland effective from January 2012, value added tax increased by 2 percent to 23 percent, and in the Czech Republic value added tax increased by 4 percent to 14 percent, effective from January 2012, and a further 3.5 percent increase is scheduled for January 2013. In Cyprus, effective from January 2013, value added tax increased by 1 percent to 18 percent and from January 2014 will increase further by 1 percent to 19 percent. Higher taxes on the sale of the CCH Group's products, in the form of excise or other consumption taxes, could lead to increased prices, which in turn may adversely affect the sale and consumption of the CCH Group's products and reduce the CCH Group's revenues and profitability. Government imposed deposits or taxes on glass and/or metal packaging material, and/or other materials used in the CCH Group's business, would also reduce the CCH Group's profitability.

The global financial and credit crisis and the eurozone sovereign debt crisis may have an impact on the CCH Group's financial condition and business prospects that currently cannot be predicted, and increasing interest rates may affect the CCH Group's financial results and ability to obtain credit.

        The credit crisis and related turmoil in the global financial systems, as well as the eurozone sovereign debt crisis, may have a material impact on the CCH Group's financial condition and business prospects, and the CCH Group may ultimately face major challenges if conditions do not improve. The CCH Group has in place sufficient committed, unused credit facilities to ensure that the CCH Group has cost-effective access to sufficient financial resources to meet its funding requirements for the foreseeable future, including the funding required to refinance existing debt becoming due within the 18-month period immediately following publication by Coca-Cola HBC of the UK Prospectus, and such conditions would not impact the availability of existing facilities, which would be used, among other things, to refinance any debt coming due within the 18-month period immediately following the date of the publication by Coca-Cola HBC of the UK Prospectus, such as the Statutory Buy-Out Facility and the Bond Refinancing Facility. However, if the capital and credit markets continue to experience volatility and the availability of funds in the capital and credit markets becomes limited, then the CCH Group may face increased interest rates and in the future incur other costs associated with future debt financings (in the event Coca-Cola HBC would pursue future debt financings), including to refinance outstanding amounts under existing facilities, such as the Statutory Buy-Out Facility and the Bond Refinancing Facility when such debt matures, and its ability to access the capital markets or borrow money in the future may become restricted at a time when the CCH Group would like, or need, to raise funds, which could have an adverse impact on the CCH Group's flexibility to react to changing economic and business conditions, as well as on the CCH Group's ability to fund its operations and capital expenditures in the future, on its growth rate and on shareholder returns. In addition, if the global financial crisis results in decreases in yield on, or a fall in the value of, investments held by CCH Group's funded pension plans, the CCH Group may have to increase its funding levels of such pension plans from its current funding requirements, which could adversely affect the CCH Group's results of operations and financial condition. Furthermore, changes in the CCH Group's credit rating could have a material adverse effect on its interest costs and, in the longer term, on its financing sources. The CCH Group's credit rating can be materially influenced by a number of factors including, but not limited to, sovereign risk, acquisitions, investment decisions, and capital management activities. While the ultimate outcome and impact of the current crises cannot be predicted, they may have a material adverse effect on the CCH Group's future financial condition and business prospects.

        Countries in which the CCH Group operates also face difficult economic conditions as a result of restrictive fiscal measures imposed in response to the eurozone sovereign debt crisis. Italy accounted for 14.8 percent of unit sales volume and 15.6 percent of net sales revenue in the year ended December 31, 2012. In May 2010 and 2011, the Italian government announced significant reductions in public expenditure, designed to reduce the fiscal deficit to 3 percent or less of gross domestic product by 2012. The Republic of Ireland accounted for 1.9 percent of the CCH Group's sales volume in the year ended December 31, 2012. In November 2010, the Irish government agreed a rescue package with the European Union, the International Monetary Fund and the European Central Bank that continues to require severe fiscal austerity. These measures are likely to negatively impact gross domestic product and employment and could lead to social unrest. These measures are also likely to reduce disposable income and discretionary spending by customers in the CCH Group's countries of operation located within the European Union, and adversely affect the tourism industry. See also "—The Greek government debt crisis and the associated impact on the economic and fiscal prospects of Greece and other European Union countries in which the CCH Group operates could have a material adverse effect on the CCH Group's business." These consequences have resulted and may continue to result in reduced demand for the CCH Group's products. As a result, the sovereign debt crisis, the measures aimed at addressing such crisis and the consequences thereof could adversely affect the results of the CCH Group's local operations and the results of the CCH Group on a consolidated basis.

        These measures may also lead to a deterioration in the financial condition of certain of the CCH Group's suppliers. Damage or disruption to the production or distribution capabilities of the CCH Group due to social unrest, political instability, the financial and/or operational instability of key suppliers, distributors, warehousing and transportation providers or brokers, or other reasons could impair the CCH Group's ability to manufacture or sell its products. Further, government fiscal measures in the CCH Group's territories have resulted and may continue to result in increased taxation on the CCH Group's business, which would reduce the CCH Group's profits. Finally, the eurozone sovereign debt crisis has created a downward pressure on the euro, resulting in an increase in the prices that the CCH Group must pay for certain raw and packaging materials which are priced in other currencies (principally U.S. dollars), which will further depress the CCH Group's profit margins if it is unable to recover these additional operating costs from its customers through market-based activities. Any one or a combination of these factors may have a material adverse effect on the CCH Group's results of operations and financial condition.

Risks Related to the CCH Group's Business

The CCH Group relies on the reputation of the CCH Group's brands.

        The CCH Group's success depends on its ability to maintain and enhance the image and reputation of its existing products and to develop a favorable image and reputation for new products. An event, or series of events, that materially damages the reputation of one or more of the CCH Group's brands could have an adverse effect on the value of these brands and subsequent revenues from those brands or businesses.

Contamination or deterioration of the CCH Group's products could hurt its reputation and depress its revenues.

        The contamination or deterioration of the CCH Group's products, whether actual or alleged, deliberate or accidental, could harm its reputation and business. A risk of contamination or deterioration exists during each stage of the production cycle, including during the production and delivery of raw materials, the bottling and packaging of the products, the stocking and delivery of products to retailers and wholesalers, and the storage and shelving of its products at the final points of sale. Any such contamination or deterioration could result in a recall of the CCH Group's products and/or criminal or civil liability could restrict the CCH Group's ability to sell its products and, in turn, have a material adverse effect on its business and prospects. Similar incidents involving other bottlers of The Coca-Cola Company's products, could also materially and adversely impact the competitiveness and revenues of the CCH Group by harming the reputation of The Coca-Cola Company's brands.

Adverse weather conditions and reduced tourist activity could reduce demand for the CCH Group's products.

        Demand for the CCH Group's products is affected by weather conditions in the countries in which the CCH Group operates. Consumption is particularly strong during the second and third quarters when demand rises due to warmer weather and, in some of the CCH Group's countries, increased tourist activity. As a result, unseasonably cool temperatures in the countries in which the CCH Group operates or reduced tourist activity in certain countries during the summer season could adversely affect its sales volume and the results of its operations for the year.

Climate change may negatively affect the CCH Group's business.

        There is increasing concern that a gradual increase in global average temperatures due to the increased concentration of carbon dioxide and other greenhouse gases in the atmosphere will cause significant changes in weather patterns around the globe and an increase in the frequency and severity of natural disasters. Decreased agricultural productivity in certain regions as a result of changing weather patterns may limit availability or increase the cost of key agricultural commodities, such as sugarcane, corn, beets, citrus, coffee and tea, which are important ingredients for the CCH Group's products. The increased frequency or duration of extreme weather conditions could also impair production capabilities, disrupt the CCH Group's supply chain or impact demand for the CCH Group's products. Climate change may also exacerbate water scarcity and cause a further deterioration of water quality in affected regions, which could limit water availability for the CCH Group's operations. In addition, public expectations for reductions in greenhouse gas emissions could result in increased energy, transportation and raw material costs and may require the CCH Group to make additional investments in facilities and equipment. As a result, the effects of climate change could have a long-term adverse impact on the CCH Group's business and results of operations.

Miscalculation of infrastructure investment needs could impact the CCH Group's financial results.

        The CCH Group's projected requirements for infrastructure investments may differ from actual levels if anticipated sales volume growth does not materialize. The CCH Group has, in the past, invested substantially in production capacity and sales and distribution infrastructure, particularly in the CCH Group's key emerging countries. Such infrastructure investments are generally long term in nature and it is possible that investments may not generate the expected returns due to changes in the marketplace. Significant changes from the CCH Group's expected returns on cold drink equipment, fleet, technology and supply chain infrastructure investments could adversely affect the CCH Group's financial results.

Technology failures could disrupt the CCH Group's operations and negatively impact its business.

        Information technology, or IT, systems are critical to the CCH Group's ability to manage its business and, in turn, to maximize efficiencies and minimize costs. The CCH Group's IT systems enable it to coordinate its operations, from planning, production scheduling and raw material ordering, to order-taking, truck loading, routing, customer delivery, invoicing, customer relationship management and decision support. The CCH Group's main IT platform is SAP, an integrated system of software applications. An enhanced version of SAP, called "Wave 2", was developed for the CCH Group in 2006 and since that time has been implemented in 21 of the CCH Group's territories. Wave 2 is designed to provide advanced capabilities to address customer-centric activities in the areas of customer relationship management, promotion management, equipment management, field sales execution, truck management and yard management. In 2011, the CCH Group implemented its shared services project, which is intended to standardize and simplify key finance and human resources processes and, in turn, intended to improve productivity and efficiency within the CCH Group's country operations, all at a reduced cost.

        If the CCH Group does not allocate and effectively manage the resources necessary to build and sustain the proper IT infrastructure, the CCH Group could be subject to transaction errors, processing inefficiencies, customer service disruptions and, in some instances, loss of customers. Challenges relating to the building of new IT structures can also subject the CCH Group to certain errors, inefficiencies, disruptions and, in some instances, loss of customers. The CCH Group's IT systems, and the systems of its third party IT service providers may also be vulnerable to a variety of interruptions due to events beyond the CCH Group's control, including, but not limited to, natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers and other security issues. Although the CCH Group has security initiatives and disaster recovery plans in place to mitigate its risk to these vulnerabilities, such measures may not have been effectively implemented or may not be adequate to ensure that its operations are not disrupted. IT interruptions and system failures could have a material and adverse effect on the CCH Group's ability to realize the anticipated improvements in productivity and efficiency relating to, or cost reductions in respect of, the CCH Group's implementation of Wave 2 and its shared services project.

Disruptions to the CCH Group's supply or distribution infrastructure could adversely affect its business.

        The CCH Group depends on effective supply and distribution networks to obtain necessary inputs for its production processes and to deliver its products to its customers. Damage or disruption to such supply or distribution capabilities due to weather, natural disaster, fire, loss of water or power supply, terrorism, political instability, military conflict, pandemic, strikes, the financial and/or operational instability of key suppliers, distributors, warehousing and transportation providers or brokers, or other reasons, could impair the CCH Group's ability to manufacture or sell its products.

        Although the risk of such disruptions is particularly acute in the CCH Group's emerging countries, where distribution infrastructure is relatively undeveloped, its operations in developed and established countries are also subject to such risks. In Greece, for example, which is one of the CCH Group's key markets, general transportation strikes in 2010 limited the CCH Group's ability to fulfill customer orders for several weeks, particularly in its higher margin immediate consumption channels. The current economic crisis in Greece may result in similar events.

        To the extent that the CCH Group is unable to effectively manage such events if they occur, or cannot financially mitigate the likelihood or potential impact of such events, there could be a materially adverse effect on the CCH Group's business and results of operations.

Price increases in, and shortages of, raw materials and packaging materials could materially and adversely affect the CCH Group's results of operations.

        The CCH Group's results of operations may be affected by the availability and pricing of raw materials and packaging materials, including water, sugar and other sweeteners, juice concentrates, glass, labels, plastic resin, closures, plastic crates, aluminum, aseptic packages and other packaging products and ingredients, some of which are priced in currencies other than the functional currencies of the CCH Group's operating companies.

        Water, in particular, is the main ingredient in substantially all of the CCH Group's products. As demand for water continues to increase around the world and as the quality of available water deteriorates, the CCH Group may incur increasing production costs or face capacity constraints. Sugar is also a primary ingredient in many of the CCH Group's products and has recently experienced significant price increases and volatility.

        The supply and price of raw materials and packaging materials used for the production of the CCH Group's products can be affected by a number of factors beyond its control, including the level of crop production around the world, global supply and demand, export demand, market fluctuations, speculative movements in the raw materials or commodities markets, exchange rates, currency controls, government regulations and legislation affecting agriculture, adverse weather conditions, economic factors affecting growth decisions, various plant diseases and pests.

        The CCH Group cannot predict future availability, or prices, of the raw materials or commodities required for its products. The markets for certain raw materials or commodities have experienced, and will continue to experience, shortages and significant price fluctuations. Such factors may affect the price and availability of ingredients that the CCH Group uses to manufacture its products, as well as the cans and bottles in which its products are packaged.

        In addition, changes in global supply and demand, market fluctuations, weather conditions, government controls, exchange rates, currency controls and other factors may substantially affect the price of both raw and packaging materials. A substantial increase in the prices of these materials will increase the CCH Group's operating costs, which will depress its profit margins if it is unable to recover these additional operating costs from its customers. Although supply agreements and derivative financial instruments can protect against increases in raw material and commodities costs, they cannot provide complete protection over the longer term. Moreover, since hedging instruments establish a purchase price for the applicable commodities in advance of the time of delivery, it is possible that the CCH Group may become locked into prices that are ultimately higher than the actual market price at the time of delivery.

        A sustained interruption in the supply of raw materials and packaging materials could also lead to a significant increase in the price of such materials or could impede the CCH Group's production process if the CCH Group is unable to find suitable substitutes. In each case, this could have a materially adverse effect on the CCH Group's results of operations. You should read Item 4, "Information on the Company—Business Overview—Raw Materials," of the Coca-Cola Hellenic 2012 Form 20-F and Item 5, "Operating and Financial Review and Prospects—Principal factors affecting the results of the CCH Group's operations—Raw material costs," of the Coca-Cola Hellenic 2012 Form 20-F for additional information on the CCH Group's procurement of packaging and raw materials and the cost of raw materials.

Increases in the cost of energy could affect the CCH Group's profitability.

        The CCH Group uses a significant amount of electricity, natural gas and other energy sources to operate its bottling plants and, in some of its countries, to operate fleets of motor vehicles. Due to the nature of its business, the CCH Group is particularly reliant on energy and a substantial increase in the price of fuel and other energy sources would increase the CCH Group's costs and, therefore, could negatively impact its profitability. The CCH Group is particularly reliant on natural gas exports from the Russian Federation and would be particularly affected by any restriction of natural gas exports from that country.

Fluctuations in exchange rates may adversely affect the results of the CCH Group's operations and financial condition.

        The CCH Group derives a portion of its revenues from countries that have functional currencies other than its reporting currency, the euro. As a result, any fluctuations in the values of these currencies against the euro impacts the CCH Group's income statement and balance sheet when its results are translated into euro. If the euro appreciates in relation to these currencies, then the euro value of the contribution of these operating companies to the CCH Group's consolidated results and financial position will decrease.

        The CCH Group incurs currency transaction risks whenever one of its operating companies enters into either a purchase or sale transaction using a currency other than its functional currency. In particular, the CCH Group purchases raw materials which are priced predominantly in euro and US dollars, while the CCH Group currently sells its products in countries other than Austria, Cyprus,

Estonia, Greece, Italy, Montenegro, the Republic of Ireland, Slovakia and Slovenia, in local currencies. Although the CCH Group uses financial instruments to attempt to reduce its net exposure to currency fluctuations, there can be no assurance that it will be able to successfully hedge against the effects of this foreign exchange exposure, particularly over the long term. The CCH Group attempts to reduce its currency transaction risk, where possible, by matching currency sales revenue and operating costs. Given the volatility of currency exchange rates, the CCH Group cannot assure that it will be able to manage its currency transaction risks effectively or that any volatility in currency exchange rates will not have a material and adverse effect on its financial condition or results of operations.

The CCH Group is exposed to the impact of exchange controls, which may adversely affect its profitability or its ability to repatriate profits.

        The currencies of Nigeria, Ukraine, Belarus and Moldova can only be converted in limited amounts or for specified purposes established by their governments. These countries represented 15.0 percent of unit sales volume and 12.5 percent of net sales revenue for the year ended December 31, 2012. In addition, it is possible that if Greece, Italy, Ireland or any other country in which the CCH Group operates or is established ceases to use the euro as its currency, that country would apply exchange controls. In countries where the local currency is, or may become, convertible or transferable only within prescribed limits or for specified purposes, it may be necessary for the CCH Group to comply with exchange control formalities and to ensure that all relevant permits are obtained before it can repatriate profits of its subsidiaries in these countries. Such controls may have a material adverse effect on the CCH Group's profitability or on its ability to repatriate profits that it earns out of these countries or otherwise have a negative impact on the capital markets of such countries. In the case of CCH, which would be the intermediate holding company for the CCH Group following the completion of the exchange offer, such controls could affect its ability in the future to make dividends, distributions or loans to Coca-Cola HBC or other members of the CCH Group in amounts sufficient for Coca-Cola HBC to declare future dividend payments or other distributions to holders of Coca-Cola HBC Shares and Coca-Cola HBC ADSs.

The CCH Group's operations are subject to extensive regulation, including resource recovery, environmental and health and safety standards. Changes in the regulatory environment may cause the CCH Group to incur liabilities or additional costs or limit its business activities.

        The CCH Group's production, sales and distribution operations are subject to a broad range of regulations, including environmental, trade, labor, production, food safety, advertising and other regulations. Governments may also enact or increase taxes that apply to the sale of the CCH Group's products. More restrictive regulations or higher taxes could lead to increasing prices, which in turn may adversely affect the sale and consumption of the CCH Group's products and reduce its revenues and profitability. You should read Item 4 "Information on the Company—Business Overview—Regulation", of the Coca-Cola Hellenic 2012 Form 20-F for additional information on the regulations to which the CCH Group is subject.

        Some environmental laws and regulations may result in significant additional costs or diminish the CCH Group's ability to formulate and implement marketing strategies that it believes could be more effective, such as the use of a particular packaging material or method. A number of governmental authorities in the countries in which the CCH Group operates have adopted, considered or are expected to consider legislation aimed at reducing the amount of discarded waste. Such programs have included, for example, requiring the achievement of certain quotas for recycling and/or the use of recycled materials, imposing deposits or taxes on plastic, glass or metal packaging material and/or requiring retailers or manufacturers to take back packaging used for their products. Such legislation, as well as voluntary initiatives similarly aimed at reducing the level of waste, could require the CCH Group to incur greater costs for packaging and set higher wholesale prices to cover these incremental costs, which could be passed on to consumers and negatively affect the CCH Group's sales. In addition, such legislation could prevent the CCH Group from promoting certain forms of profitable non-returnable packages or could otherwise adversely impact its business and prospects. For additional information, see Item 4, "Information on the Company—Business Overview—Environmental Matters", of the Coca-Cola Hellenic 2012 Form 20-F.

        The CCH Group is subject to a broad range of environmental, health and safety laws and regulations in each of the countries in which it operates. They relate to, among other things, waste water discharges, air emissions from solvents used in coatings, inks and compounds, the use and handling of hazardous materials and waste disposal practices. If the CCH Group fails to comply with applicable environmental standards, it may face liabilities. In the event of gradual pollution, potential liabilities could be greater for which insurance policies are not readily available in the insurance market. However, the CCH Group holds insurance coverage restricted to third party bodily injury and/or property damage in respect of sudden, identifiable, unintended and unexpected incidents.

        Environmental regulations are becoming more stringent in many of the countries in which the CCH Group operates. In particular, governments and public interest groups are becoming increasingly aware of and concerned about the public health and environmental consequences of carbon dioxide emissions. The introduction of regulation seeking to restrict carbon dioxide emissions, as well as the CCH Group's own commitment to social and environmental responsibility, might require increased investment in energy conservation and emissions reduction technologies, both at the production stage and with respect to the CCH Group's cooler infrastructure, which may result in increased capital expenditure, greater operating costs, or both.

        In addition, the trend toward increased consumer focus on health and fitness, as well as public concerns about obesity, have in recent years led to the consideration by governments of new taxes on certain food and beverage products, including sugar-sweetened beverages. In 2011, Hungary introduced a tax on the consumption of beverages with sugar or caffeine content higher than a specific amount, which increased the cost to consumers for some of the CCH Group's products. Possible new taxes on sugar-sweetened or caffeinated beverages in the countries in which the CCH Group operates may reduce demand for its products, which could affect its profitability.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial statements give pro forma effect to (1) the exchange offer, (2) the Greek statutory buy-out and the Greek statutory sell-out, assuming that the maximum of 10 percent of the remaining Coca-Cola Hellenic Shares need to be acquired for cash consideration, and (3) estimated transaction costs.

        Coca-Cola HBC AG, a Swiss Aktiengesellschaft/société anonyme, is offering to acquire all Coca-Cola Hellenic Shares, including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs. The exchange offer consists of the U.S. offer and the Greek offer. The U.S. offer comprises an offer made to (1) all holders of Coca-Cola Hellenic Shares located in the United States and (2) all holders of Coca-Cola Hellenic ADSs, wherever located. The Greek offer comprises an offer made pursuant to separate Greek offer documentation available to holders of Coca-Cola Hellenic Shares located outside the United States, in accordance with local laws and regulations applicable to such holders. For every one Coca-Cola Hellenic Share a shareholder validly tenders in the U.S. offer, he/she will receive, at his/her election, one Coca-Cola HBC Share or one Coca-Cola HBC ADS. For every one Coca-Cola Hellenic ADS a holder validly tenders in the U.S. offer, he/she will receive one Coca-Cola HBC ADS. For the Greek offer each of the shareholders of Coca-Cola Hellenic located outside the United States will receive one Coca-Cola HBC Share for one Coca-Cola Hellenic Share.

        If, at the expiration date of the exchange offer, Coca-Cola HBC has received tenders for, or otherwise holds, in the aggregate, Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) representing at least 90 percent of the total issued Coca-Cola Hellenic Shares, Coca-Cola HBC will initiate the Greek statutory buy-out to cause any remaining Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) to be transferred to Coca-Cola HBC. Holders of Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) that were not acquired in the exchange offer will also have the option to sell such Coca-Cola Hellenic Shares to Coca-Cola HBC pursuant to the Greek statutory sell-out at any time during the three calendar months after the publication of the results of the exchange offer. The consideration payable for each Coca-Cola Hellenic Share acquired in the Greek statutory buy-out and/or the Greek statutory sell-out would be, at the election of the holder, either (a) one Coca-Cola HBC Share (which, for U.S. holders, can be in the form of a Coca-Cola HBC ADS) or (b) €13.58 in cash. Holders of Coca-Cola Hellenic ADSs will have the opportunity to receive, in connection with the Greek statutory buy-out and/or the Greek statutory sell-out, for each Coca-Cola Hellenic ADS, at their election, either (a) one Coca-Cola HBC ADS or (b) €13.58 in cash paid in U.S. dollars net of any applicable fees and expenses in accordance with the terms of the Coca-Cola Hellenic deposit agreement. The alternative cash consideration of €13.58 per Coca-Cola Hellenic Share is mandatorily required under, and represents the minimum cash consideration permitted by, Greek law, and is calculated as the volume-weighted average market price of the Coca-Cola Hellenic Shares on the Athens Exchange over the six months ended October 9, 2012, the last trading day preceding the date on which Coca-Cola HBC initiated the Greek offer pursuant to Greek law by informing the HCMC and the board of directors of Coca-Cola Hellenic of the exchange offer and submitting to them a draft of the Greek offer documentation.

        The exchange offer and the Greek statutory buy-out and/or the Greek statutory sell-out are expected to be non-taxable transactions to Coca-Cola HBC and Coca-Cola Hellenic, and therefore, the unaudited pro forma financial information is not tax affected.

        The unaudited pro forma condensed combined balance sheet as at December 31, 2012, and the unaudited condensed combined income statement for the year ended December 31, 2012, set out below assume, among other things, that 90 percent of the total issued Coca-Cola Hellenic Shares, including all Coca-Cola Hellenic Shares held in treasury by Coca-Cola Hellenic, were acquired in the exchange offer and that the balance of Coca-Cola Hellenic Shares were acquired entirely for cash in the potential subsequent Greek statutory buy-out and/or Greek statutory sell-out, which would have the largest impact on the financial statements.

Accounting Treatment/Basis of Accounting

        The accompanying unaudited pro forma condensed combined financial statements give pro forma effect to the transactions described above, for income statement purposes assuming that the Coca-Cola Hellenic Shares were acquired by Coca-Cola HBC as at January 1, 2012, and, for balance sheet purposes assuming that the Coca-Cola Hellenic Shares were acquired by Coca-Cola HBC as at December 31, 2012. For accounting purposes, the exchange offer will not result in a business combination under IFRS 3 "Business Combinations." Coca-Cola HBC is not considered to be a business and this exchange offer and Greek statutory buy-out and/or the Greek statutory sell-out is a reorganization of the existing entity. Coca-Cola Hellenic and the substance of the reporting entity has not changed. As a result, there will be no impact on Coca-Cola Hellenic's carrying amounts.

        The unaudited pro forma condensed combined income statement has been derived from: (a) the audited income statement of Coca-Cola Hellenic for the year ended December 31, 2012, and (b) the condensed unaudited income statement of Coca-Cola HBC from the date of its incorporation, September 19, 2012 to December 31, 2012, in each case prepared in accordance with IFRS. The unaudited condensed pro forma combined balance sheet as at December 31, 2012 is derived (a) from the audited balance sheet of Coca-Cola Hellenic as at December 31, 2012, and (b) from the condensed unaudited balance sheet of Coca-Cola HBC as at December 31, 2012, in each case prepared in accordance with IFRS.

        The unaudited pro forma condensed combined financial information, as outlined in the following pages, is derived from the audited annual financial statements of Coca-Cola Hellenic and is based on certain assumptions that we believe to be reasonable, which are described in the pro forma adjustments and eliminations herein. The unaudited pro forma financial information is for illustrative purposes only. You should not rely on the unaudited pro forma condensed combined balance sheet as at December 31, 2012 and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2012, as being indicative of the historical financial position and results of operations that would have been achieved if the Coca-Cola Hellenic Shares had been acquired pursuant to the exchange offer and Greek statutory buy-out and/or sell-out as at December 31, 2012, for balance sheet purposes, and as of January 1, 2012, for income statement purposes.

 UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
AS AT DECEMBER 31, 2012

	CCH Group	Coca-Cola HBC	Pro Forma Adjustments		Coca-Cola HBC Group Pro Forma
	€ million
Assets
Intangible assets	1,944.6				1,944.6
Property, plant and equipment	3,041.4				3,041.4
Other non-current assets	293.3	0.1			293.4

Total non-current assets	5,279.3	0.1	0.0		5,279.4

Inventories	458.0				458.0
Trade receivables	1,073.7	0.2			1,073.9
Cash and cash equivalents			(1.5	)(e)	(1.5)
Cash and cash equivalents	439.1	3.0	(15.0	)(e)	427.1

Total current assets	1,970.8	3.1			1,957.4

Total assets	7,250.1	3.2	(16.5)		7,236.8

Liabilities
Short-term borrowings	555.0	13.8	(15.0	)(e)	553.8
Other current liabilities	1,667.3	5.8	20.4	(b)	1,693.5

Total current liabilities	2,222.3	19.6	5.4		2,247.3

Long-term borrowings	1,604.7		497.8	(a)	2,102.5
Other non-current liabilities	416.6				416.6

Total non-current liabilities	2,021.3	—	497.8		2,519.1

Total liabilities	4,243.6	19.6	503.2		4,766.4

Equity
Equity attributable to owners of the parent	2,988.7	(16.4)	(519.7	)(e)	2,452.6
Non-controlling interests	17.8				17.8
Total equity	3,006.5	(16.4)	(519.7	)(e)	2,470.4

Total equity and liabilities	7,250.1	3.2	(16.5)		7,236.8

Pro Forma Adjustments and Eliminations (in € millions, except for share and per share data, unless otherwise stated):

(a)
In order to fund the potential Greek statutory buy-out, on October 11, 2012, Coca-Cola HBC entered into the Statutory Buy-Out Facility, the terms of which were amended on February 20, 2013, for the purpose of funding the consideration payable by Coca-Cola HBC in respect of the acquisition for cash of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs which are the subject of any Greek statutory buy-out and/or any Greek statutory sell-out. The Statutory Buy-Out Facility is made available by a syndicate of lenders comprising Citibank N.A., London Branch; Credit Suisse A.G., London Branch; and ING Bank N.V., Dublin Branch.

  The following are the key terms of the agreement:

  1.
  Interest rate is EURIBOR plus margin ranging from 0.75 percent to 3.75 percent, based on the duration of the facility. Interest expense has been calculated assuming (i) Coca-Cola HBC has received tenders for Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) representing, together with Coca-Cola Hellenic Shares it otherwise holds, at least 90 percent of the total issued Coca-Cola Hellenic Shares and (ii) Coca-Cola HBC will draw €497.8 million to buy out the remaining 10 percent of the Coca-Cola HBC Shares (i.e., 10 percent of 366.6 million shares) at €13.58 per share.

  2.
  Amounts borrowed under the Statutory Buy-Out Facility must be repaid no later than October 31, 2014 or, if earlier, the date which is 18 months after the publication by Coca-Cola HBC of the UK Prospectus.

(b)
Transaction costs related to the exchange offer and the admission are expected to amount to €42.0 million, which consists of the following items: (i) various stock exchange fees and expenses: €13.1 million, (ii) legal: €14.1 million, (iii) accounting: €6.6 million, and (iv) other advisory fees: €8.2 million. From the total of €42.0 million, €21.6 million was already accrued as at December, 31, 2012, leaving a balance of €20.4 million to be incurred.

(c)
After the exchange offer, the share capital of Coca-Cola HBC Group (par value) is expected to be as follows:

Shares exchanged (90 percent of issued shares)	329.9 million

Par value	CHF5

Share capital (CHF)	CHF1,649.5 million

Convert to euro (rate as at March 1, 2013)	0.814

Share capital (€)	€1,343.5 million

(d)
For Swiss statutory purposes, statutory equity will be determined by the number of shares exchanged, which is as follows:

Shares exchanged (90 percent of issued shares)	329.9 million

Fair value as of the closing date (For example: March 1, 2013)	€20.90

Statutory equity	€6,894.9 million

Allocated to share capital (as noted (c))	€1,343.5 million

Allocated to treasury shares	€(71.7) million

Allocated to share premium	€5,623.1 million

  The remaining difference to bring total equity back to historical equity is recorded in the "Reorganization reserve."

  A detailed analysis of the adjustments to the individual components of equity which comprise the equity attributable to the owners of the parent (excluding the equity of Coca-Cola HBC as the amount is immaterial) as at December 31, 2012 is as follows:

	As at December 31, 2012
	CCH Group	Pro Forma Adjustments	Coca Cola HBC Group Pro Forma
	€ million
Share capital	370.2	973.3	1,343.5
Share premium	569.3	5,053.8	5,623.1
Treasury shares	(54.3)	(17.4)	(71.7)
Reorganization reserve		(6,545.8)	(6,545.8)
Exchange reserve	(168.1)		(168.1)
Other reserves	376.6		376.6
Retained earnings	1,895.0		1,895.0

Equity attributable to owners of the parent	2,988.7	(536.1)	2,452.6

(e)
By December 31, 2012, Kar-Tess Holding had made an additional equity contribution to Coca-Cola HBC of €1.5 million. In addition, Coca-Cola HBC had drawn down under the Statutory Buy-Out Facility, an amount of €15.0 million to pay current payables. Promptly after completion of the exchange offer, Kar-Tess Holding intends to transfer the Coca-Cola HBC Shares representing Coca-Cola HBC's initial share capital in return for a payment equal to the par value of such shares (plus the amount of the additional equity contributions it has or will have made) in order to eliminate any corresponding dilution of the tendering holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs. Such payment will be made in accordance with Swiss law after shareholder approval of the Coca-Cola HBC financial statements for 2012. In addition, the €15.0 million drawdown will be repaid upon completion of the exchange offer.

        The unaudited condensed combined pro forma balance sheet above has been prepared assuming (i) Coca-Cola HBC has received tenders for Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) representing, together with Coca-Cola Hellenic Shares it otherwise holds, at least 90 percent of the total issued Coca-Cola Hellenic Shares, including all Coca-Cola Hellenic Shares held in treasury by Coca-Cola Hellenic and (ii) the remaining 10 percent of the Coca-Cola Hellenic Shares will be bought for cash, which has the largest impact to the unaudited condensed combined pro forma balance sheet and income statements. Assuming that holders of 95 percent of the total issued Coca-Cola Hellenic Shares accept the exchange offer and financing is necessary to buy out for cash only 5 percent of the Coca-Cola Hellenic shareholders, the table below reflects the impact of certain line items in the Coca-Cola HBC Group Pro Forma column of the unaudited condensed combined pro forma balance sheet at December 31, 2012.

Unaudited condensed combined pro forma balance sheet as at December 31, 2012
€ million
Long-term borrowings	1,853.6
Total non-current liabilities	2,270.2
Total liabilities	4,517.5
Equity attributable to owners of the parent	2,701.5
Total equity	2,719.3

 UNAUDITED CONDENSED COMBINED PRO FORMA INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2012

	CCH Group	Coca-Cola HBC	Pro Forma Adjustments		Coca-Cola HBC Group Pro Forma
	€ million
Net sales revenue	7,044.7				7,044.7
Cost of goods sold	(4,522.2)				(4,522.2)

Gross profit	2,522.5	0.0	0.0		2,522.5

Operating expenses	(2,078.1)	(17.5)			(2,095.6)
Restructuring costs	(106.7)				(106.7)

Operating profit	337.7	(17.5)	0.0		320.2

Finance income	10.4				10.4
Finance costs	(98.0)	(0.4)	(22.3	)(a)	(120.6)
Loss on net monetary position	(3.1)				(3.1)

Total finance costs, net	(90.7)	(0.4)	(22.3)		(113.3)
Share of results of equity method investments	11.6				11.6

Profit before tax	258.6	(17.9)	(22.3)		218.5
Tax	(65.2)				(65.2)

Profit after tax	193.4	(17.9)	(22.3)		153.3

Attributable to:
Owners of the parent	190.4	(17.9)	(22.3)		150.3
Non-controlling interests	3.0		0.0		3.0

	193.4	(17.9)	(22.3)		153.3

Net profit attributable to the owners of the parent	190.4				150.3
Weighted average number of ordinary shares for the purposes of basic earnings per share (million)	363.9				326.8
Effect of dilutive stock options (million)	0.6				0.6
Weighted average number of ordinary shares for the purposes of diluted earnings per share (million)	364.5				327.4
Basic earnings per share (€)	0.52			(b)	0.46
Diluted earnings per share (€)	0.52			(b)	0.46

Pro Forma Adjustments and Eliminations (in € millions, except for share and per share data, unless otherwise stated):

(a)
In order to fund the potential Greek statutory buy-out, on October 11, 2012, Coca-Cola HBC entered into the Statutory Buy-Out Facility, the terms of which were amended on February 20, 2013, for the purpose of funding the consideration payable by Coca-Cola HBC in respect of the acquisition for cash of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs which are the subject of any Greek statutory buy-out and/or any Greek statutory sell-out. The Statutory Buy-Out Facility is made available by a syndicate of lenders comprising Citibank N.A., London Branch; Credit Suisse A.G., London Branch; and ING Bank N.V., Dublin Branch. The following are the key terms of the agreement:

1.
Interest rate is EURIBOR plus margin ranging from 0.75 percent to 3.75 percent, based on the duration of the facility. Interest expense has been calculated assuming (i) Coca-Cola HBC has received tenders for Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) representing, together with Coca-Cola Hellenic

    Shares it otherwise holds, at least 90 percent of the total issued Coca-Cola Hellenic Shares, including all Coca-Cola Hellenic Shares held in treasury by Coca-Cola Hellenic and (ii) Coca-Cola HBC will need to draw €497.8 million to buy out the remaining 10 percent of the Coca-Cola Hellenic Shares (i.e., 10 percent of 366.6 million shares) at €13.58 per share. Interest expense and amortization of debt issuance fees of €22.3 million (of which amortization of debt issuance fees is 0.8 million), determined using the effective interest method based on the estimated outstanding term of the debt (which is assumed to be 18 months).

  2.
  Amounts borrowed under the Statutory Buy-Out Facility must be repaid no later than October 31, 2014 or, if earlier, the date which is 18 months after the publication by Coca-Cola HBC of the UK Prospectus.

(b)
The calculation of the pro forma basic and diluted earnings per share attributable to the owners of Coca-Cola HBC is based on the following data:

Net profit attributable to the owners of the parent:	€150.3 million

Weighted average pro forma outstanding shares-basic:	326.8 million (*)

Effect of dilutive stock options:	0.6 million

Weighted average pro forma outstanding shares-diluted:	327.4 million

Pro forma earnings per share-basic:	€0.46

Pro forma earnings per share-diluted:	€0.46

(*)
Equals the number of Coca-Cola Hellenic Shares assumed to be exchanged for Coca-Cola HBC Shares less treasury shares (i.e., 90 percent of 366.6 million less 3.4 million).

        Changes in EURIBOR of 50 basis points (0.5 percent) would result in corresponding change in finance costs/profit before taxes/net income and net income attributable to the parent of approximately €2.5 million, with a change of less than 0.01 in earnings per share basic and diluted.

        The unaudited pro forma combined financial information presented above has been prepared assuming the maximum 10 percent of the total issued Coca-Cola Hellenic Shares (calculated including Coca-Cola Hellenic Shares held in treasury by Coca-Cola Hellenic, which carry no voting rights) are acquired for cash in the potential Greek statutory buy-out and/or Greek statutory sell-out, which assumption has the largest impact to the combined income statement.

        Assuming that holders of 95 percent of the total issued Coca-Cola Hellenic Shares accept the exchange offer and only 5 percent of the total issued Coca-Cola Hellenic Shares are acquired for cash in the potential Greek statutory buy-out and/or Greek statutory sell-out, the table below reflects the main changed items to the Coca-Cola HBC Group Pro Forma column of the unaudited combined pro forma income statement for the year ended December 31, 2011.

€ million
Finance costs	(111.5)
Total finance costs, net	(104.2)
Profit before tax	227.6
Profit after tax	162.4
Profit attributable to owners of the parent (holding 344.8 million shares)	159.4
Earnings per share basic and diluted	0.46

        Changes in EURIBOR of 50 basis points (0.5 percent) would result in corresponding change in finance costs/profit before taxes/net income and net income attributable to the parent of approximately €1.2 million, with a change of less than 0.01 in earnings per share basic and diluted.

THE TRANSACTION

Background of the Exchange Offer

        At a June 22, 2012 meeting, the board of directors of Coca-Cola Hellenic discussed economic and market conditions facing the CCH Group. The board of directors noted underperformance of the market price of the Coca-Cola Hellenic Shares compared to Coca-Cola Hellenic's peer group, increases in the secondary market yields of debt securities issued by members of the CCH Group and the downgrading of Coca-Cola Hellenic's credit ratings by Standard & Poor's and Moody's Investors Service to BBB+/A-2 from A/A1 and to Baa1 from A3, respectively. The management of Coca-Cola Hellenic reported that holders of Coca-Cola Hellenic Shares had expressed their concern to management about those developments. The board of directors considered proposals to address these concerns by pursuing plans to establish a primary listing of the Coca-Cola Hellenic Shares on an international stock exchange through a holding company organized in a jurisdiction reflecting Coca-Cola Hellenic's current business profile as a pan-European multinational business. The board of directors of Coca-Cola Hellenic reviewed information about potential trading venues for the Coca-Cola Hellenic Shares. The board of directors also considered potential jurisdictions in which a new holding company of the CCH Group could be established.

        On June 28, 2012, a representative of each of Coca-Cola Hellenic and The Coca-Cola Company discussed on a call a proposed transaction to achieve the new listing under a newly organized holding company for the CCH Group. Following that meeting, representatives of Coca-Cola Hellenic and of The Coca-Cola Company had several discussions and correspondence regarding certain structuring and legal aspects of the proposed transaction and the willingness of The Coca-Cola Company to support the proposed transaction.

        On August 9, 2012, the board of directors of Coca-Cola Hellenic met to discuss the proposed transaction. The board of directors considered proposals that the new holding company should be formed under the laws of Switzerland and headquartered in Zug and that the new holding company should apply for a premium listing of its shares on the London Stock Exchange.

        Following that meeting of the board of directors, discussions and correspondence among representatives of Coca-Cola Hellenic, The Coca-Cola Company and Kar-Tess Holding regarding the proposed transaction continued, including discussions between representatives of Sullivan & Cromwell LLP, counsel to Coca-Cola HBC, and Cleary Gottlieb Steen & Hamilton, counsel to The Coca-Cola Company. Such discussions and correspondence covered certain structuring and legal considerations relating to the proposed transaction, as well as the renewal of the bottlers' agreements between The Coca-Cola Company and members of the CCH Group. These discussions were ongoing through the filing with the HCMC of the exchange offer on October 11, 2012 and continued thereafter.

        On September 18, 2012, the members of the board of directors of Coca-Cola Hellenic met again informally to discuss the proposed listing on the London Stock Exchange, proposals for secondary listings on the Athens Exchange and New York Stock Exchange and the formation of a new Swiss holding company for the CCH Group.

        On September 19, 2012, Coca-Cola HBC was incorporated and registered in Switzerland as a stock corporation by Kar-Tess Holding. On September 24, 2012, the board of directors of Coca-Cola HBC met in Zurich, Switzerland and resolved to authorize and approve the launch of the exchange offer to acquire all outstanding Coca-Cola Hellenic Shares on a one-for-one basis, subject to certain conditions. At this meeting, the board of directors also resolved to authorize and approve the launch of the U.S. offer and the financing to be obtained by it in connection with the transaction.

        From September 21, 2012, certain shareholders of Coca-Cola Hellenic were contacted to explore if they would support the proposed transaction.

        On October 7, 2012, the members of the board of directors of Coca-Cola Hellenic met informally to consider and evaluate, among other things, the proposed terms of the exchange offer and Coca-Cola HBC's proposed financing for the exchange offer and stand-by financing for the CCH Group following completion of the exchange offer and any Greek statutory buy-out and/or Greek statutory sell-out. At this meeting, the members of the board of directors present received a financial presentation from Jefferies, engaged to render to Coca-Cola Hellenic's board of directors an opinion as to the fairness, from a financial point of view, to the holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs (other than Coca-Cola HBC and its affiliates) of the consideration to be received by such holders pursuant to the exchange offer. Following discussion, Coca-Cola Hellenic's board of directors reached the conclusion that the exchange offer is in the best interests of Coca-Cola Hellenic and all of the holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs, in their capacity as such. Messrs. Anastasios P. Leventis, Anastassis G. David and Haralambos K. Leventis, who are Kar-Tess Holding nominees to the board of directors, and Messrs. Irial Finan and John Hunter, who are The Coca-Cola Company nominees to the board of directors, recused themselves from this meeting after an initial information session, and Mr. George A. David, the Chairman of the board of directors, participated in the meeting for purposes of quorum, but abstained from voting on these matters.

        The Coca-Cola Company has agreed to extend the term of the bottlers' agreements for a further 10 years until 2023.

        On October 10, 2012, Coca-Cola HBC delivered to Coca-Cola Hellenic the drafts of the documents about to be filed by it with the HCMC in connection with the exchange offer, and certain other related documentation, including documentation regarding Coca-Cola HBC's financing for the exchange offer, any Greek statutory buy-out and/or Greek statutory sell-out and stand-by financing for the CCH Group following completion of the exchange offer and any Greek statutory buy-out and/or Greek statutory sell-out.

        On October 11, 2012, Coca-Cola HBC publicly announced the exchange offer and Coca-Cola Hellenic issued a public response of its board of directors to Coca-Cola HBC's filing with the HCMC of the exchange offer.

        Following the announcement of the exchange offer, representatives of The Coca-Cola Company, Kar-Tess Holding and Coca-Cola Hellenic discussed the continuation of the Coca-Cola Hellenic Shareholders' Agreement and the Coca-Cola Hellenic Relationship Agreement at the level of Coca-Cola HBC after the settlement of the exchange offer. On February 21, 2013, The Coca-Cola Company, The Coca-Cola Company Entities and Kar-Tess Holding agreed to terminate and not to renew in relation to Coca-Cola HBC the arrangements contained in the Coca-Cola Hellenic Shareholders' Agreement and the Coca-Cola Hellenic Relationship Agreement, and Coca-Cola Hellenic consented to the termination of the Coca-Cola Hellenic Relationship Agreement. Such termination will be effective upon receipt by each of Kar-Tess Holding and The Coca-Cola Company Entities, or their assigns, of Coca-Cola HBC shares in settlement of the exchange offer. The non-renewal of these arrangements was announced on February 22, 2013. Coca-Cola HBC supports the non-renewal of these arrangements, as it is consistent with the corporate governance practices that Coca-Cola HBC expects to adopt in connection with its proposed premium listing on the London Stock Exchange.

Purpose of the Exchange Offer

        The purpose of the exchange offer is to facilitate a primary premium listing of the CCH Group on the London Stock Exchange and a listing on the New York Stock Exchange, under a new Swiss holding company, Coca-Cola HBC. Coca-Cola HBC has also applied for a secondary listing of the Coca-Cola HBC Shares on the Athens Exchange, subject to receipt of necessary approvals.

        The principal objectives of the exchange offer are:

  •
  to better reflect the international nature of Coca-Cola Hellenic's business and shareholder base by establishing a primary listing of the CCH Group on the largest and most liquid exchange in Europe with the largest number of international listed stocks;

  •
  to enhance liquidity for holders of Coca-Cola HBC Shares through a premium listing of the Coca-Cola HBC Shares on the London Stock Exchange, and to facilitate the potential inclusion of Coca-Cola HBC Shares in the FTSE UK Index Series; and

  •
  to improve Coca-Cola Hellenic's access to both the international equity and debt capital markets and increase its flexibility in raising new funds to support its operations and future growth.

        As a result of the different purposes underlying the re-listing and the establishment of a new holding company, it was determined that different jurisdictions should be adopted for re-listing and incorporation of the new holding company. It was determined that a primary premium listing on the London Stock Exchange, the largest exchange in Europe and current listing venue for a number of peer companies and potential inclusion in the FTSE UK Index Series, best satisfied the purposes of the exchange offer in relation to re-listing. The most important reasons for Coca-Cola HBC's choice of Switzerland as its corporate domicile included the stable economic and regulatory environment in Switzerland, the CCH Group's existing operations in Switzerland and the central geographic location of Switzerland, as well as the precedent provided by a number of other multinational businesses having chosen Switzerland as their corporate domicile.

        Completion of the exchange offer is subject to, among other things, a minimum acceptance condition that at least 329,898,157 Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) corresponding to at least 90 percent of the total issued Coca-Cola Hellenic Shares shall have been lawfully and validly tendered in the exchange offer and not withdrawn as at the end of the acceptance period of the exchange offer. These 329,898,157 Coca-Cola Hellenic Shares include the 85,355,019 Coca-Cola Hellenic Shares, representing approximately 23.3 percent of the total issued Coca-Cola Hellenic Shares, that Kar-Tess Holding holds and has stated it will tender into the exchange offer and the 3,430,135 Coca-Cola Hellenic Shares held in treasury by Coca-Cola Hellenic, representing an additional 0.9 percent of the total issued Coca-Cola Hellenic Shares, which Coca-Cola Hellenic has informed Coca-Cola HBC it intends to tender into the exchange offer.

        If, at the end of the acceptance period for the exchange offer, Coca-Cola HBC has received tenders for, or otherwise holds, Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) representing at least 90 percent of the total issued Coca-Cola Hellenic Shares, Coca-Cola HBC will, as soon as practicable after the expiration of the acceptance period for the exchange offer but in any event not later than three calendar months thereafter, initiate the Greek statutory buy-out to cause any remaining Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) to be transferred to Coca-Cola HBC. Holders of Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) that were not acquired in the exchange offer will also have the option to sell such Coca-Cola Hellenic Shares to Coca-Cola HBC pursuant to the Greek statutory sell-out at any time during the three calendar months after the publication of the results of the exchange offer. The consideration payable pursuant to Greek law for each Coca-Cola Hellenic Share (including a Coca-Cola Hellenic Share represented by a Coca-Cola Hellenic ADS) acquired in the Greek statutory buy-out and/or the Greek statutory sell-out would be, at the election of the holder, either (a) one Coca-Cola HBC Share (which, for U.S. holders, can be in the form of a Coca-Cola HBC ADS) or (b) €13.58 in cash. Holders of Coca-Cola Hellenic ADSs will have the opportunity to receive, for each Coca-Cola Hellenic ADS acquired in the Greek statutory buy-out and/or the Greek statutory sell-out, at their election, either (a) one Coca-Cola HBC ADS or (b) €13.58 in cash, paid in U.S.

dollars net of any fees and expenses in accordance with the terms of the Coca-Cola Hellenic deposit agreement. The alternative cash consideration of €13.58 per Coca-Cola Hellenic Share is mandatorily required under, and represents the minimum cash consideration permitted by, Greek law, and is calculated as the volume-weighted average market price of the Coca-Cola Hellenic Shares on the Athens Exchange over the six months ended October 9, 2012, the last trading day preceding the date on which Coca-Cola HBC initiated the Greek offer pursuant to Greek law by informing the HCMC and the board of directors of Coca-Cola Hellenic of the exchange offer and submitting to them a draft of the Greek offer documentation.

        Following settlement of the exchange offer and the Greek statutory buy-out and/or the Greek statutory sell-out, Coca-Cola HBC will cause Coca-Cola Hellenic to call a shareholders' meeting to approve the delisting of the Coca-Cola Hellenic Shares from the Athens Exchange, subject to HCMC approval. Coca-Cola HBC also intends to cause Coca-Cola Hellenic to terminate the Coca-Cola Hellenic deposit agreement, to request that the Coca-Cola Hellenic ADSs be removed from listing on the New York Stock Exchange and, when possible, to deregister the Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs under the Exchange Act. In addition, Coca-Cola Hellenic has given notice to the United Kingdom Financial Services Authority and the London Stock Exchange of its intention to terminate its current standard listing. The termination of Coca-Cola Hellenic's standard listing will take effect on admission. If each of these delistings were to occur there would be no publicly traded Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, which would likely reduce their respective liquidity and market value.

Reasons for the Coca-Cola Hellenic Board of Directors' Approval of the Exchange Offer

        On October 11, 2012, Coca-Cola Hellenic announced that the board of directors of Coca-Cola Hellenic had evaluated the terms of the exchange offer and other documentation, including documents relating to Coca-Cola HBC's financing arrangements for the exchange offer and stand-by financing arrangements for the CCH Group and had reached the conclusion that the exchange offer is in the best interests of Coca-Cola Hellenic and all of the holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs, in their capacity as such. Coca-Cola Hellenic's board of directors recommended that holders tender their Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs into the exchange offer in exchange for Coca-Cola HBC Shares and Coca-Cola HBC ADSs, as applicable. The board of directors of Coca-Cola Hellenic will publish its opinion on the exchange offer, which will be issued and submitted to the HCMC, on or after the commencement of the exchange offer, as required by Greek law. The action of the Coca-Cola Hellenic board of directors was taken by a unanimous vote of those directors present and voting. Messrs. Anastasios P. Leventis, Anastassis G. David and Haralambos K. Leventis, who are Kar-Tess Holding nominees to the board of directors, and Messrs. Irial Finan and John Hunter, who are The Coca-Cola Company nominees to the board of directors, recused themselves from this meeting after an initial information session, and Mr. George A. David, the Chairman of the board of directors, participated in the meeting for purposes of quorum, but abstained from voting on these matters.

        In reaching its opinion, the Coca-Cola Hellenic board of directors considered, among other things, the following:

  •
  Strategic and financial purpose and rationale for the exchange offer:  The purpose of the exchange offer by Coca-Cola HBC is to facilitate a premium listing of the CCH Group on the London Stock Exchange and a listing on the New York Stock Exchange, under a new Swiss holding company, Coca-Cola HBC. Coca-Cola HBC has also applied for a secondary listing of the Coca-Cola HBC Shares on the Athens Exchange, subject to receipt of necessary approvals. This is expected to benefit Coca-Cola HBC, its future shareholders, Coca-Cola Hellenic and the CCH Group by:

    •
    better reflecting the international nature of Coca-Cola Hellenic's business and shareholder base by establishing a primary listing of the CCH Group on the largest and most liquid exchange in Europe with the largest number of international listed stocks;

    •
    enhancing liquidity for holders of Coca-Cola HBC Shares through a premium listing of the Coca-Cola HBC Shares on the LSE and facilitating the potential inclusion of Coca-Cola HBC Shares in the FTSE UK Index Series; and

    •
    improving Coca-Cola Hellenic's access to both the international equity and debt capital markets and increasing its flexibility in raising new funds to support its operations and future growth.

  •
  Continuity of the business and management of the CCH Group.  Upon settlement of the exchange offer, the board of directors of Coca-Cola HBC will comprise 13 directors: 12 existing Coca-Cola Hellenic directors and one new independent non-executive director, Mrs. Susan Kilsby. Of the 12 existing Coca-Cola Hellenic directors, four directors, Mr. George A. David, Mr. Anastasios P. Leventis, Mr. Anastassis G. David and Mr. Haralambos K. Leventis, have been appointed by Kar-Tess Holding, the incorporator and sole shareholder of the Company as at the date of this offer to exchange/prospectus, and were originally nominated to the board of directors of Coca-Cola Hellenic by Kar-Tess Holding pursuant to the Coca-Cola Hellenic Shareholders' Agreement; two directors, Mr. Irial Finan and Mr. John Hunter, were originally nominated to the board of directors of Coca-Cola Hellenic by The Coca-Cola Company Entities pursuant to the Coca-Cola Hellenic Shareholders' Agreement; and five directors, Mr. Kent Atkinson, Mr. Antonio D'Amato, Mr. Christos Ioannou, Sir Michael Llewellyn-Smith and Mr. Nigel Macdonald, are independent non-executive directors. The remaining director, Mr. Dimitris Lois, is the current managing director of Coca-Cola Hellenic and will become the managing director (CEO) of Coca-Cola HBC upon settlement of the exchange offer. The chairman of the board of directors of Coca-Cola HBC will be Mr. George David, the current chairman of Coca-Cola Hellenic, who was originally nominated by Kar-Tess Holding pursuant to the Coca-Cola Hellenic Shareholders' Agreement. Consequently, immediately following the completion of the exchange offer, the composition of Coca-Cola HBC's board of directors will be consistent with the current composition of Coca-Cola Hellenic's board of directors, with one additional independent non-executive director. As a result, upon settlement of the exchange offer at least half of the board of directors, excluding the chairman, will be independent directors, consistent with the U.K. Corporate Governance Code. Coca-Cola HBC further expects that if the exchange offer is completed, the members of the operating committee of Coca-Cola Hellenic will constitute the operating committee of Coca-Cola HBC. Coca-Cola HBC anticipates that the exchange offer will not cause any change in the business, scope, strategy and focus of the CCH Group's operations. The business of the CCH Group is expected to be enhanced by the strategic and financial benefits of the exchange offer referred to above. In addition, The Coca-Cola Company has agreed to extend the terms of the bottlers' agreements for a further 10 years until 2023.

  •
  Terms of the exchange offer:  The board of directors of Coca-Cola Hellenic noted that the one-for-one exchange ratio of Coca-Cola HBC Shares or Coca-Cola HBC ADSs to Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, as applicable, is designed to allow the existing Coca-Cola Hellenic shareholders to maintain their investment in the CCH Group in the same proportions (subject to any purchases of Coca-Cola Hellenic Shares for cash pursuant to any Greek statutory buy-out and/or sell-out procedure) and participate in the existing value of Coca-Cola Hellenic and the strategic and financial benefits of and the increased liquidity for their investment expected to arise from the transaction. The Coca-Cola Hellenic board of directors also noted that the exchange offer is extended to all holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs for their entire holdings of such shares or ADSs, has a minimum acceptance condition of at least 90 percent of the total issued Coca-Cola Hellenic Shares and, if at the end of the acceptance period for the exchange offer, Coca-Cola HBC has achieved that acceptance level, Coca-Cola HBC will initiate the Greek statutory buy-out to acquire all outstanding Coca-Cola Hellenic Shares (including those represented by Coca-Cola Hellenic ADSs) and thus maximize, and permit all holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs to participate in, the anticipated benefits from the exchange offer.

  •
  Opinion of Jefferies International Limited:  Coca-Cola Hellenic's board of directors have received a written opinion from Jefferies that, as at October 11, 2012 (being the date of the opinion) and on the basis set forth therein, the consideration to be received by holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs pursuant to the exchange offer was fair, from a financial point of view, to such holders (other than Coca-Cola HBC and its affiliates).

        In reaching its conclusions, the board of directors of Coca-Cola Hellenic also considered certain circumstances that could result in the failure to fully achieve the objectives of the exchange offer and the benefits sought to be realized thereby, including, among other things, the possibility that holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs may opt for the cash rather than share consideration in any subsequent Greek statutory buy-out or Greek statutory sell-out, thus increasing the leverage and reducing the public free float of Coca-Cola HBC. In these circumstances, there would be a less liquid market for Coca-Cola HBC Shares than intended to be achieved if all holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs tender their shares and ADSs into the exchange offer for Coca-Cola HBC Shares and Coca-Cola HBC ADSs and the public free float requirement for potential FTSE UK Index Series inclusion of Coca-Cola HBC might not be met following the transaction, absent additional equity raising by Coca-Cola HBC, which could be dilutive to its shareholders. In addition, Coca-Cola HBC share ownership by Coca-Cola Hellenic's current major shareholders may increase on a percentage basis.

        The board of directors did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, nor did it evaluate whether these factors were of equal importance. In addition, each member of the board of directors may have given different weight to the various factors. The determination of the board of directors was made after consideration of all of the factors together.

        In considering the recommendation of the board of directors of Coca-Cola Hellenic that you should tender your Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs into the exchange offer, you should be aware that certain directors and executive officers of Coca-Cola Hellenic may have financial or other interests in the proposed combination that may be different from, or in addition to, those of the holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs generally. The board of directors of Coca-Cola Hellenic was aware of and considered these potential interests, among other matters, in approving the exchange offer and in recommending to you that you approve the exchange offer and tender your Coca-Cola Hellenic Shares and/or Coca-Cola Hellenic ADSs into the exchange offer for Coca-Cola HBC Shares or Coca-Cola HBC ADSs, as applicable. For more information, see the section heading "Interests of Certain Persons in the Exchange Offer" in this offer to exchange/prospectus.

Opinion of the Financial Advisor to the Coca-Cola Hellenic Board of Directors

        Coca-Cola Hellenic retained Jefferies to render to Coca-Cola Hellenic's board of directors an opinion as to the fairness, from a financial point of view, to the holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs (other than Coca-Cola HBC and its affiliates) of the consideration to be received by such holders pursuant to the exchange offer. At an informal meeting of the members of

Coca-Cola Hellenic's board of directors on October 7, 2012, Jefferies gave a financial presentation to the members of the board. Jefferies subsequently rendered its written opinion to Coca-Cola Hellenic's board of directors to the effect that, as of October 11, 2012, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken as set forth therein, the consideration to be received by the holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs pursuant to the exchange offer was fair, from a financial point of view, to such holders (other than Coca-Cola HBC and its affiliates).

        The full text of the written opinion of Jefferies, dated as of October 11, 2012, is attached to this offer to exchange/prospectus as Annex A. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. You are encouraged to read the opinion carefully and in its entirety. Jefferies' opinion is directed to Coca-Cola Hellenic's board of directors and addresses only the fairness, from a financial point of view, to the holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs (other than Coca-Cola HBC and its affiliates) of the consideration to be received by such holders pursuant to the exchange offer. It does not address any other aspects of the transactions contemplated by the exchange offer and does not constitute a recommendation as to whether any holder of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs should tender Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs pursuant to the exchange offer or as to any matter relating thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

        In arriving at its opinion, Jefferies, among other things:

  •
  reviewed: (a) a draft dated October 11, 2012 of the announcement to be published by Coca-Cola HBC on or around October 11, 2012 in connection with the exchange offer; (b) a draft dated October 11, 2012 of the announcement published by Coca-Cola Hellenic on October 11, 2012 in connection with the exchange offer; (c) a draft of the Greek information circular received by Jefferies or its advisers from advisers to Coca-Cola HBC on October 10, 2012 to be filed by Coca-Cola HBC with the HCMC the same date; (d) a draft dated September 17, 2012 of the Form F-4 to be filed with the SEC in connection with the U.S. offer; and (e) a draft dated October 1, 2012 of a prospectus submitted to the United Kingdom Listing Authority on October 1, 2012 in connection with admission of the Coca-Colas HBC Shares to the premium listing segment of the Official List of the United Kingdom Listing Authority and the exchange offer (together, taken as a whole and with the more recent such documents being deemed to supersede the earlier ones, the "Transaction Documents");

  •
  reviewed certain publicly available financial and other information about Coca-Cola Hellenic;

  •
  reviewed certain information furnished to Jefferies by Coca-Cola Hellenic's management, including financial forecasts and analyses relating to Coca-Cola Hellenic's business, operations and prospects;

  •
  held discussions with members of Coca-Cola Hellenic's senior management concerning the matters described in the prior two bullet points;

  •
  reviewed the share trading price and liquidity history for Coca-Cola Hellenic Shares; and

  •
  conducted such other financial studies, analyses and investigations and considered such other information, as Jefferies deemed appropriate.

        In Jefferies' review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Coca-Cola Hellenic to Jefferies or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of Coca-Cola Hellenic's management that such management was not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of Coca-Cola Hellenic's assets or liabilities, nor did Jefferies conduct a physical inspection of any of Coca-Cola Hellenic's properties or facilities and Jefferies was not furnished with any such evaluations or appraisals of such physical inspections and did not assume any responsibility to obtain any such evaluations or appraisals.

        With respect to the financial forecasts provided to and examined by Jefferies, Jefferies' opinion noted that projecting future results of any company is inherently subject to uncertainty. Coca-Cola Hellenic informed Jefferies, however, and Jefferies assumed, that the financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Coca-Cola Hellenic's management as to Coca-Cola Hellenic's future financial performance. Jefferies expressed no opinion as to the financial forecasts provided to Jefferies or the assumptions on which they were made.

        Jefferies' opinion was based on economic, monetary, regulatory, market and other conditions that existed and could be evaluated as of the date of its opinion. Jefferies expressly disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies' opinion of which Jefferies became aware after the date of its opinion. Jefferies further noted that the current volatility and disruption in the credit and financial markets, including in relation to the Eurozone, may affect the proposed transaction, admission to the premium listing segment of the Official List of the United Kingdom Listing Authority, the financial terms of the exchange offer and/or Coca-Cola Hellenic's or Coca-Cola HBC's ability to consummate the proposed transaction and Jefferies is not expressing an opinion as to the effects of such volatility or such disruption on any of the foregoing.

        Jefferies made no independent investigation of any legal, regulatory, tax or accounting matters affecting Coca-Cola Hellenic or Coca-Cola HBC, and Jefferies assumed the correctness in all respects material to Jefferies' analysis of all legal, regulatory, tax and accounting advice given to Coca-Cola Hellenic and Coca-Cola Hellenic's board of directors, including, without limitation, advice as to the legal, regulatory, accounting and tax consequences to Coca-Cola Hellenic and holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs of the terms of, and transactions contemplated by, the Transaction Documents. In addition, in preparing its opinion, Jefferies did not take into account any legal, regulatory, tax or accounting consequences of the transaction to any holder of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs.

        Jefferies has assumed that the final forms of the Transaction Documents will be substantially similar to the last drafts reviewed by it, in the case of each Transaction Document as revised by any more recent Transaction Document received by it, and that the exchange offer will be consummated in accordance with, and on the basis of, the terms of the Transaction Documents without any adverse waiver, amendment or breach. In particular, Jefferies has assumed that admission to the premium listing segment of the Official List of the United Kingdom Listing Authority will occur, with a minimum of 25 percent of the Coca-Cola HBC Shares being in public hands under the tests set out in Listing Rule 6.1.19 of the United Kingdom Listing Authority's Listing Rules. Jefferies has also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the exchange offer, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Coca-Cola Hellenic, Coca-Cola HBC or the contemplated benefits of the exchange offer.

        In addition, Coca-Cola Hellenic did not request and Jefferies did not provide advice concerning the structure, the specific amount of the consideration to be offered, or any other aspects of the exchange offer, or to provide services other than the delivery of Jefferies' opinion. In light of the nature of the exchange offer, Jefferies was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Coca-Cola Hellenic or any other alternative transaction and Jefferies did not participate in the structuring or any negotiations with respect to the terms of the exchange offer and related transactions. Consequently, Jefferies has assumed that such terms are the most beneficial terms from Coca-Cola Hellenic's perspective that could under the circumstances be achieved, and Jefferies expressed no opinion as to whether any alternative transaction might result in consideration more favorable to the holders of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs than that contemplated by the Transaction Documents.

        Jefferies' opinion was for the use and benefit of Coca-Cola Hellenic's board of directors in its consideration of the exchange offer, and Jefferies' opinion did not address the relative merits of the transactions contemplated by the Transaction Documents as compared to any alternative transaction or opportunity that might be available to Coca-Cola Hellenic, nor did it address the underlying business decision by Coca-Cola Hellenic's board of directors to engage in the exchange offer or the terms of the Transaction Documents or the documents referred to therein. Jefferies' opinion does not constitute a recommendation as to whether any holder of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs should tender Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs pursuant to the exchange offer or any matter related thereto. Jefferies' opinion addresses only the fairness, from a financial point of view, of the consideration to be received by holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs (other than Coca-Cola HBC and its affiliates) who tender their shares in the exchange offer, and does not address any other aspect or implication of the proposed transaction (including the likelihood of the consummation of the transaction). Jefferies expressed no opinion as to the price at which Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs or Coca-Cola HBC's shares or ADSs will trade at any time. Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of Coca-Cola Hellenic's officers, directors or employees, or any class of such persons, in connection with the exchange offer relative to the consideration to be received by holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs under the exchange offer. Jefferies' opinion was authorized by the Fairness Opinion Committee of Jefferies.

        In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies' analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies' opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the implications from any particular analysis described below should not be taken to be Jefferies' view of the fairness of the consideration to be made available under the exchange offer. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies' own experience and judgment.

        In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond Coca-Cola Hellenic's, Coca-Cola HBC's and Jefferies' control. The analyses performed by Jefferies are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. The analyses performed were prepared solely as part of Jefferies' analysis of the fairness, from a financial point of view, of the consideration to be offered to holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs (other than Coca-Cola HBC and its affiliates) by Coca-Cola HBC pursuant to the Transaction

Documents, and were provided to Coca-Cola Hellenic's board of directors in connection with the delivery of Jefferies' opinion.

        The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies' delivery of its written opinion to Coca-Cola Hellenic's board of directors on October 11, 2012. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative descriptions of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies' financial analyses.

        The FTSE All-Share Index and the FTSE100 Index were used by Jefferies in performing its analyses as these indices are, in Jefferies' view, the best available indicators for the performance of the main market of the London Stock Exchange as a whole and of companies of a similar size to Coca-Cola Hellenic, respectively.

Liquidity Analysis

        Using publicly available information, Jefferies reviewed the market performance for companies listed on the London Stock Exchange, as represented by the FTSE All Share Index, and companies listed on the Athens Exchange, as represented by the Athens Exchange Composite Index, and Coca-Cola Hellenic, in each case over the four year period ending October 4, 2012. Jefferies noted the decline in the value of the Athens Exchange Composite Index relative to the value of the FTSE All-Share Index and Coca-Cola Hellenic. Jefferies also noted that Coca-Cola Hellenic's weighting in the Athens Exchange Composite Index was 22.5 percent as of October 4, 2012. Jefferies also reviewed the six month rolling average daily trading values for the FTSE All-Share Index, the Athens Exchange Composite Index and Coca-Cola Hellenic on the Athens Exchange, and noted that the trading values of the Athens Exchange Composite Index and Coca-Cola Hellenic were both generally relatively lower over this period than the trading value of the FTSE All-Share Index.

        Jefferies reviewed market performance and average daily trading volume information for eight publicly traded companies in the soft drinks and/or soft drinks bottling industry that Jefferies deemed comparable to Coca-Cola Hellenic based on size, similar products or services, similar operating or financial characteristics, or servicing similar consumer markets. The comparable companies selected by Jefferies were as follows:

Comparable Companies

The Coca-Cola Company
PepsiCo
Dr. Pepper Snapple Group
Coca-Cola Enterprises
Coca-Cola Amatil
Coca-Cola FEMSA
Coca-Cola Icecek
Britvic Plc

        Jefferies analyzed the average daily trading volume as a percentage of the outstanding shares assumed to be freely traded on the applicable exchange, commonly referred to as the free float, as of October 4, 2012 for periods ranging from the past one month to the past two years for Coca-Cola Hellenic, Coca-Cola Hellenic with an adjustment to free float (referred to as the "Coca-Cola Hellenic Adjusted") (as defined below), the Athens Exchange Composite Index, the median of a basket of companies in the FTSE100 index with a market capitalization below €10 billion similar to Coca-Cola Hellenic (56 companies in total) (referred to as the "Modified FTSE100"), and the median of the comparable companies. The results of this analysis were:

Average Daily Trading Volume / Free Float (percent)

	1 month	3 months	6 months	1 year	2 years
Coca-Cola Hellenic(1)	0.07%	0.06%	0.11%	0.13%	0.16%
Coca-Cola Hellenic Adjusted(2)	0.10%	0.08%	0.14%	0.17%	0.21%
Athens Exchange Composite Index	0.18%	0.16%	0.15%	0.14%	0.15%
Modified FTSE100	0.30%	0.28%	0.31%	0.34%	0.34%
Comparable Companies(3)	0.31%	0.36%	0.37%	0.39%	0.44%

(1)
Based on (i) a Coca-Cola Hellenic free float of 53 percent excluding Kar-Tess Holding and The Coca-Cola Company shareholdings and including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs; and (ii) trading volume in Coca-Cola Hellenic Shares only (disregarding trading in Coca-Cola Hellenic ADSs).

(2)
Based on (i) a Coca-Cola Hellenic free float of 40 percent excluding the investors expected to irrevocably agree to the exchange and accounting for 60 percent and including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs; and (ii) trading volume in Coca-Cola Hellenic Shares only (disregarding trading in Coca-Cola Hellenic ADSs).

(3)
The free float of each comparable company is 100 percent, except for Coca-Cola Amatil (70.3 percent), Coca-Cola FEMSA (20.4 percent), Coca-Cola Icecek (25.4 percent) and Britvic Plc (95.1 percent).

Note:
Analysis is based on trading volumes on regulated markets and does not track trading on dark pool platforms.

        Jefferies also reviewed the number of trading days required for the turnover of the entire free float of each of Coca-Cola Hellenic, Coca-Cola Hellenic Adjusted and the companies in the Athens Exchange Composite Index and the median free float of these companies in the modified FTSE100 index and the comparable companies, in each case based on the six-month average daily trading volume as at October 4, 2012. The number of trading days turnover was as follows:

Free Float Turnover Based on 6-Month Average Daily Traded Volume

Number of Trading Days
Coca-Cola Hellenic(1)	924
Coca-Cola Hellenic Adjusted(2)	701
Athens Exchange	689
Modified FTSE100	318
Comparable Companies(3)	267

(1)
Based on a Coca-Cola Hellenic free float of 53 percent excluding Kar-Tess Holding and The Coca-Cola Company Entities shareholdings.

(2)
Based on a Coca-Cola Hellenic free float of 40 percent excluding the investors expected to irrevocably agree to the exchange and accounting for 60 percent.

(3)
The free float of each comparable company is 100 percent, except for Coca-Cola Amatil (70.3 percent), Coca-Cola FEMSA (20.4 percent), Coca-Cola Icecek (25.4 percent) and Britvic Plc (95.1 percent).

Note: Analysis is based on trading volumes on regulated markets and does not track trading on dark pool platforms.

Analyst Coverage

        Jefferies reviewed information on the research analyst coverage of Coca-Cola Hellenic and of the companies comprising the FTSE100 index and the Athens Exchange Composite Index. For purposes of its analysis, Jefferies defined an analyst as "active" if it had published a report in the 12 months preceding October 4, 2012. Jefferies noted that active analyst coverage of Coca-Cola Hellenic and the mean and median of active analyst coverage of the companies comprising the Athens Exchange Composite Index were lower than the mean and median of active analyst coverage of the companies comprising the FTSE100 index and the companies comprising the modified FTSE100 index. Defining a broker covering Coca-Cola Hellenic as "international" if the broker parent company's country of incorporation was not Greece, Jefferies also noted that Coca-Cola Hellenic was covered by 12 international brokers and six Greek brokers.

        None of the comparable companies nor the companies in the FTSE100 index, the modified FTSE100 index or the Athens Exchange Composite Index or any modifications and subsets thereof utilized in Jefferies analyses is identical to Coca-Cola Hellenic. In evaluating the selected public companies that comprise the comparable companies and the modified FTSE100 index, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Coca-Cola Hellenic's and Jefferies' control. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

General

        Jefferies' opinion was one of several factors taken into consideration by Coca-Cola Hellenic's board of directors in making its determination to recommend the exchange offer and should not be considered determinative of the views of Coca-Cola Hellenic's board of directors or management with respect to the exchange offer or the consideration to be offered by Coca-Cola HBC to holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs pursuant to the Transaction Documents.

        Jefferies was selected by Coca-Cola Hellenic's board of directors based on Jefferies' qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm with extensive experience providing strategic advisory services for transactions globally. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, exchange offers, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

        Coca-Cola Hellenic engaged Jefferies to provide an opinion to Coca-Cola Hellenic's board of directors in connection with the exchange offer and Jefferies fee of €400,000 became payable promptly upon delivery of its opinion. Jefferies also will be reimbursed for expenses incurred. Coca-Cola Hellenic has agreed to indemnify Jefferies and certain related persons against liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under such engagement. During the two years preceding the date of its opinion, Jefferies and its affiliates (the "Jefferies Group") has had commercial relationships with Coca-Cola Hellenic and its affiliates for which it has received customary fees. As of the date of the opinion, no member of the Jefferies Group had any equity ownership of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs. In the ordinary course of Jefferies' business, Jefferies and its affiliates may trade or hold securities or other instruments and obligations of Coca-Cola Hellenic or of Coca-Cola Hellenic's affiliates for Jefferies' own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities, instruments and obligations. In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to Coca-Cola Hellenic, Coca-Cola HBC or entities that are affiliated with Coca-Cola Hellenic or Coca-Cola HBC, for which Jefferies would expect to receive compensation.

        Jefferies has provided its consent to include its fairness opinion in this offer to exchange/prospectus. Jefferies' consent to include the opinion in this offer to exchange/prospectus can be found as Exhibit 23.4 to the registration statement of which this offer to exchange/prospectus is a part.

Plans for Coca-Cola Hellenic After the Exchange Offer

The Greek Statutory Buy-out and the Greek Statutory Sell-Out

General

        If Coca-Cola HBC has received, at the end of the acceptance period for the exchange offer, tenders for, or otherwise holds, Coca-Cola Hellenic Shares representing 90 percent or more of the total issued Coca-Cola Hellenic Shares, holders of Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) will be entitled to sell to Coca-Cola HBC or exchange their Coca-Cola Hellenic Shares pursuant to the Greek statutory sell-out at any time during the three calendar months after the publication of the results of the exchange offer, and Coca-Cola HBC will be entitled to initiate a procedure to compulsorily acquire all Coca-Cola Hellenic Shares held by the then remaining minority shareholders in the Greek statutory buy-out within three calendar months of the expiration of the acceptance period of the exchange offer. In that case, Coca-Cola HBC intends to initiate the Greek statutory buy-out as soon as practicable after announcement of the results of the exchange offer.

        You should be aware that if the exchange offer is successful but you elect not to tender in the exchange offer, there may be reduced or no liquidity in Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs. Your only option to liquidate your investment may be to sell or exchange your Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs in the Greek statutory sell-out and/or the Greek statutory buy-out, which may delay your ability to obtain Coca-Cola HBC Shares (including Coca-Cola HBC Shares represented by Coca-Cola HBC ADSs) or which may comprise payment of a cash alternative that does not reflect the then prevailing market value of the Coca-Cola HBC Shares (including Coca-Cola HBC Shares represented by Coca-Cola HBC ADSs).

        Coca-Cola HBC expects to conduct the Greek statutory sell-out as a subsequent offering period. During a subsequent offering period, including to implement the Greek statutory sell-out, no withdrawal rights will apply to tendered Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs.

Consideration and Cash Alternative

        The consideration payable for each Coca-Cola Hellenic Share (including a Coca-Cola Hellenic Share represented by a Coca-Cola Hellenic ADS) acquired in the Greek statutory buy-out and/or the Greek statutory sell-out is, at the election of the holder, either (a) one Coca-Cola HBC Share (which, for U.S. holders, can be in the form of a Coca-Cola HBC ADS), or (b) €13.58 in cash. Holders of Coca-Cola Hellenic ADSs will have the opportunity to receive, for each Coca-Cola Hellenic ADS acquired in the Greek statutory buy-out and/or the Greek statutory sell-out, at their election, either

(a) one Coca-Cola HBC ADS or (b) €13.58 in cash, paid in U.S. dollars net of any fees and expenses in accordance with the terms of the Coca-Cola Hellenic deposit agreement. The cash consideration of €13.58 per Coca-Cola Hellenic Share is mandatorily required under, and represents the minimum cash consideration permitted by, Greek law, and is calculated as the volume-weighted average market price of the Coca-Cola Hellenic Shares on the Athens Exchange over the six months ended October 9, 2012, the last trading day preceding the date on which Coca-Cola HBC initiated the Greek offer pursuant to Greek law by informing the HCMC and the board of directors of Coca-Cola Hellenic of the exchange offer and submitting to them a draft of the Greek offer documentation. The cash price is lower than €[          ], the last reported sales price of a Coca-Cola Hellenic Share on the Athens Exchange on March 15, 2013, the last practicable date prior to publication of this offer to exchange/prospectus.

        The cash consideration of €13.58 per Coca-Cola Hellenic Share or Coca-Cola Hellenic ADSs will be received by holders after deduction of applicable Greek transaction tax of 0.2 percent which is expected to be calculated based on the closing market price per Coca-Cola Hellenic Share on the Athens Exchange on the day preceding the date on which the documents required for the corresponding transfer are submitted to HELEX. Pursuant to a ruling by the Greek Ministry of Finance with respect to the exchange offer, this transaction tax should not be payable by holders of Coca-Cola Hellenic Shares who elect to receive Coca-Cola HBC Shares or Coca-Cola HBC ADSs, rather than cash consideration, in the Greek statutory buy-out or Greek statutory sell-out.

        Greek custodians may not charge fees for participation in the Greek statutory buy-out although they would typically do so if a holder participates in the Greek statutory sell-out. Accordingly, any holder participating in the Greek statutory buy-out or the Greek statutory sell-out should contact your broker or custodian and inform yourself about these costs.

Greek Statutory Sell-out Process

        Holders of Coca-Cola Hellenic Shares entitled to sell or exchange their Coca-Cola Hellenic Shares in the Greek statutory sell-out and who wish to receive cash may sell their shares on the Athens Exchange before the expiration of the Greek statutory sell-out period. During that period, Coca-Cola HBC will maintain a standing bid on the Athens Exchange to purchase Coca-Cola Hellenic Shares for the cash consideration per Coca-Cola Hellenic Share in the Greek statutory sell-out as described above. Holders of Coca-Cola Hellenic Shares who sell those shares to Coca-Cola HBC in that manner will receive the cash consideration, reduced by the Greek transaction tax as described above, in accordance with the standard settlement cycle for trades on the Athens Exchange, which is three Greek business days.

        Holders of Coca-Cola Hellenic Shares entitled to sell or exchange their Coca-Cola Hellenic Shares in the Greek statutory sell-out and who wish to receive Coca-Cola HBC Shares will be entitled to deliver through their custodians or nominees an election form to HELEX, or any other agent of Coca-Cola HBC appointed for that purpose, at any time after the announcement of the results of the exchange offer and prior to the expiration of the Greek statutory sell-out period three calendar months thereafter. Coca-Cola HBC currently expects the Greek statutory sell-out period to expire on or about July 23, 2013.

        Such holders should note, however, that they will receive such share consideration approximately eight Greek business days following the end of the three-month sell-out period in accordance with implementing decisions of the HCMC. As a result, Coca-Cola HBC expects that the settlement of Coca-Cola Hellenic Shares in the Greek statutory sell-out will, in practice, be pre-empted by the Greek statutory buy-out, which is expected to be completed within six to eight weeks after the expiration date for the exchange offer.

        The HCMC is expected to issue detailed procedures for the Greek statutory sell-out prior to the completion of the exchange offer.

        Under Greek law, the Greek statutory sell-out does not automatically extend to holders of Coca-Cola Hellenic ADSs. There will be two ways for remaining holders to sell or exchange their Coca-Cola Hellenic ADSs in the Greek statutory sell-out. First, Coca-Cola HBC will allow holders of Coca-Cola Hellenic ADSs to sell or exchange their Coca-Cola Hellenic ADSs by delivering an election notice to the ADS exchange agent. There will be no withdrawal, issuance or other fee payable to the Coca-Cola Hellenic depositary for tendering Coca-Cola Hellenic ADSs to the ADS exchange agent in this manner.

        Alternatively, holders of Coca-Cola Hellenic ADSs will be able to withdraw the Coca-Cola Hellenic Shares represented by their Coca-Cola Hellenic ADSs by surrendering the Coca-Cola Hellenic ADSs to the Coca-Cola Hellenic depositary, pay any applicable fees, taxes and other governmental charges payable in connection with such withdrawal and sell or exchange the underlying Coca-Cola Hellenic Shares as Coca-Cola Hellenic shareholders. There will however be disadvantages to withdrawing the Coca-Cola Hellenic Shares represented by the Coca-Cola Hellenic ADSs and selling or exchanging them in the Greek statutory sell-out, which are similar to those described below under the section heading "The Exchange Offer—Procedure for Tendering—Holders of Coca-Cola Hellenic ADSs" of this offer to exchange/prospectus.

Greek Statutory Buy-out Process

        The Greek statutory buy-out is a procedure initiated by Coca-Cola HBC by filing a request with the HCMC within three calendar months of the expiration of the acceptance period for the exchange offer. Once the HCMC has completed its review (which has generally taken approximately two weeks in previous transactions) and approves the request, the HCMC will fix the date for cessation of trading of the Coca-Cola Hellenic Shares on the Athens Exchange, which will be at least 15 Greek business days following the date of the HCMC approval. If the exchange offer is successful, Coca-Cola HBC intends to initiate the Greek statutory buy-out as soon as practicable after the announcement of the results of the exchange offer and to request that the effective date for the Greek statutory buy-out be set at least 15 Greek business days after the date of the HCMC approval in accordance with Greek law. As a result, Coca-Cola HBC currently expects to acquire all remaining Coca-Cola Hellenic Shares in June 2013.

        The exact procedure for the Greek statutory buy-out, including the effective date of the Greek statutory buy-out and the applicable election forms, will be communicated by Coca-Cola HBC to the remaining holders of Coca-Cola Hellenic Shares and holders of Coca-Cola Hellenic ADSs subject to the Greek statutory buy-out as soon as practicable after following the decision of the HCMC, and will be disseminated to holders of Coca-Cola Hellenic Shares in the United States and holders of Coca-Cola Hellenic ADSs in accordance with the regulations of the SEC. Coca-Cola HBC expects that, in the absence of an alternative election by a remaining holder, such holder will receive Coca-Cola HBC shares in book-entry form held through DSS as the default consideration in the Greek statutory buy-out.

        As with the Greek statutory sell-out, the Greek statutory buy-out does not automatically extend to ADS holders under Greek law. Coca-Cola Hellenic ADS holders will, however, be allowed to deliver an election notice to the ADS exchange agent. There will be no withdrawal, issuance or other fee payable to the Coca-Cola Hellenic depositary for tendering Coca-Cola Hellenic ADSs to the ADS exchange agent in this manner.

        Alternatively, holders of Coca-Cola Hellenic ADS will be able to withdraw the Coca-Cola Hellenic Shares represented by their Coca-Cola Hellenic ADSs by surrendering the Coca-Cola Hellenic ADSs to the Coca-Cola Hellenic depositary, pay any applicable fees, taxes and other governmental charges payable in connection with such withdrawal and participate in the Greek statutory buy-out as holders of Coca-Cola Hellenic Shares. There will be disadvantages to withdrawing the Coca-Cola Hellenic Shares represented by the Coca-Cola Hellenic ADSs, which are similar to those described below under the section heading "The Exchange Offer—Procedure for Tendering—Holders of Coca-Cola Hellenic ADSs" of this offer to exchange/prospectus.

        Once the Greek statutory buy-out is consummated, there will be no longer any minority shareholders in Coca-Cola Hellenic, the Greek statutory sell-out will terminate, and Coca-Cola HBC will cause Coca-Cola Hellenic to call a shareholders' meeting to approve the delisting of the Coca-Cola Hellenic Shares from the Athens Exchange, subject to HCMC approval.

Delisting of the Coca-Cola Hellenic Shares from the Athens Exchange and the London Stock Exchange and of the Coca-Cola Hellenic ADSs from the New York Stock Exchange

        Following settlement of the exchange offer and the Greek statutory buy-out and/or the Greek statutory sell-out, Coca-Cola HBC will cause Coca-Cola Hellenic to call a shareholders' meeting to approve the delisting of the Coca-Cola Hellenic Shares from the Athens Exchange, subject to HCMC approval. Coca-Cola HBC also intends to cause Coca-Cola Hellenic to terminate the Coca-Cola Hellenic deposit agreement, to request that the Coca-Cola Hellenic ADSs be removed from listing on the New York Stock Exchange and, when possible, to deregister the Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs under the Exchange Act. In addition, Coca-Cola Hellenic has given notice to the United Kingdom Financial Services Authority and the London Stock Exchange of its intention to terminate its current standard listing. The termination of Coca-Cola Hellenic's standard listing will take effect on admission.

Strategy and Operations

        It is intended that Coca-Cola HBC will be the new holding company of the CCH Group following completion of the exchange offer. The exchange offer will not cause any change in the business, scope, strategy and focus of the CCH Group's operations. The CCH Group's current management will continue to lead the CCH Group's business and long-term strategy. The CCH Group's commitment to Greece will remain unaffected. Coca-Cola Hellenic will maintain production and distribution of its products in Greece and will continue to operate after the exchange offer its Group Corporate Service Center in Athens, supporting operations in 28 countries. There will be no impact on jobs, compensation or benefits for any employees of the CCH Group as a result of the exchange offer.

Financial Statements and Dividend Policy

        If the exchange offer is completed, Coca-Cola HBC will prepare consolidated financial statements in euros. In contrast, Coca-Cola HBC's unconsolidated statutory financial statements are expected to be prepared in Swiss francs, while Coca-Cola Hellenic's unconsolidated financial statements are prepared in euros. Dividends or other cash distributions on Coca-Cola HBC Shares, if any, are expected to be declared in Swiss francs and paid in euro. The Coca-Cola HBC depositary will convert dividends or other cash distributions paid in euro into U.S. dollars on behalf of holders of Coca-Cola HBC ADSs in accordance with the terms of the Coca-Cola HBC deposit agreement. Coca-Cola HBC intends to adopt a dividend and other cash distribution policy which will take into account, and depend upon, the profitability of the business and underlying growth in earnings of the CCH Group, as well as its ongoing capital requirements and cash flows, the availability of funds and other relevant factors.

        Coca-Cola HBC has been informed by Coca-Cola Hellenic that no details regarding the dividends or cash distributions to shareholders with respect to the year ended December 31, 2012 will be announced, pending the exchange offer.

        If the exchange offer is completed, Coca-Cola HBC does not expect that any dividends will be paid to shareholders of Coca-Cola Hellenic or Coca-Cola HBC until after completion of the Greek statutory buy-out. Shortly thereafter, Coca-Cola HBC intends to hold an extraordinary general meeting of shareholders in order to declare a dividend. While such dividend will relate to the CCH Group's financial year ended December 31, 2012, it will be technically paid out of Coca-Cola HBC's capital contribution reserves arising from the settlement of the exchange offer.

Employee Share Purchase Plan and Share Option Plan

        Following Coca-Cola HBC's filing with the HCMC of the Greek offer, the Coca-Cola Hellenic Employee Share Purchase Plan and the Coca-Cola Bottlers (Ulster) Limited Share Incentive Plan have been suspended pending completion of the exchange offer. As a result of such suspension, no further employee contributions may be made into the plans and no further Coca-Cola Hellenic Shares will be purchased pursuant to the plans. Coca-Cola HBC intends, subject to applicable legal constraints and to the extent practicable, to put in place new plans with terms substantially similar to those of the existing plans.

        If the exchange offer is consummated, Coca-Cola HBC expects to adopt a share option plan to replace the existing stock option plan of Coca-Cola Hellenic on substantially equivalent terms for eligible members of management. All outstanding Coca-Cola Hellenic options will be replaced by Coca-Cola HBC options in the second quarter of 2013. Coca-Cola HBC options will have similar terms and conditions to the existing Coca-Cola Hellenic options, including, among other things, with respect to the applicable exercise price, vesting and exercise periods and the number of underlying shares, subject to any necessary changes required under Swiss law.

THE EXCHANGE OFFER

Terms of the Exchange Offer

        Coca-Cola HBC, a Swiss Aktiengesellschaft/société anonyme, is offering to acquire all of the Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) that Coca-Cola HBC does not hold directly or indirectly, i.e., 281,198,488 Coca-Cola Hellenic Shares representing approximately 76.7 percent of the total share capital and number of shares of Coca-Cola Hellenic.

        As of October 10, 2012, the date of filing of the Greek offer with the HCMC, Coca-Cola HBC did not directly hold any Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs. However, as at that date, Coca-Cola HBC is deemed under Greek law to hold indirectly 85,355,019 Coca-Cola Hellenic Shares corresponding to approximately 23.3 percent of the total issued Coca-Cola Hellenic Shares, which are held by Kar-Tess Holding. Kar-Tess Holding stated that it will tender its Coca-Cola Hellenic Shares in the exchange offer for Coca-Cola HBC Shares on the same terms and conditions as those available to all other holders of Coca-Cola Hellenic Shares. Coca-Cola Hellenic has informed Coca-Cola HBC that it intends to tender the 3,430,135 Coca-Cola Hellenic Shares it holds in treasury, which represent an additional 0.9 percent of the total issued Coca-Cola Hellenic Shares, into the exchange offer.

        The exchange offer consists of the U.S. offer and the Greek offer. The U.S. offer comprises an offer made pursuant to this offer to exchange/prospectus to (1) all holders of Coca-Cola Hellenic Shares located in the United States and (2) all holders of Coca-Cola Hellenic ADSs, wherever located. If the exchange offer is completed, you will receive (1) at your election, one Coca-Cola HBC Share or Coca-Cola HBC ADS for each Coca-Cola Hellenic Share you validly tender into, and do not withdraw from, the exchange offer and (2) one Coca-Cola HBC ADS for each Coca-Cola Hellenic ADS you validly tender into, and do not withdraw from, the exchange offer. The Greek offer comprises an offer to exchange one Coca-Cola Hellenic Share for one Coca-Cola HBC Share made pursuant to separate Greek offer documentation available to holders of Coca-Cola Hellenic Shares located outside the United States, in accordance with local laws and regulations applicable to such holders.

        The Coca-Cola HBC Shares are described in this offer to exchange/prospectus under the heading "Description of the Coca-Cola HBC Shares and Articles of Association". For a comparison of the rights of the holders of Coca-Cola HBC Shares and Coca-Cola HBC ADSs against those of holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs, respectively, see the "Comparison of Rights of Holders of Coca-Cola HBC Securities and Holders of Coca-Cola Hellenic Securities" and "Description of the Coca-Cola HBC American Depositary Shares" sections of this offer to exchange/prospectus.

        Upon completion of the exchange offer, former holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs will own 100 percent of the Coca-Cola HBC Shares and Coca-Cola HBC ADSs.

        Coca-Cola HBC's obligation to exchange Coca-Cola HBC Shares for Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs pursuant to the exchange offer is subject to the conditions referred to under "—Conditions to the Exchange Offer".

        Holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs who tender their securities for Coca-Cola HBC Shares or Coca-Cola HBC ADSs pursuant to the exchange offer will not be obligated to pay any charges or expenses of the ADS exchange agent or the share exchange agent. Coca-Cola HBC will assume payment of the 0.08 percent duties levied by HELEX on the registration of the off-exchange transfer of the Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) tendered and transferred to Coca-Cola HBC by holders who validly accept the exchange offer.

        Holders whose securities are tendered for Coca-Cola HBC Shares or Coca-Cola HBC ADSs pursuant to the exchange offer by a broker, dealer, commercial bank, trust company or other nominee will be responsible for any fees or commissions such nominees may charge in connection with such tender. Holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs who tender their securities pursuant to the exchange offer will also be responsible for all governmental charges and taxes payable in connection with such tender. However, holders tendering in the exchange offer will not have to pay the Greek transaction tax.

Offer Period

        The exchange offer will commence on March 19, 2013. The exchange offer and withdrawal rights for tenders of Coca-Cola Hellenic Shares into the exchange offer through the share exchange agent will expire at the expiration date (which is 7:00 a.m., New York City time (2:00 p.m., Athens time) on April 19, 2013). The ADS tender deadline for validly tendering and withdrawing Coca-Cola Hellenic ADSs in the U.S. offer through the ADS exchange agent will be 5 p.m., New York City time, on April 18, 2013, the day immediately preceding the expiration date, which will be April 19, 2013, unless the exchange offer is extended.

Extension, Termination and Amendment

        Subject to the applicable rules and regulations of the HCMC and the SEC, Coca-Cola HBC may extend the expiration date of the exchange offer. In order to extend the exchange offer, Coca-Cola HBC is required under applicable rules and regulations of the HCMC to seek the approval of the HCMC at least two weeks prior to the time the exchange offer is scheduled to expire.

        Coca-Cola HBC may be required by the U.S. federal securities laws (including Rule 14e-1 under the Exchange Act) to extend the U.S. offer, if Coca-Cola HBC makes a material change to the terms of the U.S. offer or in the information concerning the exchange offer. For example, if Coca-Cola HBC changes the percentage of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs sought in the U.S. offer or the exchange ratio applicable to the U.S. offer within ten business days prior to the then-scheduled expiration date, the U.S. offer is required to be extended so that it expires no less than ten business days after the change is first published, sent or given to holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs in order to allow adequate dissemination and investor response to the change. If Coca-Cola HBC makes any other material change to the terms of the U.S. offer within five business days prior to the then-scheduled expiration date, the U.S. offer similarly is required to be extended so that it expires no less than five business days after the change is first published, sent or given to holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs in order to allow adequate dissemination and investor response. If Coca-Cola HBC waives any material condition to the U.S. offer, the U.S. offer is required to be extended for ten days in order to allow adequate dissemination and investor response to the change.

        To the extent permitted by applicable rules and regulations of the HCMC and the SEC, Coca-Cola HBC may, at any time and from time to time:

  •
  terminate the exchange offer (and not accept for exchange any Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs) upon the failure of any of the conditions to the exchange offer described in this offer to exchange/prospectus below under the heading "—Conditions to the Exchange Offer", or, as contemplated by the Greek tender offer rules, revoke the exchange offer following approval of the HCMC if there is an unforeseen change in circumstances which is beyond Coca-Cola HBC's control and which renders continuation of the exchange offer particularly onerous. The scope of this revocation right is not yet clearly defined under the Greek tender offer rules. However, Coca-Cola HBC does not intend to assert this revocation right with respect to the exchange offer unless, prior to the expiration of the acceptance period, there is a material adverse change in circumstances that would be reasonably expected to deprive Coca-Cola HBC, Coca-Cola Hellenic or the holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs from material expected benefits of the exchange offer; and

  •
  waive any condition to the exchange offer or otherwise amend the exchange offer in any respect, provided that, under the Greek tender offer rules, Coca-Cola HBC may not amend the terms of the exchange offer in a manner adverse to the shareholders and any amendment must be made no later than five Greek business days prior to the expiration of the acceptance period and requires the prior approval of the HCMC, which generally must be issued within two Greek business days from the request of the offeror. A waiver of a material condition or any other material change to the U.S. offer, if that waiver or change occurs within ten or five business days, as applicable, prior to the date the U.S. offer is scheduled to expire, may also require the extension of the U.S. offer as described above.

        To extend, terminate, waive a condition to or amend the exchange offer, Coca-Cola HBC will notify the ADS exchange agent and the share exchange agent by written notice or oral notice confirmed in writing. If Coca-Cola HBC determines to extend, terminate, waive a condition to or amend the exchange offer, it will seek any required approval of the HCMC and, upon such approval, or if such approval is not required, no later than 9:00 a.m., New York City time, on the next business day after such extension, termination, waiver or amendment, Coca-Cola HBC will announce such extension, termination, waiver or amendment by issuing a press release on the Dow Jones News Service and by publication on the website of the Athens Exchange and the Daily Official List Announcements section of the Athens Exchange. Subject to the requirements of Greek tender offer rules and the U.S. federal securities laws (which require that any material change in the information published, sent or given to shareholders in connection with the U.S. offer be promptly disseminated to security holders in a manner reasonably designed to inform security holders of that change) and without limiting the manner in which Coca-Cola HBC may choose to make any public announcement, Coca-Cola HBC does not assume any obligation to publish, advertise or otherwise communicate any public announcement other than as described above. In addition, Coca-Cola HBC will post any such notice on Coca-Cola HBC's website at www.coca-colahbcag.com.The information on such website is not a part of this offer to exchange/prospectus and is not incorporated by reference herein.

        If Coca-Cola HBC extends the period of time during which the exchange offer is open, the exchange offer will expire at the latest time and date to which Coca-Cola HBC extends the applicable expiration date. During any such extension, all Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs validly tendered into, and not withdrawn from, the exchange offer prior to that date will remain subject to your right to withdraw your Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs. You should read the discussion in this section below under "—Withdrawal Rights" for more information about your ability to withdraw tendered Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs.

        Coca-Cola HBC may elect, in its sole discretion, to provide a subsequent offering period after the acceptance of Coca-Cola Hellenic Shares and/or Coca-Cola Hellenic ADSs pursuant to the U.S. offer. A subsequent offering period, if one is provided, is an additional period of time after Coca-Cola HBC has acquired Coca-Cola Hellenic Shares and/or Coca-Cola Hellenic ADSs in the exchange offer during which holders may tender, but not withdraw, Coca-Cola Hellenic Shares and/or Coca-Cola Hellenic ADSs and receive the exchange offer consideration. If Coca-Cola HBC elects to provide a subsequent offering period, it will publicly announce the results of the exchange offer, including the approximate number and percentage of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs tendered to date, no later than two Greek business days after the expiration of the offer period and will immediately thereafter begin the subsequent offering period. Coca-Cola HBC also expressly reserves the right, in its sole discretion, to extend the subsequent offering period by giving oral or written notice to the ADS exchange agent and the share exchange agent. Coca-Cola HBC expects to conduct the Greek statutory sell-out as a subsequent offering period. See the section heading "The Transaction—Plans for

Coca-Cola Hellenic After the Exchange Offer—The Greek Statutory Buy-out and the Greek Statutory Sell-out".

        For purposes of the exchange offer, a "business day" means any day that is not a Saturday, Sunday or a day on which banking institutions are required or authorized by law or executive order to be closed in New York, New York and a Greek business day means any day that is not a Saturday, Sunday or a day on which banking institutions are required or authorized by law or executive order to be closed in Athens, Greece.

Withdrawal Rights

        Coca-Cola Hellenic ADSs tendered for exchange may be withdrawn at any time prior to the ADS tender deadline. During any subsequent offering period permitted pursuant to Rule 14d-11 under the Exchange Act, including to implement the Greek statutory sell-out, no withdrawal rights will apply to Coca-Cola Hellenic ADSs tendered during such subsequent offering period, pursuant to Rule 14d-11 under the Exchange Act.

        For your withdrawal of your Coca-Cola Hellenic ADSs to be effective, the ADS exchange agent must receive a timely written or facsimile transmission notice of withdrawal. Any such notice must specify the name of the person who tendered the Coca-Cola Hellenic ADSs being withdrawn, the number of Coca-Cola Hellenic ADSs being withdrawn and the name of the registered holder if different from that of the person who tendered such Coca-Cola Hellenic ADSs.

        If certificates evidencing Coca-Cola Hellenic ADSs being withdrawn have been delivered or otherwise identified to the ADS exchange agent, then, prior to the physical release of such certificates, (1) the ADS exchange agent also must receive the name of the registered holder and the serial numbers of the particular certificate evidencing the Coca-Cola Hellenic ADSs and (2) the signature(s) on the notice of withdrawal must be guaranteed by an eligible institution unless such Coca-Cola Hellenic ADSs have been tendered for the account of an eligible institution. If Coca-Cola Hellenic ADSs have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of the securities.

        Coca-Cola Hellenic Shares tendered for exchange may be withdrawn at any time prior to the expiration of the exchange offer. During any subsequent offering period permitted pursuant to Rule 14d-11 under the Exchange Act, including to implement the Greek statutory sell-out, no withdrawal rights will apply to Coca-Cola Hellenic Shares tendered during such subsequent offering period, pursuant to Rule 14d-7(a)(2) under the Exchange Act.

        To withdraw previously tendered Coca-Cola Hellenic Shares, you should contact the Greek or non-Greek financial intermediary or nominee through whom you tendered regarding their withdrawal procedures. For your withdrawal of Coca-Cola Hellenic Shares to be effective, the share exchange agent must receive a timely written or facsimile transmission declaration of revocation. Any such declaration must specify the name of the person who tendered the Coca-Cola Hellenic Shares being withdrawn, the number of Coca-Cola Hellenic Shares being withdrawn, the name of the registered holder if different from that of the person who tendered such Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, and the date and reference number of the declaration of acceptance pursuant to which the Coca-Cola Hellenic Shares being withdrawn have been tendered.

        If you wish to withdraw your Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, it is your responsibility to ensure that any financial intermediary or nominee that has been instructed to tender your Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs receives instruction to withdraw the tender of those Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs sufficiently in advance of the expiration date.

        Coca-Cola HBC will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal or declaration of revocation in its sole discretion, and its decision will be final and binding. None of Coca-Cola HBC, the ADS exchange agent, the share exchange agent, the information agent, the dealer manager nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or declaration of revocation or will incur any liability for failure to give any such notification.

        Any Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may retender withdrawn Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs by following one of the procedures discussed under the caption entitled "—Procedure for Tendering" at any time prior to the expiration date or the ADS tender deadline, as applicable, or during any subsequent offering period under Rule 14d-11 under the Exchange Act, including the Greek statutory sell-out.

Conditions to the Exchange Offer

        The commencement of the exchange offer is subject to the United Kingdom Financial Services Authority, acting as the United Kingdom Listing Authority, having approved the prospectus relating to Coca-Cola HBC Shares, the approved prospectus having been passported into the Hellenic Republic and the Greek information circular relating to the Greek offer having been approved by the HCMC.

        The completion of the exchange offer is also subject to the condition that at least 329,898,157 Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) corresponding to at least 90 percent of the total issued Coca-Cola Hellenic Shares shall have been lawfully and validly tendered in the exchange offer and not withdrawn as at the end of the acceptance period of the exchange offer. These 329,898,157 Coca-Cola Hellenic Shares include the 85,355,019 Coca-Cola Hellenic Shares, representing approximately 23.3 percent of the total issued Coca-Cola Hellenic Shares, that Kar-Tess Holding holds and has stated it will tender into the exchange offer. Coca-Cola Hellenic has also informed Coca-Cola HBC that it intends to tender the 3,430,135 Coca-Cola Hellenic Shares it holds in treasury, which represent an additional 0.9 percent of the total issued Coca-Cola Hellenic Shares, into the exchange offer. This condition shall be deemed not to have been fulfilled and the exchange offer will cease to be in effect if the Registration Statement of which this offer to exchange/prospectus is a part shall not have been declared effective by the SEC before the commencement of the acceptance period for the exchange offer.

        The completion of the exchange offer is also subject to the following conditions:

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  (a) the United Kingdom Financial Services Authority, acting as the United Kingdom Listing Authority, and the London Stock Exchange shall have acknowledged to Coca-Cola HBC or its agent (and such acknowledgment shall not have been withdrawn) at or prior to the expiration date of the exchange offer that the application for admission of the Coca-Cola HBC Shares to the premium listing segment of the Official List and to trading on the London Stock Exchange's main market for listed securities has been or will be approved, provided that such approval will become effective upon (i) the submission by Coca-Cola HBC or its agent (in practice, the financial institution acting as sponsor for the admission) to the United Kingdom Financial Services Authority, acting as the United Kingdom Listing Authority, of a shareholder statement in customary form, evidencing satisfaction of the minimum free float requirement (currently generally 25 percent; however, the United Kingdom Listing Authority may accept a lower percentage in certain limited circumstances), and confirmation of the number and par value of the Coca-Cola HBC Shares to be issued pursuant to the exchange offer; (ii) the issuance of Coca-Cola HBC Shares to be issued pursuant to the exchange offer; and (iii) the issuance of a dealing notice by the United Kingdom Financial Services Authority, acting as the United

    Kingdom Listing Authority; and (b) the minimum free float requirement shall have been met as of the expiration date of the exchange offer; and

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  the New York Stock Exchange shall have approved the listing of the Coca-Cola HBC ADSs, subject to notice of issuance.

        The conditions set out above are for Coca-Cola HBC's sole benefit and may be waived in whole or in part only with the approval of the HCMC. Coca-Cola HBC does not have any obligation to waive any of these conditions not timely satisfied, and does not expect to waive the minimum acceptance condition or the condition relating to admission to the premium listing of the Official List and to trading on the London Stock Exchange's main market described above. If Coca-Cola HBC does not waive, or the HCMC does not consent to the waiver of, an unsatisfied condition, the exchange offer will lapse and all tendered Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs will be returned to holders.

        A public announcement shall be made of a material change in, or waiver of, any of the foregoing conditions to the exchange offer, and the exchange offer may, in certain circumstances, be extended in connection with any such change or waiver.

Procedure for Tendering

        You must follow the procedures described below in a timely manner in order to tender your Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs.

        The steps you must take to validly tender into the exchange offer will depend on whether you hold Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs and whether you hold such Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs directly or indirectly through a broker, dealer, commercial bank, trust company or other nominee.

Holders of Coca-Cola Hellenic ADSs

        If you hold Coca-Cola Hellenic ADSs, you may tender your Coca-Cola Hellenic ADSs into the U.S. offer through the ADS exchange agent, who will receive and hold tendered Coca-Cola Hellenic ADSs for exchange on behalf of Coca-Cola HBC and, if the exchange offer is completed, will exchange such Coca-Cola Hellenic ADSs for Coca-Cola HBC ADSs. While you could withdraw the Coca-Cola Hellenic Shares represented by your Coca-Cola Hellenic ADSs and tender those Coca-Cola Hellenic Shares into the exchange offer through the share exchange agent, it may not be in your best interests to do so because you will have to surrender your Coca-Cola Hellenic ADSs to the Coca-Cola Hellenic depositary, and pay any applicable fees, taxes and other governmental charges payable in connection with such withdrawal. Such withdrawal would entail a transfer of the Coca-Cola Hellenic Shares represented by your Coca-Cola Hellenic ADSs from the custodian of the Coca-Cola Hellenic depositary to you or your nominee, pursuant to either a market transaction executed on the Athens Exchange of such shares or an over-the-counter transaction free of payment. If made pursuant to a market transaction executed on the Athens Exchange, such transfer will be subject to (i) the Greek transaction tax of 0.2 percent, expected to be calculated based on the closing market price of the Coca-Cola Hellenic Shares on the Athens Exchange on the day preceding the date on which the documents required for the transfer of the Coca-Cola Hellenic Shares represented by your Coca-Cola Hellenic ADSs are submitted to HELEX, (ii) clearing duties currently at the rate of 0.08 percent payable to HELEX by each of the seller and the purchaser, and (iii) a withdrawal fee to the Coca-Cola Hellenic depositary in an amount equal to $5.00 or less per 100 Coca-Cola Hellenic ADSs (or portion thereof) surrendered to the Coca-Cola Hellenic depositary in exchange for withdrawal of Coca-Cola Hellenic Shares. If made pursuant to an over-the-counter transaction free of payment, such transfer will not be subject to the Greek transaction tax of 0.2 percent mentioned above, but it will be subject to (i) clearing duties of €20 payable to HELEX by each of the transferor and the transferee and (ii) the withdrawal fee payable to the Coca-Cola Hellenic depositary mentioned above. To receive Coca-Cola Hellenic Shares represented by your Coca-Cola Hellenic ADSs from the Coca-Cola Hellenic depositary, you or your nominee should hold an account with the DSS through a broker or other custodian. You will need to take these steps sufficiently in advance of the expiration date to be able to effect your withdrawal and have sufficient time to tender the Coca-Cola Hellenic Shares in the exchange offer. The Coca-Cola Hellenic ADS depositary receipt facility will be closed to deposits and withdrawals for four business days prior to the ADS tender deadline. Coca-Cola Hellenic ADSs may not be tendered in the Greek offer.

        In tendering your Coca-Cola Hellenic ADSs into the U.S. offer, you should consider the following:

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  You will receive Coca-Cola HBC ADSs,

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  You will not have to pay any issuance fee to the Coca-Cola HBC depositary,

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  You will not have to pay any withdrawal fee to the Coca-Cola Hellenic depositary,

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  You will not have to pay any fee to the ADS exchange agent or the share exchange agent to tender your Coca-Cola Hellenic ADSs,

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  You will not have to pay Greek transaction tax, and

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  You will not have to pay any duty to HELEX on the transfer of your Coca-Cola Hellenic ADSs to Coca-Cola HBC in the exchange offer.

        If you hold Coca-Cola Hellenic ADSs and would like to tender them into the U.S. offer, you should follow the procedures described below. Coca-Cola HBC has retained Citibank, N.A., to act as the ADS exchange agent in connection with the exchange offer.

        You must follow the procedures described below in a timely manner in order to tender your Coca-Cola Hellenic ADSs into the U.S. offer.

        THE METHOD OF DELIVERY OF ADS CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR ELECTION AND RISK. COCA-COLA HELLENIC ADSs WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE ADS EXCHANGE AGENT (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, COCA-COLA HBC RECOMMENDS THAT YOU USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. THERE WILL BE NO GUARANTEED DELIVERY PROCESS AVAILABLE TO VALIDLY TENDER COCA-COLA HELLENIC ADSS.

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  If you hold your Coca-Cola Hellenic ADSs directly in certificated form and you would like to tender them in the U.S. offer, you must complete and sign the enclosed letter of transmittal and return it together with your Coca-Cola Hellenic ADS certificates and all other required documentation to the ADS exchange agent at the appropriate address specified on the back cover page of this offer to exchange/prospectus no later than the ADS tender deadline, which is 5 p.m., New York City time, on April 18, 2013, unless the exchange offer is extended. The time involved in tendering Coca-Cola Hellenic ADSs held directly in certificated form will vary depending on the time it takes you to complete the letter of transmittal and deliver it, your Coca-Cola Hellenic ADS certificates and any other required documentation by registered mail to the ADS exchange agent.

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  If you hold your Coca-Cola Hellenic ADSs in book-entry form through DTC and you would like to tender them in the U.S. offer, you must tender your Coca-Cola Hellenic ADSs by book-entry transfer using the ATOP system.

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  If you hold your Coca-Cola Hellenic ADSs in book-entry form through the direct registration system of the Coca-Cola Hellenic depositary or otherwise on the books and records of the Coca-Cola Hellenic depositary and would like to tender them in the U.S. offer, you must complete the letter of transmittal and deliver it and any other required documentation by registered mail to the ADS exchange agent.

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  If you hold your Coca-Cola Hellenic ADSs indirectly through a broker, dealer, commercial bank, trust company or other nominee, you should not complete and sign the letter of transmittal included with this offer to exchange/prospectus. Instead, you should instruct your broker, dealer, commercial bank, trust company or other nominee to validly tender your Coca-Cola Hellenic ADSs to the ADS exchange agent on your behalf sufficiently in advance of the ADS tender deadline so that the broker, dealer, commercial bank, trust company or other nominee can effect such tender through the ADS exchange agent on your behalf prior to the ADS tender deadline. If you hold Coca-Cola Hellenic ADSs indirectly through a broker, dealer, commercial bank, trust company or other nominee, the time involved to validly tender your Coca-Cola Hellenic ADSs will vary depending on the time it takes you to instruct your broker, dealer, commercial bank, trust company or other nominee to validly tender your Coca-Cola Hellenic ADSs to the ADS exchange agent and (i) if your Coca-Cola Hellenic ADSs are evidenced by ADS certificates, the time it takes your broker, dealer, commercial bank, trust company or other nominee to complete the letter of transmittal on your behalf and deliver it and your Coca-Cola Hellenic ADS certificates and any other required documentation by registered mail to the ADS exchange agent or (ii) if your Coca-Cola Hellenic ADSs are held in book-entry form, the time it takes your broker, dealer, commercial bank, trust company or other nominee to validly tender your Coca-Cola Hellenic ADSs by book-entry transfer.

        The ADS exchange agent will receive and hold all tendered Coca-Cola Hellenic ADSs for the benefit of Coca-Cola HBC and will tender the Coca-Cola Hellenic Shares represented by such tendered Coca-Cola Hellenic ADSs to the share exchange agent prior to the expiration date of the exchange offer. If all the conditions to the completion of the exchange offer have been satisfied or waived by Coca-Cola HBC, then the Coca-Cola Hellenic ADSs will be accepted for exchange in the exchange offer.

        Delivery of documents to DTC will not constitute delivery to the ADS exchange agent.

        Except as otherwise provided below, all signatures on the enclosed letter of transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in good standing in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program, or is otherwise an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act) (referred to collectively as "eligible institutions"). Signatures on the letter of transmittal need not be guaranteed (1) if the letter of transmittal is signed by the registered holder of the Coca-Cola Hellenic ADSs to be validly tendered and the holder has not completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal, or (2) if the Coca-Cola Hellenic ADSs to be validly tendered are held for the account of an eligible institution.

        If the certificates for Coca-Cola Hellenic ADSs are registered in the name of a person other than the signer of the letter of transmittal, or if consideration is to be delivered or certificates for Coca-Cola Hellenic ADSs not validly tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the validly tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an eligible institution as described above. See Instructions 1 and 5 of the letter of transmittal.

        No alternative, conditional or contingent tenders of Coca-Cola Hellenic ADSs will be accepted, and no fractional Coca-Cola Hellenic ADSs will be acquired. By executing the letter of transmittal, you waive any right to receive any notice of the acceptance of your Coca-Cola Hellenic ADSs for exchange.

        All properly completed and duly executed letters of transmittal, Coca-Cola Hellenic ADS certificates and any other required documents or, in the case of a book-entry transfer, all agent's messages through DTC, delivered to the ADS exchange agent by you or on your behalf will be deemed, without any further action by the ADS exchange agent, to constitute acceptance by you of the exchange offer with respect to your Coca-Cola Hellenic ADSs validly tendered in the exchange offer upon the terms and subject to the conditions set forth in this offer to exchange/prospectus and the accompanying letter of transmittal.

        If your Coca-Cola Hellenic ADSs are not accepted for exchange for any reason, your Coca-Cola Hellenic ADS certificates will be mailed or your Coca-Cola Hellenic ADSs in book-entry form will be returned within three business days after the expiration or termination of the exchange offer or your proper withdrawal of the Coca-Cola Hellenic ADSs from the exchange offer, as applicable. In the case of Coca-Cola Hellenic ADSs in book-entry form, such return will be effected by crediting such Coca-Cola Hellenic ADSs to the account at DTC from which they were transferred or returned to the address on the books and records of the Coca-Cola Hellenic depositary.

        Coca-Cola Hellenic ADSs in respect of which a valid tender has been made will be held in an account controlled by the ADS exchange agent, and consequently you will not be able to sell, assign, transfer or otherwise dispose of such securities until such time as (i) you withdraw your Coca-Cola Hellenic ADSs from the exchange offer, (ii) your Coca-Cola Hellenic ADSs have been exchanged for Coca-Cola HBC ADSs (in which case you will only be able to sell, assign, transfer or otherwise dispose of the Coca-Cola HBC ADSs received in respect of your Coca-Cola Hellenic ADSs), or (iii) your Coca-Cola Hellenic ADSs have been returned to you if the exchange offer is terminated or because they were not accepted for exchange.

Holders of Coca-Cola Hellenic Shares

        If you hold Coca-Cola Hellenic Shares, there are three possible ways to validly tender them into the exchange offer:

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  You can tender your Coca-Cola Hellenic Shares in exchange for Coca-Cola HBC ADSs;

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  You can tender your Coca-Cola Hellenic Shares in exchange for Coca-Cola HBC Shares; or

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  You can deposit your Coca-Cola Hellenic Shares into the Coca-Cola Hellenic ADS program, receive Coca-Cola Hellenic ADSs representing your deposited Coca-Cola Hellenic Shares and tender those Coca-Cola Hellenic ADSs in exchange for Coca-Cola HBC ADSs. The Coca-Cola Hellenic ADS program will be closed to deposits and withdrawals for four business days prior to the ADS tender deadline.

        In deciding which method you should use to validly tender your Coca-Cola Hellenic Shares into the exchange offer, you should consider the following:

        If you validly tender your Coca-Cola Hellenic Shares and elect to receive Coca-Cola HBC ADSs:

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  You will receive Coca-Cola HBC ADSs,

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  You will not have to pay any issuance fee to the Coca-Cola Hellenic depositary,

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  You will not have to pay any issuance fee to the Coca-Cola HBC depositary,

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  You will not have to pay any fee to the ADS exchange agent or the share exchange agent to tender your Coca-Cola Hellenic Shares,

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  You will not have to pay the Greek transaction tax, and

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  You will not have to pay any duty to HELEX on the transfer of your Coca-Cola Hellenic Shares to Coca-Cola HBC in the exchange offer.

        If you validly tender your Coca-Cola Hellenic Shares and elect to receive Coca-Cola HBC Shares:

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  You will receive Coca-Cola HBC Shares,

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  Your Coca-Cola HBC Shares will be issued in book-entry form held through DSS,

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  Your Coca-Cola HBC Shares will not be eligible for settlement via the CREST clearing system in the United Kingdom,

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  You will not have to pay any fee to the ADS exchange agent or the share exchange agent to tender your Coca-Cola Hellenic Shares,

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  You will not have to pay the Greek transaction tax, and

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  You will not have to pay any duty to HELEX on the transfer of your Coca-Cola Hellenic Shares to Coca-Cola HBC in the exchange offer.

        If you hold Coca-Cola Hellenic Shares and would like to deposit them in the Coca-Cola Hellenic ADS program, receive Coca-Cola Hellenic ADSs representing your deposited Coca-Cola Hellenic Shares and tender those Coca-Cola Hellenic ADSs into the exchange offer through the ADS exchange agent, you should tender the Coca-Cola Hellenic ADSs representing your deposited Coca-Cola Hellenic ADSs by following the procedures described above in "—Holders of Coca-Cola Hellenic ADSs." It may however not be in your best interests to do so because you will have to deposit your Coca-Cola Hellenic Shares with the custodian of the Coca-Cola Hellenic depositary, and pay any applicable fees, taxes and other governmental charges payable in connection with such deposit. Such deposit would entail a transfer of the Coca-Cola Hellenic Shares represented from you or your nominee to the Coca-Cola Hellenic depositary, pursuant to either a market transaction executed on the Athens Exchange of such shares or an over-the-counter transaction free of payment. If made pursuant to a market transaction executed on the Athens Exchange, such transfer will be subject to (i) the Greek transaction tax of 0.2 percent, expected to be calculated based on the closing market price of the Coca-Cola Hellenic Shares on the Athens Exchange on the day preceding the date on which the documents required for the transfer of the Coca-Cola Hellenic Shares represented by your Coca-Cola Hellenic ADSs are submitted to HELEX, (ii) clearing duties currently at the rate of 0.08 percent payable to HELEX by each of the seller and the purchaser, and (iii) an issuance fee to the Coca-Cola Hellenic depositary in an amount equal to $5.00 or less per 100 Coca-Cola Hellenic ADSs (or portion thereof) issued by the Coca-Cola Hellenic depositary in exchange for the deposit of Coca-Cola Hellenic Shares. If made pursuant to an over-the-counter transaction free of payment, such transfer will not be subject to the Greek transaction tax of 0.2 percent mentioned above, but it will be subject to (i) clearing duties of €20 payable to HELEX by each of the transferor and the transferee and (ii) the issuance fee payable to the Coca-Cola Hellenic depositary mentioned above. You will need to take these steps sufficiently in advance of the expiration date to be able to effect your deposit and have sufficient time to tender the Coca-Cola Hellenic ADSs in the exchange offer. The Coca-Cola Hellenic ADS program will be closed to deposits and withdrawals for four business days prior to the ADS tender deadline.

        You must follow the procedures described below in a timely manner in order to tender your Coca-Cola Hellenic Shares into the exchange offer.

        THE METHOD OF DELIVERY OF ANY AND ALL REQUIRED DOCUMENTS IS AT YOUR ELECTION AND RISK. COCA-COLA HELLENIC SHARES WILL BE DEEMED DELIVERED ONLY WHEN THE TENDERING FORMALITIES SET OUT BELOW HAVE BEEN DULY COMPLETED.

THERE WILL BE NO GUARANTEED DELIVERY PROCESS AVAILABLE TO VALIDLY TENDER COCA-COLA HELLENIC SHARES.

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  If you hold Coca-Cola Hellenic Shares directly as record holder through a Greek or non-Greek financial intermediary, you should instruct and authorize your financial intermediary to validly tender your Coca-Cola Hellenic Shares on your behalf using the declaration of acceptance included with this offer to exchange/prospectus. You must indicate to your Greek financial intermediary whether you elect to receive Coca-Cola HBC Shares in book-entry form held through DSS or Coca-Cola HBC ADSs. If you do not make an election, you will receive Coca-Cola HBC Shares in book-entry form held through DSS delivered to the same DSS account from which the Coca-Cola Hellenic Shares were transferred.

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  If you hold your Coca-Cola Hellenic Shares indirectly through a broker, dealer, commercial bank, trust company or other nominee, you should not complete and sign the declaration of acceptance included with this offer to exchange/prospectus. Instead, you should instruct your broker, dealer, commercial bank, trust company or other nominee to validly tender your Coca-Cola Hellenic Shares on your behalf using the declaration of acceptance for the U.S. offer included with this offer to exchange/prospectus. You must ensure that your broker, dealer, commercial bank, trust company or other nominee receives your instructions and any required documentation sufficiently in advance of the expiration date so that it can effect such valid tender on your behalf prior to the expiration date and pay any fees or commissions charged by such broker, dealer, commercial bank, trust company or other nominee to make such valid tender. You must indicate to your broker, dealer, commercial bank, trust company or other nominee whether you elect to receive Coca-Cola HBC Shares delivered to the same DSS account from which the Coca-Cola Hellenic Shares were transferred in book-entry form held through DSS or in the form of Coca-Cola HBC ADSs. If you do not make an election, you will receive Coca-Cola HBC Shares in book-entry form held through DSS delivered to the same DSS account from which the Coca-Cola Hellenic Shares were transferred.

No Guaranteed Delivery

        There will be no guaranteed delivery process available to validly tender Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs.

Representations and Warranties of Tendering Holders

        By tendering your Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs into the exchange offer, you will represent and warrant to Coca-Cola HBC and each of the share exchange agent and the ADS exchange agent that you have full power and authority to accept the exchange offer and to exchange, contribute, assign and transfer the Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs in respect of which the exchange offer is being accepted or deemed to be accepted (and any and all securities or rights issued or issuable in respect thereof) and, when Coca-Cola HBC accepts such Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs for exchange, Coca-Cola HBC will acquire good title thereto, free and clear of all liens, charges, encumbrances and other third party interests, and together with all rights now or hereinafter attaching thereto, including, without limitation, voting rights and the right to receive all amounts payable to a holder thereof in respect of dividends, interests and other distributions, if any, if the record date for distributions occurs after the date on which such Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs tendered into the U.S. offer) are transferred to Coca-Cola HBC pursuant to the exchange offer.

Validity of Tenders

        Coca-Cola HBC will determine questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, in Coca-Cola HBC's sole discretion, and Coca-Cola HBC's determination shall be final and binding. Coca-Cola HBC reserves the absolute right to reject any and all tenders of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs that Coca-Cola HBC determines are not in proper form or the acceptance of or exchange for which may be unlawful. Coca-Cola HBC also reserves the absolute right to waive any defect or irregularity in the tender of any Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs will be deemed to have been validly made until all defects and irregularities in tenders of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs have been cured or waived. None of Coca-Cola HBC, the share exchange agent, the ADS exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, and none of them will incur any liability for failure to give any such notification. Coca-Cola HBC's interpretation of the terms and conditions of the exchange offer, including the acceptance forms and instructions thereto, will be final and binding.

Announcement of Results and Acceptance for Exchange

        Coca-Cola HBC and Coca-Cola Hellenic will jointly announce the results of the exchange offer by means of a public announcement to be issued by 11:00 a.m. New York City time within two business days after the expiration date, as may be extended from time to time. The announcement will be made by means of a press release on the Dow Jones News Service and by publication on the website of the Athens Exchange and the Daily Official List Announcements section of the Athens Exchange. In addition, notice will be posted on Coca-Cola Hellenic's website at www.coca-colahellenic.com. The information on Coca-Cola Hellenic's website is not a part of this offer to exchange/prospectus and is not incorporated by reference herein.

Settlement and Delivery of Securities

        If the conditions to the exchange offer described in this section under "—Conditions to the Exchange Offer" have been satisfied or, if applicable, waived, Coca-Cola HBC will accept for exchange and will exchange all Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs that have been validly tendered into, and not withdrawn from, the exchange offer and Coca-Cola HBC will deliver the Coca-Cola HBC Shares no later than the fifth Greek business day following the expiration date, in accordance with applicable Greek and U.S. law. Tendering holders of Coca-Cola Hellenic ADSs and Coca-Cola Hellenic Shares who elect to receive Coca-Cola HBC ADSs will receive Coca-Cola HBC ADSs as soon as practicable after the Coca-Cola HBC Shares which the Coca-Cola HBC ADSs will represent have been delivered to the custodian of the Coca-Cola HBC depositary.

        If you validly tender Coca-Cola Hellenic ADSs to the ADS exchange agent, Coca-Cola HBC will deposit the Coca-Cola HBC Shares issuable in respect of the Coca-Cola Hellenic ADSs accepted for exchange in the exchange offer with the custodian of the Coca-Cola HBC ADS depositary. The Coca-Cola HBC ADS depositary will then issue Coca-Cola HBC ADSs representing such Coca-Cola HBC Shares. The ADS exchange agent will distribute such Coca-Cola HBC ADSs to the holders of Coca-Cola Hellenic ADSs acquired in the exchange offer as follows:

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  if you hold or your nominee holds your Coca-Cola Hellenic ADSs in certificated form and you or your nominee validly tendered your Coca-Cola Hellenic ADSs in the exchange offer by means of delivery of a letter of transmittal together with Coca-Cola Hellenic ADSs evidencing your Coca-Cola Hellenic Shares, the ADS exchange agent will register the applicable number of uncertificated Coca-Cola HBC ADSs in your name or the name of your nominee, as applicable, and mail you or your nominee, as applicable, a confirmation of such registration, according to the issuance and delivery instructions provided in the letter of transmittal;

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  if you hold your Coca-Cola Hellenic ADSs in book-entry form through DTC and such Coca-Cola Hellenic ADSs were delivered by means of an agent's message to the ADS exchange agent, the ADS exchange agent will deliver the applicable number of Coca-Cola HBC ADSs to DTC for forwarding to the account of your nominee at DTC; or

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  if you hold your Coca-Cola Hellenic ADSs in book-entry form through the direct registration system of the Coca-Cola Hellenic depositary or otherwise on the books and records of the Coca-Cola Hellenic depositary and validly tender your Coca-Cola Hellenic ADSs in the exchange offer by means of delivery of a letter of transmittal, the ADS exchange agent will register the applicable number of Coca-Cola ADSs in your name or the name of your nominee, as applicable, in the direct registration system of the Coca-Cola HBC depositary or otherwise on the books and records of the Coca-Cola HBC depositary, as applicable, and mail you or your nominee, as applicable, a confirmation of such registration, according to the issuance and delivery instructions provided in the letter of transmittal.

        If you validly tender Coca-Cola Hellenic Shares to the share exchange agent and elect to receive Coca-Cola HBC ADSs, Coca-Cola HBC will issue the Coca-Cola HBC Shares in respect of the Coca-Cola Hellenic Shares accepted for exchange in the exchange offer and deposit such Coca-Cola HBC Shares with the Coca-Cola HBC depositary, and the Coca-Cola HBC depositary will then issue Coca-Cola HBC ADSs representing such Coca-Cola HBC Shares. The ADS exchange agent will register such Coca-Cola HBC ADSs as uncertificated Coca-Cola HBC ADSs in your name or the name of your nominee, as applicable (and deliver a confirmation of such registration), according to the issuance and delivery instructions provided in the declaration of acceptance.

        If you validly tender Coca-Cola Hellenic Shares to the share exchange agent and elect to receive Coca-Cola HBC Shares, Coca-Cola HBC will issue Coca-Cola HBC Shares in book-entry form held through DSS.

        If you receive Coca-Cola HBC Shares in the exchange offer, you will be able to deposit these Coca-Cola HBC Shares with the custodian of the Coca-Cola HBC depositary for issuance of Coca-Cola HBC ADSs representing such Coca-Cola HBC Shares. You will, however, have to pay an issuance fee of $5.00 or less per 100 Coca-Cola HBC ADSs (or portion thereof) issued by the Coca-Cola HBC depositary in exchange for the deposit of Coca-Cola HBC Shares.

        Coca-Cola HBC expects to establish arrangements with CREST Depository Limited (referred to as the "CDI depositary") to issue CREST depositary interests (referred to as "CDIs") representing Coca-Cola HBC Shares, which would enable holders of such CDIs to settle trades effected through the facilities of the London Stock Exchange in the Coca-Cola HBC Shares through the CREST clearing system operated by Euroclear UK & Ireland in the United Kingdom. Coca-Cola HBC Shares issued to holders validly tendering Coca-Cola Hellenic Shares pursuant to the U.S. offer, however, will not be issued in the form of CDIs and, therefore, will not be eligible for settlement via the CREST clearing system. Holders of Coca-Cola HBC Shares may deposit their shares with the CDI depositary through the international settlement link between Euroclear UK & Ireland and SIX SIS AG, the Swiss Central securities depositary (referred to as "SIX SIS") and receive, through a financial intermediary who is a member in the CREST clearing system, CDIs representing deposited Coca-Cola HBC Shares after paying any applicable fees and charges payable in connection with such deposit.

        Under no circumstances will interest be paid on the exchange of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, regardless of any delay in making the exchange or any extension of the exchange offer.

Capital Increase and Power of Attorney

        The Coca-Cola HBC Shares (including the Coca-Cola HBC Shares represented by Coca-Cola HBC ADSs) issuable in the exchange offer will be created by way of ordinary capital increase. See "Description of the Coca-Cola HBC Shares and Articles of Incorporation—Share Capital of Coca-Cola HBC." This capital increase will be effected by way of contribution-in-kind of the Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) validly tendered in the exchange offer and accepted for exchange by Coca-Cola HBC, made by the share exchange agent acting in its own name, but for the account of the holders thereof. Kar-Tess Holding, as sole shareholder of Coca-Cola HBC, will approve the capital increase on or prior to the settlement date.

        By tendering your Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs in the exchange offer, you will be deemed to accept that, in connection with the capital increase described above, the share exchange agent will undertake to contribute your Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by your tendered Coca-Cola Hellenic ADSs) in its own name, but for your account. In addition, the acceptance form and the letter of transmittal that you will use to tender your Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, as applicable, will contain a power of attorney pursuant to which you will authorize the share exchange agent (and, as applicable, the ADS exchange agent), to take for your account the following actions if the exchange offer is successful:

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  Execute a subscription commitment and a contribution-in-kind agreement with Coca-Cola HBC pursuant to which Coca-Cola HBC will issue to the share exchange agent for your account one Coca-Cola HBC Share in exchange of each Coca-Cola Hellenic Share or Coca-Cola Hellenic ADS you have validly tendered in, and not withdrawn from, the exchange offer; and

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  Upon issuance of the Coca-Cola HBC Shares for your account in the exchange offer:

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  if you have tendered Coca-Cola Hellenic Shares in exchange for Coca-Cola HBC Shares, instruct the share exchange agent to deliver the Coca-Cola HBC Shares issued for your account in the exchange offer to you or your nominee; or

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  if you have tendered Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs in exchange for Coca-Cola Hellenic ADSs, instruct (a) the share exchange agent to deposit the Coca-Cola HBC Shares issued in respect of the Coca-Cola Hellenic Shares or the Coca-Cola Hellenic ADSs accepted for exchange with the custodian for the Coca-Cola HBC ADS depositary and (b) the Coca-Cola HBC depositary to issue Coca-Cola HBC ADSs representing the deposited Coca-Cola HBC Shares, which Coca-Cola HBC ADSs the ADS exchange agent will deliver to you or your nominee in the manner described above (see the section heading "—Settlement and Delivery of Securities" in this offer to exchange/prospectus).

Shareholder Support

        Kar-Tess Holding has stated it will tender all of its Coca-Cola Hellenic Shares, which represent approximately 23.3 percent of the total issued Coca-Cola Hellenic Shares, in the exchange offer for Coca-Cola HBC Shares on the same terms and conditions as other holders of Coca-Cola Hellenic Shares.

        In addition, Coca-Cola HBC has received confirmations from The Coca-Cola Company and certain other shareholders of Coca-Cola Hellenic that they support the exchange offer and intend to tender Coca-Cola Hellenic Shares in the exchange offer. Kar-Tess Holding, The Coca-Cola Company and these other shareholders hold a combined total of approximately 60.0 percent of the total issued Coca-Cola Hellenic Shares.

        Coca-Cola Hellenic has also informed Coca-Cola HBC that it intends to tender the 3,430,135 Coca-Cola Hellenic Shares that it holds in treasury in the exchange offer, representing an additional 0.9 percent of Coca-Cola Hellenic's share capital.

Certain Consequences of the Exchange Offer

        As a result of the exchange offer, the direct interest of Coca-Cola HBC in the net book value and net earnings of Coca-Cola Hellenic will increase to the extent of the number of Coca-Cola Hellenic Shares acquired under the exchange offer. Following consummation of the Greek statutory buy-out, Coca-Cola HBC's direct interest in these items would increase to 100 percent and Coca-Cola HBC would be entitled to all benefits resulting from that interest, including all income generated by Coca-Cola Hellenic's operations and any future increase in Coca-Cola Hellenic's value and the right to elect all members of the board of directors of Coca-Cola Hellenic. Similarly, Coca-Cola HBC would also bear the risk of losses generated by Coca-Cola Hellenic's operations and any decrease in the value of Coca-Cola Hellenic after such an acquisition.

Trading in Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs During and After the Exchange Offer Period

        During the exchange offer period, Coca-Cola Hellenic Shares not validly tendered into the exchange offer will continue to trade on the Athens Exchange and on the London Stock Exchange and Coca-Cola Hellenic ADSs not validly tendered into the exchange offer will continue to trade on the New York Stock Exchange.

        On opening of the first trading day following expiration of the exchange offer, the New York Stock Exchange will halt trading in the Coca-Cola Hellenic ADSs pending announcement of the results of the exchange offer. Because the results of the exchange offer are not expected to be announced until 11:00 a.m., New York City time, up to two business days after the expiration date of the exchange offer, holders of Coca-Cola Hellenic ADSs who do not tender their Coca-Cola Hellenic ADSs in the exchange offer will be unable to trade Coca-Cola Hellenic ADSs on the New York Stock Exchange during this period.

        Further, if fewer than 600,000 Coca-Cola Hellenic ADSs would remain outstanding following completion of the exchange offer, the New York Stock Exchange will not resume trading in the Coca-Cola Hellenic ADSs after the publication of the results of the exchange offer. Holders of Coca-Cola Hellenic ADSs who do not tender their Coca-Cola Hellenic ADSs in the exchange offer may be unable to trade their Coca-Cola Hellenic ADSs on the New York Stock Exchange at any point following expiration of the exchange offer.

        Trading in Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs may continue on the Athens Exchange and the New York Stock Exchange, as applicable, after the completion of the exchange offer, depending on the number of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs, as applicable, not acquired in the exchange offer. However, following the exchange offer Coca-Cola HBC may cause Coca-Cola Hellenic to approve the delisting of the Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs, as applicable, from the Athens Exchange (subject to HCMC approval), the London Stock Exchange and the New York Stock Exchange, respectively (as discussed below under the section heading "—Reduced Liquidity of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs" in this offer to exchange/prospectus).

Stock Exchange Listings of the Coca-Cola HBC Shares and Coca-Cola HBC ADSs

        Coca-Cola HBC has applied for the admission of all of the Coca-Cola HBC Shares to the premium listing segment of the Official List of the United Kingdom Listing Authority and for trading on the main market for listed securities of the London Stock Exchange, which is expected to be the primary listing of the Coca-Cola HBC Shares. Coca-Cola HBC expects to request that admission be approved to take effect one business day following the settlement of the exchange offer. Coca-Cola HBC will also apply for listing of the Coca-Cola HBC ADSs on the New York Stock Exchange. Coca-Cola HBC has applied for a secondary listing of the Coca-Cola HBC Shares on the Athens Exchange subject to receipt of necessary approvals.

Reduced Liquidity of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs

        After completion of the exchange offer and the Greek statutory buy-out and/or Greek statutory sell-out, Coca-Cola HBC will cause Coca-Cola Hellenic to call a shareholders' meeting to approve the delisting of the Coca-Cola Hellenic Shares from the Athens Exchange, subject to HCMC approval. Upon completion of the exchange offer, Coca-Cola HBC intends to cause Coca-Cola Hellenic to terminate the Coca-Cola Hellenic deposit agreement in respect of the Coca-Cola Hellenic ADSs, to request that the Coca-Cola Hellenic ADSs be removed from listing on the New York Stock Exchange and, when possible, to deregister the Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs under the Exchange Act. In addition, Coca-Cola Hellenic has given notice to the United Kingdom Financial Services Authority and the London Stock Exchange of its intention to terminate its current standard listing. The termination of Coca-Cola Hellenic's standard listing will take effect at admission.

        If each of these delistings were to occur (and there would still be Coca-Cola Hellenic Shares, including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs, outstanding), there would be no publicly traded Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, which would likely reduce their respective liquidity and market value. Even if such delistings do not occur, the exchange offer will reduce the number of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs that might otherwise trade publicly and will reduce the number of holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs, which could, in turn, also adversely affect the liquidity and market value of the Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs not acquired in the exchange offer.

        Quotations of the Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs might still be available from another source. The extent of the public market for the Coca-Cola Hellenic Shares and the Coca-Cola Hellenic ADSs and the availability of such quotations would, however, depend upon the number of holders of these securities remaining at such time, the interest in maintaining a market in the Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs on the part of securities firms and other factors.

Status as "Margin Securities"

        The Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs are currently "margin securities" as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of these securities. Following completion of the exchange offer, Coca-Cola HBC expects to cause Coca-Cola Hellenic to delist the Coca-Cola Hellenic ADSs from the New York Stock Exchange. This delisting would cause the Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs to cease being "margin securities" for the purposes of the margin regulations of the Federal Reserve Board, in which event these securities could no longer be used as collateral for loans made by brokers.

Accounting Treatment

        For accounting purposes, the exchange offer will not result in a business combination under IFRS 3 "Business Combinations." Coca-Cola HBC is not considered to be a business and this exchange offer is a reorganization of the existing entity, Coca-Cola Hellenic and the substance of the reporting entity has not changed. As a result, there will be no impact on Coca-Cola Hellenic's historical financial statements or carrying values as a result of this exchange offer.

No Appraisal Rights

        There are no appraisal or similar rights available to holders of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs in connection with the exchange offer.

        In accordance with Greek law, holders of Coca-Cola Hellenic Shares will be entitled to sell their Coca-Cola Hellenic Shares for cash consideration of €13.58, which is equal to the volume-weighted average market price of the Coca-Cola Hellenic Shares on the Athens Exchange over the six months ended October 9, 2012, which was the last trading day preceding the initiation of the Greek offer, in the Greek statutory sell-out and/or Greek statutory buy-out. Any rights of holders in the Greek statutory sell-out and/or Greek statutory buy-out, however, do not qualify as appraisal rights.

Sources and Amount of Funds

Statutory Buy-Out Facility

        On October 11, 2012, Coca-Cola HBC entered into the Statutory Buy-Out Facility, a €550 million syndicated term loan facility for the purpose of funding the cash consideration payable pursuant to Greek law by Coca-Cola HBC in respect of the acquisition of Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by ADSs) which are the subject of any Greek statutory buy-out and/or any Greek statutory sell-out (referred to as "Acquisition Amounts"), together with certain costs and expenses of the exchange offer and certain financing and operating costs of Coca-Cola HBC (including interest on the Statutory Buy-Out Facility through October 31, 2013). The terms of the Statutory Buy-Out Facility were amended on February 20, 2013. The maximum cash expenditure associated with the exchange offer, the Greek statutory buy-out and the Greek statutory sell-out is expected to be no more than €550 million. The Statutory Buy-Out Facility is made available by a syndicate of lenders comprising Citibank N.A., London Branch; Credit Suisse A.G., London Branch; and ING Bank N.V., Dublin Branch. As at the date of this offer to exchange/prospectus, approximately €25 million had been drawn under the Statutory Buy-Out Facility to fund certain expenses of the exchange offer.

        Conditions precedent to drawdowns to fund any cash consideration required in connection with any Greek statutory buy-out and/or Greek statutory sell-out include that (a) at the time of, or within five business days from, the initial drawdown, Coca-Cola HBC will be listed as a Swiss incorporated public limited company on the Official List of the United Kingdom Listing Authority and the Coca-Cola HBC Shares will be admitted to trading on the London Stock Exchange's main market for listed securities, (b) no amendments will have been made to the terms of the exchange offer which are materially prejudicial to the interests of the lenders, (c) there has been no Change of Control of Coca-Cola HBC (as described below) and (d) the Greek statutory buy-out and/or Greek statutory sell-out will have commenced. The initial conditions precedent for a drawdown to meet costs and expenses and debt service have been satisfied.

        The Statutory Buy-Out Facility will automatically terminate and amounts borrowed become due and payable if either (i) the settlement of the exchange offer has not occurred by the earlier of (A) the date falling 30 days after the expiration date and (B) June 30, 2013, or (ii) the exchange offer lapses, is terminated, or is withdrawn, in which case termination will occur on the earlier of (X) the date falling 30 days after the date on which the exchange offer is so withdrawn or lapses or terminates and (Y) July 31, 2013.

        Assuming successful completion of the exchange offer, amounts borrowed under the Statutory Buy-Out Facility must be repaid no later than October 31, 2014, or, if earlier, the date which is 18 months after the publication by Coca-Cola HBC of the UK Prospectus.

        Amounts borrowed under the Statutory Buy-Out Facility may need to be repaid prior to the scheduled repayment date if certain mandatory prepayment provisions are triggered, or if the lenders accelerate the debt following the occurrence of an event of default.

        If a Change of Control of Coca-Cola HBC occurs, any lender may demand prepayment of the amounts owed to it. For the above purposes, a Change of Control is deemed to occur if, prior to the completion of the exchange offer, Kar-Tess Holding does not own 100 percent of the Coca-Cola HBC Shares or, following completion of the exchange offer, either (a) The Coca-Cola Company does not own, directly or indirectly, at least 20 percent of the voting shares in Coca-Cola HBC or (b) another person or group of persons gain control of Coca-Cola HBC (unless The Coca-Cola Company and Kar-Tess Holding together own, directly or indirectly, at least 40 percent of the voting rights in Coca-Cola HBC and they are part of the controlling group).

        Mandatory prepayment is also required:

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  if Coca-Cola HBC receives certain equity proceeds (up to the amount of such proceeds);

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  if Coca-Cola HBC raises other debt (up to the amount of the debt proceeds)—subject to a number of exceptions in respect of, among other things, the commercial paper program of the CCH Group; debt raised on the capital markets to finance up to $500,000,000 and €500,000,000 of existing notes of members of the CCH Group; the refinancing of existing local liquidity facilities of the CCH Group; and new local liquidity facilities up to an amount of €100,000,000;

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  if Coca-Cola HBC receives proceeds from the disposal of assets, but only in respect of amounts in excess of €150,000,000 in aggregate; and

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  if Coca-Cola HBC receives distributions from other members of the CCH Group, but only after such distributions exceed €150,000,000.

        Coca-Cola HBC is required to pay interest on each loan under the Statutory Buy-Out Facility at a margin above EURIBOR. The margin is initially 0.75 percent per annum increasing on the dates falling (a) on the earlier of (i) the date of first utilization of the Statutory Buy-Out Facility for the purpose of paying cash consideration; and (ii) eight months after the date of the Statutory Buy-Out Facility, and (b) eleven months after the date of the Statutory Buy-Out Facility to 1.75 percent per annum and 3.75 percent per annum, respectively. Interest is payable at the end of each interest period, and interest periods may be one, two, three or six months, at the election of Coca-Cola HBC. The margin is increased by 1 percent on any amount which is overdue.

        Coca-Cola HBC is also required to pay certain fees in connection with the Statutory Buy-Out Facility. These are: an arrangement fee payable to each of Citigroup Global Markets Limited, Credit Suisse A.G., London Branch and ING Bank N.V. (as arrangers of the Statutory Buy-Out Facility); a commitment fee (equivalent to 40 percent of the applicable margin) on any amount of the Statutory Buy-Out Facility which is available but has not been drawn down; a funding fee of 0.325 percent on each amount drawn down; and a duration fee on the following dates and at the following rates (and calculated by reference to the total commitments of the lenders under the Statutory Buy-Out Facility on each such date): 0.15 percent on February 28, 2013; 0.10 percent on March 31, 2013; 0.15 percent on August 31, 2013; and 0.10 percent on September 30, 2013.

        In addition, if on the completion of the exchange offer Coca-Cola HBC does not hold Coca-Cola Hellenic Shares representing at least 90 percent of the voting rights in Coca-Cola Hellenic, then (1) the margin will increase by 0.25 percent (and each margin rate specified above will increase accordingly); (2) Coca-Cola HBC must pay an incremental funding fee of 0.20 percent on all amounts drawn down prior to that date and (3) the funding fee in respect of any future drawdowns will increase to 0.525 percent. These provisions will be relevant only to amounts drawn down to meet Costs and Expenses (as defined in the Statutory Buy-Out Facility) because, in this circumstance, Coca-Cola HBC will not be able to draw down under the Statutory Buy-Out Facility to fund Acquisition Amounts (as defined in the Statutory Buy-Out Facility).

        The Statutory Buy-Out Facility contains customary representations, covenants and events of default, as well as certain representations, covenants and events of default (including a cross default to the Bond Refinancing Facility and a cross default to financial indebtedness of other members of the CCH Group, subject, in the latter case, to a €35,000,000 threshold) related to the exchange offer itself including restrictions on the conduct of and amendments to the terms of the exchange offer, settlement of the exchange offer having to occur within 10 business days in London (if the drawdown currency is the euro) or the principal financial center of the country of the drawdown currency (if the drawdown currency is not the euro) of the end of the period for acceptances and that within five business days from the settlement of the exchange offer Coca-Cola HBC will be listed as a Swiss incorporated public limited company on the Official List of the United Kingdom Listing Authority and the Coca-Cola HBC Shares will be admitted to trading on the London Stock Exchange's main market for listed securities.

        The Statutory Buy-Out Facility does not contain any financial covenants. However, it restricts the ability of any subsidiary which has not guaranteed the Statutory Buy-Out Facility from incurring debt in excess of an amount equivalent to 10 percent of the total assets of the CCH Group. In addition, no member of the CCH Group may incur financial indebtedness (other than for repayment of the Statutory Buy-Out Facility), subject to agreed exceptions in respect of, among other things, the commercial paper program of the CCH Group; debt raised on the capital markets to finance up to $500,000,000 and €500,000,000 of existing notes of members of the CCH Group; the refinancing of existing local liquidity facilities of the CCH Group; and new local liquidity facilities up to an amount of €100,000,000.

        Coca-Cola HBC is also required to use all reasonable endeavors to ensure that each of Coca-Cola Hellenic, Coca-Cola HBC Finance B.V. and Coca-Cola HBC Finance plc accede to the Statutory Buy-Out Facility as guarantors as soon as reasonably practicable after Coca-Cola HBC acquires 90 percent of the voting rights in Coca-Cola Hellenic pursuant to the exchange offer, and in any event by October 31, 2013. However, this obligation falls away if Coca-Cola HBC does not reach that 90 percent threshold.

        It is an event of default if the majority lenders under the Statutory Buy-Out Facility determine that any event or circumstance has occurred which has or could reasonably be expected to have a material adverse effect on the ability of Coca-Cola HBC to meet its payment obligations under any Finance Document (as defined in the Statutory Buy-Out Facility) at a time when Coca-Cola HBC has not obtained at least 90 percent of the voting rights in Coca-Cola Hellenic and each of Coca-Cola Hellenic, Coca-Cola HBC Finance B.V. and Coca-Cola Finance plc have not become guarantors of the Statutory Buy-Out Facility. An event of default also occurs if Coca-Cola Hellenic loses its status as a designated select business partner of The Coca-Cola Company or if Coca-Cola HBC gains this status and then subsequently loses it. The occurrence of an event of default does not prevent Coca-Cola HBC from drawing amounts under the Statutory Buy-Out Facility to fund the cash consideration for any Greek statutory buy-out and/or Greek statutory sell-out.

        The Statutory Buy-Out Facility is governed by English law.

Bond Refinancing Facility

        On October 11, 2012, Coca-Cola HBC entered into an up to €500 million syndicated term loan facility (referred to as the "Bond Refinancing Facility") for the purpose of meeting part of the cost of refinancing (1) $500,000,000 notes due on or about September 17, 2013 and/or (2) €500,000,000 notes due on or about January 14, 2014, in each case issued by Coca-Cola HBC Finance B.V. (referred to as "Refinancing Costs"). The terms of the Bond Refinancing Facility were amended on February 20, 2013. The Bond Refinancing Facility is made available by a syndicate of lenders comprising, among others, Citibank N.A., London Branch; Credit Suisse A.G., London Branch; and ING Bank N.V., Dublin Branch. The total aggregate commitment of the lenders under the Bond Refinancing Facility is €500,000,000. As at the date of this offer to exchange/prospectus, no amounts had been drawn under the Bond Refinancing Facility.

        While Coca-Cola HBC is the initial signatory of the Bond Refinancing Facility, it is intended that the borrower will be Coca-Cola HBC Finance B.V., and it must accede to the Bond Refinancing Facility as a borrower and a guarantor as one of the initial conditions precedent to draw down. The other initial conditions precedent include the accession of Coca-Cola Hellenic and Coca-Cola HBC Finance plc as guarantors and the exchange offer having completed. The Bond Refinancing Facility contains other customary initial conditions precedent and also requires Coca-Cola HBC to deliver a certificate as to certain matters in relation to the exchange offer. Certain further conditions precedent relate to all drawdowns under the Bond Refinancing Facility. They include there being no default or event of default, and that certain representations made in the Bond Refinancing Facility continue to be true in all material respects.

        The Bond Refinancing Facility will automatically terminate and amounts borrowed become due and payable if either (i) the settlement date for the exchange offer has not occurred by the earlier of (A) the date falling 30 days after the expiration date and (B) June 30, 2013 or (ii) the exchange offer lapses, is terminated or is withdrawn, in which case termination will occur on the earlier of (X) the date falling 30 days after the date on which the exchange offer is so withdrawn or lapses or terminates and (Y) July 31, 2013.

        Amounts borrowed under the Bond Refinancing Facility must be repaid no later than October 31, 2014, or if earlier, the date which is 18 months after the publication Coca-Cola HBC of the UK Prospectus.

        Amounts borrowed under the Bond Refinancing Facility may need to be repaid prior to the scheduled repayment date in the same way as is described above in relation to the Statutory Buy-Out Facility, provided that no amounts need to be utilized in prepayment of the Bond Refinancing Facility to the extent those amounts are required to be applied in prepayment of the Statutory Buy-Out Facility.

        Coca-Cola HBC is required to pay interest on each loan under the Bond Refinancing Facility at a margin above EURIBOR. The margin is initially 0.75 percent per annum increasing on the dates falling eight and eleven months after the date of the Bond Refinancing Facility to 1.75 percent per annum and 3.75 percent per annum, respectively. Interest is payable at the end of each interest period, and interest periods may be one, two, three, or six months, at the election of Coca-Cola HBC. The margin is increased by 1 percent on any amount which is overdue.

        Coca-Cola HBC is also required to pay certain fees in connection with the Bond Refinancing Facility. These are: an arrangement fee payable to each of Citigroup Global Markets Limited, Credit Suisse A.G., London Branch and ING Bank N.V. (as arrangers of the Bond Refinancing Facility); a commitment fee (equivalent to 40 percent of the applicable margin) on any amount of the Bond Refinancing Facility which is available but has not been drawn down; a funding fee of 0.325 percent on each amount drawn down; and a duration fee on the following dates and at the following rates (and calculated by reference to the total commitments of the lenders under the Bond Refinancing Facility on each such date): 0.15 percent on February 28, 2013; 0.10 percent on March 31, 2013; 0.15 percent on August 31, 2013; and 0.10 percent on September 30, 2013.

        The Bond Refinancing Facility contains representations, covenants and events of default which are substantially similar to those contained in the Statutory Buy-Out Facility.

        The Bond Refinancing Facility is governed by English law.

Revolving Credit Facility

        In May 2011, Coca-Cola Hellenic entered into a €500,000,000 syndicated revolving credit facility issued through various financial institutions, expiring on May 11, 2016. This facility can be used for general corporate purposes and carries a floating interest rate over Euribor and Libor. No amounts have been drawn under this facility since inception.

        In October 2012, Coca-Cola HBC entered into a back-up €500,000,000 syndicated revolving facility to provide liquidity to the CCH Group in the event that the existing revolving credit facility were to be terminated by the lenders thereunder as a result of the completion of the exchange offer. Subsequently, 40 percent of these lenders agreed not to exercise any rights they may have in relation to the exchange offer. As any action in relation to a change of control under the existing revolving credit facility requires a 66 2/3 percent majority of the lenders, Coca-Cola HBC cancelled the new syndicated credit facility in October 2012.

Refinancing of Indebtedness under the Statutory Buy-Out Facility and the Bond Refinancing Facility

        To the extent Coca-Cola HBC incurs any debt under these facilities to acquire, or otherwise acquires, any Coca-Cola Hellenic Shares for cash, Coca-Cola HBC intends to refinance those amounts in the future through its own funds and/or one or more capital markets transactions involving debt, equity or equity-linked securities which may include one or more issuances of new Coca-Cola HBC Shares. In connection with any such refinancing, Coca-Cola HBC currently intends, subject to market and other conditions, to establish in the short or medium term the number of Coca-Cola HBC Shares outstanding (including Coca-Cola HBC Shares represented by Coca-Cola HBC ADSs or depositary instruments) at substantially similar levels as the number of Coca-Cola Hellenic Shares outstanding (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) prior to the announcement of the exchange offer.

Fees and Expenses

        Credit Suisse Securities (USA) LLC is acting as dealer-manager for the U.S. offer and certain of its affiliates have in the past provided, and may in the future provide, financial advisory or financing services to Coca-Cola HBC and its affiliates and have received, and may receive in the future, fees for rendering these services. Under the engagement letter and the dealer-manager agreement, Coca-Cola HBC agreed to reimburse Credit Suisse Securities (USA) LLC and certain of its affiliates for certain expenses and indemnify it against certain liabilities and expenses in connection with the U.S. offer, including certain liabilities under the U.S. federal securities laws.

        Coca-Cola HBC also engaged Credit Suisse Securities (Europe) Limited as its financial advisor in connection with the Greek offer. Coca-Cola HBC has agreed to pay customary compensation and to reimburse out-of-pocket costs and expenses to Credit Suisse Securities (Europe) Limited and to indemnify Credit Suisse Securities (Europe) Limited for certain legal and other expenses. Credit Suisse Securities (Europe) Limited and its affiliates have in the past provided, and may in the future provide, financial advisory or financing services to Coca-Cola HBC and its affiliates and have received, and may receive in the future, fees for rendering these services. In the ordinary course of Credit Suisse Securities (Europe) Limited's business, it and its affiliates may actively trade securities of Coca-Cola Hellenic and Coca-Cola HBC for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in these securities.

        Coca-Cola HBC retained Citibank, N.A., to act as the ADS exchange agent to receive and hold Coca-Cola Hellenic ADSs validly tendered into, and not withdrawn from, the U.S. offer, for the benefit of Coca-Cola HBC. Coca-Cola HBC retained National Bank of Greece to act as the share exchange agent to receive and hold Coca-Cola Hellenic Shares validly tendered into, and not withdrawn from, the Greek offer, for the benefit of Coca-Cola HBC. Coca-Cola HBC will pay the ADS exchange agent and the share exchange agent reasonable and customary compensation for their respective services in connection with the exchange offer, will reimburse the ADS exchange agent and the share exchange agent for their reasonable out-of-pocket expenses and will indemnify the ADS exchange agent and the share exchange agent against certain liabilities and expenses.

        Coca-Cola HBC has retained D.F. King & Co., Inc., with toll-free help line at +1 (800) 859-8511, as information agent in the United States in connection with the exchange offer. The information agent may contact holders of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs by mail, telephone or other means and may request that brokers, dealers, commercial banks, trust companies and other nominees who hold Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs on behalf of beneficial owners of these Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, as applicable, forward material relating to the exchange offer to such beneficial owners. Coca-Cola HBC will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Coca-Cola HBC has agreed to indemnify the information agent against certain liabilities and expenses in connection with the exchange offer, including certain liabilities under the U.S. federal securities laws.

        The total expenses incurred by Coca-Cola HBC in connection with the exchange offer, listing of the Coca-Cola HBC Shares on the London Stock Exchange and the Athens Exchange and listing of the Coca-Cola HBC ADSs on the New York Stock Exchange are estimated to be €42,000,000.

MATERIAL TAX CONSIDERATIONS

Greece

        The following paragraphs describe the material Greek tax consequences of (i) the exchange offer to holders of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (ii) the Greek statutory buy-out to holders of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (iii) the Greek statutory sell-out to holders of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, and (iv) the ownership of Coca-Cola HBC Shares or Coca-Cola HBC ADSs received in the exchange offer, or the Greek statutory buy-out or the Greek statutory sell-out, if Coca-Cola HBC Shares or Coca-Cola HBC ADSs are properly elected to be received instead of cash. If the Coca-Cola HBC Shares and Coca-Cola HBC ADSs are held by individuals or legal entities, which are not tax-resident in Greece, there are no ongoing tax consequences, provided that, especially for legal entities they do not maintain a permanent establishment in Greece. To the extent this section consists of statements as to matters of Greek tax law, this section is the opinion of Ernst & Young Business Advisory Solutions SA.

        This description is based, as applicable, on the tax laws, regulations, decrees, rulings, income tax conventions (treaties), administrative practice and judicial decisions of Greece as in effect on the date of the registration statement of which this offer to exchange/prospectus is a part, which are subject to change (or subject to changes in interpretations), possibly with retroactive effect. Holders should note that Greek law 4110/2013 (which is referred to as the "L. 4110/2013") was enacted on January 23, 2013. The summary below takes into account the changes to Greek tax law as a result of L. 4110/2013, for which no guidelines have been issued by the Ministry of Finance to date. The following description does not take into account or discuss the tax laws of any jurisdiction other than Greece. Investors are advised to consult their own tax advisors as to Greek or other tax consequences of the exchange offer, the Greek statutory buy-out, the Greek statutory sell-out, acquisition, ownership and disposition of Coca-Cola HBC Shares or Coca-Cola HBC ADSs in their particular circumstances. Tax consequences may differ depending upon the application of the provisions of different double taxation treaties and the investor's particular circumstances.

Tax Considerations Related to the Exchange Offer

        Holders whose securities are tendered for Coca-Cola HBC Shares or Coca-Cola HBC ADSs pursuant to the exchange offer by a broker, dealer, commercial bank, trust company or other nominee will be responsible for any fees or commissions such nominees may charge in connection with such tender. Holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs who tender their securities pursuant to the exchange offer will also be responsible for all governmental charges and taxes payable in connection with such tender. Holders will not have to pay the Greek transaction tax of 0.2 percent under Article 9 of law 2579/1998 as a result of a ruling by the Greek Ministry of Finance with respect to the exchange offer received by Coca-Cola Hellenic and Coca-Cola HBC on November 23, 2012. In addition, for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs acquired on or before June 30, 2013 by (i) Greek tax-resident legal entities maintaining double entry accounting books or branches maintained in Greece by foreign legal entities, any capital gain resulting from the exchange will be subject to corporate income tax (raised to 26 percent for fiscal years ending as of August 1, 2013 and onwards as per L. 4110/2013), unless such gain is recorded in a tax-free reserve account, which will be subject to corporate income tax upon distribution or capitalization, or (ii) Greek tax-resident individuals and legal entities maintaining single entry accounting books or foreign tax residents, any capital gain resulting from the exchange will not be subject to capital gains tax.

        For Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs acquired on or after July 1, 2013, any capital gain resulting from the exchange will be subject to tax at 20 percent. For individuals, this tax exhausts any further tax liability, but for legal entities it is a prepayment against income tax (raised to 26 percent for fiscal years ending as of August 1, 2013 and onwards as per L. 4110/2013). The practicalities for the payment of this capital gains tax have not yet been clarified by the Greek Ministry of Finance.

        The tax treatment of any such capital gain derived by non-Greek residents will be addressed in light of the applicable double tax treaty, if any, but the classification of the respective income under the double tax treaties regime remains unclear. For individual investors, such income may be classified as capital gain or as other income for double tax treaty purposes, none of which is included in the US—Greece Double Tax Treaty and thus treaty relief (if the tax were to apply) would not be available for individuals who are US tax residents. For corporate investors, such income could qualify as business profit (which is the case for profit derived from sale of non-listed shares) thus leading to a relief under the US—Greece Double Tax Treaty. In the absence of any official guidelines, holders should seek further advice on the application of the US—Greece Double Tax Treaty.

Tax Considerations Related to the Greek Statutory Buy-Out and the Greek Statutory Sell-Out

        The transfer of the Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) is generally subject to a transaction tax levied at the rate of 0.2 percent on the transfer value on the date of the statutory buy-out or sell-out, according to Article 9 of law 2579/1998, which is calculated based on the value of the transaction which is expected to be equal to the product of the number of the tendered and transferred Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) multiplied by the closing market price for one Coca-Cola Hellenic Share on the Athens Exchange on the day preceding the date on which the documents required for such transfer are submitted to HELEX (such date is expected to be on or around the second business day after the end of the acceptance period for the exchange offer), payable by the holder thereof. For the 0.2 percent transaction tax no relief may be granted under the double tax treaties regime. As a result of a ruling by the Greek Ministry of Finance with respect to the exchange offer, no transaction tax will be payable by holders of Coca-Cola Hellenic Shares who elect to receive Coca-Cola HBC Shares rather than cash consideration in the Greek statutory buy-out and/or the Greek statutory sell-out. For holders of Coca-Cola Hellenic Shares who elect to receive cash consideration in the Greek statutory buy-out and/or the Greek statutory sell-out, this transaction tax will be deducted from the cash consideration receivable. In addition, for Coca-Cola Hellenic Shares acquired on or before June 30, 2013 by (i) Greek tax-resident legal entities maintaining double entry accounting books or for branches maintained in Greece by foreign legal entities, any capital gain resulting from the Greek statutory buy-out and/or the Greek statutory sell-out will be subject to corporate income tax (raised to 26 percent for fiscal years ending as of August 1, 2013 and onwards as per L. 4110/2013), unless such gain is recorded in a tax free reserve account, which will be subject to corporate income tax upon distribution or capitalization, or (ii) Greek tax-resident individuals and legal entities maintaining single entry accounting books or foreign tax residents, any capital gain resulting from the Greek statutory buy-out and/or the Greek statutory sell-out will not be subject to capital gains tax.

        For Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs acquired on or after July 1, 2013, any capital gain resulting from the transfer of Coca-Cola Hellenic Shares in case of the Greek statutory buy-out or the Greek sell-out will be subject to tax at 20 percent. For individuals this tax exhausts any further tax liability, but for legal entities it is a prepayment against income tax (raised to 26 percent for fiscal years ending as of August 1, 2013 and onwards as per L. 4110/2013). The practicalities for the payment of this capital gains tax have not yet been clarified by the Greek Ministry of Finance.

        The tax treatment of any such capital gain derived by non-Greek residents will be addressed in light of the applicable double tax treaty, if any, but the classification of the respective income under the double tax treaties regime remains unclear. For individual investors, such income may be classified as capital gain or as other income for double tax treaty purposes, none of which is included in the US—Greece Double Tax Treaty and thus treaty relief (if the tax were to apply) would not be available for individuals who are US tax residents. For corporate investors, such income could qualify as business profit (which is the case for profit derived from sale of non-listed shares) thus leading to a relief under the US—Greece Double Tax Treaty. In the absence of any official guidelines, holders should seek further advice on the application of the US—Greece Double Tax Treaty.

Tax Considerations Related to the Holding of Coca-Cola HBC Shares and Coca-Cola HBC ADSs by Greek Residents

Income Tax on Dividends

  Income Tax for Individuals

        Greek tax residents are subject to a 10 percent income tax on the gross amount of dividends received as per L. 4110/2013. This tax exhausts the income tax liability of the recipient for this income. The tax is either withheld by the intermediary bank or paid by the beneficiary to the Greek State upon receipt of the dividends. Any Swiss tax withheld on dividends is offset in Greece under the Swiss-Greece Double Tax Treaty.

        If the total income of a Greek resident individual exceeds €12,000, dividends—along with such individual's other income—are in addition subject to a special solidarity contribution, the rates of which range from 1 percent to 4 percent depending on the total amount of income. Such contribution applies to income generated in fiscal years 2011 to 2014.

  Income Tax for Legal Entities

        Dividends received by Greek-resident legal entities (S.A.s, Ltds) are taxed based on the general corporate income tax provisions (raised to 26 percent for fiscal years ending as of August 1, 2013 onwards as per L. 4110/2013). It is not clear whether the Greek participation exemption regime, which exempts from Greek tax dividends received by Greek entities from EU subsidiaries in accordance with the conditions laid down in the EU Parent—Subsidiary Directive, also applies to dividends received from Swiss companies in accordance with the EC—Swiss Confederation Agreement, implemented in Greece via law 3363/2005.

        Under L. 4110/2013 it is not clear if a Greek-resident entity is entitled to deduct from the amount of tax due the corporation tax paid by Coca-Cola HBC, which relates to the profits out of which the dividend is paid. A Greek entity is entitled to deduct the amount of the withholding tax levied by the state of residence of Coca-Cola HBC (if applicable) up to the amount of the corresponding Greek tax.

Income Tax Upon Disposal of Coca-Cola HBC Shares and Coca-Cola HBC ADSs

  Individuals

        The disposal by Greek-resident individuals of Coca-Cola HBC Shares acquired on or before June 30, 2013, and listed on a foreign stock exchange market, such as the London Stock Exchange and the New York Stock Exchange, is subject to 0.2 percent transaction tax. Such tax applies on the transfer price of the Coca-Cola HBC Shares and is to be remitted by the transferor to the Greek State within the first fifteen days of the month following the month in which the sale took place. In addition, for Coca-Cola HBC Shares acquired on or before June 30, 2013 by Greek-resident individuals and legal entities maintaining single entry accounting books or foreign tax residents, any capital gain on such shares' disposal will not be subject to capital gains tax.

        The disposal by Greek-resident individuals of Coca-Cola HBC Shares acquired on or after July 1, 2013, will be subject to the 0.2 percent transaction tax; in addition, if such shares are non-Greek listed Coca-Cola HBC Shares, any capital gain resulting from such disposal will be subject to tax at 20 percent, exhausting any further tax liability for individuals.

        If the total income of a Greek resident individual exceeds €12,000, the capital gain resulting from the disposal of shares—along with such individual's other income—is in addition subject to a special solidarity contribution, the rates of which range from 1 percent to 4 percent depending on the total amount of income. Such contribution applies to income generated in fiscal years 2011 to 2014.

        The disposal of Coca-Cola HBC ADS should not be subject to Greek taxation, although not explicitly regulated in the Greek tax legislation, to the extent that it does not constitute a transfer of shares.

  Legal Entities

        The disposal by Greek-resident legal entities of Coca-Cola HBC Shares acquired on or before June 30, 2013 and listed on a foreign Stock Exchange Market, such as the London Stock Exchange and the New York Stock Exchange, are subject to 0.2 percent transaction tax. Such tax applies on the transfer price of the Coca-Cola HBC Shares and is to be remitted by the transferor to the Greek State within the first fifteen days of the month following the month in which the sale took place. In addition, for Coca-Cola HBC Shares acquired by Greek-resident legal entities on or before June 30, 2013, any capital gain resulting from their disposal will be subject to corporate income tax (raised to 26 percent for fiscal years ending as of August 1, 2013 and onwards as per L. 4110/2013), unless such gain is recorded in a tax free reserve account, which will be subject to corporate income tax upon distribution or capitalization.

        For Coca-Cola HBC Shares acquired on or after July 1, 2013, the disposal thereof by Greek-resident legal entities will be subject to the 0.2 percent transaction tax; in addition, if such shares are non-Greek listed Coca-Cola HBC Shares, any capital gain resulting from such disposal will be subject to tax at 20 percent. For legal entities, this capital gains tax is a prepayment against income tax (raised to 26 percent for fiscal years ending as of August 1, 2013 and onwards as per L. 4110/2013).

        The disposal of Coca-Cola HBC ADSs should not be subject to Greek taxation, although not explicitly regulated in the Greek tax legislation, to the extent that it does not constitute a transfer of shares.

  Gift and Inheritance Taxes

        For the purposes of Greek inheritance and gift tax, the Coca-Cola HBC Shares and Coca-Cola HBC ADSs qualify as movable property located outside Greece.

        The inheritance of Coca-Cola HBC Shares and Coca-Cola HBC ADSs that belonged to a Greek citizen or that belonged to any other person whose last domicile prior to the inheritance was in Greece will be subject to Greek inheritance tax. The inheritance of the Coca-Cola HBC Shares and the Coca-Cola HBC ADSs that belonged to a Greek citizen domiciled outside Greece for at least 10 consecutive years is exempt from Greek inheritance tax.

        The gift of the Coca-Cola HBC Shares and the Coca-Cola HBC ADSs by a Greek citizen, or by a foreign citizen to a Greek citizen or to a foreign citizen domiciled in Greece, will also be subject to Greek tax.

        The categories of rates for inheritance and gift tax depend on the relationship of the beneficiary to the deceased or donor. The rates are higher for more distant relatives and unrelated persons.

Switzerland

        The following paragraphs describe the material Swiss tax consequences of (i) the exchange offer to holders of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (ii) the Greek statutory buy-out to holders of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (iii) the Greek statutory sell-out to holders of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, and (iv) the ownership of Coca-Cola HBC Shares or Coca-Cola HBC ADSs received in the exchange offer, or the Greek statutory buy-out or the Greek statutory sell-out, if Coca-Cola HBC Shares or Coca-Cola HBC ADSs are properly elected to be received instead of cash. This section assumes that the minimum acceptance condition (as described under the section heading "The Exchange Offer—Terms of the Exchange Offer—Conditions to the Exchange Offer" in this offer to exchange/prospectus) is met in order to proceed with the exchange offer and the Greek statutory buy-out. To the extent this section consists of statements as to matters of Swiss tax law, this section is the opinion of Bär & Karrer AG.

        It applies to you only if you participate in the exchange offer, the Greek statutory buy-out or the Greek statutory sell-out, and you are the beneficial holder of the relevant Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs and Coca-Cola HBC Shares or Coca-Cola HBC ADSs. The qualification as private or business assets in terms of Swiss tax law is only relevant, if specifically mentioned.

        This section is based, as applicable, on the tax laws, regulations, decrees, income tax conventions (treaties), administrative practice and judicial decisions of Switzerland as in effect on the date of this offer to exchange/prospectus and which are subject to change (or subject to changes in interpretations), possibly with retrospective effect.

        Holders are advised to consult their own tax advisors as to Swiss or other tax consequences of the exchange offer, acquisition, ownership and disposition of the Coca-Cola HBC Shares or Coca-Cola HBC ADS in your particular circumstances. Tax consequences may differ according to the provisions of different double taxation treaties and the investor's particular circumstances. The statements and discussion of Swiss taxes set out below are of a general nature and do not relate to persons in the business of buying and selling shares or other securities.

Tax Considerations Linked to the Exchange Offer, the Greek Statutory Buy-out and the Greek Statutory Sell-out

Requirements for Tax-Neutrality According to Swiss Federal Circular No. 5

        Under Swiss Tax Law, the exchange offer, including the Greek statutory buy-out and the Greek statutory sell-out, will qualify as tax neutral restructuring if it is treated as a so-called quasi-merger (Quasifusion) within the meaning of Section 4.1.7 of the Swiss Federal Circular No. 5 of 1 June 2004 (Umstrukturierungen) issued by the Swiss Federal Tax Administration. An exchange offer will be treated as a tax neutral quasi-merger, provided that the offeror acquires 50 percent or more of the voting rights in the target company and provided that not more than 50 percent of the transaction value will be credited or effectively paid out to the former shareholders of the target company. As a consequence, a tax neutral quasi-merger requires an increase of the offeror's nominal capital as well as a share for share exchange at the level of the respective shareholders. Coca-Cola HBC has disclosed the exchange offer, the Greek statutory buy-out and the Greek statutory sell-out to the relevant Swiss tax authorities, which agreed that the transaction in the context of the exchange offer, the Greek statutory buy-out and the Greek statutory sell-out qualifies as a tax neutral quasi-merger for Swiss tax purposes.

Swiss Federal, Cantonal and Communal Individual and Corporate Income Taxes

        For Swiss tax resident individual shareholders holding their Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADS) as private assets (Privatvermögen) the exchange offer will be tax neutral for federal, cantonal and communal income tax purposes. The same holds true for the Greek statutory buy-out and/or Greek statutory sell-out provided that the required proceeds are not directly or indirectly financed by Coca-Cola Hellenic. For Swiss tax resident individual shareholders holding their shares as business assets (Geschäftsvermögen) and for Swiss tax resident corporate shareholders the exchange offer, the Greek statutory buy-out and the Greek statutory sell-out may not be recognized as a tax neutral transaction by the Swiss tax authorities. In such case, the difference between the fair market value of the Coca-Cola Hellenic Shares and the relevant tax basis at the moment of the settlement may be treated as taxable income, even if no income is booked in the Swiss statutory profit and loss statement. In the event of a Greek statutory buy-out and/or Greek statutory sell-out, a realized capital gain, if any, may be subject to income taxation. Under certain circumstances, such capital gain, if any, may benefit from taxation relief (Beteiligungsabzug).

        A holder of Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADS) who is not a resident of Switzerland for tax purposes will not be subject to Swiss federal, cantonal and communal individual and corporate income taxes with respect to the exchange offer, the Greek statutory buy-out and the Greek statutory sell-out, unless the Coca-Cola Hellenic Shares are attributable to a permanent establishment or a fixed place of business maintained in Switzerland by such non-Swiss resident.

Swiss Withholding Tax

        As confirmed by the Swiss tax authorities, the exchange offer, the Greek statutory buy-out and the Greek statutory sell-out will not be subject to Swiss withholding tax.

Swiss Stamp Tax

        As confirmed by the Swiss tax authorities, the issuance and exchange of the Coca-Cola HBC Shares in connection with the exchange offer will be exempt from Swiss one-time capital issuance tax (Emissionsabgabe) and Swiss securities transfer tax (Umsatzabgabe). In addition, the Swiss tax authorities also confirmed that the purchase and/or exchange of Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) by Coca-Cola HBC in the context of the Greek statutory buy-out and the Greek statutory sell-out will not be subject to Swiss securities transfer tax, even if a Swiss securities dealer were involved in such transaction. However, a subsequent issue of Coca-Cola HBC Shares for the purpose of financing or refinancing a Greek statutory buy-out and/or Greek statutory sell-out of Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs), if any, may be subject to Swiss one-time capital issuance tax at a rate of 1 percent.

Tax Considerations Regarding the Holding of Coca-Cola HBC Shares

Swiss Withholding Tax

        Any dividends and similar cash or in-kind distributions of profit and reserves other than Qualifying Reserves made by Coca-Cola HBC in respect of the Coca-Cola HBC Shares, including stock dividends and the distribution of any liquidation proceeds in excess of nominal share capital and Qualifying Reserves, will be subject to Swiss Withholding Tax (Verrechnungssteuer) imposed on the gross amount at the then prevailing rate (currently 35 percent).

        For distributions subject to Swiss Withholding Tax, Coca-Cola HBC may only pay out 65 percent of the gross amount of any dividend and similar distributions to the Coca-Cola HBC shareholders. A portion equal to 35 percent of the gross amount of such dividends and similar distributions must be paid to the Swiss Federal Tax Administration. The redemption of Coca-Cola HBC Shares by Coca-Cola HBC may under certain circumstances (in particular, if the Coca-Cola HBC Shares are redeemed for subsequent cancellation) be taxed as a partial liquidation for Swiss Withholding Tax purposes, with the effect that Swiss Withholding Tax at the then prevailing rate (currently 35 percent) is due on the difference between the redemption price and nominal value plus proportionate Qualifying Reserves of the redeemed Coca-Cola HBC Shares.

        However, dividends and similar distributions out of Qualifying Reserves and repayments of the nominal share capital will not be subject to Swiss Withholding Tax. Under the applicable capital contribution principle, the repayment of all qualifying capital contributions made by the investors will be withholding tax-exempt provided that such capital contributions have been made after 31 December 1996 and notified to and approved by the Swiss Federal Tax Administration. In this regard, the Swiss Federal Tax Administration recently issued a specific Circular on how the capital contribution principle should be applied (Circular by the Swiss Federal Tax Administration No. 29 of December 9, 2010, capital contribution principle; Kreisschreiben der Eidgenössischen Steuerverwaltung Nr. 29 vom 9. Dezember 2010, Kapitaleinlageprinzip). It is at the discretion of Coca-Cola HBC shareholders to decide (at a shareholders' meeting) whether to distribute a dividend out of Qualifying Reserves free of Swiss Withholding Tax and/or out of profit/retained earnings/non-qualifying reserves subject to Swiss Withholding Tax. Once cumulative distributions exceed the Qualifying Reserves, any distributions paid by Coca-Cola HBC will be subject to Swiss Withholding Tax. To the extent that additional shares are issued by Coca-Cola HBC in the future, the value of the distributions which can be made free of Swiss Withholding Tax will be increased by an amount corresponding to the total nominal share capital and paid-in capital/share premium of the shares issued.

        Non-Swiss resident beneficiaries of dividends and similar distributions in respect of Coca-Cola HBC Shares may be entitled to a partial or full credit and/or refund of the Swiss Withholding Tax in accordance with any applicable double taxation convention between Switzerland and the beneficiary's country of tax residence.

        US resident beneficiaries of dividends and similar distributions in respect of Coca-Cola HBC may be entitled to a full or partial refund of the Swiss Withholding Tax in accordance with the double taxation convention between Switzerland and the United States of America (referred to as "US Convention"). The US Convention provides for a full or partial refund of the Swiss Withholding Tax, if, inter alia, the following criteria are met:

  •
  the holder of the Coca-Cola HBC Shares or Coca-Cola HBC ADS is the beneficial owner at the time the dividend is due; and

  •
  the holder is a US resident; and

  •
  the holder is entitled to apply the refund procedure pursuant to art. 22 of the US Convention.

        The applicable refund with respect to the Swiss Withholding Tax will amount to:

  •
  30 percent, if the beneficiary holds a qualifying participation of a least of 15 percent (residual tax of 5 percent);

  •
  20 percent, if the beneficiary does not hold a qualifying participation (residual tax of 10 percent);

  •
  35 percent, if the beneficiary qualifies as pension fund pursuant to art. 28 sect. 4 lit. b of the US Convention.

        The official forms 82 C/82 E/82 I/82 R to apply for a refund can be found on the website of the Swiss Federal Tax Administration available at http://www.estv.admin.ch/verrechnungssteuer/dienstleistungen/00253/00626 /index.html?lang=en. The duly completed form has to be sent to the Federal Tax Administration no later than the December 31 of the third year following upon the calendar year in which the income became due.

        Swiss resident beneficiaries of taxable dividends and similar distributions in respect of the Coca-Cola HBC Shares are entitled to full subsequent relief of the Swiss Withholding Tax, either through a tax refund or tax credit against their income tax liability, if they duly report the underlying income in their tax returns or financial statements used for tax purposes, as the case may be, and if there is no tax avoidance.

Swiss federal, cantonal and communal individual and corporate income taxes

  Income Tax for Individuals Holding the Shares as Private Assets

        An individual who is resident in Switzerland for tax purposes and holds Coca-Cola HBC Shares as part of his or her private assets (Privatvermögen) and who receives dividends and similar distributions (including stock dividends and liquidation proceeds in excess of nominal share capital and Qualifying Reserves) from Coca-Cola HBC must include these distributions in his or her personal tax return and will be subject to federal, cantonal and communal income tax on any net taxable income for the relevant tax period. However, dividends and similar distributions out of Qualifying Reserves and repayments of the nominal share capital will not be subject to federal, cantonal and communal income tax. The Direct Federal Tax on dividends and similar distributions (including stock dividends and liquidation proceeds in excess of nominal share capital and Qualifying Reserves) from Coca-Cola HBC is reduced to 60 percent of regular taxation (Teilbesteuerung) if the investment amounts to at least 10 percent of nominal share capital of Coca-Cola HBC. Most cantons have already introduced or will introduce a similar partial taxation on a cantonal and communal level.

  Income Tax for Individuals Holding the Shares as Business Assets

        Non-Swiss resident individuals holding Coca-Cola HBC Shares (including Coca-Cola HBC Shares represented by Coca-Cola HBC ADS) as part of a Swiss permanent establishment or a fixed place of business as well as Swiss resident individuals holding the shares as business assets are required to include all taxable distributions received on the Coca-Cola HBC Shares in their income statements and will be subject to federal, cantonal and communal income tax on any net taxable income for the relevant tax period. The Direct Federal Tax on all taxable distributions received on the Coca-Cola HBC Shares is reduced to 50 percent of regular taxation (Teilbesteuerung) if the investment is held as a business asset in terms of Swiss tax law and amounts to at least 10 percent of the nominal share capital of Coca-Cola HBC. Most cantons have already introduced or will introduce a similar partial taxation on a cantonal and communal level.

  Profit Tax for Legal Entities

        Non-Swiss resident legal entities holding Coca-Cola HBC Shares as part of a Swiss permanent establishment or legal entities resident in Switzerland are required to include all taxable distributions received on the Coca-Cola HBC Shares in their profit and loss statement relevant for profit tax purposes and will be subject to federal, cantonal and communal corporate profit tax on any net taxable earnings for such period. A Swiss corporation or co-operative, or a non-Swiss corporation or co-operative holding Coca-Cola HBC Shares as part of a Swiss permanent establishment, may, under certain circumstances, benefit from taxation relief with respect to distributions (Beteiligungsabzug), provided such Coca-Cola HBC Shares represent at the time of the distribution at least 10 percent of the share capital or 10 percent of the profit and reserves, respectively, or a fair market value of at least 1 million Swiss francs.

  Income Tax for Non-Swiss Residents

        A holder of Coca-Cola HBC Shares who is not a resident of Switzerland for tax purposes will not be liable for any Swiss income or profit taxes on dividends and similar distributions with respect to the Coca-Cola HBC Shares, unless the Coca-Cola HBC Shares are attributable to a permanent establishment or a fixed place of business maintained in Switzerland by such non-Swiss resident (as described above).

Net Worth and Capital Taxes

        An individual who is a non-Swiss resident holding Coca-Cola HBC Shares as part of a Swiss permanent establishment or fixed place of business situated in Switzerland, or who is a Swiss resident for tax purposes, is required to include his or her Coca-Cola HBC Shares in his or her assets which are subject to cantonal and communal net worth taxes. No net worth tax is levied at the federal level.

        Legal entities resident in Switzerland or non-Swiss resident legal entities with a Swiss permanent establishment are subject to cantonal and communal capital tax. The cantonal and communal capital tax is levied on the basis of the taxable equity of the legal entities. Usually, the acquisition of Coca-Cola HBC Shares should not influence the equity of a legal entity and should therefore have no or only limited influence on its capital tax charge. However, the acquisition of Coca-Cola HBC Shares may change the basis for international or inter-cantonal allocation of the taxable equity of the legal entity. No capital tax is levied at the federal level.

        A holder of Coca-Cola HBC Shares who is not a resident of Switzerland for tax purposes will not be liable for any net wealth and capital taxes with respect to the Coca-Cola HBC Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs), unless the Coca-Cola HBC Shares are attributable to a permanent establishment or a fixed place of business maintained in Switzerland by such non-Swiss resident (as described above).

Taxes on Capital Gains Upon Disposal of Coca-Cola HBC Shares

  Individuals

        Individuals who are resident in Switzerland for tax purposes and hold Coca-Cola HBC Shares as part of their private assets (Privatvermögen) generally are exempt from Swiss federal, cantonal and communal taxes with respect to capital gains realized upon the sale or other disposal of Coca-Cola HBC Shares, unless such individuals are qualified as professional securities dealers (Wertschriftenhändler) for income tax purposes. Under certain circumstances, share sale proceeds of a private individual may be re-characterized into taxable investment income. Upon a repurchase of Coca-Cola HBC Shares by Coca-Cola HBC, the portion of the repurchase price in excess of the nominal amount and Qualifying Reserves may be classified as taxable investment income if the Coca-Cola HBC Shares repurchased are not sold within a six-year period or if the Coca-Cola HBC Shares are repurchased for a capital reduction. Capital gains realized by an individual on Coca-Cola HBC Shares that are held as part of his or her business assets are subject to income taxation and social security contributions. Capital gains realized by individuals who, for income tax purposes, are classified as professional securities dealers are subject to income taxation and social security contributions. Certain reductions or partial taxation similar to those mentioned above for dividends (Teilbesteuerung) may be available for capital gains realized upon the sale of Coca-Cola HBC Shares if certain conditions are met. The entitlement of shareholders to such reductions must be assessed on an individual basis and shareholders should consult their own legal, financial or tax advisers.

  Legal Entities

        Capital gains upon the sale or other disposal of Coca-Cola HBC Shares realized by legal entities resident in Switzerland for tax purposes or foreign legal entities holding Coca-Cola HBC Shares as part of a Swiss permanent establishment are generally subject to ordinary profit taxation. A Swiss corporation or co-operative, or non-Swiss corporation or co-operative holding Coca-Cola HBC Shares as part of a Swiss permanent establishment, may, under certain circumstances, benefit from taxation relief on capital gains realized upon the disposal of Coca-Cola HBC Shares (Beteiligungsabzug), provided such Coca-Cola HBC Shares were held for at least one year and the shareholder disposes of at least 10 percent of the share capital or 10 percent of the profit and reserves, respectively. Subsequent sales can be less than 10 percent of the nominal share capital in order to qualify for the participation relief, provided the fair market value of the Coca-Cola HBC Shares held as per the previous financial year end prior to this sale amounts to at least 1 million Swiss francs.

  Non-Resident Individuals and Legal Entities

        Individuals and legal entities which are not Swiss residents for tax purposes and do not hold Coca-Cola HBC Shares as part of a Swiss business operation or a Swiss permanent establishment or fixed place of business situated in Switzerland are generally not subject to Swiss income or profit taxes on gains realized upon the disposal of the Coca-Cola HBC Shares.

Gift and Inheritance Taxes

        The transfer of Coca-Cola HBC Shares may be subject to cantonal and/or communal gift, estate or inheritance taxes if the donor is, or the deceased was, resident for tax purposes in a canton levying such taxes.

Federal Stamp Tax Upon Issuance and Transfer of Coca-Cola HBC Shares

        The subsequent transfer of any Coca-Cola HBC Shares may be subject to a federal transfer stamp tax (Umsatzabgabe) at a current rate of up to 0.15 percent if such transfer occurs through or with a Swiss or Liechtenstein bank or securities dealer as defined in the Swiss Federal Stamp Tax Act.

United States

Introduction

        This section describes the material U.S. federal income tax consequences of (i) the exchange offer to holders of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (ii) the Greek statutory buy-out to holders of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (iii) the Greek statutory sell-out to holders of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, and (iv) the ownership of Coca-Cola HBC Shares or Coca-Cola HBC ADSs received in the exchange offer, or the Greek statutory buy-out or the Greek statutory sell-out, if Coca-Cola HBC Shares or Coca-Cola HBC ADSs are properly elected to be received instead of cash. This section assumes that (i) the minimum acceptance condition (as described in "The Exchange Offer—Terms of the Exchange Offer—Conditions to the Exchange Offer") is met in order to proceed with the exchange offer and the Greek statutory buy-out and (ii) holders of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs that participate in the exchange offer, or participate in the Greek statutory buy-out or the Greek statutory sell-out and properly elect to receive Coca-Cola HBC Shares or Coca-Cola HBC ADSs, have not entered into any binding obligation or commitment to sell the Coca-Cola HBC Shares or Coca-Cola HBC ADSs received. To the extent this section consists of statements as to matters of U.S. tax law, this section is the opinion of Sullivan & Cromwell LLP. It applies to you only if you participate in the exchange offer, the Greek statutory buy-out or the Greek statutory sell-out, and you hold your Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs and Coca-Cola HBC Shares or Coca-Cola HBC ADSs as capital assets for U.S. federal income tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

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  a tax-exempt organization;

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  a life insurance company;

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  a person liable for alternative minimum tax;

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  a person that owns or has owned directly, indirectly or constructively, 10 percent or more of the voting stock of Coca-Cola Hellenic prior to the exchange offer;

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  a person that, immediately before the exchange offer (or, if applicable to such person, the Greek statutory buy-out or the Greek statutory sell-out), (i) owns directly, indirectly or constructively, at least 5 percent (by either vote or value) of the outstanding stock of Coca-Cola Hellenic or (ii) has an aggregate tax basis in securities of Coca-Cola Hellenic of $1,000,000 or more;

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  a person who will own directly, indirectly or constructively, 5 percent or more (by either vote or value) of any class of Coca-Cola HBC Shares following the exchange offer;

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  a person that holds Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs or Coca-Cola HBC Shares or Coca-Cola HBC ADSs as part of a straddle or a hedging or conversion transaction;

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  a person that acquires or sells Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs or Coca-Cola HBC Shares or Coca-Cola HBC ADSs as part of a wash sale for tax purposes; or

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  a person whose functional currency is not the U.S. dollar.

        This section is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. In addition, this section is based in part upon the representations of the Coca-Cola Hellenic depositary and the Coca-Cola HBC depositary and the assumption that each obligation in the Coca-Cola Hellenic deposit agreement (and any related agreement) and the form of the Coca-Cola HBC deposit agreement on file with the SEC as an exhibit to a Registration Statement on Form F-6 (and any expected related agreement) will be performed in accordance with its terms.

        For purposes of this section, and based on the earlier assumptions, a holder of American depositary receipts evidencing Coca-Cola Hellenic ADSs or Coca-Cola HBC ADSs is treated as the owner of the ordinary shares represented by those Coca-Cola Hellenic ADSs or Coca-Cola HBC ADSs for U.S. federal income tax purposes. Exchanges of (i) Coca-Cola Hellenic Shares or Coca-Cola HBC Shares for American depositary receipts evidencing Coca-Cola Hellenic ADSs or Coca-Cola HBC ADSs, respectively, and (ii) American depositary receipts evidencing Coca-Cola Hellenic ADSs or Coca-Cola HBC ADSs for Coca-Cola Hellenic Shares or Coca-Cola HBC Shares, respectively, generally will not be subject to U.S. federal income tax.

        You are a U.S. holder if you are a beneficial owner of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs or Coca-Cola HBC Shares or Coca-Cola HBC ADSs and you are for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

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  a U.S. domestic corporation;

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  an estate whose income is subject to U.S. federal income tax regardless of its source; or

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  a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

        A "non-U.S. holder" is a beneficial owner of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs or Coca-Cola HBC Shares or Coca-Cola HBC ADSs that is not a U.S. person for U.S. federal income tax purposes.

        You should consult your own tax advisor regarding the U.S. federal, state, local and other tax consequences of the exchange offer, the Greek statutory buy-out, the Greek statutory sell-out and of holding and disposing of Coca-Cola HBC Shares or Coca-Cola HBC ADSs in your particular circumstances. Currently, a reciprocal tax treaty is in effect between the United States and Greece, with a protocol thereto, and the United States and Switzerland. You should consult your tax advisers with respect to the effect of each such treaty (and, if applicable, its protocol) on the exchange offer, the Greek statutory buy-out, the Greek statutory sell-out and the owning and disposing of Coca-Cola HBC Shares or Coca-Cola HBC ADSs in your particular circumstances.

        If an entity treated as a partnership for U.S. federal income tax purposes holds Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs or Coca-Cola HBC Shares or Coca-Cola HBC ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Each such partner having an interest in Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs or Coca-Cola HBC Shares or Coca-Cola HBC ADSs is urged to consult his, her or its own tax advisor.

        This section addresses only U.S. federal income taxation.

The Exchange Offer

General Tax Consequences of the Exchange Offer

        The exchange offer will qualify as a tax-free exchange under the Code.

        Subject to the subsequent receipt of cash, if any, in the Greek statutory buy-out or the Greek statutory sell-out discussed below in "—The Greek Statutory Buy-Out and Greek Statutory Sell-Out—Receipt of Cash and Coca-Cola HBC Shares or Coca-Cola HBC ADSs for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs" and certain rules relating to a passive foreign investment company, or PFIC, discussed below in "—Certain PFIC Considerations Related to the Exchange Offer, Greek Statutory Buy-Out, and Greek Statutory Sell-Out", the following material U.S. federal income tax consequences will result to a U.S. holder or non-U.S. holder from the exchange offer:

  •
  Such holder will not recognize gain or loss upon receipt of Coca-Cola HBC Shares or Coca-Cola HBC ADSs in exchange for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs in the exchange offer;

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  Such holder's aggregate basis in the Coca-Cola HBC Shares or Coca-Cola HBC ADSs received in the exchange offer will be equal to such holder's aggregate tax basis in the Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs surrendered; and

  •
  Such holder's holding period for the Coca-Cola HBC Shares or Coca-Cola HBC ADSs received in the exchange offer will include such holder's holding period for the Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs surrendered.

        Where different blocks of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs were acquired at different times and at different prices, the tax basis and holding period of such shares of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs may be determined with reference to each block of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs.

        Please consult your own tax advisor as to the U.S. federal income tax consequences of any Greek tax required to be paid in respect of the exchange offer.

The Greek Statutory Buy-Out and Greek Statutory Sell-Out

Receipt of Cash for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs

  U.S. Holders

        Subject to the discussion of the receipt of both cash and Coca-Cola HBC Shares or Coca-Cola HBC ADSs in exchange for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs below in "—The Greek Statutory Buy-Out and Greek Statutory Sell-Out—Receipt of Cash and Coca-Cola HBC Shares or Coca-Cola HBC ADSs for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs" and the PFIC rules discussed below in "—Certain PFIC Considerations Related to the Exchange Offer, Greek Statutory Buy-Out, and Greek Statutory Sell-Out", a U.S. holder that receives cash in exchange for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs pursuant to the Greek statutory buy-out or the Greek statutory sell-out will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of cash received and such holder's tax basis, determined in U.S. dollars, in the Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs surrendered. Capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

        Please consult your own tax advisor as to the U.S. federal income tax consequences of any Greek tax required to be paid in respect of the Greek statutory buy-out or the Greek statutory sell-out.

  Non-U.S. Holders

        A non-U.S. holder that receives cash in exchange for all or some of such holder's Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs pursuant to the Greek statutory buy-out or the Greek statutory sell-out will not be subject to U.S. federal income tax on gain recognized on the disposition of such shares or ADSs unless:

  •
  the gain is "effectively connected" with such holder's conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that the holder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the holder to U.S. taxation on a net income basis, or

  •
  such holder is an individual, and the holder is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

        "Effectively connected" gains that a corporate non-U.S. holder recognizes may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30 percent rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Receipt of Coca-Cola HBC Shares or Coca-Cola HBC ADSs for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs

        The receipt of Coca-Cola HBC Shares or Coca-Cola HBC ADSs in exchange for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs pursuant to the Greek statutory buy-out or the Greek statutory sell-out should qualify as a tax-free transaction for U.S. federal income tax purposes and Coca-Cola HBC intends to treat it as such. However, this conclusion is not free from doubt because it relies on a significant body of sometimes conflicting case law and no ruling has been or will be sought from the U.S. Internal Revenue Service (the "IRS") as to the U.S. federal income tax consequences of the Greek statutory buy-out or the Greek statutory sell-out. Accordingly, there can be no assurances that the IRS will not disagree with or challenge any of the conclusions described herein. If the receipt of Coca-Cola HBC Shares or Coca-Cola HBC ADSs in exchange for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs pursuant to the Greek statutory buy-out or the Greek statutory sell-out fails to qualify as a tax-free transaction for U.S. federal income tax purposes, a holder of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs would be treated for U.S. federal income tax purposes in the same manner as if the holder had received an amount of cash equal to the fair market value of the Coca-Cola HBC Shares or the Coca-Cola HBC ADSs received. The material U.S. federal income tax consequences to a holder that receives cash for such holder's Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs is discussed above in "—The Greek Statutory Buy-Out and Greek Statutory Sell-Out—Receipt of Cash for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs." You are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of such an exchange in your particular circumstances.

        The following paragraphs in this section "—The Greek Statutory Buy-Out and Greek Statutory Sell-Out—Receipt of Coca-Cola HBC Shares for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs" assume that the receipt of Coca-Cola HBC Shares or Coca-Cola HBC ADSs in exchange for

Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs pursuant to the Greek statutory buy-out or the Greek statutory sell-out will qualify as a tax-free transaction for U.S. federal income tax purposes.

        Subject to the discussion of the receipt of both cash and Coca-Cola HBC Shares or Coca-Cola HBC ADSs in exchange for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs below in "—The Greek Statutory Buy-Out and Greek Statutory Sell-Out—Receipt of Cash and Coca-Cola HBC Shares or Coca-Cola HBC ADSs for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs" and the PFIC rules discussed below in "—Certain PFIC Considerations Related to the Exchange Offer, Greek Statutory Buy-Out, and Greek Statutory Sell-Out", the following material U.S. federal income tax consequences will result to a U.S. holder or non-U.S. holder from the receipt of Coca-Cola HBC Shares or Coca-Cola HBC ADSs in exchange for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs pursuant to the Greek statutory buy-out or the Greek statutory sell-out:

  •
  Such holder will not recognize gain or loss upon receipt of Coca-Cola HBC Shares or Coca-Cola HBC ADSs in exchange for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs in the Greek statutory buy-out or the Greek statutory sell-out;

  •
  Such holder's aggregate basis in the Coca-Cola HBC Shares or Coca-Cola HBC ADSs received in the Greek statutory buy-out or the Greek statutory sell-out will be equal to such holder's aggregate tax basis in the Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs surrendered; and

  •
  Such holder's holding period for the Coca-Cola HBC Shares or Coca-Cola HBC ADSs received in the Greek statutory buy-out or the Greek statutory sell-out will include such holder's holding period for the Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs surrendered.

        Where different blocks of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs were acquired at different times and at different prices, the tax basis and holding period of such shares of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs may be determined with reference to each block of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs.

        Please consult your own tax advisor as to the U.S. federal income tax consequences of any Greek tax required to be paid in respect of the Greek statutory buy-out or the Greek statutory sell-out.

Receipt of Cash and Coca-Cola HBC Shares or Coca-Cola HBC ADSs for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs

        A holder that receives (i) cash and (ii) Coca-Cola HBC Shares or Coca-Cola HBC ADSs in exchange for such holder's Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs pursuant to the exchange offer, the Greek statutory buy-out or the Greek statutory sell-out (such exchange, a "Mixed Consideration Exchange"), may, depending on such holder's particular circumstances, be subject to different U.S. federal income tax treatment than described above in "—Exchange Offer", "—The Greek Statutory Buy-Out and Greek Statutory Sell-Out—Receipt of Cash for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs" and "—The Greek Statutory Buy-Out and Greek Statutory Sell-Out—Receipt of Coca-Cola HBC Shares or Coca-Cola HBC ADSs for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs." A Mixed Consideration Exchange should qualify as a tax-free transaction for U.S. federal income tax purposes (subject to any gain recognized as discussed below) and Coca-Cola HBC intends to treat it as such. However, this conclusion is not free from doubt because it relies on a significant body of sometimes conflicting case law and no ruling has been or will be sought from the IRS as to the U.S. federal income tax consequences of a Mixed Consideration Exchange. Accordingly, there can be no assurances that the IRS will not disagree with or challenge any of the conclusions described herein. If a Mixed Consideration Exchange fails to qualify as a tax-free transaction for U.S. federal income tax purposes, a holder participating in a Mixed Consideration Exchange would be treated as if the receipt of cash and the receipt of Coca-Cola HBC Shares or

Coca-Cola HBC ADS were separate transactions. The material U.S. federal income tax consequences to each such transaction are described in the relevant sections above under the headings "—Exchange Offer" and "—The Greek Statutory Buy-Out and Greek Statutory Sell-Out." You are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of a Mixed Consideration Exchange in your particular circumstances.

        The following paragraphs in this section "—The Greek Statutory Buy-Out and Greek Statutory Sell-Out—Receipt of Cash and Coca-Cola HBC Shares or Coca-Cola HBC ADSs for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs" assume that a Mixed Consideration Exchange will qualify as a tax-free transaction for U.S. federal income tax purposes (subject to any gain recognized as discussed below). Subject to the PFIC rules discussed below in "—Certain PFIC Considerations Related to the Exchange Offer, Greek Statutory Buy-Out, and Greek Statutory Sell-Out", the material U.S. federal income tax consequences to a holder participating in a Mixed Consideration Exchange are as follows:

  •
  gain (but not loss) will be recognized by a U.S. holder and a non-U.S. holder meeting the gain recognition requirements for U.S. federal income tax purposes described above in "—The Greek Statutory Buy-Out and Greek Statutory Sell-Out—Receipt of Cash for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs—Non-U.S. Holders" on the cash received in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Coca-Cola HBC Shares or Coca-Cola HBC ADSs and cash received by such holder exceeds such holder's basis in its Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, and (ii) the amount of cash received by such holder;

  •
  the aggregate basis of the Coca-Cola HBC Shares or Coca-Cola HBC ADSs will be the same as the aggregate basis of the Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs exchanged, decreased by the amount of cash received and increased by the amount of gain recognized; and

  •
  the holding period of the Coca-Cola HBC Shares or Coca-Cola HBC ADSs received in exchange for the Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs will include the holding period of the Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs exchanged.

        Holders should consult their tax advisors regarding the manner in which cash and Coca-Cola HBC Shares or Coca-Cola HBC ADSs received in the exchange should be allocated among different blocks of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs and with respect to identifying the bases or holding periods of the particular shares of Coca-Cola HBC Shares or Coca-Cola HBC ADSs received.

        You are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of a Mixed Consideration Exchange in your particular circumstances, in particular with respect to the amount and character of any income recognized.

        Please consult your own tax advisor as to the U.S. federal income tax consequences of any Greek tax required to be paid in respect of the Greek statutory buy-out or the Greek statutory sell-out.

Certain PFIC Considerations Related to the Exchange Offer, Greek Statutory Buy-Out, and Greek Statutory Sell-Out

        Coca-Cola Hellenic believes that its ordinary shares should not be treated as stock of a PFIC for U.S. federal income tax purposes. While this conclusion is a factual determination that is made annually, Coca-Cola Hellenic believes that it has not been a PFIC since at least 10 October 2002, when ADSs of Coca-Cola Hellenic were listed on the New York Stock Exchange. If you are a U.S. holder of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, Coca-Cola Hellenic would generally be a PFIC with respect to you if for any taxable year in which you held Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs: (i) at least 75 percent of Coca-Cola Hellenic's gross income for the taxable year is passive income or (ii) at least 50 percent of the value, determined on the basis of a quarterly average, of Coca-Cola Hellenic's assets is attributable to assets that produce or are held for the production of passive income.

        Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25 percent by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation's income.

        If it was determined that Coca-Cola Hellenic was a PFIC, then a U.S. holder of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs may be required to recognize gain, and may be subject to special rules in respect of any gain recognized, as a result of participating in the exchange offer, Greek statutory buy-out or the Greek statutory sell-out:

  •
  A U.S. holder that receives Coca-Cola HBC Shares or Coca-Cola HBC ADSs in exchange for its Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs in the exchange offer, the Greek statutory buy-out or the Greek statutory sell-out may be required to recognize gain (but not loss), notwithstanding that the exchange qualifies as a tax-free exchange under the Code. In particular, Section 1291(f) of the Code generally requires that, to the extent provided in regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final U.S. Treasury regulations have been promulgated under this statute. Proposed U.S. Treasury regulations were promulgated in 1992 with a retroactive effective date. If finalized in their current form, these regulations would generally require gain (but not loss) recognition by U.S. persons exchanging shares in a corporation that is a PFIC at any time during such U.S. person's holding period of such shares where such person has not made either (i) a "qualified electing fund" election under Section 1295 of the Code for the first taxable year in which such U.S. person owns such shares or in which the corporation is a PFIC, whichever is later or (ii) a "mark-to-market" election under Section 1296 of the Code. Any such gain recognized pursuant to the previous sentence would be subject to special rules (discussed below). There is an exception to the gain recognition rule in certain instances where the exchanging shareholder receives shares of another corporation that is a PFIC, but, as described below in "Ownership and Disposition of Coca-Cola HBC Shares or Coca-Cola HBC ADSs—PFIC Rules," Coca-Cola HBC believes that it will not be a PFIC at the time of the exchange offer, and Coca-Cola HBC does not expect to become a PFIC. It is not certain at this time whether, in what form, and with what effective date, final U.S. Treasury regulations under Section 1291(f) of the Code will be adopted, or how the proposed U.S. Treasury regulations will be applied.

  •
  Special rules (discussed below) would apply to any gain recognized by a U.S. holder that receives cash in exchange for Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, unless such holder has made either (i) a "qualified electing fund" election under Section 1295 of the Code for the first taxable year in which such U.S. holder owns such shares or in which Coca-Cola Hellenic is a PFIC, whichever is later or (ii) a "mark-to-market" election under Section 1296 of the Code. Gain recognized by a holder that has made a timely "qualified electing fund" election may be characterized as capital gain. Gain recognized by a holder that has made a timely "mark-to-market" election will be characterized as ordinary income.

        The special rules referenced in the bulleted items above cause gain to be taxed as follows: (i) the gain will be allocated ratably over the holding period for the Coca-Cola Hellenic Shares, (ii) the amount allocated to the taxable year in which the U.S. holder realized the gain will be taxed as ordinary income, (iii) the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year, and (iv) the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

Ownership of Coca-Cola HBC Shares or Coca-Cola HBC ADSs

Taxation of Dividends

  U.S. Holders

        Under the U.S. federal income tax laws, and subject to the passive foreign investment company rules discussed below, if you are a U.S. holder, the gross amount of any dividend paid by Coca-Cola HBC out of Coca-Cola HBC's current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is subject to U.S. federal income taxation. However, because Coca-Cola HBC is not required at this stage to calculate earnings and profits in accordance with U.S. federal income tax principles, the entire amount of any distribution may be treated as a dividend. You must include any Swiss tax withheld from the dividend payment in this gross amount even though you do not in fact receive it. If you are a non-corporate U.S. holder, dividends that constitute qualified dividend income will be taxable to you at the preferential rates applicable to long-term capital gains provided that you hold the Coca-Cola HBC Shares or Coca-Cola HBC ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends paid by Coca-Cola HBC with respect to Coca-Cola HBC Shares or Coca-Cola HBC ADSs generally will be qualified dividend income. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate in light of your particular circumstances. The dividend is taxable to you when you receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

        The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the CHF payments made, determined at the spot CHF/U.S. dollar rate on the date the dividend distribution is includable in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

        Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the Coca-Cola HBC Shares or Coca-Cola HBC ADSs and thereafter as capital gain.

        Dividends will be income from sources outside the United States. Dividends will, depending on your circumstances, generally be either "passive" or "general" income for purposes of computing the foreign tax credit allowable to you. Subject to certain limitations, the Swiss tax withheld and paid over to Switzerland will be creditable or deductible against your U.S. federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the preferential tax rates. To the extent a refund of the tax withheld is available to you under Swiss law (see "Material Tax Considerations—Switzerland—Tax Considerations Regarding the Holding of Coca-Cola HBC Shares—Swiss Withholding Tax"), the amount of tax withheld that is refundable will not be eligible for credit against your U.S. federal income tax liability.

  Non-U.S. Holders

        If you are a non-U.S. holder, dividends paid to you in respect of Coca-Cola HBC Shares or Coca-Cola HBC ADSs will not be subject to U.S. federal income tax unless the dividends are

"effectively connected" with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, "effectively connected" dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a 30 percent rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Capital Gains

  U.S. Holders

        Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your Coca-Cola HBC Shares or Coca-Cola HBC ADSs, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your Coca-Cola HBC Shares or Coca-Cola HBC ADSs. Capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

  Non-U.S. Holders

        If you are a non-U.S. holder, you will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of your Coca-Cola HBC Shares or Coca-Cola HBC ADSs unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis, or

  •
  you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

        If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30 percent rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

PFIC Rules

        Coca-Cola HBC believes that Coca-Cola HBC Shares or Coca-Cola HBC ADSs should not be treated as stock of a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change.

        In general, if you are a U.S. holder, Coca-Cola HBC will be a PFIC with respect to you if for any taxable year in which you held Coca-Cola HBC Shares or Coca-Cola HBC ADSs: (i) at least 75 percent of Coca-Cola HBC's gross income for the taxable year is passive income or (ii) at least 50 percent of the value, determined on the basis of a quarterly average, of Coca-Cola HBC's assets is attributable to assets that produce or are held for the production of passive income.

        Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25 percent by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation's income.

        If Coca-Cola HBC were to be treated as a PFIC, and you are a U.S. holder that did not make a mark-to-market election, you would be subject to special rules with respect to: (i) any gain realized on the sale or other disposition of Coca-Cola HBC Shares or Coca-Cola HBC ADSs and (ii) any excess distribution that Coca-Cola HBC makes to you (generally, any distributions during a single taxable year that are greater than 125 percent of the average annual distributions received in respect of the Coca-Cola HBC Shares or Coca-Cola HBC ADSs during the three preceding taxable years or, if shorter, the holding period for the Coca-Cola HBC Shares or Coca-Cola HBC ADSs).

        Under these rules: (i) the gain or excess distribution will be allocated ratably over the holding period for the Coca-Cola HBC Shares or Coca-Cola HBC ADSs, (ii) the amount allocated to the taxable year in which the U.S. holder realized the gain or excess distribution will be taxed as ordinary income, (iii) the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year, and (iv) the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year. Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC.

        Your Coca-Cola HBC Shares or Coca-Cola HBC ADSs will be treated as stock in a PFIC if Coca-Cola HBC were a PFIC at any time during your holding period in the Coca-Cola HBC Shares or Coca-Cola HBC ADSs, even if Coca-Cola HBC is not currently a PFIC.

        If you own ordinary shares in a PFIC that are treated as marketable stock, you may make a mark-to-market election. If you make this election, you will not be subject to the PFIC rules described above. Instead, in general, you will include as ordinary income each year the excess, if any, of the fair market value of your Coca-Cola HBC Shares or Coca-Cola HBC ADSs at the end of the taxable year over your adjusted basis in your Coca-Cola HBC Shares or Coca-Cola HBC ADSs. These amounts of ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. You will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of your Coca-Cola HBC Shares or Coca-Cola HBC ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Your basis in Coca-Cola HBC Shares or Coca-Cola HBC ADSs will be adjusted to reflect any such income or loss amounts.

        In addition, notwithstanding any election you make with regard to Coca-Cola HBC Shares or Coca-Cola HBC ADSs, dividends that you receive from Coca-Cola HBC would not constitute qualified dividend income to you if Coca-Cola HBC were a PFIC either in the taxable year of the distribution or the preceding taxable year. Dividends that you receive that do not constitute qualified dividend income are not eligible for taxation at the preferential rates applicable to qualified dividend income. Instead, you must include the gross amount of any such dividend paid by Coca-Cola HBC out of Coca-Cola HBC's accumulated earnings and profits (as determined for U.S. federal income tax purposes) in your gross income, and it will be subject to tax at rates applicable to ordinary income.

        If you own Coca-Cola HBC Shares or Coca-Cola HBC ADSs during any year that Coca-Cola HBC is a PFIC, you may be required to file an IRS Form 8621.

Medicare Tax

        For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent tax on the lesser of (1) the U.S. holder's "net investment income" for the relevant taxable year and (2) the excess of the U.S. holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A holder's net investment income will generally include its dividend income and its net gains from the disposition of shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in Coca-Cola HBC Shares or Coca-Cola HBC ADSs.

Information with Respect to Foreign Financial Assets

        Owners of "specified foreign financial assets" with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. "Specified foreign financial assets" may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of Coca-Cola HBC Shares or Coca-Cola HBC ADSs.

Backup Withholding and Information Reporting

        If you are a non-corporate U.S. holder, information reporting requirements, on IRS Form 1099, generally will apply to:

  •
  dividend payments or other taxable distributions made to you within the United States, and

  •
  the payment of proceeds to you from the sale of Coca-Cola HBC Shares or Coca-Cola HBC ADSs effected at a U.S. office of a broker.

        Additionally, backup withholding may apply to such payments if you are a non-corporate U.S. holder that:

  •
  fails to provide an accurate taxpayer identification number,

  •
  is notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

  •
  dividend payments made to you outside the United States by Coca-Cola HBC or another non-U.S. payor and

  •
  other dividend payments and the payment of the proceeds from the sale of Coca-Cola HBC Shares or Coca-Cola HBC ADSs effected at a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from U.S. federal income tax, and:

  •
  the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished the payor or broker:

  •
  an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

  •
  other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

  •
  you otherwise establish an exemption.

        Payment of the proceeds from the sale of Coca-Cola HBC Shares or Coca-Cola HBC ADSs effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Coca-Cola HBC Shares or Coca-Cola HBC ADSs that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States,

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

        In addition, a sale of Coca-Cola HBC Shares or Coca-Cola HBC ADSs effected at a foreign office of a broker will be subject to information reporting if the broker is:

  •
  a U.S. person,

  •
  a controlled foreign corporation for U.S. tax purposes,

  •
  a non-U.S. person 50 percent or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50 percent of the income or capital interest in the partnership, or

  •
  such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

        You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

 THE COMPANIES

Coca-Cola HBC

        Coca-Cola HBC was incorporated and registered in Switzerland on September 19, 2012 with corporate registration number CH-170.3.037.199-9, as a stock corporation (Aktiengesellschaft/société anonyme) under the laws of Switzerland. As of the date of this offer to exchange/prospectus, Coca-Cola HBC's sole shareholder was Kar-Tess Holding. Coca-Cola HBC, which currently has a fully paid-up share capital of CHF 100,000 and has received an additional equity contribution of €1.5 million from Kar-Tess Holding, was incorporated in order to facilitate the exchange offer and has no operations and no material assets or liabilities other than in connection with the exchange offer. In light of its role in facilitating the exchange offer, Kar-Tess Holding may be deemed to be a bidder in the exchange offer together with Coca-Cola HBC. Kar-Tess Holding may make additional equity contributions in connection with expenses related to the exchange offer prior to completion. Promptly after completion of the exchange offer, Kar-Tess Holding intends to transfer the Coca-Cola HBC Shares representing Coca-Cola HBC's initial share capital to Coca-Cola HBC in return for a payment equal to the par value of such shares (plus the amount of the additional equity contributions it has or will have made) in order to eliminate any corresponding dilution of the tendering holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs. Such payment will be made in accordance with Swiss law after shareholder approval of the audited unconsolidated interim financial statements of Coca-Cola HBC following settlement of the exchange offer.

        Coca-Cola HBC's registered office and its principal executive office is Baarerstrasse 14, CH-6300 Zug, Switzerland, and the telephone number is +41 (041) 561-3243.

        Application has been made for admission of the Coca-Cola HBC Shares to the premium listing segment of the Official List of the United Kingdom Listing Authority and for admission to trading of the Coca-Cola HBC Shares on the main market of the London Stock Exchange, which is expected to be the primary listing of the Coca-Cola HBC Shares. Coca-Cola HBC expects to request that such admission be approved to take effect one business day following the settlement of the exchange offer. Coca-Cola HBC will also apply for listing of the Coca-Cola HBC ADSs on the New York Stock Exchange. Coca-Cola HBC has applied for a secondary listing of the Coca-Cola HBC Shares on the Athens Exchange subject to receipt of necessary approvals.

Taxation of Coca-Cola HBC

        Under Swiss tax law, a Swiss resident company is generally subject to income tax at federal, cantonal and communal levels on its worldwide income and to net capital tax at the cantonal and communal levels. However, a holding company (meeting the requirements of the applicable cantonal tax law), such as Coca-Cola HBC, is exempt from cantonal and communal income tax and is therefore only subject to Swiss federal income tax and the net capital tax at cantonal and communal level.

        At the federal level, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries is effectively exempt from federal income tax (based on the participation relief regime). Consequently, Coca-Cola HBC expects dividends from its subsidiaries and capital gains from sales of investments in its subsidiaries to be effectively exempt from federal income tax. Apart from the participation relief, Coca-Cola HBC's residual income will be subject to ordinary income taxation at a statutory tax rate of 8.5 percent (corresponding to an effective tax rate of approximately 7.83 percent).

Dividends paid by Coca-Cola Hellenic to Coca-Cola HBC

        Coca-Cola Hellenic should be able to pay dividends to Coca-Cola HBC free of Greek withholding tax under Article 15 paragraph 1 of the EC—Swiss Confederation Agreement. The applicable tax treatment under that agreement would be equivalent to the treatment under the EU Parent-Subsidiary

Directive. In particular, dividends paid by Coca-Cola Hellenic to Coca-Cola HBC should not be subject to Greek withholding tax where:

  •
  Coca-Cola HBC has directly held a minimum of 25 percent of the share capital of Coca-Cola Hellenic for at least two years prior to the payment of the dividend;

  •
  Coca-Cola Hellenic is resident for tax purposes in Greece and Coca-Cola HBC is resident for tax purposes in Switzerland;

  •
  neither Coca-Cola Hellenic nor Coca-Cola HBC is resident for tax purposes in a third state outside the European Union pursuant to a double tax agreement with that third state; and

  •
  both Coca-Cola Hellenic and Coca-Cola HBC are limited companies that are fully subject to corporation tax. (For companies incorporated in Switzerland, the term "limited" should cover a société anonyme, a société à responsabilité limitée, and a société en commandite par actions. For companies incorporated in Greece, the term "limited" should cover corporations such as S.A.s and Ltds).

Coca-Cola Hellenic

        Coca-Cola Hellenic is principally engaged in producing, selling and distributing non-alcoholic ready-to-drink beverages, under bottlers' agreements with The Coca-Cola Company. Cola Hellenic is one of the largest bottlers of non-alcoholic ready-to-drink beverages in Europe, operating in 28 countries with a total population of approximately 579 million people. In the nine months ended September 28, 2012, Coca-Cola Hellenic sold approximately 1.6 billion case units, generating net sales revenue of €5.5 billion. In the year ended December 31, 2011, Coca-Cola Hellenic sold approximately 2.1 billion unit cases, generating net sales revenue of €6.8 billion.

        Coca-Cola Hellenic's products include sparkling and ready-to-drink beverages, excluding sparkling water (referred to as "Sparkling" beverages), non-sparkling non-alcoholic ready-to-drink beverages, excluding water (referred to as "Still" beverages) and various water beverages (referred to as "Water" beverages). In the year ended December 31, 2012, the Sparkling beverages category accounted for 69 percent and the combined Still and Water beverages category accounted for 31 percent of Coca-Cola Hellenic's sales volume, as compared, respectively, to 68 percent and 32 percent in the year ended December 31, 2011. Coca-Cola Hellenic offers its products in a range of flavors and package combinations which vary from country to country.

        Coca-Cola Hellenic is one of The Coca-Cola Company's key bottlers, which The Coca-Cola Company considers a strategic partner, based on factors such as size, geographic diversification and financial and management resources and in which The Coca-Cola Company has a significant equity interest. In their day-to-day business relationship, The Coca-Cola Company and the CCH Group work closely together to maximize the success of The Coca-Cola Company's brand-related business. Whereas The Coca-Cola Company's focus is on general consumer marketing and brand promotion of The Coca-Cola Company's products (involving, for example, build The Coca-Cola Company brand equity, analyzing consumer preferences and formulating general strategies and media advertising plans), the CCH Group has primary responsibility for, and controls, the customer relationships and route to market in each of its territories and develops and implements its own sales and marketing strategy in each of its territories.

        Under Coca-Cola Hellenic's bottlers' agreements with The Coca-Cola Company, Coca-Cola Hellenic has the right to exclusively produce and, subject to certain limitations, sell and distribute products of The Coca-Cola Company in each of Coca-Cola Hellenic's territories. Sales of products of The Coca-Cola Company (including trademarked beverages of joint ventures to which The Coca-Cola Company is a party) represented approximately 96 percent of Coca-Cola Hellenic's total sales volume in each of the years ended December 31, 2012 and 2011, with sales of products under the Coca-Cola brand, the world's most recognized brand, representing approximately 41 percent and 40 percent of Coca-Cola Hellenic's total sales volume in those periods, respectively. In addition to Coca-Cola, Coca-Cola Hellenic's other core brands include Fanta, Sprite, Coca-Cola light (which Coca-Cola Hellenic sells in some of its countries under the Diet Coke trademark) and Coca-Cola Zero. Coca-Cola Hellenic's core brands together accounted for approximately 63 percent and 62 percent of Coca-Cola Hellenic's total sales volume in the years ended December 31, 2012 and 2011, respectively. The CCH Group also produces, sells and distributes a broad family of brands of other Sparkling, Still and Water beverage products which vary from country to country.

        The bottlers' agreements also require Coca-Cola Hellenic to purchase all of its requirements of concentrate for beverages of The Coca-Cola Company from The Coca-Cola Company and its authorized suppliers. Under the bottler's agreements, The Coca-Cola Company sells concentrate to Coca-Cola Hellenic at prices that The Coca-Cola Company is entitled to determine in its sole discretion, including the conditions of shipment and payment, as well as the currency of the transaction. In practice, The Coca-Cola Company normally sets concentrate prices only after discussions with Coca-Cola Hellenic so as to reflect trading conditions in the relevant country and so as to ensure that such prices are in line with Coca-Cola Hellenic's and The Coca-Cola Company's respective sales marketing objectives for particular The Coca-Cola Company brand-related products and particular territories. The Coca-Cola Company generally uses an incidence-based model in relation to Coca-Cola Hellenic to determine the price at which it sells concentrate to the CCH Group which generally tracks a percentage of the CCH Group's net sales revenue agreed from time to time. Coca-Cola Hellenic's total purchases of concentrate, finished goods and other materials from The Coca-Cola Company and its subsidiaries amounted, in aggregate to €1,305.4 million, €1,300.8 million and €1,368.2 million for the years ended December 31, 2012, 2011 and 2010, respectively.

        Subsequently The Coca-Cola Company agreed to extend the term of the bottlers' agreements for a further 10 years until 2023.

        Coca-Cola Hellenic's principal office is located at 9, Fragoklissias Street, 151 25 Maroussi Athens, Greece, and the telephone number is +30 (210) 618-3100.

        The Coca-Cola Hellenic Shares are traded on the Athens Exchange under the symbol "EEEK" and on the London Stock Exchange under the symbol "CCB," and Coca-Cola Hellenic ADSs are traded on the New York Stock Exchange under the symbol "CCH." As of the date of this offer to exchange/prospectus, 366,553,507 Coca-Cola Hellenic Shares (including 3,430,135 Coca-Cola Hellenic Shares held in treasury by Coca-Cola Hellenic), including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs, were issued. As of November 9, 2012, and based exclusively on external research performed by D.F. King, there were 463 holders of Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) in the United States holding an aggregate of 139,009,525 Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs), or approximately 37.9 percent of the total issued Coca-Cola Hellenic Shares.

        The following table sets forth, for the periods indicated, the reported high and low sales prices for Coca-Cola Hellenic Shares on the Athens Exchange and the reported high and low sales prices for Coca-Cola Hellenic ADSs on the New York Stock Exchange.

	Athens Exchange		NYSE
	High	Low	High	Low
	(Euros per Coca-Cola Hellenic Share)		(U.S. dollars per Coca-Cola Hellenic ADS)
Annual highs and lows
2008	€32.20	€8.00	$48.93	$11.00
2009	18.84	8.80	28.10	10.93
2010	20.98	15.70	28.26	19.80
2011	22.10	11.10	30.50	14.76
2012	18.00	11.30	23.57	14.30
2013 (through March 5, 2013)	20.90	17.28	27.29	23.23
Quarterly highs and lows
2011:
First quarter	€22.10	€18.63	$30.50	$25.30
Second quarter	19.78	16.86	28.66	23.70
Third quarter	19.19	12.67	26.88	17.90
Fourth quarter	14.30	11.10	20.19	14.76
2012:
First quarter	€15.45	€12.50	$20.05	$16.25
Second quarter	15.00	11.30	19.89	14.30
Third quarter	15.68	13.65	19.36	16.60
Fourth quarter	18.00	14.83	23.57	18.86
2013:
First quarter (through March 5, 2013)	€20.90	€17.28	$27.29	$23.23
Monthly highs and lows
2012:
September	€15.00	€14.02	$19.36	$18.10
October	17.91	14.83	23.41	18.86
November	18.00	16.54	23.41	21.16
December	17.70	16.16	23.57	21.53
2013:
January	19.15	17.28	25.70	23.23
February	20.90	19.30	27.29	24.80
March (through March 5, 2013)	20.90	20.48	26.87	26.33

        Additional information about Coca-Cola Hellenic and its subsidiaries is included in the documents incorporated by reference into this offer to exchange/prospectus. For more information about how to obtain copies of this information, see the "Where You Can Find More Information" section of this offer to exchange/prospectus.

Organizational Structure

        Upon completion of the exchange offer, it is intended that Coca-Cola HBC will become the parent company of Coca-Cola Hellenic and the holding company of the CCH Group. Below is the organizational structure of the CCH Group immediately following completion of the exchange offer:

(1)
Coca-Cola HBC's percentage ownership of Coca-Cola Hellenic is expected to be at least 90 percent of total issued Coca-Cola Hellenic Shares based on the minimum acceptance condition; exact percentage ownership is subject to the level of acceptance of the exchange offer and any Greek statutory buy-out and/or Greek statutory sell-out. Following completion of the Greek statutory buy-out, Coca-Cola HBC's percentage ownership of Coca-Cola Hellenic is expected to be 100 percent of the total issued Coca-Cola Hellenic Shares.

(2)
Effective August 1, 2012, Elxym S.A. was re-named Coca-Cola HBC Greece S.A.I.C.

(3)
CC Beverages Holdings II B.V. is the holding company for all of the CCH Group's operating subsidiaries in each territory other than the Russian Federation.

(4)
Star Bottling Limited is the holding company for all of the CCH Group's Russian operating subsidiaries.

BOARD OF DIRECTORS, SENIOR MANAGEMENT AND CORPORATE GOVERNANCE

Board of Directors of Coca-Cola HBC

        Upon settlement of the exchange offer, the board of directors of Coca-Cola HBC will comprise 13 directors: 12 existing Coca-Cola Hellenic directors and one new independent non-executive director, Mrs. Susan Kilsby. Of the 12 existing Coca-Cola Hellenic directors, four directors, Mr. George A. David, Mr. Anastasios P. Leventis, Mr. Anastassis G. David and Mr. Haralambos K. Leventis, have been appointed by Kar-Tess Holding, the incorporator and sole shareholder of the Company as at the date of this offer to exchange/prospectus, and were originally nominated to the board of directors of Coca-Cola Hellenic by Kar-Tess Holding pursuant to the Coca-Cola Hellenic Shareholders' Agreement; two directors, Mr. Irial Finan and Mr. John Hunter, were originally nominated to the board of directors of Coca-Cola Hellenic by The Coca-Cola Company Entities pursuant to the Coca-Cola Hellenic Shareholders' Agreement; and five directors, Mr. Kent Atkinson, Mr. Antonio D'Amato, Mr. Christos Ioannou, Sir Michael Llewellyn-Smith and Mr. Nigel Macdonald, are independent non-executive directors. The remaining director, Mr. Dimitris Lois, is the current managing director of Coca-Cola Hellenic and will become the managing director (CEO) of Coca-Cola HBC upon settlement of the exchange offer. The chairman of the board of directors of Coca-Cola HBC will be Mr. George David, the current chairman of Coca-Cola Hellenic, who was originally nominated by Kar-Tess Holding pursuant to the Coca-Cola Hellenic Shareholders' Agreement. Consequently, immediately following the completion of the exchange offer, the composition of Coca-Cola HBC's board of directors will be consistent with the current composition of Coca-Cola Hellenic's board of directors, with one additional independent non-executive director. As a result, upon settlement of the exchange offer at least half of the board of directors, excluding the chairman, will be independent directors, consistent with the U.K. Corporate Governance Code.

        In light of the termination of the Coca-Cola Hellenic Shareholders' Agreement effective on receipt by each of Kar-Tess Holding and The Coca-Cola Company Entities, or their assigns, of Coca-Cola HBC Shares in settlement of the exchange offer and its non-renewal with respect to Coca-Cola HBC, neither Kar-Tess Holding nor The Coca-Cola Company Entities will have any special rights in relation to the appointment or re-election of nominee directors, and those directors of Coca-Cola HBC who were originally nominees of The Coca-Cola Company Entities or Kar-Tess Holding on the board of Coca-Cola Hellenic will be required to stand for re-election on an annual basis in the same way as the other directors of Coca-Cola HBC. For more information on the termination of the Coca-Cola Hellenic Shareholders' Agreement, please refer to the section heading "Interests of Certain Persons in the Exchange Offer—The Shareholders' Agreement between Kar-Tess Holding and The Coca-Cola Company" of this offer to exchange/prospectus.

        Swiss corporate law and U.K. corporate governance practices differ in certain respects from the listing rules of the New York Stock Exchange. U.S. companies listed on the New York Stock Exchange are required to have a majority of independent directors on their board of directors and to have a nominating/corporate governance committee and a compensation committee, both entirely comprised of independent members. Coca-Cola HBC expects to continuously review its corporate governance standards and procedures in light of the ongoing rulemaking and practice in relevant jurisdictions and requirements for index inclusion.

Identity and Background

        The following are the current directors of Coca-Cola HBC, each of whom was nominated by Kar-Tess Holding and with the exception of Messrs. Rudolph and Oesch and Ms. Goebel, is also a member of the board of directors of Coca-Cola Hellenic:

Name	Age	Title
George A. David	76	Chairman, Non-Executive Member
Anastasios P. Leventis	71	Vice Chairman, Non-Executive Member
Anastassis G. David	42	Non-Executive Member
Haralambos K. Leventis	70	Non-Executive Member
Robert Ryan Rudolph	53	Director and Principal Executive, Financial and Accounting Officer
Patrick K. Oesch	56	Non-Executive Member
Claudia Goebel	45	Non-Executive Member

        Upon the settlement of the exchange offer, Coca-Cola HBC expects that Mr. Rudolph, Mr. Oesch and Ms. Goebel will resign their positions as directors and that the remaining current directors of Coca-Cola Hellenic will become directors of Coca-Cola HBC. Subject to the election of Mrs. Kilsby as an additional independent non-executive member as indicated below, the directors of Coca-Cola HBC following the settlement of the exchange offer are therefore expected to be the following:

Name	Age	Title
George A. David	76	Chairman, Non-Executive Member
Anastasios P. Leventis	71	Vice Chairman, Non-Executive Member
Dimitris Lois	51	Chief Executive Officer, Executive Member
Anastassis G. David	42	Non-Executive Member
Haralambos K. Leventis	70	Non-Executive Member
John Hunter	75	Non-Executive Member
Irial Finan	55	Non-Executive Member
Sir Michael Llewellyn-Smith	73	Independent Non-Executive Member
Nigel Macdonald	67	Independent Non-Executive Member
Antonio D'Amato	55	Independent Non-Executive Member
Kent Atkinson	67	Independent Non-Executive Member
Christos Ioannou	41	Independent Non-Executive Member
Susan Kilsby	53	Independent Non-Executive Member

        George A. David is the father of Anastassis G. David and a first cousin of Anastasios P. Leventis and Haralambos K. Leventis. Anastasios P. Leventis and Haralambos K. Leventis are brothers. Boval S.A., the parent company of Kar-Tess Holding, currently holds 43.7 percent of Frigoglass S.A., a major cold drink equipment supplier to Coca-Cola Hellenic. Other than as described in the previous sentence, there are no existing or potential conflicts of interest between any duties of Coca-Cola HBC's directors and their private interests and other duties.

        Pursuant to the Coca-Cola HBC articles of association, the directors are elected for a term of one year and are eligible for re-election by Coca-Cola HBC's shareholders annually. The current term of the directors expires at the annual general meeting of Coca-Cola HBC's shareholders in 2014.

        Set forth below are brief biographical descriptions of the persons named in the tables above:

Dr. Patrick K. Oesch

        Dr. Patrick K. Oesch received his law degrees from the University of Zurich School of Law in 1981. Subsequently he wrote a thesis in the field of tax law. After having been an assistant to Prof. Dr. H.M. Riemer-Kafka at the University of Zurich, Dr. Oesch worked for the legal department of TransTechnology Corp. in Sherman Oaks (California), for the law firm Riordan & McKinzie in Los Angeles, for the law firm Bär & Karrer in Zurich, for the Zurich District Court, and from 1992 until 1997 for the law firm Lenz & Staehelin in Zurich. Dr. Oesch founded his own international law firm in 1997 and was a partner of the Zurich law firm Schürmann und Partner from 1999 until 2006. Since 2006, he has been a partner of the Zurich law firm Oesch & Rudolph. His business address is Am Schanzengraben 29, CH-8002 Zurich, Switzerland. Dr. Oesch is a director of Boval S.A., Luxembourg, which is the major shareholder of Kar-Tess Holding and Torval Investment Corp. He is also a director of Carlcan Holding Limited, Bahamas, which is a minority shareholder in Coca-Cola Hellenic. Dr. Oesch is also a director of O&R Holdings Ltd., which is a minority shareholder in Kar-Tess Holding. Dr. Oesch is on the board of directors of Harmonia Commercial S.A. and also serves on several other boards, including Utopia Business Company Ltd.

Ryan Rudolph

        Mr. Ryan Rudolph is an attorney-at-law and has been a member of the law firm Oesch & Rudolph, Zurich, Switzerland since November 2006. Prior to that time, Mr. Rudolph was an associate with the law firm Lenz & Staehelin from May 1996. Mr. Rudolph received a Master of Law at the University of Zurich and has been admitted to the bar of Zurich since 1996. Mr. Rudolph's area of practice is trusts and estates and commercial law. His business address is Am Schanzengraben 29, CH-8002 Zurich, Switzerland. Mr. Rudolph is a director of Kar-Tess Holding, Lavonos Ltd. and Truad Verwaltungs AG. Mr. Rudolph also serves as a director of Utopia Business Company Ltd., and Harmonia Commercial S.A. Mr. Rudolph also serves as a director of Carlcan Holding Limited and New Argen Holdings Ltd., each of which are minority shareholders in Coca-Cola Hellenic. Mr. Rudolph is also a director of O&R Holdings Ltd. and Usoni S.A., each of which is a minority shareholder in Kar-Tess Holding.

Claudia Goebel

        Ms. Claudia Goebel studied law at the Universities of Heidelberg and Freiburg, Germany. She received the attorney's certificate of the Ministry of Justice Baden-Württemberg in 1995 and the degree as tax consultant of the Ministry of Justice Baden-Württemberg in 1999. From 1995 through 1999, Ms. Goebel worked as a lawyer for PricewaterhouseCoopers in Germany. From 1999 through 2011, she worked as legal counsel and managing director for several companies in Switzerland, including Thermoselect S.A., Catwork AG, and Aizo AG. Since 2012 she has worked for the Zürich law firm Oesch & Rudolph. Her business address is Am Schanzengraben 29, CH-8002 Zurich, Switzerland. From 2002 through 2011, Ms. Goebel served as director of Goebel Industrie Holding AG.

George A. David, OBE, MFR

        Mr. George A David, the Chairman of Coca-Cola Hellenic's board of directors and Coca-Cola HBC's board of directors, graduated from the University of Edinburgh in 1959. He began his career that same year with a group of companies controlled by his uncle A.G. Leventis in Nigeria. Today, he holds a position on the board of directors of Petros Petropoulos S.A., Titan Cement S.A., Kar-Tess Holding, Boval S.A., Torval Investment Corp., Leventis Holding S.A. and Eurobank Ergasias S.A. and

serves as vice president of Fillmore AKTEXE. He is a trustee of the A.G. Leventis Foundation, chairman of the Centre for Asia Minor Studies and a member of the board of directors of the Hellenic Institute of Defense and Foreign Policy (ELIAMEP). Mr. David is a member of Coca-Cola Hellenic's and will be chairman of Coca-Cola HBC's board and a member of Coca-Cola HBC's social responsibility committee.

Dimitris Lois

        Mr. Dimitris Lois began his career in 1988 at Grecian Magnesite S.A., where he held various managerial posts including that of business development manager. He served as managing director of Frigoglass S.A., having joined the company in 1997 as the general manager of the STIND S.A. glass plant in Bulgaria. He later became country manager for Bulgaria. In 2000, Mr. Lois was appointed commercial refrigeration director and in 2001, he was appointed director of the newly created "cool" division. He was appointed managing director of Frigoglass S.A. in August 2003. Mr. Lois joined Coca-Cola Hellenic in June 2007 and was appointed regional director responsible for the CCH Group's operations in Romania, Greece, Nigeria, Bulgaria, Cyprus and Moldova. In August 2009, he became chief operating officer for Coca-Cola Hellenic. Mr. Lois was appointed Coca-Cola Hellenic's chief executive officer in July 2011. He holds a Master of Science in Chemical Engineering from Northeastern University and a Bachelor of Science in Chemical Engineering from Illinois Institute of Technology.

Anastasios P. Leventis, CBE, OFR

        Mr. Anastasios P. Leventis worked in Nigeria for companies controlled by A.G. Leventis since the 1960s. He is on the board of directors of Coca-Cola Hellenic, Torval Investment Corp. and Boval S.A., which has widespread investments worldwide, as well as on the boards of subsidiaries of Boval S.A. in Nigeria. Since 1980, Mr. Leventis has served as a director of Leventis Overseas Ltd and he is also the chairman of the A.G. Leventis Foundation. On April 4, 1990, Mr. Leventis was appointed Honorary Commissioner for the Republic of Cyprus to Nigeria by the government of the Republic of Cyprus. Mr. Leventis was honored with the award of Commander of the Order of the British Empire in the Queen's Birthday Honours List of 2004 and was also awarded the Order of "Madarski Konnik" by the President of Bulgaria in 2004. He was appointed Officer of the Order of the Federal Republic of Nigeria in 2002. Mr. Leventis serves on the councils of several non-profit organizations.

Kent Atkinson

        Mr. Kent Atkinson joined the Bank of London in South America (later acquired by Lloyds Bank plc) and held a number of senior managerial positions in Latin America and the Middle East before returning to the United Kingdom. He was regional executive director for Lloyds TSB's South East Region until he joined the main board as group finance director, a position he held for eight years until his retirement as an executive. He remained on the Lloyds TSB board for a further year as a non-executive director. Mr. Atkinson is the senior independent non-executive director of Coca-Cola Hellenic and chairman of its audit committee. He is also a non-executive director of the Bank of Ireland and chairman of its group audit committee and a member of its risk committee, and he is a non-executive director of Gemalto NV and a member of its audit committee and strategy and M&A committee. Mr. Atkinson is also the senior independent non-executive director, chairman of the audit committee and a member of the risk committee of UK Asset Resolution Ltd (which includes Northern Rock (Asset Management) plc and Bradford & Bingley plc). With effect on and from the completion of the exchange offer, Mr. Atkinson will chair the audit committee and will be the Senior Independent Director of Coca-Cola HBC.

Antonio D'Amato

        Mr. Antonio D'Amato graduated in Law at the University Federico II in Naples 110/110 cum laude. He began his business career in 1979 with Cartoprint in Milan, part of the Seda International Packaging Group SpA (formerly the Finseda Group), a leading European company in the production of food packaging. He was employed in various capacities and he became president of Seda International Packaging Group SpA in 1991. Mr. D'Amato was previously president and a member of the board of directors of Confindustria, the Confederation of Italian Industry. From 1999 to May 2000, he was president of the Industrial Union of Naples. In May 2000, he was elected president of Confindustria. In August 2000, Mr. D'Amato was appointed vice president of the Union of Industrial and Employers' Confederations of Europe, or UNICE. From 2000 to 2012, Mr. D'Amato was a member of the Italian National Council for Economy and Labor, or CNEL. In July 2001, he became president of the LUISS University in Rome, a leading private Italian university. Mr. D'Amato is also on the board of directors of Coca-Cola Hellenic. Following completion of the exchange offer, Mr. D'Amato will be a member of the nomination and remuneration committees of Coca-Cola HBC.

Anastassis G. David

        Mr. Anastassis G. David graduated from Tufts University in 1993 and began his career at the Coca-Cola bottling system in the United States. From 1994 to 1997, Mr. David held several positions in the sales and marketing departments of Hellenic Bottling Company S.A. During 1997, Mr. David worked for PricewaterhouseCoopers, focusing on accounting and business finance. From 1998, Mr. David's principal activity was advisor to Kar-Tess Holding on its bottling investments. Mr. David was Chairman of Navios Corporation, a major bulk shipping company, from 2002 to 2005 and currently serves as a member on the board of directors of Coca-Cola Hellenic, IDEAL Group S.A., Aegean Airlines S.A., Nephelle Navigation Inc., Kar-Tess Holding, Boval S.A. and Axa Insurance Company S.A. Mr. David is also vice president of Eagle Enterprises S.A., 3V S.A., Alpheus Advisors S.A. and Rondilato S.A. Mr. David is also a member of the Advisory Board of the Fares Centre at Tufts University as well as a member of the International Board of Overseers of Tufts University. He is a member of the Board of trustees of College Year in Athens and member of the executive committee of the Cyprus Union of Shipowners. Following completion of the exchange offer, Mr. David will be a member of Coca-Cola HBC's nomination committee.

Irial Finan

        Mr. Irial Finan holds a Bachelor of Commerce degree from National University of Ireland in Galway and is an Associate (later Fellow) of the Institute of Chartered Management Accountants. He was recently conferred with an honorary Doctor of Laws Degree from NUI Galway in Ireland. He is an executive vice president of The Coca-Cola Company and president of bottling investments. He is responsible for managing a multi-billion dollar internal bottling business, which has operations in five continents (North America, South America, Europe, Africa and Asia), revenues of over $8 billion and more than 85,000 employees. Additionally, he is responsible for stewarding The Coca-Cola Company's equity investments and leading the concentrate product supply organization. Mr. Finan has over 30 years' experience in the Coca-Cola system. From 2001 to 2003, he served as chief executive officer of Coca-Cola Hellenic, during which time he managed the merger and integration of Coca-Cola Beverages plc and Hellenic Bottling S.A., and led the combined company's operations in 26 countries. Mr. Finan joined The Coca-Cola Company in 2004 as president of bottling investments and supply chain and was named executive vice president in October 2004. From 1995 to 1999, he was managing director of Molino Beverages, with responsibility for expanding markets, including the Republic of Ireland, Northern Ireland, Romania, Moldova, Russia and Nigeria. Prior to that role, Mr. Finan worked in several markets across Europe. From 1991 to 1993, he served as managing director of Coca-Cola Bottlers Ulster Ltd., based in Belfast. He was finance director of Coca-Cola Bottlers Ireland, Ltd., based in Dublin from 1984 to 1990. Mr. Finan has also served on the board of directors of Coca-Cola Enterprises Inc. and Coca-Cola Amatil Limited. Mr. Finan serves on the board of directors of Coca-Cola Hellenic, Coca-Cola FEMSA, the Supervisory Board of CCE AG, Coca-Cola Central Japan Company, Ltd., the American Ireland Fund, Smurfit Kappa Group Plc and Grove 2 Glass Trading Services GmbH. He also serves as a non-executive director for Co-operation Ireland and NUI Galway Foundation.

John Hunter

        Mr. John Hunter began his career with Coca-Cola in 1967. He held positions of increasing responsibility in Hong Kong, Australia, Japan and Atlanta, where he was named president of Coca-Cola International in 1991, a position he held until his retirement in 1996. Mr. Hunter has served on the board of directors of Coca-Cola Amatil, Coca-Cola Bottlers Philippines Inc., Coca-Cola Ltd, Coca-Cola Bottling Company of New York and Coca-Cola Beverages plc. The latter merged with Coca-Cola Hellenic in 2000. From 1998 to 2000 Mr. Hunter was chairman of Seagram Spirits and Wine Group and from October 2008 through April 2010 he served as a member of the board of directors of Coca-Cola Enterprises. Mr. Hunter is also on the board of directors of Coca-Cola Hellenic and a member of Coca-Cola Hellenic's and upon his appointment as a Director of Coca-Cola HBC's becoming effective, he will be a member of Coca-Cola HBC's nomination and social responsibility committee.

Christos Ioannou

        Mr. Christos Ioannou received his BA from Cornell University in 1994 and his MBA from the MIT Sloan School of Management in 1998. Mr. Ioannou's primary involvement is with J&P (Overseas) and J&P AVAX, where he serves on both boards. The J&P Group is involved in construction, concessions and real estate in the Middle East, North Africa and Southeast Europe. Mr. Ioannou is also involved in the hotel business holding directorships in Athinaion SA (Athenaeum Intercontinental) and YES Hotels. Mr. Ioannou is on the board of directors of Coca-Cola Hellenic and serves on several other boards, including Food Plus S.A. and Aegean Airlines S.A. Following completion of the exchange offer, Mr. Ioannou will be a member of the audit committee.

Haralambos K. Leventis

        Mr. Haralambos K. Leventis graduated from Cambridge University in 1963 and was admitted to the English Bar in 1964. He moved to Nigeria in 1964 to work for the companies controlled by A.G. Leventis. He was involved in the management of a number of companies in the group, including Leventis Motors Ltd, where he was the executive director responsible to the board for the management of the company. Mr. Leventis is a director of several companies in the Leventis Group in Nigeria and elsewhere, including Nigerian Bottling Company plc and Leventis Overseas Ltd, and is also a trustee of the A.G. Leventis Foundation. Mr Leventis is also on the board of directors of Coca-Cola Hellenic and Torval Investment Corp. and following completion of the exchange offer, will be vice-chairman of Coca-Cola HBC's board.

Sir Michael Llewellyn-Smith, KCVO, CMG

        Sir Michael had a distinguished career in the British diplomatic service including postings to Moscow, Paris and Athens, culminating in positions as British Ambassador to Poland (1991-1996) and then British Ambassador to Greece (1996-1999). He is currently vice president of the British School at Athens, Honorary Fellow of St. Antony's College, Oxford, and member of the council of the Anglo-Hellenic League. He is also a historian and author of a number of books about Greece. Sir Michael is on the board and also serves as chairman of Coca-Cola Hellenic's human resources committee and social responsibility committee. Upon his appointment as a director becoming effective, he will be the chairman of Coca-Cola HBC's nomination, remuneration and social responsibility committees.

Nigel Macdonald

        Mr. Nigel Macdonald was formerly a senior partner in Ernst & Young's UK practice, having been a partner for 27 years, during which he served as vice chairman of the accounting and auditing committees of Ernst & Young's worldwide practice. Mr. Macdonald is a member of the Institute of Chartered Accountants of Scotland, of which he was the president between 1993 and 1994. He is the senior trustee of the United Kingdom's National Maritime Museum and chairman of both its remuneration committee and audit committee. Mr. Macdonald is also chairman of a privately held retail business in London, James Lock & Co. Ltd. Between 1994 and 2001, he was a member of the Industrial Development Advisory Board of the UK Government and, from 1992 until the end of 2004, he was a member of the Board of the British Standards Institute and chairman of its audit committee. From 1990 until 2006, he was a member of the Review Panel of the Financial Reporting Council and from 1998 until 2005, he was a member of the UK Competition Commission serving on its specialist panels on electricity and water. From 2002 until 2011 he was a member of the audit committee of the International Oil Pollution Compensation Fund and also an advisor to it. Mr. Macdonald is also on the board of directors of Coca-Cola Hellenic and also serves as a member of Coca-Cola Hellenic's audit committee. Following completion of the exchange offer, Mr. Macdonald will be a member of Coca-Cola HBC's audit committee.

Susan Kilsby

        Mrs. Susan Kilsby is a non-executive director of Shire plc and of BBA Aviation plc. Mrs. Kilsby has extensive M&A and finance experience and has had a distinguished global career in investment banking spanning more than 30 years, during which she has held senior positions with The First Boston Corporation, Bankers Trust, Barclays de Zoete Wedd. Until 2009, Mrs. Kilsby was chairman of the EMEA M&A team at Credit Suisse and continues in a part-time senior advisory capacity. Mrs. Kilsby holds a B.A. in Economics from Wellesley College and an M.B.A. from Yale School of Management. Following completion of the exchange offer, Mrs. Kilsby will be a member of the nomination and remuneration committees of Coca-Cola HBC.

Committees of the Board of Directors of Coca-Cola HBC

        Consistent with Coca-Cola Hellenic's past practice, Coca-Cola HBC has established an audit committee, a nomination committee, a remuneration committee and a social responsibility committee.

Audit Committee

        On and from completion of the exchange offer, the audit committee will consist of three non-executive directors who the board of directors believes are independent, Mr. Kent Atkinson (chairman), Mr. Nigel Macdonald and Mr. Christos Ioannou, the same members as the current members of the audit committee of Coca-Cola Hellenic. The chairman of the audit committee will be appointed by the board of directors. The audit committee may engage independent legal counsel and other advisors, as it may deem necessary. The audit committee will meet at least four times a year. It will operate under Annex C to the Organizational Regulations and fulfill the functions of the audit committee required by the Sarbanes Oxley Act of the United States of America and the respective regulations of the SEC. The audit committee is responsible for, among other things:

  •
  providing advice to the board of directors on whether the annual report and accounts, taken as a whole, is fair, balanced and understandable and provides the information necessary for the shareholders;

  •
  monitoring the quality, fairness and integrity of the financial statements of Coca-Cola HBC, reviewing significant financial reporting issues and judgments contained in them;

  •
  reviewing and seeking the input of the external auditors and the internal audit department with respect to Coca-Cola HBC's internal financial control and anti-fraud systems and Coca-Cola HBC's risk management systems (including computerized information system controls and security);

  •
  reviewing and evaluating Coca-Cola HBC's major areas of financial risk and the steps taken to monitor and control such financial risk as well as Coca-Cola HBC's guidelines and policies governing the risk assessment;

  •
  establishing procedures relating to treatment of complaints received by Coca-Cola HBC regarding its accounting, internal accounting controls, auditing matters or matters involving fraudulent behavior, monitoring and reviewing any complaints received and the manner in which those complaints have been resolved;

  •
  overseeing the work of the internal audit department, recommending to the board of directors the appointment or termination of appointment of the head of the internal audit department, monitoring and reviewing the internal audit work program for each year and the effectiveness of Coca-Cola HBC's internal audit department;

  •
  monitoring and reviewing the external auditors' independence, quality, adequacy and effectiveness, taking into consideration the requirements of all applicable laws in Switzerland, the United Kingdom and the United States, the listing requirements of the exchanges on which Coca-Cola HBC is listed and the applicable professional standards;

  •
  recommending to the board of directors, for it to put to the shareholders for their approval, the election, re-election or removal of the external auditors (taking into account that the external audit contract should be put out to tender at least every ten years);

  •
  approving the remuneration and terms of engagement of the external auditors;

  •
  establishing hiring policies for employees or former employees of the external auditors;

  •
  discussing with management the timing and process for implementing the rotation of the audit partners;

  •
  reviewing and evaluating the qualifications, performance and independence of the audit partners;

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  ensuring, at the start of each annual audit cycle, that appropriate plans are in place for the audit;

  •
  discussing with management, the disclosure committee, the external auditors and the internal audit department any significant matters arising from the audit;

  •
  reviewing, evaluating and discussing with the external auditors any audit problems or issues and management's response thereto, including any restrictions on the scope of the external auditor's activities or on access to requested information, and any disagreements with management. The scope of such review shall include any accounting adjustments that were noted or proposed by the external auditor but were "omitted" (as immaterial or otherwise) as well as any communications between the external audit team and the external audit firm's national office respecting auditing (to the extent made available to Coca-Cola HBC) or accounting issues presented by the engagement and any "management" or "internal control" letter issued, or proposed to be issued, by the external audit firm to Coca-Cola HBC;

  •
  assessing at the end of each annual audit cycle the effectiveness of the audit process;

  •
  developing and implementing preapproval policies and procedures on the engagement of the external auditors to supply permitted non-audit services (including tax services);

  •
  evaluating, reviewing and approving Coca-Cola HBC's annual audited financial statements and quarterly financial statements;

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  evaluating, reviewing and approving Coca-Cola HBC's earnings press releases, financial information disclosure and earnings guidance provided to analysts and rating agencies, including the narrative parts of Coca-Cola HBC's financial reports;

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  appointing the members of the disclosure committee, overseeing the work of the disclosure committee, enacting and amending its charter, if needed, and reviewing the preparation of Coca-Cola HBC's interim reports, earnings releases and annual reports as provided in the disclosure controls and procedures (as issued by the disclosure committee from time to time), as well as participating in the periodic evaluation of such disclosure controls and procedures;

  •
  considering the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of Coca-Cola HBC;

  •
  considering any other reports or communications (and management's and/or the internal audit department's responses thereto) submitted by the external auditors;

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  administering and, in conjunction with the board of directors, enforcing Coca-Cola HBC's code of business conduct and code of ethics for senior officers and directors;

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  reviewing, evaluating and recommending changes to Coca-Cola HBC's code of business conduct within the scope of its authority;

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  reviewing, evaluating and recommending changes to Coca-Cola HBC's treasury policy and chart of authority which provide the control framework for all treasury and treasury-related transactions;

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  monitoring, in conjunction with Coca-Cola HBC's general counsel and the internal audit department, Coca-Cola HBC's compliance with legal and regulatory requirements; and

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  considering prior to the filing of Coca-Cola HBC's annual report to shareholders and its annual report on Form 20-F with the SEC the external auditors' report referring to, among other things all critical accounting policies and practices to be used, all material alternative treatments of financial information within IFRS that have been discussed with Coca-Cola HBC's management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the external auditors and other material written communications between the external auditors and Coca-Cola HBC's management, such as any management representation letter or summary of unadjusted differences, any reports on observations and recommendations on internal controls, the "engagement letter" and the "independence letter.

In addition, the Audit Committee has special authorities to:

  •
  investigate any activity related to its responsibilities;

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  seek any information that it requires from any employee of Coca-Cola HBC and all employees are directed to cooperate with any request made by the Audit Committee; and

  •
  engage independent counsel and other advisers, as it determines necessary to carry out its duties.

Nomination Committee

        On and from completion of the exchange offer, the nomination committee will consist of five non-executive directors a majority of whom the board of directors determines to be independent, consistent with the U.K. Corporate Governance Code, comprising Mr. Anastassis David, Mr. John Hunter, Mr. Antonio D'Amato, Sir Michael Llewellyn-Smith (chairman) and Mrs. Susan Kilsby. The function of the nomination committee is to support the board of directors in fulfilling its duty to conduct a board of directors self-assessment, to establish and maintain a process for appointing new members of the board of directors and to manage, in consultation with the Chairman of the board of directors, the succession of the CEO. The nomination committee operates in accordance with Annex C to the Organizational Regulations and is responsible for:

  •
  identifying and nominating new members of the board of directors;

  •
  developing, maintaining and reviewing in consultation with the Chairman of the board of directors principles and criteria regarding the recruitment and nomination of new members of the board of directors and committee members and proposing them for approval to the board of directors;

  •
  reviewing and proposing in consultation with the Chairman of the board of directors new candidates for the position on the board of directors to be recommended for election by the general meeting;

  •
  planning and managing in consultation with the Chairman of the board of directors a board of directors membership succession plan;

  •
  ensuring together with the Chairman of the board of directors the establishment of a satisfactory induction program for new members of the board of directors and a satisfactory ongoing training and education program for existing members of the board of directors and committee members;

  •
  setting the criteria for, and overseeing the annual assessment of the performance and effectiveness of each member of the board of directors, each committee and the operating committee;

  •
  conducting an annual assessment of the performance and effectiveness of the board of directors and reporting to the board of directors conclusions and recommendations;

  •
  ensuring that each committee carries out, and overseeing, a self-assessment of the performance of the committees and reporting to the board of directors its conclusions and recommendations for change;

  •
  ensure effective succession planning and talent development;

  •
  preparing in consultation with the Chairman of the board of directors the succession of the CEO;

  •
  overseeing in consultation with the CEO the succession at the operating committee level;

  •
  overseeing the talent management framework for Coca-Cola HBC to ensure that there is continuous development of talent for key roles;

  •
  establishing the principles governing the human resources policy of Coca-Cola HBC, which will guide management decision-making and action; and

  •
  approving the general terms of employment (except those relating to remuneration) for the executives of the CCH Group.

Remuneration Committee

        On and from completion of the exchange offer, the remuneration committee will consist of three non-executive directors, whom the board of directors determines to be independent, consistent with the U.K. Corporate Governance Code, comprising Mr. Antonio D'Amato, Sir Michael Llewellyn-Smith (chairman) and Mrs. Susan Kilsby. The function of the remuneration committee is to establish the compensation strategy for the CCH Group, and to approve or make recommendations to the board of directors with regard to certain compensations. The remuneration committee will operate in accordance with Annex C to the Organizational Regulations and is responsible for:

  •
  establishing the compensation strategy for the CCH Group, determining and agreeing with the board of directors the framework or broad policy for the remuneration of the executives of the CCH Group. In determining such compensation strategy, the remuneration committee must take into account all factors which it deems necessary, including where appropriate, comparisons with other similar companies in the market place. The objective of such policy shall be to attract, motivate and retain members of the executive management of Coca-Cola HBC by ensuring they are provided with a fair and equitable salary and with appropriate and cost-effective incentives designed to encourage enhanced performance and to increase shareholder value, and that they are, in a fair and cost-effective manner, rewarded for their individual contributions to the success of Coca-Cola HBC;

  •
  approving the following compensation items:

  (a)
  the total aggregate compensation for the non-executive directors;

  (b)
  the following compensation elements for the members of the operating committee of Coca-Cola Hellenic (except for the CEO):

  i.
  base salaries and increases in base salary;

  ii.
  annual incentive plan awards;

  iii.
  long-term incentive plan awards;

  iv.
  stock option awards;

  v.
  other forms of compensation;

  (c)
  Company-wide compensation and benefit plans;

  (d)
  all non-cash obligations greater than €15,000 which are reportable by the employee as income (other than personal use of company cars, group life or health benefits);

  •
  recommending to the board of directors:

  (a)
  the total individual compensation for the non-executive directors;

  (b)
  the implementation or modification of employee coverage for any benefit plan, resulting in an increased annual cost of €5 million or more;

  (c)
  the following compensation elements for the CEO:

  i.
  base salary and increases in base salary;

  ii.
  annual incentive plan awards;

  iii.
  stock option awards or any long-term incentive plan awards;

  iv.
  other forms of compensation;

  •
  conducting a review at least once every three years of the components and amount of the compensation of the members of the board of directors in relation to other similar companies. Board compensation should be consistent with market practices and sufficient to attract and retain high quality directors, but should not be set at a level that would call into question the objectivity of the board of directors.

  •
  considering remuneration (including pension contribution and all other elements) of members of the board of directors on early termination and give recommendation to the board of directors; and

  •
  establishing the general policies governing severance for the executives of the CCH Group.

Social Responsibility Committee

        Following the completion of the exchange offer, the social responsibility committee will consist of three non-executive directors, Mr. George David, Mr. John Hunter and Sir Michael Llewellyn-Smith (chairman). The committee is responsible for the development and supervision of procedures and systems to ensure the pursuit of Coca-Cola HBC's social and environmental goals. The social responsibility committee will operate in accordance with Annex C to the Organizational Regulations and is responsible for:

  •
  establishing the principles governing Coca-Cola HBC's policies on social responsibility and the environment, which will guide management's decision-making and action;

  •
  overseeing the development and supervision of procedures and systems to ensure the achievement of Coca-Cola HBC's social responsibility and environmental goals;

  •
  ensuring the necessary and appropriate transparency and openness in Coca-Cola HBC's business conduct in pursuit of its social responsibility and environmental goals;

  •
  establishing and operating a council responsible for developing and implementing policies and strategies for achieving Coca-Cola HBC's social responsibility and environmental goals and ensuring the capabilities to execute such policies and strategies throughout the CCH Group;

  •
  ensuring and overseeing Coca-Cola HBC's communications with the stakeholders of its social responsibility and environmental policies, goals and achievements, including the level of compliance with internationally accepted standards;

  •
  reviewing Coca-Cola HBC's policies on environmental issues, human rights, and other topics as they relate to social responsibility issues;

  •
  reviewing reports and activities of the executive and specialist groups managing social responsibility matters across the CCH Group's operations;

  •
  reviewing the implementation at Coca-Cola HBC of the programs, pilot studies, surveys and other activities regarding social responsibility;

  •
  reviewing best practices in social responsibility;

  •
  reviewing Coca-Cola HBC's internal and external communication policies in relation to social responsibility programs;

  •
  discussing with external auditors or other stakeholders their perspectives on Coca-Cola HBC's social responsibility programs, performance and progress;

  •
  reviewing the integration of social responsibility programs with policies on the management of business risk and reputation; and

  •
  reviewing, evaluating and recommending to the board of directors changes to Coca-Cola HBC's code of business conduct, in the areas within its responsibility.

Senior Management and Operating Committee of Coca-Cola HBC

        Coca-Cola HBC currently has no senior management team. Following completion of the exchange offer, Coca-Cola HBC expects its senior management team and operating committee to consist of the following persons who are currently members of Coca-Cola Hellenic's senior management team and operating committee:

Name	Age	Title
Dimitris Lois	51	Chief Executive Officer
Per Breimyr	51	Group Chief Customer and Commercial Officer
John Brady	55	Regional Director; Bosnia and Herzegovina, Croatia, Cyprus, Czech Republic and Slovakia, Greece, Hungary, Republic of Ireland and Northern Ireland
Richard Smyth	54	Regional Director; Austria, Estonia, Latvia, Lithuania, the Former Yugoslav Republic of Macedonia, Italy, Slovenia and Switzerland
Keith Sanders	51	Regional Director; Armenia, Belarus, Poland, Russian Federation and Ukraine
Alain Brouhard	50	Regional Director; Bulgaria, Moldova, Nigeria, Romania and Serbia (including the Republic of Kosovo) and Montenegro
Kleon Giavasoglou	60	Group Supply Chain Services Director
Jan Gustavsson	46	General Counsel, Company Secretary and Director of Strategic Development
Michalis Imellos	44	Chief Financial Officer
Bernard P. Kunerth	57	Human Resources Director

        Following completion of the exchange offer, Coca-Cola HBC expects Mr. Lois, Mr. Sanders, Mr. Imellos and Mr. Gustavsson to be located in Switzerland.

        Set forth below are brief biographical descriptions of the persons named in the table above:

Dimitris Lois

        For Mr. Dimitris Lois' biography, see the section "—Board of Directors of Coca-Cola HBC—Identity and Background—Dimitris Lois" in this offer to exchange/prospectus.

John Brady

        Mr. John Brady joined the Coca-Cola bottling system in 1982. He held various positions with Coca-Cola USA until 1992, when he became general manager and operations director for Coca-Cola Indonesia. From 1994 to 1998 Mr. Brady worked as region manager for The Coca-Cola Company and Coca-Cola Amatil in Indonesia. In 1998, Mr. Brady became regional director for Coca-Cola Beverages plc, where he was responsible for the Czech Republic, Hungary, Poland and Slovakia. In 2001, Mr. Brady became responsible for Austria, Italy, Switzerland and Nigeria as a regional director of the CCH Group. From 2003 to 2004 he worked as regional vice president for the Northeast Region for Coca-Cola North America and in March 2004, he was appointed president and chief executive officer for Coca-Cola Bottlers' Sales and Services Company. In January 2006, Mr. Brady returned to the CCH Group as regional director and currently he is responsible for the CCH Group's operations in Bosnia and Herzegovina, Croatia, Cyprus, Czech Republic and Slovakia, Greece, Hungary, Republic of Ireland and Northern Ireland. Mr. Brady holds a Bachelor of Science Degree from the University of North Carolina.

Richard Smyth

        Dr. Richard Smyth joined the CCH Group in February 2003 after working for Bristol-Myers Squibb in Bangkok, where he was vice president South East Asia, responsible for the company's nutritional drinks business. As vice president, he was responsible for operations in the Philippines, Malaysia, Singapore, Thailand, Indonesia, Vietnam and Australia. Prior to this, he was the general manager for Bristol-Myers Squibb in the Philippines. Dr. Smyth spent 13 years working with Nestlé, where his roles included general manager of a joint venture with Danone in Slovakia, chief operating officer of its Filipino confectionery division and senior marketing positions in Hungary and the Czech Republic. While based in Switzerland, he was responsible for Nestlé's world-wide duty-free business. Since he joined Coca-Cola Hellenic, he has covered 12 countries as regional director and since mid-2009, he is responsible for the CCH Group's operations in the Baltics (Estonia, Latvia, Lithuania), Austria, Slovenia, Switzerland, Italy and FYROM. Dr. Smyth holds a PhD in Organic Chemistry from the University of Kent.

Keith Sanders

        Mr. Keith Sanders joined the CCH Group as the country general manager for Russia in May, 2004. In August 2009, he was appointed regional director, responsible for Russia, Poland, Ukraine, Belarus, and Armenia. Prior to joining the CCH Group, he spent 11 years within the Coca-Cola system. He started his career with The Coca-Cola Company in a regional marketing role within the Gulf Region. In 1993 he was appointed HR & training manager for the Gulf Region. In 1994, he assumed his first bottling general manager role in Bahrain, and then moved through a series of larger-country general management roles until 2001, when he was appointed director for bottling operations in the Eurasia & Middle East Division with responsibility for Saudi Arabia, Pakistan, UAE, Oman, Bahrain, and Qatar. Prior to joining the Coca-Cola system, Mr. Sanders spent six years with Procter & Gamble in the United States in a variety of sales and marketing roles. Mr. Sanders holds a Bachelor of Science degree from The University of Kansas and a Master's Degree in Business Administration from TCU.

Alain Brouhard

        Mr. Alain Brouhard joined the CCH Group as regional director in June 2010, responsible for the CCH Group's operations in Nigeria, Romania, Moldova, Bulgaria, Serbia and Montenegro. Previously, he held the position of managing director, Italy and South-East Europe for Adidas since 2007, covering 11 countries, managing both Adidas and Reebok brands. He began his career with Adidas in 2002, serving as vice president, commercial operations EMEA based in Germany, and in 2005 he took on the role of managing director, Iberia, based in Spain and responsible for Spain and Portugal. Previously he spent sixteen years with Procter & Gamble in four different countries and in a variety of commercial and management roles leading up to global customer team leader—Global & Western Europe in 2000, where he managed out of Geneva the global account management of Delhaize and the European management of New Channels including discounters (such as Aldi, Lidl, and Dia) and Convenience Retailing (such as Petroleum). Mr. Brouhard holds a Master's Degree in Business Administration from Audencia Business School in France and from Ohio State University in the United States.

Per Steen Breimyr

        Mr. Per Steen Breimyr joined the CCH Group in February 2008 as group commercial director. He joined Mars Inc. in Norway in August 1987, where he held various sales positions before becoming national account director. In November 1992, he became sales director with Duracell and eventually joined PepsiCo Nordic as sales director for Norway in January 1994. In 1997, he moved to London with PepsiCo Europe and PepsiCo Beverages International, where he held various positions in European and global account management. In 2003, he joined InBev (AB InBev) in Leuven Belgium, taking on the position of vice president, global sales and distribution. In 2006, he was appointed commercial vice president, responsible for the development and implementation of brand initiatives, distribution programs, sales and innovation strategies for central and Eastern Europe and Cuba. He holds a diploma in shipping from the London School of Foreign Trade and a degree from the Marketing College, Arendal Handelsskole.

Kleon Giavasoglou

        Prior to joining the Coca-Cola system, Dr. Kleon Giavassoglou worked as an assistant professor at the University of Patras and a consultant for engineering projects. He was also associated with Hellenic Bottling Company S.A. as a consultant engineer, supervising the construction of the Patras plant from 1979 to 1980. He commenced his career with Hellenic Bottling Company S.A. in 1983. He held several positions of increasing responsibility in the maintenance and technical operations departments until 1993, when he was appointed general manager of the CCH Group's operations in Northern Greece. In 1995, he was appointed technical operations manager of the CCH Group's Greek operations and in 1998 technical director of Coca-Cola Hellenic. In 2000, he became regional technical and engineering director of Coca-Cola Hellenic and in February 2004 he became supply chain services director. Dr. Giavasoglou holds a PhD in Electrical Engineering as well as Masters' Degrees in Constructing and Engineering from the University of Patras.

Jan Gustavsson

        Mr. Jan Gustavsson began his career with the Coca-Cola system in 1995. From 1995 to 1997, he served as assistant division counsel in the Nordic & Northern Eurasia Division of The Coca-Cola Company. Mr. Gustavsson worked with the law firm of White & Case LLP from 1997 to 1999 and previously from 1993 to 1995. In 1999, Mr. Gustavsson joined Coca-Cola Beverages plc as deputy general counsel and was appointed general counsel and company secretary of Coca-Cola Hellenic in August 2001. In May 2009, he also assumed the responsibilities of director of strategic development. Mr. Gustavsson holds an LL.B. from University of Uppsala in Sweden and an LL.M. from Harvard Law School.

Michalis Imellos

        Mr. Michalis Imellos joined Coca-Cola Hellenic in July 2008 as regional finance director, responsible for Nigeria, Romania, Moldova, Bulgaria, Greece, Cyprus, and subsequently Serbia and Montenegro. In July 2011 he assumed the position of general manager, Romania & Moldova. In April, 2012, Mr. Imellos was appointed chief finance officer of Coca-Cola Hellenic. Prior to Coca-Cola Hellenic, Mr. Imellos worked for Xerox for 11 years, where he held several senior finance positions in its UK-based European headquarters, such as mergers & acquisitions director, office division finance director and office division field controller. Prior to these, he managed the financial, tax and legal aspects of Xerox's sponsorship of the Athens 2004 Olympic Games, as well as the finance function of the company's operations in Greece, having started his career in the audit department of Ernst & Young. Mr. Imellos is a UK-qualified Chartered Accountant (member of the Institute of Chartered Accountants in England & Wales) since 1994. He also holds a Bachelor of Science in Physics & Computing from the University of Athens.

Bernard P. Kunerth

        Prior to joining the Coca-Cola system, Mr. Bernard Kunerth held various human resources management positions with 3M, Financiere Agache and Henkel in France. From 1987 to 1996, he was the regional human resources director for western Europe and then the Americas with S.C. Johnson. Mr. Kunerth joined the Coca-Cola system in 1996 as regional human resources director for The Coca-Cola Company in London. In 1997, he transferred to the position of vice president of human resources for Europe with Coca-Cola Enterprises Inc. In July 2001, he was appointed vice president for human resources for all of Coca-Cola Enterprises Inc. in Atlanta, Georgia. He was responsible for compensation, benefits, performance management and talent management, information systems, finance and safety. He became Group human resources director of the CCH Group in 2004. He holds a Master's Degree in Psychology from the University of Bordeaux.

        Mr. Lois, Dr. Giavasoglou, Mr. Brouhard and Mr. Imellos are currently employed by Coca-Cola Hellenic. All other current members of Coca-Cola Hellenic's senior management are employed by various subsidiaries of Coca-Cola Hellenic Bottling Company S.A. although their responsibilities cover the entire group. Mr. Lois has an employment agreement with Coca-Cola Hellenic and is expected to have an employment agreement with Coca-Cola HBC, effective on and from completion of the exchange offer. Such employment agreement is expected to be on the same terms as Mr. Lois' current employment agreement with Coca-Cola Hellenic, except that it will include benefits relating to housing, cost-of-living adjustments, and similar matters, in line with Coca-Cola Hellenic's current policy for expatriate and international assignees, and include no termination benefits other than as mandated by Swiss law.

Operating Committee

        If the exchange offer is completed, the members of the operating committee of Coca-Cola Hellenic will form the operating committee of Coca-Cola HBC as explained above. The operating committee is chaired by the Chief Executive Officer. The operating committee seeks to ensure effective coordination and decision-making through the business. The operating committee meets eleven times each year and is responsible for:

  •
  taking, under the leadership of the CEO, executive management responsibility for the CCH Group and its business and all matters for review or delegated to another person, body or official;

  •
  developing group strategy and implementation of strategies approved by the board of directors;

  •
  agreeing action plans to support each of the CCH Group's territories;

  •
  setting annual targets and agreeing annual business plans which include a comprehensive program of goals and strategies agreed between the country general managers and the regional directors. These annual business plans form the basis of Coca-Cola HBC's performance progress; and

  •
  working with the country general managers to review and adjust, where necessary, the cooperation framework ensuring consistent behavior throughout the different countries.

Disclosure Committee

        If the exchange offer is completed, a disclosure committee will be established and disclosure controls and procedures will be adopted to ensure the accuracy and completeness of the CCH Group's public disclosures. The disclosure committee will be comprised of the Chief Financial Officer, the general counsel and director of strategic development, the director of investor relations and the corporate controller of the CCH Group.

DESCRIPTION OF THE COCA-COLA HBC SHARES AND ARTICLES OF ASSOCIATION

Share Capital of Coca-Cola HBC

        Coca-Cola HBC was incorporated and registered in Switzerland on September 19, 2012. Coca-Cola HBC's ordinary shares are in registered form (Namenaktien). Coca-Cola HBC has not issued any preference shares or benefit certificates (Genussscheine).

        On incorporation on September 19, 2012, Coca-Cola HBC had a share capital of CHF 100,000 divided into 1,000,000 fully paid-in ordinary shares with a par value of CHF 0.10 and which were issued for an issue price of CHF 0.10 each. Thereafter, on December 28, 2012, Coca-Cola HBC received an additional equity contribution of €1.5 million from Kar-Tess Holding, its incorporator and sole shareholder. Kar-Tess Holding currently holds all issued and outstanding Coca-Cola HBC Shares. At settlement, these ordinary shares will be consolidated into Coca-Cola HBC Shares with a par value as determined immediately prior to settlement and new Coca-Cola HBC Shares will be issued in order to settle the exchange offer. Kar-Tess Holding may make additional equity contributions in connection with expenses related to the exchange offer prior to completion. Promptly after completion of the exchange offer, Kar-Tess Holding intends to transfer the Coca-Cola HBC Shares representing Coca-Cola HBC's initial share capital of CHF 100,000 to Coca-Cola HBC in return for a payment equal to the par value of such shares (plus the amount of the additional equity contributions it has or will have made) in order to eliminate any corresponding dilution of the tendering holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs. Such payment will be made in accordance with Swiss law after shareholder approval of the audited unconsolidated interim financial statements following settlement of the exchange offer.

        In order to settle the exchange offer, it is expected that the sole shareholder of Coca-Cola HBC will resolve on an ordinary capital increase, and that the board of directors of Coca-Cola HBC will implement such ordinary capital increase (and register such capital increase with the commercial register) on settlement. The final amount and the final terms of the capital increase will be based, among other parameters, on the actual amount of Coca-Cola Hellenic Shares (including those underlying Coca-Cola Hellenic ADSs) tendered in the exchange offer in exchange for Coca-Cola HBC Shares and the value attributed to the Coca-Cola Hellenic Shares (including those underlying Coca-Cola Hellenic ADSs) at settlement, which is contemplated to be set at the closing price on the Athens Exchange on the day before the implementation of the capital increase or the day before the end of the offer period of the exchange offer, as determined by the board or Coca-Cola HBC's sole shareholder, Kar-Tess Holding. On the basis of this value, the board of directors of Coca-Cola HBC will fix the issue price of the newly issued Coca-Cola HBC Shares. The final par value of the Coca-Cola HBC Shares (referred to as the "final par value") will be determined immediately prior to settlement and will not exceed 30 percent of the issue price of the Coca-Cola HBC Shares. It is currently anticipated that the final par value will be CHF 5.00 per share. As a result, the shareholders' resolution is contemplated to be made on the following terms:

  (i)
  up to 366,553,507 Coca-Cola HBC Shares (which would be the maximum number of Coca-Cola HBC Shares required to be issued if Coca-Cola HBC acquires 100 percent of the Coca-Cola Hellenic Shares for Coca-Cola HBC Shares pursuant to the exchange offer based on the number of Coca-Cola Shares currently issued) shall be issued in registered form (Namenaktien) with the final par value to be determined immediately prior to settlement (such final par value currently being anticipated to be CHF 5.00 per share);

  (ii)
  The nominal value by which the share capital is to be increased, and the amounts of contributions to be made thereon, shall be a maximum amount corresponding to the product of (A) the final par value and (B) the number of Coca-Cola HBC Shares to be issued (if Coca-Cola HBC acquires 100 percent of the Coca-Cola Hellenic Shares for Coca-Cola HBC Shares pursuant to the exchange offer and if the final par value corresponds to CHF 5.00, then the nominal value by which the share capital is to be increased, and the amounts of contributions to be made thereon, shall be increased by up to CHF 1,832,767,535 and shall be equal to up to CHF 1,832,867,535);

  (iii)
  the issue price of the newly issued Coca-Cola HBC Shares shall be determined by the board of directors (or set by Kar-Tess Holding as the sole shareholder) at the closing price on the Athens Exchange on the day before the implementation of the capital increase or the day before the expiration of the exchange offer;

  (iv)
  the newly issued Coca-Cola HBC Shares shall not have any preferential rights;

  (v)
  the holders of the newly issued Coca-Cola HBC Shares shall be entitled to dividends on and from the date of registration of the capital increase in the commercial register;

  (vi)
  the contribution shall be a contribution-in-kind by the share exchange agent acting in its own name, but for the account of the holders of Coca-Cola Hellenic Shares (including those underlying Coca-Cola Hellenic ADSs) who have validly tendered their Coca-Cola Hellenic Shares (including those underlying Coca-Cola Hellenic ADSs) of up to 366,553,507 Coca-Cola Hellenic Shares (including those underlying Coca-Cola Hellenic ADSs) with a nominal value of €1.01, each in exchange for Coca-Cola HBC Shares amounting to an aggregate of up to 366,553,507 Coca-Cola HBC Shares;

  (vii)
  no special benefits shall be granted in connection with the capital increase;

  (viii)
  the newly issued Coca-Cola HBC Shares shall be subject to the restrictions on registration pursuant to the articles of association of Coca-Cola HBC; and

  (ix)
  the subscription rights in respect of the newly issued Coca-Cola HBC Shares (i.e., the pre-emptive right of Coca-Cola HBC's sole shareholder, Kar-Tess Holding, to the proportion of the newly issued Coca-Cola HBC Shares corresponding to such shareholder's existing participation) are neither restricted nor excluded, but the sole shareholder, Kar-Tess Holding, declares to fully waive its subscription rights in order to have them attributed to the holders of Coca-Cola Hellenic Shares (including those underlying Coca-Cola Hellenic ADSs) who tender their Coca-Cola Hellenic Shares (including those underlying Coca-Cola Hellenic ADSs) in the exchange offer in exchange for newly issued Coca-Cola HBC Shares (including those underlying Coca-Cola HBC ADSs).

        In addition, Coca-Cola HBC is expected to have the following authorized and conditional capital following settlement:

  •
  An authorized capital for acquisition purposes corresponding to a number of Coca-Cola HBC Shares equivalent to the number of Coca-Cola Hellenic Shares (including those underlying Coca-Cola Hellenic ADSs) not acquired for Coca-Cola HBC Shares pursuant to the exchange offer and valid until two years after settlement. This type of authorized capital may be used for the purpose of (i) acquiring Coca-Cola Hellenic Shares with Coca-Cola HBC Shares or (ii) financing or re-financing any acquisition for cash of Coca-Cola Hellenic Shares howsoever structured, including pursuant to any sell-out or squeeze-out or on-exchange or off-exchange purchases. In such case, the subscription rights of the shareholders are excluded.

  •
  A conditional capital corresponding to 10 percent of the sum of (A) the issued share capital and (B) the authorized capital for acquisition purposes, each following settlement. This conditional capital can be used for employee options (including options issued to members of the board of directors, members of the management, employees or advisers of the company, its subsidiaries and other affiliated companies). The board of directors has broad authority to specify the terms and conditions of the employee options, and the advance subscription rights of the shareholders relating to such options are excluded.

        As a consequence, the capital structure of Coca-Cola HBC is expected to have the following composition upon settlement of the exchange offer:

Share capital assuming Coca-Cola HBC
acquires 100 percent of the issued
Coca-Cola Hellenic Shares (including
those underlying Coca-Cola Hellenic ADSs
and treasury shares) pursuant to the
exchange offer
	Number of Coca-Cola HBC Shares	Amount (assuming a par value of CHF 5(2))
Issued and fully paid share capital	366,573,507	CHF 1,832,867,535
Authorized capital for acquisition purposes	none	none
Conditional capital	up to 36,657,351(1)	up to CHF 183,286,755(1)

Share capital assuming Coca-Cola HBC acquires 90 percent of the issued Coca-Cola Hellenic Shares (including those underlying Coca-Cola Hellenic ADSs and treasury shares) pursuant to the exchange offer	Number of Coca- Cola HBC Shares	Amount (assuming a par value of CHF 5(2))
Issued and fully paid share capital	329,918,157	CHF 1,649,590,785.00
Authorized capital for acquisition purposes	up to 36,655,350(1)	up to CHF 183,276,750(1)
Conditional capital	up to 36,657,351(1)	up to CHF 183,286,755(1)

(1)
In addition to the issued share capital.

(2)
Final par value may be different, as set out above.

Share Register

        Coca-Cola HBC's share register is kept by ShareCommService AG ("ShareCommService"), Europastrasse 29, CH-8152, Glattbrugg, Switzerland.

        Swiss law and the articles of association of Coca-Cola HBC require Coca-Cola HBC to keep a share register in which the names, addresses and nationality (for legal persons, the domicile) of the owners (and usufructuaries) of registered Coca-Cola HBC Shares are recorded. The main function of the share register is to record shareholders entitled to vote and participate in general meetings, or to assert or exercise other rights related to voting rights.

        The share register reflects only legal owners (including nominees and usufructuaries) of Coca-Cola HBC Shares. Holders of CDIs and Coca-Cola HBC ADSs are not recorded in the share register. Instead, Coca-Cola HBC Shares represented by CDIs may be registered in the share register from time to time in the name of CREST International Nominees Limited, as custodian of the CDI Depositary, and Coca-Cola HBC Shares represented by Coca-Cola HBC ADSs may be registered in the share register in the name of the Coca-Cola HBC depositary or its custodian from time to time. Coca-Cola HBC is entitled to accept only those persons as shareholders, usufructuaries or nominees who have been duly recorded in the share register.

        A shareholder of record must notify ShareCommService of any change in address. Until notice of a change in address has been given, all written communication to Coca-Cola HBC's shareholders of record shall be deemed to have been validly made if sent to the address recorded in the share register.

        Swiss law distinguishes between registration with and without voting rights. Shareholders must be registered in the share register as shareholders with voting rights in order to vote and participate in general meetings or to assert or exercise other rights related to voting rights. According to the articles of association of Coca-Cola HBC, registration in the share register as a shareholder with voting rights is subject to certain restrictions. See the section heading "—Summary of the Articles of Association of Coca-Cola HBC" of this offer to exchange/prospectus. If these restrictions apply, a person acquiring Coca-Cola HBC Shares will only be recorded as shareholder without voting rights.

Manner of Holding Coca-Cola HBC Shares

Forms of holding Coca-Cola HBC Shares

        According to the articles of association of Coca-Cola HBC, the Coca-Cola HBC Shares shall, subject to certain exceptions, be issued in the form of uncertificated securities (as defined under the Swiss Code of Obligations), and Coca-Cola HBC may cause all or a part of such uncertificated securities to be registered on the so-called main register of a custodian for purposes of issuing book-entry securities (as defined under the Swiss Federal Act on Intermediated (or Book-Entry) Securities).

        Coca-Cola HBC intends to have all of its shares registered on a main register with SIX SIS, which provides services for the clearing, settlement and custody of Swiss and international securities, in order to issue Coca-Cola HBC Shares in book-entry form. SIX SIS will credit these shares to SIX SIS participants, which in turn may credit them further to other custodians or clients. Under Swiss law, investors may hold shares in a securities account with a custodian to which such shares have been credited. It is generally not possible for shareholders (except for certain financial institutions) to hold direct accounts or otherwise to be directly registered with SIX SIS. Also, the SIX SIS main register and SIX SIS participants' accounts with SIX SIS are different and separate from the share register of Coca-Cola HBC.

        Coca-Cola HBC Shares in book-entry form registered in the SIX SIS main register and held through securities accounts are expected to serve as underlying securities for the Coca-Cola HBC ADSs issued pursuant to the Coca-Cola HBC ADS program and the CDIs issued by the CDI depositary. The issuance of such shares in book-entry form through the SIX SIS main register will also allow holders to hold Coca-Cola HBC Shares through DSS, the automated trading and clearance system for the Athens Exchange as described below under the section heading "—Coca-Cola HBC Shares held in Book-Entry Form through DSS" in this offer to exchange/prospectus or through any other financial intermediaries holding directly or indirectly a securities account with SIX SIS as described below under the section heading "—Coca-Cola HBC Shares held in Book-Entry Form in the SIX SIS Custodian System" in this offer to exchange/prospectus.

        Generally, interests in Coca-Cola HBC Shares may be held as (i) Coca-Cola HBS ADSs, (ii) CDIs, which are not offered in the U.S. offer, (iii) Coca-Cola HBC Shares in book-entry form through DSS, or (iv) Coca-Cola HBC Shares in book-entry form through a financial intermediary holding, directly or indirectly, a securities account in the SIX SIS custodian system outside of DSS (referred to as holding "in the SIX SIS custodian system through a financial intermediary"), although Coca-Cola HBC Shares issued in the exchange offer will not be delivered in that form.

        Converting Coca-Cola HBC Shares held in book entry-form (through DSS or through a financial intermediary in the SIX SIS custodian system), Coca-Cola HBC ADSs or CDIs from one form to another may involve special procedures, which may delay the settlement of such transactions. It is however expected that such conversion can generally be made by electronic book-entries (in particular, SIX SIS and the Euroclear UK & Ireland maintain a direct link in order to convert Coca-Cola HBC Shares into CDIs from other forms, and vice versa) and, in the case of Coca-Cola HBC ADSs, subject also to applicable deposit or withdrawal procedures (see the section heading "Description of the Coca-Cola HBC American Depositary Shares" in this offer to exchange/prospectus). Investors wishing to convert their Coca-Cola HBC Shares into another form should contact their bank or broker and inquire about the timeline and procedures for such transactions.

        Provided below is a summary description of the Coca-Cola HBC Shares in general as well as additional information on holding Coca-Cola HBC Shares through DSS or otherwise in the SIX SIS custodian system through a financial intermediary. Interests in Coca-Cola HBC Shares can also be held in the form of CDIs for the purposes of clearance and settlement through the CREST automated system. CDIs are not offered in the U.S. offer. For information on Coca-Cola HBC ADSs, see the section heading "—Description of the Coca-Cola HBC American Depositary Shares" in this offer to exchange/prospectus.

Coca-Cola HBC Shares Held in Book-Entry Form Through DSS

        As with Coca-Cola Hellenic Shares, Coca-Cola HBC Shares may be held in book-entry form in a DSS account. Holders of Coca-Cola HBC Shares who wish to open a DSS account can appoint one or more Athens Exchange members or custodian banks as authorized operators ("DSS operators") of their DSS account. Coca-Cola HBC Shares held in book-entry form through DSS will be eligible for trading through the Automated Exchange Trading System ("OASIS") of the Athens Exchange, an electronic trading system, and clearance and settlement through DSS, the automated trading and clearance system for the Athens Exchange. All Coca-Cola HBC Shares held in book-entry form through DSS are recorded in the DSS and all relevant transfers settled through DSS are monitored through the Investors Shares and Securities Accounts kept in DSS. HELEX, as the administrator of DSS, will (directly or indirectly) maintain a position of Coca-Cola HBC Shares in a securities account with SIX SIS which corresponds to the aggregate number of such shares held in book-entry form through DSS.

        Coca-Cola HBC has applied for a secondary listing of the Coca-Cola HBC Shares on the Athens Exchange, subject to the receipt of necessary approvals.

        Holders of Coca-Cola HBC Shares in book-entry form held through DSS will be entitled to vote only if they are registered with voting rights in Coca-Cola HBC's share register. Based on reporting by HELEX of DSS account information, Coca-Cola HBC intends to register from time to time all holders of Coca-Cola HBC Shares in book-entry form through DSS as shareholders without voting rights. In order to exercise voting rights and other rights connected thereto, holders of Coca-Cola HBC Shares in book-entry form through DSS must then apply to Coca-Cola HBC's share registrar, ShareCommService, for registration in the share register as shareholders with voting rights. In general, this will require that such holders explicitly declare to have acquired the Coca-Cola HBC Shares to be registered in their own name and for their own account. Registration in the share register as a shareholder with voting rights is subject to certain restrictions. See the section heading "—Summary of the Articles of Association of Coca-Cola HBC" of this offer to exchange/prospectus for more information on voting. If these restrictions apply, a person acquiring Coca-Cola HBC Shares will only be recorded as shareholder without voting rights.

        Holders of Coca-Cola HBC Shares in book-entry form, including through DSS, will not be required to be registered (with or without voting rights) in Coca-Cola HBC's share register in order to receive dividends (and other distributions, including pre-emptive rights). In accordance with the practice of most Swiss listed companies, Coca-Cola HBC intends pay dividends to all holders of book-entry shares through the SIX SIS custodian system, including holders of Coca-Cola HBC Shares through DSS.

Coca-Cola HBC Shares Held in the SIX SIS Custodian System Through a Financial Intermediary

        Coca-Cola HBC Shares may also be held outside of DSS in book-entry form through a financial intermediary which holds, directly or indirectly, a securities account with SIX SIS in the SIX SIS custodian system. Notwithstanding the possibility of holding Coca-Cola HBC Shares in such form, it should be noted that no listing in Switzerland is intended. The arrangements in place with the applicable settlement systems (such as CREST, DTC and DSS) will not allow for electronic settlement of trades on the London Stock Exchange, the New York Stock Exchange and the Athens Exchange, respectively, without prior conversion of the Coca-Cola HBC Shares held in the SIX SIS custodian system through a financial intermediary into CDIs, Coca-Cola Hellenic ADSs or Coca-Cola HBC Shares held through DSS, respectively. Although it is expected that such conversion can generally be made by electronic book-entries (in particular, SIX SIS and Euroclear UK & Ireland maintain a direct link in order to convert Coca-Cola HBC Shares into CDIs from other forms, and vice versa), holders of Coca-Cola HBC Shares who wish to hold shares in the SIX SIS custodian system should consult their bank or broker with respect to the feasibility and cost of trading Coca-Cola HBC Shares in such form. In the case of the Coca-Cola HBC ADSs, conversion will be subject to the applicable deposit or withdrawal procedures (see the section heading "Description of the Coca-Cola HBC American Depositary Shares" in this offer to exchange/prospectus).

        Holders of Coca-Cola HBC Shares held in the SIX SIS custodian system through a financial intermediary may be registered in Coca-Cola HBC's share register (whether with or without voting rights) and should contact their bank or broker, which in turn has to contact Coca-Cola HBC's Swiss share registrar, if they wish to do so. Registration in the share register as a shareholder with voting rights is subject to certain conditions and restrictions applying to all shareholders. See the section heading "—Summary of the Articles of Association of Coca-Cola HBC" in this offer to exchange/prospectus for more information on voting. If these restrictions apply, a person acquiring Coca-Cola HBC Shares will only be recorded as a shareholder without voting rights.

        Holders of Coca-Cola HBC Shares held in the SIX SIS custodian system through a financial intermediary will not be required to be registered (with or without voting rights) in Coca-Cola HBC's share register in order to receive dividends (and other distributions, including pre-emptive rights). In accordance with the practice of most Swiss listed companies, Coca-Cola HBC will pay dividends to all holders of Coca-Cola HBC Shares held in the SIX SIS custodian system through a financial intermediary. Under its arrangements with SIX SIS, Coca-Cola HBC (under the so-called "SIX SIS nominee disposable holdings" model) can request statistical information on unregistered holders from SIX SIS participants.

        Coca-Cola HBC Shares to be issued pursuant to the exchange offer, the Greek statutory buy-out and the Greek statutory sell-out will not be delivered to accepting shareholders outside DSS via an account held with a financial intermediary in the SIX SIS custodian system.

Coca-Cola HBC Shares Held in the Form of CDIs

        Coca-Cola HBC will, prior to the admission to trading on the London Stock Exchange, establish arrangements with CREST Depository Limited, as the CDI depositary, to enable investors to settle Coca-Cola HBC Shares under the CREST paperless settlement system. Shares issued by non-UK companies, such as Coca-Cola HBC, cannot be held or transferred electronically in the CREST system other than in the form of depositary instruments issued by CREST or another entity. Pursuant to the depositary arrangements to be established by Coca-Cola HBC, the CDI depositary will, through its nominee, CREST International Nominees Limited, hold the Coca-Cola HBC Shares and issue dematerialized CDIs representing the underlying Coca-Cola HBC Shares. The CDI depositary, through its nominee, will hold the underlying Coca-Cola HBC Shares on trust for the holders of the CDIs. The Coca-Cola HBC Shares themselves will not be settled directly through CREST, although they will be the security listed on the London Stock Exchange.

        The CDIs will be constituted under English law pursuant to a global deed poll in favor of the holders of the CDIs from time to time. CDIs are held by CREST members in CREST accounts. Each of the CDIs will be treated as one Coca-Cola HBC Share for the purposes of determining, for example, eligibility to dividends and other distributions, including preemptive rights. The CDIs are not treated as a separate security under the securities laws of the United Kingdom, will have the same security code (ISIN number) as the underlying Coca-Cola HBC Shares and will not require a separate listing on the Official List of the United Kingdom Listing Authority.

        CDIs will not be offered in the U.S. offer.

Summary of the Articles of Association of Coca-Cola HBC

        The following description is a summary of only certain provisions of the articles of association of Coca-Cola HBC and, where relevant, of Coca-Cola HBC's Organizational Regulations (referred to as the "Organizational Regulations"), each as expected to be in force at settlement of the exchange offer. It should be read in conjunction with the section "Description of the Coca-Cola HBC Shares and Articles of Association—Description of Selected Provisions of the Swiss Code of Obligations" below as well as in conjunction with the articles of association of Coca-Cola HBC and the Organizational Regulations, and the relevant provisions of Swiss law, and should not be considered legal advice regarding these matters. The descriptions herein do not, however, describe every aspect of the articles of association of Coca-Cola HBC or Swiss law. An English translation of the articles of association of Coca-Cola HBC as of the completion of the exchange offer is filed as an exhibit to the registration statement of which this offer to exchange/prospectus forms a part.

Purpose and Objects of Coca-Cola HBC, Duration

        According to article 1 of the articles of association of Coca-Cola HBC, the purpose of Coca-Cola HBC is the acquisition, holding, administration and sale of direct and indirect participations in national and international businesses of all kinds, in particular in the areas of production, trading and packaging of beverages and foods. Coca-Cola HBC may establish branch offices and subsidiaries on the national and international level as well as acquire, hold, and sell real estate. Coca-Cola HBC may also engage in any commercial, financial or other activities which are related to the purpose of the company. In particular, Coca-Cola HBC may provide loans, guarantees and other kinds of financing and security for group companies and borrow and invest money in the capital markets.

        As of the time of settlement of the exchange offer, the Organizational Regulations will further specify in article 2.1 that Coca-Cola HBC is the holding company of an international group of companies active in particular in the business of production, trading and packaging of beverages and foods. Coca-Cola HBC fulfills strategic, financial and management functions not only for itself, but also with respect to its subsidiaries. In view of this group-wide function, the board members and the corporate bodies of Coca-Cola HBC also have to resolve on matters that pertain to both Coca-Cola HBC and its subsidiaries. Notwithstanding this, the legal independence of all subsidiaries and the provisions of applicable local laws, rules and regulations relating to them must be observed to the extent legally required.

        The duration of Coca-Cola HBC is unlimited.

Organization

General Meeting

        The general meeting of shareholders is the supreme body of the company. It has the following exclusive and non-transferable competences:

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  Amendments to the articles of association of Coca-Cola HBC;

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  Approval of the annual report and of the consolidated accounts;

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  Approval of Coca-Cola HBC's stand-alone annual financial statement as well as resolutions on the allocation of the balance sheet profits, in particular the determination of dividends;

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  Discharge of the members of the board of directors and of the executive board;

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  Election of the members of the board of directors and the auditors;

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  Resolutions on all other matters which, under the articles of association of Coca-Cola HBC or according to the law, are in the exclusive competence of the general meeting or which have been submitted to the meeting for its decision by the board of directors.

        An ordinary general meeting is to be held annually within six months following the close of the financial year. An extraordinary general meeting may be called as often as necessary. The board of directors determines the time and location of the general meeting which can be held outside of Switzerland. General meetings are conducted in English, unless otherwise determined by the board of directors.

        General meetings shall be convened by the board of directors and, if necessary, by the auditors. Notice of a general meeting shall be given by means of a single publication in the Swiss Official Gazette of Commerce (Schweizerisches Handelsamtsblatt) at least 20 days prior to the meeting and must indicate the day, time and place of the meeting, the agenda, the proposals by the board of directors and the proposals of shareholders which have duly requested either a meeting or that an item be put on the agenda as described below.

        One or more shareholders whose combined shareholdings represent at least 5 percent of Coca-Cola HBC's share capital registered in the commercial register may request that a general meeting be convened. Such request must be communicated to the board of directors in writing and specify the purpose of the meeting, the agenda and the corresponding motions to be submitted.

        The board of directors, or any other persons lawfully convening the general meeting, shall announce the items on the agenda. One or more shareholders whose combined shareholdings represent an aggregated par value of at least CHF 1,000,000, or at least 5 percent of Coca-Cola HBC's share capital registered in the commercial register, may request that an item be put on the agenda. Such request must be communicated to the board of directors in writing at least 45 days prior to the general meeting and specify the item on the agenda and the corresponding motion.

        In a general meeting, each share is entitled to one vote, provided that its holder or usufructuary has been duly registered in the share register with voting rights in accordance with article 7 of the articles of association of Coca-Cola HBC until a specific qualifying day (record date) designated by the board of directors. In the absence of such designation, the record date shall be 10 days prior to the general meeting. The board of directors may, in the notice of a general meeting or in general regulations or directives, specify or supplement the rules described in this paragraph. By means of a written proxy, each shareholder may have his shares represented in a general meeting by a third person who need not be a shareholder. A shareholder recorded in the share register as a nominee may, however, have his Coca-Cola HBC Shares represented only by the beneficial owner of such shares disclosing to Coca-Cola HBC his name, address and shareholding or by another person disclosing to Coca-Cola HBC the same information relating to the beneficial owners of such shares. In the case of resolutions concerning the discharge of the members of the board of directors and of the executive board, the voting rights of persons who have participated in any manner in the management of Coca-Cola HBC shall be suspended. There are further restrictions on registration with voting rights and restrictions on voting in place, applying to an aggregated interest in shares of 30 percent or more and relating to the voluntary adoption of certain takeover rules under the City Code, as further described below.

        The general meeting may pass resolutions without regard to the number of shareholders present at the meeting or shares represented by proxy. Unless mandatory statutory provisions or the articles of association of Coca-Cola HBC provide otherwise, the general meeting passes its resolutions and performs elections with the absolute majority of the votes validly cast. In addition to the statutory provisions described under the section heading "Description of Selected Provisions of the Swiss Code of Obligations—Shareholders' Resolutions" of this offer to exchange/prospectus, resolutions concerning the following items shall be passed by a majority of at least two-thirds of the voting rights represented and an absolute majority of the nominal value of shares represented at the relevant general meeting:

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  Amendments of the articles of association of Coca-Cola HBC;

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  Capital increases and decreases;

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  Merger (either by absorption or combination) of the company with or into another unaffiliated company or another business combination having substantially similar economic effect, provided that the enterprise value of such other company exceeds 25 percent of the company's enterprise value; and

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  Any change to the supermajority requirements above.

        A resolution concerning the exclusion or limitation of subscription rights, advance subscription rights or pre-emptive rights relating to the resale of treasury shares must be passed by a majority of 75 percent of the voting rights represented and an absolute majority of the nominal value of shares represented at the relevant meeting. Any change to this supermajority requirement is subject to the same majority requirement as the above.

        A resolution concerning the dissolution with liquidation of Coca-Cola HBC must be passed by a majority of 80 percent of the voting rights outstanding and exercisable in accordance with the law and the articles of association of Coca-Cola HBC and an absolute majority of the nominal value of shares represented at the relevant general meeting. Any change to this supermajority is subject to the same majority requirement.

        The chairman of the meeting decides on the voting procedure applicable at the meeting. In particular, a vote may be conducted by electronic or written ballot or by a show of hands. In the case of written ballots, the chairman of the meeting may rule that only the ballots of those shareholders shall be collected who chose to abstain or to cast a negative vote, and that all other shares represented at the general meeting at the time of the vote shall be counted in favor, in order to expedite the counting of the votes.

        General meetings are presided over by the chairman of the board of directors or, in his absence, by the vice chairman or by another person selected as chairman for the meeting by the general meeting. The chairman of the meeting appoints a secretary for the minutes and the scrutineers who will be charged with counting the votes cast in any election. The board of directors is responsible for recording the minutes of the general meeting, which are to be signed by the chairman and the secretary of the meeting.

Board of Directors

        According to the articles of association of Coca-Cola HBC, the board of directors consists of a minimum of seven and a maximum of 15 members, and the directors are elected for a term of one year by Coca-Cola HBC's shareholders annually. The Organizational Regulations provide that the board of directors proposes for election by the general meeting such persons who have been recommended by the Nomination Committee after consultation with the Chairman. In making such recommendations, the Nomination Committee and the board of directors must have regard for applicable requirements and criteria to be satisfied by the members of board committees. In addition, so long as Coca-Cola HBC is listed on the premium listing segment of the Official List of the United Kingdom Listing Authority, the board of directors shall include such number of independent non-executive board members as is required to comply with the United Kingdom Corporate Governance Code and the United Kingdom Listing Rules. The independence of board members shall be determined by the Coca-Cola HBC board, having regard to all applicable requirements, including the independence standards of the United Kingdom Corporate Governance Code.

        Members of the board of directors whose terms of office have expired are eligible for re-election. The Organizational Regulations provide that in case of death or resignation of any member(s) of the board of directors, the board of directors may elect a permanent guest, who the board will propose for election by the shareholders at the next general meeting.

        The internal organization of the board of directors is determined by the board itself. It elects from among its members a chairman and a vice chairman, and it appoints a secretary, who does not need to be a member of the board of directors. Subject to applicable law and the articles of association of Coca-Cola HBC, the board of directors may further regulate and determine its organization, in particular in the Organizational Regulations.

        The board of directors, acting collectively, has the ultimate responsibility for running Coca-Cola HBC and the supervision and control of its executive management. The board of directors may take decisions on all matters which are not expressly reserved to the shareholders or to another corporate body by law or by the articles of association of Coca-Cola HBC.

        The board of directors has the following non-delegable and irrevocable duties:

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  To ultimately direct the company, approve its strategy and issue the necessary regulations and directives, including the Organizational Regulations;

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  To determine the organization;

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  To perform a risk assessment and organize the internal control system;

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  To organize the accounting, the financial control and the financial planning;

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  To appoint and remove the persons entrusted with management and representation of the company;

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  To ultimately supervise the persons entrusted with management, in particular with respect to compliance with the law and the articles of association of Coca-Cola HBC, regulations and directives;

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  To prepare the business report as well as the general meeting and to implement the resolutions of the general meeting;

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  To pass resolutions regarding the subsequent payment of capital with respect to non-fully paid in shares;

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  To pass resolutions regarding the increase of the share capital to the extent that such power is vested in the board of directors (article 651 paragraph 4 of the Swiss Code of Obligations), resolutions confirming increases in share capital and regarding the amendments to the articles of association of Coca-Cola HBC entailed thereby;

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  To examine the professional qualifications of the auditors and specially qualified auditors in the cases in which the law requires the use of such auditors;

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  To notify the court in case of over–indebtedness (Überschuldung); and

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  To perform all further duties conferred to the board of directors by mandatory law.

        To the extent a duty is capable of being delegated, the board of directors may delegate duties or powers wholly or in part to individual members of the board of directors, to committees of the board of directors or to third persons in accordance with the Organizational Regulations. The Organizational Regulations provide that the board of directors will delegate the management of the business to the operating committee of Coca-Cola HBC and to Coca-Cola HBC's executives, including the CEO, the other members of the operating committee, other direct reports of the CEO and country general managers. The operating committee is led by the CEO and will include, from the settlement of the exchange offer, such members of the operating committee as described under the section heading "Board of Directors, Senior Management and Corporate Governance" in this offer to exchange/prospectus. The board of directors appoints the CEO among its members, upon proposal of the chairman and the Nomination Committee, for an indeterminate term of office and it approves the other members of the operating committee upon proposal by the CEO.

        Under the leadership of the CEO, the operating committee has executive management responsibility for Coca-Cola HBC and its business and all management matters not reserved to another person or body to the extent not further delegated to other officers. The operating committee assumes overall responsibility for the development of the group's strategies and the implementation of approved strategies, prepares proposals for approval by the board of directors and supports the board of directors in its decision making process.

        The CEO is the highest executive officer of Coca-Cola HBC and has responsibility and accountability for the management and performance of the CCH Group. Notwithstanding anything to the contrary, his term will automatically end upon termination of his membership on the board of directors.

        The Organizational Regulations further set out the organization of board meetings. According to the Organizational Regulations, a presence quorum of the majority of the board members, in person, by telephone or similar communications equipment is required, and board resolutions are adopted upon the absolute majority of the votes cast. In the event of a tie, the chairman of the meeting has, in addition to his vote, the deciding vote. The quorum requirements do not apply to certain resolutions in connection with the implementation of a capital increase. The following matters require a presence quorum of eight board members and the approval by the votes of two-thirds of the board members present or represented at the relevant meeting which is also required under the articles of association:

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  to engage in any business other than the bottling of beverages;

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  to incur any indebtedness, including in the form of guarantees, or approve capital expenditures in excess of €30,000,000;

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  to enter into any arrangements providing for payments or other consideration in excess of €30,000,000;

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  to sell, lease, exchange, transfer or otherwise dispose of all or substantially all of the group's assets or sell the majority of the value of the group's assets, if not in the ordinary course of business, unless such sale is in connection with a sale-leaseback transfer;

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  to appoint or dismiss the CEO;

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  to approve the group's annual budget and annual business plan;

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  to approve any recommendation to the shareholders to change the size of the board of directors;

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  to approve any change in the size and composition of the nomination committee; and

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  to amend the section of the Organizational Regulations relating to the above matters.

        The Organizational Regulations further provide that the board meets as often as the business requires, at least four times a year. Board meetings can be held at Coca-Cola HBC's place of incorporation or at such other place as the chairman may determine from time to time. At least 75 percent of all regular board meetings are to be held in Switzerland.

        In urgent cases or if the presence quorum has not been reached at a board meeting, the board of directors may also pass resolutions in writing (which are referred to as "circular resolutions"). Circular resolutions require that more than two-thirds of all board members cast a vote or give written notice that they abstain, the applicable majority is reached, and no board member requests a board meeting within three business days.

        The members of the board of directors are entitled to reimbursement of all expenses incurred in the interests of Coca-Cola HBC as well as a remuneration for their services, as determined by the board of directors. Under the charter for the board committees, certain remuneration items are subject to approval or recommendation by the Remuneration Committee.

Auditors

        The general meeting elects the auditors for a term of office of one year. It may also appoint special auditors and entrust them with examinations required under applicable law in connection with capital increases.

Rights Pertaining to the Coca-Cola HBC Shares, Pre-Emptive Rights, Restrictions on Voting and on Registration in the Share Register

        The articles of association of Coca-Cola HBC do not provide for different classes of shares, but Coca-Cola HBC Shares only.

        In case of a capital increase, the Coca-Cola HBC Shares are subject to pre-emptive rights (in the form of subscription rights and advance subscription rights) in accordance with statutory provisions. In addition, article 10 of the articles of association of Coca-Cola HBC grants proportionate pre-emptive rights to existing shareholders where Coca-Cola HBC, either directly or through its subsidiaries, resells own shares (i.e., treasury shares) or options, futures or similar financial instruments in respect of own shares. These pre-emptive rights relating to a resale of own shares shall be excluded (or may be excluded by the board of directors) to the extent the articles also exclude (or authorize the board of directors to exclude) subscription rights and advance subscription rights, respectively, in connection with an issuance of shares out of authorized or conditional capital or if own shares are used for employee participation plans. At the time of settlement, the articles of association only exclude subscription rights in relation to the acquisition of Coca-Cola Hellenic Shares for up to two years following settlement and for employee options. In addition, the general meeting may, by a majority of 75 percent of the voting rights represented and an absolute majority of the nominal value of shares represented, suspend such pre-emptive rights relating to a resale of own shares without giving reasons for up to one year.

        According to the articles of association of Coca-Cola HBC (and subject to the restrictions on voting rights described further below), each share is entitled to one vote at general meetings. In order to vote, holders or usufructuaries need to be duly registered in the share register with voting rights until a record date.

        The articles of association of Coca-Cola HBC provide that upon application with Coca-Cola HBC, acquirers of registered shares will be recorded in the share register as shareholders with voting rights, provided that they explicitly declare themselves to be the beneficial owner of these shares, i.e., to have acquired and to hold these shares in their own name and for their own account. Otherwise, acquirers of registered shares applying for registration shall be recorded as shareholders without voting rights.

        Nevertheless, the board of directors may record any nominee as a shareholder with voting rights if and to the extent in the application for registration or thereafter upon request by Coca-Cola HBC such nominee discloses to the company the name, address and shareholding of all such beneficial owners to whom the nominee's shares to be recorded in the share register with voting rights are attributable. The board of directors shall enter into a contractual agreement with such a nominee which, e.g., further specifies the disclosure of beneficial owners and contains rules on the representation of shareholders and the voting rights, and it may withhold registration with voting rights until the nominee has entered into such an agreement. Nominees within the meaning of this provision are persons or entities who do not expressly declare in the application form to hold the shares for their own account.

        In addition, the articles of association of Coca-Cola HBC contain restrictions on registration in the share register with voting rights and restrictions on voting applying to an aggregated interest in shares of 30 percent or more and relating to certain takeover rules under the City Code, as further described under the heading "Description of the Coca-Cola HBC Shares and Articles of Association—Provisions Relating to Takeovers" of this offer to exchange/prospectus. Furthermore, a shareholder recorded in the share register as a nominee shall exercise voting rights for no more than 2 percent of the number of shares recorded in the commercial register except if and to the extent such nominee votes upon and in accordance with instructions by the beneficial owners of the respective shares and discloses to Coca-Cola HBC the name, address and shareholding of such beneficial owners.

        The restrictions on registration with voting rights also apply to shares acquired by the exercise of pre-emptive, option or conversion rights.

        Recordings in the share register of Coca-Cola HBC are effected based on forms and declarations which are accepted by Coca-Cola HBC for such purpose and which an applicant is required to comply with completely and truthfully. If the particulars given in an application for registration change, the shareholder of record has to immediately inform Coca-Cola HBC of the change.

        After having given to the registered shareholder or nominee the opportunity to be heard, the board of directors may cancel a registration as a shareholder, with retroactive effect as of the date of registration, if the registration was effected based on false information. The respective shareholder or nominee shall be informed forthwith of the cancellation of the registration.

No Printing of Shares, Share Transfer

        According to the articles of association of Coca-Cola HBC, the Coca-Cola HBC Shares shall be issued in uncertificated form. Coca-Cola HBC may cause such shares to be entered into a main register of a custodian as an underlying security for book entry securities (in the sense of the Swiss Book Entry Securities Act). Shareholders are not entitled to the printing or delivery of share certificates. Coca-Cola HBC, however, may, in its sole discretion, print and deliver certificates (individual share certificates, certificates representing multiple shares or global share certificates) at any time. In addition, a shareholder may request Coca-Cola HBC to issue a written confirmation in respect of his or her shares at any time, provided the shareholder is registered in the share register.

        A disposition of shares which exist in the form of book-entry securities shall solely be effected by entries in securities accounts in accordance with applicable law; a disposition of such shares by way of assignment without corresponding entry in a securities account is excluded. A "disposition" includes transfer of title, the creation of an usufruct or a pledge and the like.

        In addition, Art. 685f of the Swiss Code of Obligations requires that off-exchange acquisitions are only effective if the acquiror applies for registration in the share register. The articles of association, however, provide that an acquisition of shares in the form of book-entry securities by entry in a securities account shall be deemed an on-exchange acquisition for such purposes. In any case, in relation to Coca-Cola HBC, only persons registered in the share register may be accepted as shareholders.

        A disposition of uncertificated shares (including a transfer of title or the creation of an usufruct or a pledge) is to be effected by way of a written declaration of assignment and requires, as a condition for validity, notice to be given to Coca-Cola HBC, for which Coca-Cola HBC may prescribe the use of forms. However, Coca-Cola HBC intends to have all of the Coca-Cola HBC Shares registered on a main register with SIX SIS in order to issues Coca-Cola HBC Shares in book-entry form; it is currently not intended to issue Coca-Cola HBC Shares in uncertificated form (other than as a basis for book-entry securities) or in certificated form. See the section heading "—Manner of Holding Coca-Cola HBC Shares" in this offer to exchange/prospectus. .

Notices, Jurisdiction

        The articles of association of Coca-Cola HBC require Coca-Cola HBC to publish notices, including notice of shareholders' meetings, to its shareholders in the Swiss Official Gazette of Commerce (Schweizerisches Handelsamtsblatt). To the extent Coca-Cola HBC communicates to its shareholders by mail, such communications shall be sent by ordinary mail to the recipient and address recorded in the share register or in such other form as the board of directors deems fit.

        According to the articles of association of Coca-Cola HBC, the exclusive place of jurisdiction for any disputes arising from or in connection with the corporate relationship in the company shall be at the registered office of the company.

Provisions Relating to Takeovers

        The articles of association of Coca-Cola HBC contain the following takeover-related provisions:

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  The board of directors is under the following obligation: Subject to applicable law and regulations and to the board of directors being satisfied that the application of the relevant provision in the articles of association is, in any particular case, in the best interests of Coca-Cola HBC, the board of directors is required to use its reasonable endeavors within its powers conferred by law and the articles of association of Coca-Cola HBC:

  •
  to apply and to have Coca-Cola HBC abide by the general principles of the City Code mutatis mutandis as though Coca-Cola HBC were subject to the City Code;

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  if any circumstances arise under which (had Coca-Cola HBC been subject to the City Code) Coca-Cola HBC would be an offeree company or otherwise subject to an offer, or under which the board of directors would have reason to believe that a bona fide offer might be imminent, to comply with and to procure that Coca-Cola HBC complies with the provisions of the City Code applicable to an offeree company and the board of directors of an offeree company mutatis mutandis as though Coca-Cola HBC were subject to the City Code; and

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  in the event that (and for so long as) the board of directors recommends to shareholders of Coca-Cola HBC or any class thereof any offer made for the shares of Coca-Cola HBC from time to time, to obtain the undertaking of the offeror(s) to comply with the provisions of the City Code in the conduct and execution of the relevant offer(s) mutatis mutandis as though Coca-Cola HBC were subject to the City Code.

    The board of directors has full authority and discretion to determine the application of all provisions in the articles of association of Coca-Cola HBC relating to the City Code. Such authority and discretion encompasses the interpretation of the City Code (including its applicability) and of the articles of association of Coca-Cola HBC, the establishment of facts and all discretion vested in the Panel, including the determination of conditions and consents, the consideration to be offered and any restrictions on the registration of shares with voting rights and exercise of voting rights. Affected shareholders may give notice to the board of directors to challenge its determination within three business days. In the event the board of directors receives such a notice, it shall refer the matter for determination as soon as practicable to an independent expert who will make a determination as soon as practicable following such referral. Coca-Cola HBC and the challenging shareholder are entitled to make submissions to the independent expert and shall provide the independent expert with such assistance and documents as the independent expert reasonably requires for the purpose of reaching a determination, subject to confidentiality undertakings given by the independent expert. The determination of the independent expert shall be conclusive and (to the extent capable of being so in accordance with applicable law) binding on all persons concerned and shall not be open to challenge, whether as to its validity or otherwise; it shall also decide on the bearing of his cost depending on the success on the merits.

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  If any circumstances shall arise under which (had Coca-Cola HBC been subject to the City Code) Coca-Cola HBC would be an offeree company or otherwise subject to an offer, or under which the board of directors would have reason to believe that a bona fide offer might be imminent, the board of directors may not take any of the actions below without the approval of the shareholders, except to the extent (a) the proposed action is performance of a contract entered into earlier or another pre-existing obligation, (b) a decision to take the proposed action has been taken before the beginning of the period referred to above which (i) has been partly or fully implemented before the beginning of that period or (ii) has not been partly or fully implemented before the beginning of that period but is in the ordinary course of business, or (c) prohibited by Swiss law:

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    to approve any action which may result in any offer or bona fide possible offer being frustrated or in shareholders being denied the opportunity to decide on its merits; and

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    to approve any action to (A) issue any shares or transfer or sell, or agree to transfer or sell, any shares out of treasury; (B) issue or grant options in respect of any unissued shares; (C) create or issue, or permit the creation or issue of, any securities carrying rights of conversion into or subscription for shares; (D) sell, dispose of or acquire, or agree to sell, dispose of or acquire, assets of a material amount; or (E) enter into contracts otherwise than in the ordinary course of business.

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  The articles of association of Coca-Cola HBC prohibit the registration of an acquiror as a shareholder with voting rights for 30 percent or more of the number of shares recorded in the commercial register (taken together with interest in shares held or acquired by the acquiror or persons acting in concert with the acquiror), except if:

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  the acquisition of shares is not the result of a "Prohibited Transaction" (as defined below); or

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  the acquisition is the result of a "Permitted Transaction" (as defined below).

    This restriction is intended to apply to a nominee (i.e. a shareholder who does not declare that it holds the shares for its own account) to the extent the voting rights of such nominee are attributable to a beneficial owner who would, if such beneficial owner were a shareholder, be subject to such restriction.

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  No shareholder or person acting in concert with such shareholder, even if registered in the share register with voting rights, shall exercise in aggregate voting rights for 30 percent or more of the number of shares recorded in the commercial register (if such shareholder taken together with persons acting in concert with such shareholder is interested in 30 percent or more of Coca-Cola HBC's Shares), except if:

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  such shareholder has not entered into, effected or participated in a Prohibited Transaction; or

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  all and any Prohibited Transactions which such person entered into, effected or participated in were (i) Permitted Transactions or (ii) unwound or otherwise, in the view of the board of directors, reversed.

    If the board of directors has doubts as to whether this voting restriction applies to a certain shareholder, it may require any shareholder to provide such information as the board of directors considers appropriate. As long as the board of directors has reason to believe that the restriction applies or if a shareholder refuses to provide the information the board of directors has requested, the board of directors may apply the restrictions in such manner as the board of directors considers appropriate until the board of directors is satisfied to the contrary.

    The foregoing restrictions on voting rights shall not apply to a person acting solely as a nominee, except to the extent the voting rights of a nominee are attributable to a beneficial owner who would, if such beneficial owner were a shareholder, be subject to the foregoing restrictions.

    A shareholder recorded in the share register as a nominee shall exercise voting rights for no more than 2 percent of the number of shares recorded in the commercial register except if and to the extent such nominee votes upon and in accordance with instructions by the beneficial owners of the respective shares and discloses to Coca-Cola HBC the name, address and shareholding of such beneficial owners.

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  For purposes of the articles of association of Coca-Cola HBC referred to above, the following definitions and rules of interpretation apply pursuant to articles of association of Coca-Cola HBC:

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  A "Permitted Transaction" means an acquisition of a share of Coca-Cola HBC or any interest therein if:

  (1)
  the board of directors consents to the acquisition of such share or interest (even if, in the absence of such consent, the acquisition of such share or interest would be a Prohibited Acquisition);

  (2)
  the acquisition of a share of Coca-Cola HBC or any interest therein is made in circumstances in which the City Code, if it applied to Coca-Cola HBC, would require an offer to be made as a consequence and such offer is made, and not subsequently withdrawn, in accordance with Rule 9 of the City Code (which requires mandatory offers to be made in certain circumstances), as if it so applied (with such amendments as the board of directors may consent to);

  (3)
  the acquisition of such share or interest arises from repayment of a stock-borrowing arrangement (on arm's length commercial terms);

  (4)
  as a consequence of Coca-Cola HBC redeeming or purchasing its own shares, there is a resulting increase in the percentage of the voting rights which results in a Prohibited Transaction; or

  (5)
  any acquisition of such share or interest therein is settled at or before the point of time on which shares of Coca-Cola HBC are admitted to trading on the London Stock Exchange.

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  A "Prohibited Transaction" means an acquisition of a share of Coca-Cola HBC or any interest therein if Rules 4, 5, 6, 8, 9 or 11 of the City Code would in whole or part apply to the acquisition of such share or interest if Coca-Cola HBC were subject to the City Code and the acquisition of such share or interest would be made in breach of or otherwise would not comply with Rules 4, 5, 6, 8, 9 or 11 of the City Code or if and as long as an offer has not been made in full accordance with Rule 9 of the City Code (as though Coca-Cola HBC were subject to the City Code).

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  Any other terms used relating to provisions of the City Code shall be interpreted in accordance with the City Code, as interpreted by the Panel and pertinent case law. Any interpretation shall be made to give the City Code, as though it would apply to Coca-Cola HBC, as much effect as possible.

Provisions Relating to the Disclosure of Shareholder Ownership

        The articles of association of Coca-Cola HBC provide that each shareholder or usufructuary who wishes to register in the share register needs to explicitly declare that they are the beneficial owner of these shares, i.e., to have acquired and to hold these shares in their own name and for their own account. Otherwise, such shareholder or usufructuary will only be registered in the share register without voting rights.

        In addition, registration through nominees may be available under the articles of association of Coca-Cola HBC, as further described under the section heading "Description of the Coca-Cola HBC Shares and Articles of Association—Rights Pertaining to the Coca-Cola HBC Shares, Pre-Emptive Rights, Restrictions on Voting and on Registration in the Share Register" in this offer to exchange/prospectus. To be eligible for nominee registration, nominees must disclose to Coca-Cola HBC the name, address and shareholding of all such beneficial owners to whom the nominee's shares to be recorded in the share register with voting rights are attributable. There are similar disclosure obligations if a nominee is represented by a proxy or exercises voting rights for more then 2 percent of the number of shares recorded in the commercial register.

        Furthermore, the board of directors may require certain information in connection with the 30 percent voting restriction and otherwise apply the voting restriction as it considers appropriate, as further described in the foregoing paragraph.

Takeover Regulation and Mandatory Bids

        Swiss law, English law and Greek law provide for certain rules and protections of shareholders of domestic listed companies. Due to Coca-Cola HBC's proposed cross-border structure, however, several of these rules do not apply to Coca-Cola HBC as if it were a Swiss company listed in Switzerland, an English company listed on the London Stock Exchange or a Greek company listed in Greece. In particular, the Swiss rules under the Swiss Stock Exchange Act on disclosure of shareholdings and tender offer rules under the Swiss Stock Exchange Act, including mandatory tender offer requirements and regulations of voluntary tender offers, which are typically available in relation to Swiss listed companies, do not apply to Coca-Cola HBC since it is not listed in Switzerland.

        In addition, the City Code will not apply to Coca-Cola HBC by operation of law. However, in common with other overseas companies included in the UK series of the FTSE indices, Coca-Cola HBC's articles of association incorporate certain takeover protections similar to those contained in the City Code, which are to be administered by the board of directors. These provisions will not provide the full protections afforded by the City Code and will only have effect during such times as the City Code does not apply to Coca-Cola HBC.

        For more information, please refer to the information contained in this offer to exchange/prospectus under the heading "Description of the Coca-Cola HBC Shares and Articles of Association—Summary of the Articles of Association of Coca-Cola HBC—Provisions Relating to Takeovers".

Squeeze-Out

        Under Swiss law, the Swiss Merger Act provides a means for squeezing out minority shareholders in the context of a merger. Article 8 section 2 of the Swiss Merger Act stipulates that merging companies can provide in the merger agreement that only cash or other compensation will be paid. Such compensation needs to be adequate and requires approval by a supermajority of 90 percent of the shareholders, which is often interpreted as being 90 percent of all voting rights and of the share capital.

        No squeeze-out mechanism pursuant to the Swiss Stock Exchange Act is available to an acquiror of Coca-Cola HBC following a tender offer.

Sell-Out

        Swiss law does not provide for specific sell-out rights of minority shareholders which would entitle them to sell their shares to a bidder or majority shareholder.

Description of Selected Provisions of the Swiss Code of Obligations

        In addition to the articles of association of Coca-Cola HBC, the Swiss Code of Obligations sets out certain rights and obligations with regard to Coca-Cola HBC, its board of directors and its shareholders. The following aspects are a summary of some key provisions of the Swiss Code of Obligations as in force at the date of this offer to exchange/prospectus for the benefit of holders who are not familiar with Swiss law.

Shareholders' Resolutions

        Swiss law requires that resolutions regarding certain matters require the affirmative vote of a qualified majority of two-thirds of the voting rights represented and an absolute majority of the nominal value of shares represented. Pursuant to art. 704 of the Swiss Code of Obligations, such matters include:

  •
  any amendment of the company's objects;

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  the introduction of shares with preferential voting rights;

  •
  any restriction on the transferability of registered shares;

  •
  an authorized or contingent capital increase;

  •
  a capital increase funded by equity capital, against contributions in kind or to fund acquisitions in kind and the granting of special privileges;

  •
  any restriction or cancellation of the subscription rights;

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  a relocation of the seat of the company; and

  •
  the dissolution of the company.

        Furthermore, other mandatory provisions of Swiss law require similar or higher supermajorities, such as in respect of mergers, demergers and transformations in accordance with the Merger Act. In addition, provisions of the articles of association of Coca-Cola HBC which require larger majorities than those prescribed by law may themselves be introduced only with the proposed majority. Currently, the articles of association of Coca-Cola HBC contain certain additional supermajorities, as explained under the section heading "Description of the Coca-Cola HBC Shares and Articles of Association—Summary of the Articles of Association of Coca-Cola HBC" of this offer to exchange/prospectus.

Powers of the Board of Directors

        The board of directors is entrusted with the ultimate direction of the company as well as with the supervision of the management of the company. The board of directors represents the company towards third parties and may deal with all matters which are not reserved to the shareholders or the auditors by law or the articles of association.

        Pursuant to art. 716a of the Swiss Code of Obligations, the board of directors has, amongst others, the following non-delegable and inalienable duties:

  •
  the overall management of the company and the issuing of all necessary directives;

  •
  determination of the company's organization;

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  the organization of the accounting, financial control and financial planning systems as required for management of the company;

  •
  the appointment and dismissal of persons entrusted with managing and representing the company;

  •
  overall supervision of the persons entrusted with managing the company, in particular with regard to compliance with the law, articles of association, operational regulations and directives;

  •
  compilation of the management report, preparation for the general meeting and implementation of its resolutions; and

  •
  notification of the court in the event that the company is over-indebted.

Rights Pertaining to Coca-Cola HBC Shares

General

        The articles of association of Coca-Cola HBC provide that each share is entitled to one vote at general meetings. Swiss law stipulates that any rights relating to dividends, liquidation proceeds or other monetary claims will be calculated on the basis of the paid-in amounts on the nominal values of the shares; with regard to liquidation proceeds, however, the articles of association of Coca-Cola HBC provide that liquidation proceeds will be distributed according to the nominal value of shares and amounts not paid will be set off against the liquidation dividend. While these differences do not affect the rights under the share structure as currently implemented, it may affect them in the case of any future changes in the share structure, e.g., if shares with a lower or higher nominal value are issued or if not fully paid shares are issued.

Dividends

        Dividends may be paid only if there are sufficient profits as shown in the balance sheet or distributable reserves to allow the distribution of a dividend, both based on the audited unconsolidated, statutory financial statements approved by the shareholders. In the case of holding companies, the general legal reserves (allgemeine gesetzliche Reserven), which include share premiums, are generally considered as distributable to the extent they exceed 20 percent of the share capital. The payment of interim dividends out of profits of the current business year which are not yet shown in an audited and approved unconsolidated balance sheet is not permitted. Coca-Cola HBC is required to retain at least 5 percent of the annual net profits as general legal reserves for so long as these reserves amount to less than 20 percent of the paid-up nominal share capital (art. 671 of the Swiss Code of Obligations). Swiss law requires that the declaration of a dividend be approved by the general meeting of shareholders. In addition, the auditors must confirm that the dividend proposal of the board of directors conforms to statutory requirements and the articles of association (art. 728a of the Swiss Code of Obligations).

        The Coca-Cola HBC Shares created in connection with the exchange offer are entitled to dividends as from the date of registration of the capital increase with the commercial register.

        Dividends are usually due and payable promptly after the shareholders' resolution relating to the allocation of profits has been passed by the shareholders' meeting, unless the general meeting of the shareholders resolves otherwise. Under Swiss law and the articles of association of Coca-Cola HBC, the statute of limitations with respect to dividend payments is five years. Lapsed dividends will accrue to Coca-Cola HBC.

        Under currently applicable Swiss law, distributable profits and reserves are accounted in Swiss Francs. As a consequence, dividends are typically declared in Swiss Francs.

        However, Coca-Cola HBC expects to convert such dividends and pay them in Euros, and, in the case of Coca-Cola HBC ADSs the Coca-Cola HBC depositary will convert them into U.S. dollars in accordance with the terms of the Coca-Cola HBC deposit agreement.

        In addition, Swiss law allows the reduction of share capital, which may, amongst others, involve a repayment of nominal values or share repurchases. Such reduction is subject to several conditions, which include, amongst others, that the shareholders resolve on such reduction, that an admitted audit expert certifies the company's debts being covered, and that creditors are granted a time period of two months to demand that their claims be satisfied or secured.

Repurchase of Own Shares (Treasury Shares)

        Under Swiss law and in contrast to the legal situation in EU member states, the board of directors may decide to purchase Coca-Cola HBC Shares without prior shareholders' approval. Coca-Cola HBC, however, is only allowed to purchase and hold a certain amount of own shares (treasury shares). Under art. 659 ff. of the Swiss Code of Obligations, a company may acquire its own shares, whether directly or through subsidiaries in which it owns a majority interest, only if freely distributable reserves on its unconsolidated, statutory balance sheet are available and if the combined nominal value of all treasury shares held does not exceed 10 percent of the share capital. If registered shares are acquired in connection with a restriction on transferability or registration, the foregoing upper limit is 20 percent. The company's own shares that exceed the threshold of 10 percent of the share capital must be sold or cancelled by means of a capital reduction within two years. The voting rights relating to the company's own shares and the rights associated therewith are suspended. Further, the company must recognize a separate, non-distributable reserve in its unconsolidated, statutory balance sheet in the amount equivalent to the cost of acquiring its own shares.

Ordinary Capital Increase, Authorized and Conditional Capital Increase

        The share capital of Coca-Cola HBC may, by resolution of the general meeting of shareholders and subject to the statutory pre-emption rights described below, be increased in consideration of cash contributions, in consideration of a contribution in kind or an intended acquisition of assets, by way of set-off or by a transformation of freely distributable reserves into share capital. Any such ordinary capital increase must be effected within three months. Further, the general meeting may, by way of amendment of the articles of association and subject to the statutory pre-emption rights described below empower the board of directors to effect a share capital increase based on:

  •
  authorized capital to be used at the discretion of the board of directors within a period not exceeding two years from approval by the general meeting of shareholders; and

  •
  conditional capital by stipulating in the articles of association that creditors of new bonds and similar debt instruments or employees will be granted rights to subscribe to new shares (conversion or option rights). In such a case, the share capital automatically increases whenever and to the extent that such conversion or option rights are exercised and the contribution obligations are discharged by set-off or payment. The nominal amount by which the share capital may be increased in this contingent manner is not allowed to exceed one-half of the existing share capital.

        The articles of association require a shareholders' majority of at least two-thirds of the voting rights represented to resolve on any capital increase (including any authorised or conditional capital increase).

        In the case of any capital increase (including any authorised or conditional capital increase), shareholders have statutory pre-emption rights under Swiss law. Such statutory pre-emption rights comprise so-called subscription rights in relation to the newly issued shares (regardless of the type of consideration for which such shares are issued) in proportion to their existing participation, and in the case of conditional capital (such as convertible bonds, warrants and options) the shareholders have so-called advance subscription rights to convertible bonds, warrants or options. A resolution by the general meeting to increase the share capital, however, may suspend these subscription rights, or authorise the board of directors to do so. Under the articles of association of Coca-Cola HBC, any such suspension, or authorisation to suspend, resolved by the shareholders requires a majority of 75 percent of the voting rights represented and an absolute majority of the nominal value of shares represented. In addition, under Swiss law, any such suspension, or authorization to suspend, (i) must be included in the articles of association in the case of authorised and conditional capital; (ii) is only valid for the specific ordinary, authorised or conditional capital increase to which it refers (and, therefore, only within the time limits which apply to such capital increases, i.e. up to three months for an ordinary capital increase and up to two years for an authorised capital increase); (iii) may only be resolved for important reasons (e.g., in relation to acquisitions, the participation of employees in the share capital or the placement of shares at market prices in the international capital markets), and, cumulatively (iv) must not result in any improper advantage or disadvantage to the parties involved.

Borrowing and Issuance of Debt Securities

        Neither Swiss law nor the articles of association of Coca-Cola HBC specifically restrict the power of Coca-Cola HBC to borrow and raise funds. The decision to borrow funds, including the issuance of debt securities, is made by or under the direction of the board of directors. A decision by the shareholders is generally not required.

Liquidation

        The general meeting may decide to dissolve Coca-Cola HBC by way of liquidation at any time subject to a supermajority requirement, which, according to the articles of association of Coca-Cola HBC, amounts to 80 percent of the votes outstanding and exercisable in accordance with the law and the articles of association of Coca-Cola HBC and an absolute majority of the nominal value of the shares represented at the general meeting. A judge may dissolve Coca-Cola HBC if shareholders who hold at least ten percent (10 percent) of the share capital demand so for important reasons.

Exchange Controls

        Other than in connection with government sanctions imposed on Belarus, Cote d'Ivoire, the Democratic Republic of the Congo, Eritrea, Guinea, Guinea-Bissau, Iran, Iraq, Lebanon, Liberia, Libya, Myanmar, North Korea, Somalia, Sudan, Syria, Zimbabwe, certain persons from the former Federal Republic of Yugoslavia and persons and organizations with a connection to Osama bin Laden, the "al Qaeda" group or the Taliban and certain persons connected with the assassination of Rafik Hariri, there are currently no laws, decrees or regulations in Switzerland that restrict the export or import of capital, including, but not limited to, Swiss foreign exchange controls on payment of dividends, interest or liquidation proceeds, if any, to non-Swiss resident holders of shares. In addition, there are currently no limitations under Swiss law on the remittance of dividends, interest or other payments to non-resident holders of Coca-Cola HBC Shares.

DESCRIPTION OF THE COCA-COLA HBC AMERICAN DEPOSITARY SHARES

        Citibank, N.A., has agreed to act as the depositary for the Coca-Cola HBC ADSs. Citibank, N.A.'s offices are located at 388 Greenwich Street, New York, New York 10013. Coca-Cola HBC ADSs represent ownership interests in securities that are on deposit with the Coca-Cola HBC depositary. Coca-Cola HBC ADSs may be represented by certificates that are commonly known as "American Depositary Receipts" or "ADRs." The Coca-Cola HBC depositary has appointed Citibank, N.A., as a custodian to safekeep the securities on deposit.

        Coca-Cola HBC will appoint Citibank, N.A., as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC's website (www.sec.gov). Please refer to Registration Number 333-185536 when retrieving such copy.

        Coca-Cola HBC is providing you with a summary description of the material terms of the Coca-Cola HBC ADSs and of your material rights as an owner of Coca-Cola HBC ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of Coca-Cola HBC ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. Coca-Cola HBC urges you to review the deposit agreement in its entirety.

        Each Coca-Cola HBC ADS represents the right to receive one (1) ordinary share on deposit with the custodian. A Coca-Cola HBC ADS also represents the right to receive any other property received by the Coca-Cola HBC depositary or the custodian on behalf of the owner of the Coca-Cola HBC ADS but that has not been distributed to the owners of Coca-Cola HBC ADSs because of legal restrictions or practical considerations.

        If you become an owner of Coca-Cola HBC ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your Coca-Cola HBC ADSs. The deposit agreement and the ADR specify Coca-Cola HBC's rights and obligations as well as your rights and obligations as owner of Coca-Cola HBC ADSs and those of the Coca-Cola HBC depositary. As a Coca-Cola HBC ADS holder you appoint the Coca-Cola HBC depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, Coca-Cola HBC's obligations to the holders of ordinary shares will continue to be governed by the laws of Switzerland, which may be different from the laws in the United States.

        In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the Coca-Cola HBC depositary, the custodian, Coca-Cola HBC nor any of their respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

        As an owner of Coca-Cola HBC ADSs, you may hold your Coca-Cola HBC ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the Coca-Cola HBC depositary in your name reflecting the registration of uncertificated Coca-Cola HBC ADSs directly on the books of the Coca-Cola HBC depositary (commonly referred to as the "direct registration system" or "DRS"). The direct registration system reflects the uncertificated (book-entry) registration of ownership of Coca-Cola HBC ADSs by the Coca-Cola HBC depositary. Under the direct registration system, ownership of Coca-Cola HBC ADSs is evidenced by periodic statements issued by the Coca-Cola HBC depositary to the owners of the Coca-Cola HBC ADSs. The direct registration system includes automated transfers between the

Coca-Cola HBC depositary and The Depository Trust Company ("DTC"), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your Coca-Cola HBC ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as a Coca-Cola HBC ADS owner. Banks and brokers typically hold securities such as the Coca-Cola HBC ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of Coca-Cola HBC ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All Coca-Cola HBC ADSs held through DTC will be registered in the name of a nominee of DTC. Any reference to "you" made herein assumes that the reader owns Coca-Cola HBC ADSs and will own Coca-Cola HBC ADSs at the relevant time. This summary description assumes you have opted to own the Coca-Cola HBC ADSs directly by means of a Coca-Cola HBC ADS registered in your name and, as such, you will be referred to in this summary as the "owner."

Dividends and Distributions

        As an owner, you generally have the right to receive the distributions Coca-Cola HBC makes on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Owners will receive such distributions under the terms of the deposit agreement in proportion to the number of Coca-Cola HBC ADSs held as of a specified record date.

Distributions of Cash

        Whenever Coca-Cola HBC makes a cash distribution for the securities on deposit with the custodian, Coca-Cola HBC will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the Coca-Cola HBC depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the owners, subject to Swiss laws and regulations.

        The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to owners will be net of the fees, expenses, taxes and governmental charges payable by owners under the terms of the deposit agreement. The Coca-Cola HBC depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of Shares

        Whenever Coca-Cola HBC makes a free distribution of ordinary shares for the securities on deposit with the custodian, Coca-Cola HBC will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the Coca-Cola HBC depositary will either distribute to owners new Coca-Cola HBC ADSs representing the ordinary shares deposited or modify the Coca-Cola HBC ADS-to-ordinary shares ratio, in which case each Coca-Cola HBC ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new Coca-Cola HBC ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

        The distribution of new Coca-Cola HBC ADSs or the modification of the Coca-Cola HBC ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by owners under the terms of the deposit agreement.

        No such distribution of new Coca-Cola HBC ADSs will be made if it would violate a law (i.e., the U.S. securities laws).

Distributions of Rights

        Whenever Coca-Cola HBC intends to distribute rights to purchase additional ordinary shares, Coca-Cola HBC will give prior notice to the Coca-Cola HBC depositary and the Coca-Cola HBC depositary, to the extent practicable, will consult with Coca-Cola HBC in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional Coca-Cola HBC ADSs to owners.

        The Coca-Cola HBC depositary will establish procedures to distribute rights to purchase additional Coca-Cola HBC ADSs to owners and to enable such owners to exercise such rights if it is lawful and reasonably practicable to make the rights available to owners of Coca-Cola HBC ADSs, and if Coca-Cola HBC provides all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new Coca-Cola HBC ADSs upon the exercise of your rights. The Coca-Cola HBC depositary will not distribute the rights to you if:

  •
  Coca-Cola HBC does not timely request that the rights be distributed to you or Coca-Cola HBC requests that the rights not be distributed to you; or

  •
  Coca-Cola HBC fails to deliver satisfactory documents to the Coca-Cola HBC depositary; or

  •
  It is not reasonably practicable to distribute the rights.

        The Coca-Cola HBC depositary will use reasonable efforts to sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to owners as in the case of a cash distribution. If the Coca-Cola HBC depositary is unable to sell the rights, it will allow the rights to lapse.

Other Distributions

        Whenever Coca-Cola HBC intends to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, Coca-Cola HBC will notify the Coca-Cola HBC depositary in advance. Upon receipt of such distribution, the Coca-Cola HBC depositary will consult with Coca-Cola HBC to determine whether such distribution to owners is lawful and reasonably practicable.

        If it is lawful and reasonably practicable to distribute such property to you, the Coca-Cola HBC depositary will distribute the property to the owners in a manner it deems lawful and reasonably practicable.

        The distribution will be made net of fees, expenses, taxes and governmental charges payable by owners under the terms of the deposit agreement. If, in the opinion of the Coca-Cola HBC depositary, such distribution cannot be made proportionately among owners entitled thereto (i.e., because the Coca-Cola HBC depositary reasonably deems that it is not lawful and reasonably practicable to do so because of tax considerations), the Coca-Cola HBC depositary may after consultation with Coca-Cola HBC sell all or a portion of the property received.

        The proceeds of such a sale will be distributed to owners as in the case of a cash distribution.

Changes Affecting Ordinary Shares

        The ordinary shares held on deposit for your Coca-Cola HBC ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

        If any such change were to occur, your Coca-Cola HBC ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The Coca-Cola HBC depositary may in such circumstances deliver new Coca-Cola HBC ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing Coca-Cola HBC ADSs for new Coca-Cola HBC ADSs and take any other actions that are appropriate to reflect as to the Coca-Cola HBC ADSs the change affecting the ordinary shares.

Issuance of Coca-Cola HBC ADSs upon Deposit of Ordinary Shares

        The Coca-Cola HBC depositary may create Coca-Cola HBC ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The Coca-Cola HBC depositary will deliver these Coca-Cola HBC ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive Coca-Cola HBC ADSs may be limited by U.S. and Swiss legal considerations applicable at the time of deposit.

        The issuance of Coca-Cola HBC ADSs may be delayed until the Coca-Cola HBC depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The Coca-Cola HBC depositary will only issue Coca-Cola HBC ADSs in whole numbers.

        When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the Coca-Cola HBC depositary. As such, you will be deemed to represent and warrant that:

  •
  The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

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  All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

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  You are duly authorized to deposit the ordinary shares.

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  The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the Coca-Cola HBC ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the deposit agreement).

  •
  The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

        If any of the representations or warranties are incorrect in any way, Coca-Cola HBC and the Coca-Cola HBC depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

        As an ADR owner, you will be entitled to transfer, combine or split up your ADRs and the Coca-Cola HBC ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the Coca-Cola HBC depositary and also must:

  •
  ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

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  provide such proof of identity and genuineness of signatures as the Coca-Cola HBC depositary deems appropriate;

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  provide any transfer stamps required by the State of New York or the United States; and

  •
  pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR owners pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

        To have your ADRs either combined or split up, you must surrender the ADRs in question to the Coca-Cola HBC depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR owners, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of Coca-Cola HBC ADSs

        As an owner, you will be entitled to present your Coca-Cola HBC ADSs to the Coca-Cola HBC depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian's offices. Your ability to withdraw the ordinary shares may be limited by U.S. and Swiss legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your Coca-Cola HBC ADSs, you will be required to pay to the Coca-Cola HBC depositary the fees for cancellation of Coca-Cola HBC ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the Coca-Cola HBC ADSs will not have any rights under the deposit agreement.

        If you hold Coca-Cola HBC ADSs registered in your name, the Coca-Cola HBC depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the Coca-Cola HBC depositary may deem appropriate before it will cancel your Coca-Cola HBC ADSs. The withdrawal of the ordinary shares represented by your Coca-Cola HBC ADSs may be delayed until the Coca-Cola HBC depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the Coca-Cola HBC depositary will only accept Coca-Cola HBC ADSs for cancellation that represent a whole number of securities on deposit.

        You will have the right to withdraw the securities represented by your Coca-Cola HBC ADSs at any time except for:

  •
  Temporary delays that may arise because (i) the transfer books for the ordinary shares or Coca-Cola HBC ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders' meeting or a payment of dividends.

  •
  Obligations to pay fees, taxes and similar charges.

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  Restrictions imposed because of laws or regulations applicable to Coca-Cola HBC ADSs or the withdrawal of securities on deposit.

        The deposit agreement may not be modified to impair your right to withdraw the securities represented by your Coca-Cola HBC ADSs except to comply with mandatory provisions of law.

Voting Rights

        As an owner of Coca-Cola HBC ADSs, you may have the right under the deposit agreement to instruct the Coca-Cola HBC depositary to exercise the voting rights for the ordinary shares represented by your Coca-Cola HBC ADSs. In respect of the Coca-Cola HBC Shares underlying Coca-Cola HBC ADSs, the Coca-Cola HBC depositary or any custodian will hold the voting and other rights conferred by Swiss law and the articles of association for the benefit of the relevant holders of the Coca-Cola HBC ADSs. Consequently, holders of Coca-Cola HBC ADSs must rely on the Coca-Cola HBC depositary or any custodian of the Coca-Cola HBC depositary to exercise such rights for the benefit of the holders of Coca-Cola HBC ADSs. The voting rights of holders of ordinary shares are described under the section heading "Description of the Coca-Cola HBC Shares and Articles of Association" of this offer to exchange/prospectus.

        As soon as practicable after receipt thereof from Coca-Cola HBC, the Coca-Cola HBC depositary will distribute to you any notice of shareholders' meeting received from Coca-Cola HBC together with information explaining how to instruct the Coca-Cola HBC depositary to exercise the voting rights of the securities represented by Coca-Cola HBC ADSs and how to request admission to the shareholders' meeting to ask questions and otherwise participate as a non-voting guest. Your voting rights as an owner of Coca-Cola HBC ADSs pursuant to the deposit agreement will be conditioned on the timely delivery to the Coca-Cola HBC depositary of a duly completed declaration of beneficial ownership of your Coca-Cola HBC ADSs as of specified record dates in such form as Coca-Cola HBC may request. The fulfillment of this condition may require blocking of the relevant Coca-Cola HBC ADSs with the Coca-Cola HBC depositary for a period of time.

        If the Coca-Cola HBC depositary timely receives from you valid voting instructions and a satisfactory declaration of beneficial ownership, the Coca-Cola HBC depositary will endeavor to cause the Coca-Cola HBC Shares represented by your Coca-Cola HBC ADSs to be voted by the custodian directly or by proxy in accordance with your voting instructions. Coca-Cola HBC may disregard votes that the Coca-Cola HBC depositary proposes to cast on behalf of an owner or beneficial owner who has submitted valid voting instructions if Coca-Cola HBC determines that less than all Coca-Cola HBC Shares held by the Coca-Cola HBC depositary are registered in the share register with voting rights and such registration of Coca-Cola HBC Shares without voting rights is, in the view of Coca-Cola HBC, attributable to such owner or beneficial owner.

        In the case of Coca-Cola HBC ADSs in respect of which no timely voting instructions have been received from Coca-Cola HBC ADS holders, the holders of such Coca-Cola HBC ADSs will be deemed to have instructed the Coca-Cola HBC depositary to give a discretionary proxy to a person designated by Coca-Cola HBC to vote the Coca-Cola HBC Shares represented by such Coca-Cola HBC ADSs. The Coca-Cola HBC depositary will not give such discretionary proxy if (x) it has not received a satisfactory opinion of counsel, or (y) with respect to any matter as to which Coca-Cola HBC informs the Coca-Cola HBC depositary that Coca-Cola HBC does not wish such proxy to be given or with respect to any other matter as to which Coca-Cola HBC informs the Coca-Cola HBC depositary that (i) substantial opposition exists or (ii) the rights of holders of Coca-Cola HBC Shares will be materially and adversely affected.

        Please note that the ability of the Coca-Cola HBC depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. Coca-Cola HBC cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the Coca-Cola HBC depositary in a timely manner.

Transfer and Voting Restrictions

        Pursuant to the Coca-Cola HBC deposit agreement, the Coca-Cola HBC depositary, as well as the owners and beneficial owners of Coca-Cola ADSs acknowledge and agree that Coca-Cola HBC may restrict (i) transfers of Coca-Cola HBC Shares or the acquisition or registration in the Coca-Cola HBC share register of Coca-Cola HBC Shares as shares with voting rights and (ii) the exercise of voting rights attaching to Coca-Cola HBC Shares, where such transfer, acquisition or registration, or such exercise might result in direct or indirect legal, beneficial or other ownership of Coca-Cola HBC Shares (including legal and beneficial ownership for the benefit of a third party) or voting rights pertaining thereto exceeding limits imposed by applicable law, the Coca-Cola HBC articles of association, or any regulations or directives thereunder or where an application for registration in the share register is not accompanied by the necessary information where such information is requested by Coca-Cola HBC, or where such information is incorrect, each as required or authorized under applicable law, the Coca-Cola HBC articles of association or any regulations or directives thereunder. Currently, Coca-Cola HBC imposes restrictions on registration and on the exercise of voting rights, as described further under the section heading "Description of the Coca-Cola HBC Shares and Articles of Association—Summary of the Articles of Association of Coca-Cola HBC" in this offer to exchange/prospectus. Coca-Cola HBC may take action and may instruct the Coca-Cola HBC depositary to take action, as appropriate, with respect to your ownership interest or voting rights in excess of the limits mentioned above, in either case in the sole discretion of Coca-Cola HBC but subject to applicable law. Such actions include but are not limited to, the imposition on restrictions on the transfer of Coca-Cola HBC ADSs, the deregistration or removal of voting rights for the Coca-Cola HBC Shares represented by your Coca-Cola HBC ADSs from the Coca-Cola HBC share register, or initiation of a mandatory sale of the Coca-Cola HBC Shares represented by your Coca-Cola HBC ADSs in excess of the limitations described above, if and to the extent such disposition is permitted by applicable law and the Coca-Cola HBC articles of association.

Disclosure of Interests and Limitations on Voting and Holding

        Subject to applicable law and regulation, by holding a Coca-Cola HBC ADS, you are deemed to consent and agree to provide to Coca-Cola HBC and the Coca-Cola HBC depositary promptly upon request complete, accurate and up-to-date information on legal and beneficial ownership in the Coca-Cola HBC ADSs you and your affiliates hold, directly or indirectly, and other information deemed necessary by Coca-Cola HBC to enforce applicable ownership limitations.

        On Coca-Cola HBC's instruction, the Coca-Cola HBC depositary will take reasonable steps deemed appropriate by Coca-Cola HBC to restrict or block transfers of your Coca-Cola HBC ADSs and voting instructions received for your Coca-Cola HBC ADSs, in each case to ensure your compliance with these requirements.

Fees and Charges

        As a Coca-Cola HBC ADS holder, you may be required to pay the following service fees to the Coca-Cola HBC depositary:

Service	Fees
• Issuance of Coca-Cola HBC ADSs	Up to $5.00 per 100 Coca-Cola HBC ADS issued
• Cancellation of Coca-Cola HBC ADSs	Up to $5.00 per 100 Coca-Cola HBC ADS canceled
• Distribution of cash dividends or other cash distributions	Up to $2.00 per 100 Coca-Cola HBC ADS held
• Distribution of Coca-Cola HBC ADSs pursuant to stock dividends, free stock distributions or exercise of rights.	Up to $5.00 per 100 Coca-Cola HBC ADS issued
• Distribution of securities other than Coca-Cola HBC ADSs or rights to purchase additional Coca-Cola HBC ADSs	Up to $5.00 per 100 Coca-Cola HBC ADS issued
• Depositary services

Up to $0.02 per Coca-Cola HBC ADS held on the last day of each calendar year; provided no fee will be assessed to the extent that a fee of $0.02 was charged on a cash distribution in such calendar year

        As a Coca-Cola HBC ADS holder you will also be responsible to pay certain fees and expenses incurred by the Coca-Cola HBC depositary and certain taxes and governmental charges, such as:

  •
  Fees for the transfer and registration of ordinary shares charged for the ordinary shares in Switzerland (i.e., upon deposit and withdrawal of ordinary shares).

  •
  Expenses incurred for converting foreign currency into U.S. dollars.

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  Expenses for cable, telex and fax transmissions and for delivery of securities.

  •
  Taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit).

  •
  Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

        Depositary fees payable upon the issuance and cancellation of Coca-Cola HBC ADSs are typically paid to the Coca-Cola HBC depositary by the brokers (on behalf of their clients) receiving the newly issued Coca-Cola HBC ADSs from the Coca-Cola HBC depositary and by the brokers (on behalf of their clients) delivering the Coca-Cola HBC ADSs to the Coca-Cola HBC depositary for cancellation. The brokers in turn charge these fees to their clients.

        The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend rights), the depositary bank charges the applicable fee to the record date Coca-Cola HBC ADS owners concurrent with the distribution. In the case of Coca-Cola HBC ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the Coca-Cola HBC depositary sends invoices to the applicable record date Coca-Cola HBC ADS owners. In the case of Coca-Cola HBC ADSs held in brokerage and custodian accounts (via DTC), the Coca-Cola HBC depositary generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the Coca-Cola HBC ADSs held in DTC) from the brokers and custodians holding Coca-Cola HBC ADSs in their DTC accounts. The brokers and custodians who hold their clients' Coca-Cola HBC ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary banks.

        In the event of refusal to pay the depositary fees, the Coca-Cola HBC depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the Coca-Cola HBC ADS holder.

        Note that the fees and charges you may be required to pay may vary over time and may be changed by Coca-Cola HBC and by the Coca-Cola HBC depositary. You will receive prior notice of such changes.

        The Coca-Cola HBC depositary may reimburse Coca-Cola HBC for certain expenses incurred by Coca-Cola HBC in respect of the ADR program established pursuant to the deposit agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as Coca-Cola HBC and the Coca-Cola HBC depositary may agree from time to time.

Amendments and Termination

        Coca-Cola HBC may agree with the Coca-Cola HBC depositary to modify the deposit agreement at any time without your consent. Coca-Cola HBC undertakes to give owners 30 days' prior notice of any modifications that would prejudice any of their substantial rights under the deposit agreement. In addition, Coca-Cola HBC may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

        You will be bound by the modifications to the deposit agreement if you continue to hold your Coca-Cola HBC ADSs after the modifications to the deposit agreement become effective. The deposit agreement may not be amended to impair your right to withdraw the securities represented by your Coca-Cola HBC ADSs except to comply with mandatory provisions of law.

        Coca-Cola HBC has the right to direct the Coca-Cola HBC depositary to terminate the deposit agreement. Similarly, the Coca-Cola HBC depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the Coca-Cola HBC depositary must give notice to the owners at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

        After termination, the Coca-Cola HBC depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your Coca-Cola HBC ADSs) and may sell the securities held on deposit. After the sale, the Coca-Cola HBC depositary will hold the proceeds from such sale and any other funds then held for the owners of Coca-Cola HBC ADSs in a non-interest bearing account. At that point, the Coca-Cola HBC depositary will have no further obligations to owners other than to account for the funds then held for the owners of Coca-Cola HBC ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

        The Coca-Cola HBC depositary will maintain Coca-Cola HBC ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other owners in the interest of business matters relating to the Coca-Cola HBC ADSs and the deposit agreement.

        The Coca-Cola HBC depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of Coca-Cola HBC ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

        The deposit agreement limits Coca-Cola HBC's obligations and the Coca-Cola HBC depositary's obligations to you. Please note the following:

  •
  Coca-Cola HBC and the Coca-Cola HBC depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

  •
  The Coca-Cola HBC depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

  •
  The Coca-Cola HBC depositary disclaims any liability for the validity or worth of the ordinary shares, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of Coca-Cola HBC's notices or for Coca-Cola HBC's failure to give notice.

  •
  Coca-Cola HBC and the Coca-Cola HBC depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

  •
  Coca-Cola HBC and the Coca-Cola HBC depositary disclaim any liability if Coca-Cola HBC or the Coca-Cola HBC depositary is prevented, delayed or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of Coca-Cola HBC's articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond their control.

  •
  Coca-Cola HBC and the Coca-Cola HBC depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in Coca-Cola HBC's articles of association or in any provisions of or governing the securities on deposit.

  •
  Coca-Cola HBC and the Coca-Cola HBC depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Coca-Cola HBC Shares for deposit, any holder of Coca-Cola HBC ADSs or authorized representatives thereof, or any other person believed by either Coca-Cola HBC or the Coca-Cola HBC depositary in good faith to be competent to give such advice or information.

  •
  Coca-Cola HBC and the Coca-Cola HBC depositary also disclaim liability for the inability by an owner to benefit from any distribution, offering, right or other benefit which is made available to owners of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

  •
  Coca-Cola HBC and the Coca-Cola HBC depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

  •
  Coca-Cola HBC and the Coca-Cola HBC depositary also disclaim liability for any indirect, special, consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-Release Transactions

        The Coca-Cola HBC depositary may, in certain circumstances, issue Coca-Cola HBC ADSs before receiving a deposit of ordinary shares or release ordinary shares before receiving Coca-Cola HBC ADSs for cancellation. These transactions are commonly referred to as "pre-release transactions." The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The Coca-Cola HBC depositary may retain the compensation received from the pre-release transactions.

Taxes

        You will be responsible for the taxes and other governmental charges payable on the Coca-Cola HBC ADSs and the securities represented by the Coca-Cola HBC ADSs. Coca-Cola HBC, the Coca-Cola HBC depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by owners and may sell any and all property on deposit to pay the taxes and governmental charges payable by owners. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

        The Coca-Cola HBC depositary may refuse to issue Coca-Cola HBC ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The Coca-Cola HBC depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the Coca-Cola HBC depositary and to the custodian proof of taxpayer status and residence and such other information as the Coca-Cola HBC depositary and the custodian may require to fulfill legal obligations. You are required to indemnify Coca-Cola HBC, the Coca-Cola HBC depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

        The Coca-Cola HBC depositary will arrange for the conversion into U.S. dollars of all foreign currency received that in the judgment of the Coca-Cola HBC depositary may be converted on a lawful and practicable basis into U.S. dollars, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

        If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable within a reasonable period, the Coca-Cola HBC depositary may take the following actions in its discretion:

  •
  Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the owners for whom the conversion and distribution is lawful and practical;

  •
  Distribute the foreign currency to owners for whom the distribution is lawful and practical; and

  •
  Hold the foreign currency (without liability for interest) for the remaining owners.

Information Relating to the Depositary

        Citibank, N.A., has been appointed as the Coca-Cola HBC depositary pursuant to the Coca-Cola HBC deposit agreement. Citibank, N.A. is an indirect wholly owned subsidiary of Citigroup Inc., a Delaware corporation. Citibank, N.A., is a commercial bank that, along with its subsidiaries and affiliates, offers a wide range of banking and trust services to its customers throughout the United States and the world.

        Citibank, N.A., was originally organized on June 16, 1812, and is now a national banking association organized under the National Bank Act of 1864 of the United States of America. Citibank, N.A., is primarily regulated by the United States Office of the Comptroller of the Currency. Its principal executive office is at 399 Park Avenue, New York, NY 10043.

        Citibank, N.A.'s Consolidated Balance Sheets are set forth in Citigroup Inc.'s most recent Annual Report (audited balance sheet) and Quarterly Report (unaudited), each on file on Form 10-K and Form 10-Q, respectively, with the United States Securities and Exchange Commission.

        Citibank, N.A.'s Articles of Association and By-laws, each as currently in effect, together with Citigroup Inc.'s Annual Report on Form 10-K and Quarterly Report on Form 10-Q are available for inspection at the Depositary Receipt Office of Citibank, 388 Greenwich Street, New York, New York 10013.

INTERESTS OF CERTAIN PERSONS IN THE EXCHANGE OFFER

Directors and Senior Management

        Certain members of the board of directors and senior management of Coca-Cola Hellenic participated in determining the terms of the exchange offer. These individuals may have interests in the exchange offer that are different from, or in addition to, the interests of holders of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs generally and that may have caused them to view the proposed transaction more favorably and/or differently than you might. No members of the board of directors or senior management will receive any additional compensation, fees, bonuses, stock options or vesting of stock options in connection with the exchange offer. For information on treatment of stock options in connection with the exchange offer, see "The Transaction—Plans for Coca-Cola Hellenic After the Exchange Offer—Employee Share Purchase Plan and Stock Option Plan" in this offer to exchange/prospectus.

Major Shareholders

Kar-Tess Holding

        Kar-Tess Holding, a Luxembourg Société à responsabilité Limitée and a subsidiary of Boval, S.A., is one of the principal shareholders of Coca-Cola Hellenic. The principal business of Kar-Tess Holding is to operate as a holding company. The principal business and office address of Kar-Tess Holding is 21, Boulevard de la Pétrusse, L-2320 Luxembourg. Kar-Tess Holding directly holds approximately 23.5 percent of the total voting rights in Coca-Cola Hellenic (calculated excluding Coca-Cola Hellenic Shares held in treasury by Coca-Cola Hellenic, for which voting rights are suspended so long as such shares are held in treasury) and is the founding and sole shareholder of Coca-Cola HBC. As a result, Coca-Cola Hellenic and Coca-Cola HBC are affiliates of each other and of Kar-Tess Holding.

        Assuming that all of the existing holders of Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) currently issued validly tender 100 percent of their Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs in the exchange offer, Kar-Tess Holding will directly hold 23.3 percent of the Coca-Cola HBC Shares and 23.5 percent of the total voting rights in Coca-Cola HBC following completion of the exchange offer. If fewer than all of the existing holders of Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) currently issued validly tender their Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs in the exchange offer, but Kar-Tess Holding validly tenders all of its Coca-Cola Hellenic Shares into the exchange offer, Kar-Tess Holding will hold more than 23.3 percent of the Coca-Cola HBC Shares and 23.5 percent of the total voting rights in Coca-Cola HBC following completion of the exchange offer.

        Kar-Tess Holding has stated that it will tender its 85,355,019 Coca-Cola Hellenic Shares into the exchange offer on the same terms and conditions as the other shareholders of Coca-Cola Hellenic.

        George A. David, Anastassis G. David, Anastasios P. Leventis and Haralambos K. Leventis were nominated by Kar-Tess Holding and elected in accordance with the provisions of the Coca-Cola Hellenic Shareholders' Agreement between Kar-Tess Holding and The Coca-Cola Company Entities to the board of directors of Coca-Cola Hellenic. See the section heading "—The Shareholders' Agreement between the Kar-Tess Group and The Coca-Cola Company Entities" of this offer to exchange/prospectus. By virtue of their responsibilities within Kar-Tess Holding, George A. David, Anastassis G. David, Anastasios P. Leventis and Haralambos K. Leventis may be deemed, under the rules of the SEC, to be the beneficial owners of the Coca-Cola Hellenic Shares held by Kar-Tess Holding. However, each of these individuals disclaims such beneficial ownership.

        In light of that and its role in facilitating the exchange offer, Kar-Tess Holding could be deemed to be a bidder in the exchange offer together with Coca-Cola HBC for purposes of the U.S. federal securities laws. The directors of Kar-Tess Holding are Anastassis George David, George David, Anastasios P. Leventis, Robert Ryan Rudolph, Danielle Schroeder (whose principal occupation or employment is as Manager and Director of Sofinex S.A., a firm of chartered accountants and company management in Luxembourg) and Stefan Breitenstein (whose principal occupation is as attorney-at-law with the law firm Lenz & Staehelin in Zürich, Switzerland). Kar-Tess Holding does not have any executive officers. Mrs. Danielle Schroeder beneficially owns an aggregate of 8,250 Coca-Cola Hellenic Shares.

        The majority shareholder of Kar-Tess Holding is Boval S.A., a corporation organized under the laws of Luxembourg. The principal business of Boval S.A. is to operate as a holding company. The principal business and office address of Boval S.A. is 21, Boulevard de la Pétrusse, L-2320 Luxembourg. The directors of Boval S.A. are Anastassis George David, George David, Anastasios P. Leventis, Patrick K. Oesch, Danielle Schroeder, Stefan Breitenstein and Michael Staub (whose principal occupation is Director of Alpheus Administration Services AG, a family office). Boval S.A. does not have any executive officers. Usoni S.A. is, along with O&R Holdings Ltd., a minority shareholder of Kar-Tess Holding. Usoni S.A. is a corporation organized under the laws of Panama. The principal business of Usoni S.A. is to operate as a holding company. The principal business and office address of Usoni S.A. is Via General Nicanor A. de Obarrio, 50th Street, Bancomer Plaza, 4th Floor, Panama City, Panama. The directors of Usoni S.A. are Stefan Breitenstein, Alex Wittman (whose principal occupation is as attorney-at-law with the law firm Lenz & Staehelin in Zürich, Switzerland), Robert Ryan Rudolph and Michael Staub. Usoni S.A. does not have any executive officers. O&R Holdings Ltd. is a corporation organized under the laws of the British Virgin Islands. The principal business of O&R Holdings Ltd. is to operate as a holding company. The principal business and office address of O&R Holdings Ltd. is 3076 Sir Francis Drake's Highway, Road Town, Tortola, British Virgin Islands. Its directors are Patrick K. Oesch and Robert Ryan Rudolph. O&R Holdings Ltd. does not have any executive officers. Boval Limited, a limited liability company organized under the laws of the Republic of Cyprus, is the sole shareholder of Boval S.A. The principal business of Boval Limited is to operate as a holding company. The principal business and office address of Boval Limited is Christodoulou Chatzipavlou 221, Helios Court, 1st Floor, 3036 Limassol, Cyprus. The director of Boval Limited is Chelco Management Services Limited (which has a principal business of limited liability company administration). Boval Limited does not have any executive officers. Lavonos Ltd., as nominee for Torval Investment Corp., is the sole shareholder of Boval Limited, and is a corporation organized under the laws of the British Virgin Islands. The principal business of Lavonos Ltd. is to operate as a holding company. The principal business and office address of Lavonos Ltd. is 3076 Sir Francis Drake's Highway, Road Town, Tortola, British Virgin Islands. The directors of Lavonos Ltd. are Robert Ryan Rudolph, Michael Staub and Stefan Breitenstein. Lavonos Ltd. does not have any executive officers. Torval Investment Corp. is the sole shareholder of Lavonos Ltd., and is a corporation organized under the laws of The Bahamas. The principal business of Torval Investment Corp. is to operate as a holding company. The principal business and office address of Torval Investment Corp. is Ocean Centre, Montagu Foreshore, East Bay Street, Nassau, New Providence, The Bahamas. The directors of Torval Investment Corp. are George David, Anastassis P. Leventis, Haralambos K. Leventis, Anastasios I. Leventis, Patrick K. Oesch, Stefan Breitenstein and Michael Staub. Torval Investment Corp. does not have any executive officers. Truad Verwaltungs AG, in its capacity as trustee of a private discretionary trust established for the primary benefit of present and future members of the family of the late Anastasios George Leventis, is the sole shareholder of Torval Investment Corp. Truad Verwaltungs AG is a corporation organized under the laws of Switzerland. The principal business of Truad Verwaltungs AG is to control and administer on a discretionary basis an estate in trust. The principal business and office address of Truad Verwaltungs AG is Bleicherweg 58, 8002 Zurich, Switzerland. The directors of Truad Verwaltungs AG are Robert Ryan Rudolph, Stefan Breitenstein and Alex Wittmann. Truad Verwaltungs AG does not have any executive officers.

The Coca-Cola Company

        As of the date of this offer to exchange/prospectus, The Coca-Cola Company Entities directly own an aggregate of 85,112,078 Coca-Cola Hellenic Shares, comprising 28,774,369 Coca-Cola Hellenic Shares held by Atlantic Industries, 10,833,612 Coca-Cola Hellenic Shares held by Refreshment Products Services Incorporated, 497,566 Coca-Cola Hellenic Shares held by Barlan, Inc., 3,561 Coca-Cola Hellenic Shares held by The Coca-Cola Export Corporation, and 45,002,970 Coca-Cola Hellenic Shares held by Coca-Cola Overseas Parent. The Coca-Cola Company Entities collectively own 23.4 percent of the total voting rights in Coca-Cola Hellenic (calculated excluding the Coca-Cola Hellenic Shares held in treasury by Coca-Cola Hellenic, for which voting rights are suspended so long as such shares are held in treasury).

        In addition, by reason of the Coca-Cola Hellenic Shareholders' Agreement (see the section heading "—The Shareholders' Agreement between the Kar-Tess Group and The Coca-Cola Companies Entities" of this offer to exchange/prospectus). The Coca-Cola Company and The Coca-Cola Company Entities may be deemed to have a beneficial ownership interest in the Coca-Cola Hellenic Shares owned by Kar-Tess Holding. However, The Coca-Cola Company Entities and Kar-Tess Holding do not affirm the existence of a group with respect to the Coca-Cola Hellenic Shares. In addition, The Coca-Cola Company and The Coca-Cola Company Entities, on the one hand, and Kar-Tess Holding and related persons, on the other hand, disclaim beneficial ownership of the Coca-Cola Hellenic Shares owned by the other.

        Assuming that all of the existing holders of Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) currently issued validly tender 100 percent of their Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs in the exchange offer, The Coca-Cola Company will own 23.2 percent of the Coca-Cola HBC Shares and 23.4 percent of the total voting rights in Coca-Cola HBC following completion of the exchange offer. If fewer than all of the existing holders of Coca-Cola Hellenic Shares (including Coca-Cola Hellenic Shares represented by Coca-Cola Hellenic ADSs) currently issued validly tender their Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs in the exchange offer, but The Coca-Cola Company Entities validly tender all of their Coca-Cola Hellenic Shares into the exchange offer, The Coca-Cola Company will own more than 23.2 percent of the Coca-Cola HBC Shares and 23.4 percent of the total voting rights in Coca-Cola HBC following completion of the exchange offer.

        Mr. John Hunter and Mr. Irial Finan were nominated by The Coca-Cola Company Entities on the board of directors of Coca-Cola Hellenic.

Intent to Tender

        To the best knowledge of Coca-Cola Hellenic, after making reasonable inquiry, each director and each member of senior management of Coca-Cola Hellenic who owns Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs currently intends to validly tender in the exchange offer or sell all Coca-Cola Hellenic Shares and all Coca-Cola Hellenic ADSs that each such person owns of record or beneficially as of the date of this offer to exchange/prospectus.

        As indicated above, Kar-Tess Holding has also stated it will tender all of its Coca-Cola Hellenic Shares, which represent approximately 23.3 percent of the total issued Coca-Cola Hellenic, in the exchange offer for Coca-Cola HBC Shares. Coca-Cola HBC has received confirmations from The Coca-Cola Company and certain other shareholders of Coca-Cola Hellenic that they support the exchange offer and intend to tender Coca-Cola Hellenic Shares in the exchange offer. Kar-Tess Holding, The Coca-Cola Company and these other shareholders hold a combined total of approximately 60.0 percent of the total issued Coca-Cola Hellenic Shares.

        Coca-Cola Hellenic has informed Coca-Cola HBC that it intends to tender the Coca-Cola Hellenic Shares that it holds in treasury in the exchange offer.

Security Ownership

        The following table sets forth the number of Coca-Cola Hellenic Shares and Coca-Cola Hellenic ADSs beneficially owned as of September 28, 2012, by each current or nominated director of Coca-Cola HBC and Kar-Tess Holding.

Beneficial Owners	Title	Number of Coca-Cola Hellenic Shares Beneficially Owned	Number of Coca-Cola Hellenic ADSs Beneficially Owned	Percent of Class
Current and Nominated Directors of Coca-Cola HBC
George A. David(1)(3)(4)	Chairman	—	—	—
Anastasios P. Leventis(1)(3)(4)	Vice Chairman	—	—	—
Anastassis G. David(1)(3)(4)	Director	—	—	—
Haralambos K. Leventis(1)(3)(4)	Director	—	—	—
Dimitris Lois(3)(4)	Director-Nominee	20,373	—	<1
John Hunter(2)(4)	Director-Nominee	—	2,000	<1
Irial Finan(2)(4)	Director-Nominee	—	—	—
Sir Michael Llewellyn-Smith(3)(4)	Director-Nominee	—	—	—
Nigel Macdonald(3)(4)	Director-Nominee	1,700	—	<1
Antonio D'Amato(3)(4)	Director-Nominee	—	—	—
Kent Atkinson(3)(4)	Director-Nominee	—	—	—
Christos Ioannou(4)	Director-Nominee	487,500	—	<1
Susan Kilsby(3)	Director-Nominee	—	—	—
Robert Ryan Rudolph(3)(5)	Director	—	—	—
Patrick K. Oesch(5)	Director	5,000	—	<1
Claudia Goebel(3)(5)	Director	—	—	—
Total Directors		402,000	2,000	<1
Major Shareholder of Coca-Cola HBC
Kar-Tess Holding(2)		85,355,019	—	23.3

(1)
George A. David, Anastasios P. Leventis, Anastassis G. David and Haralambos K. Leventis, by virtue of their responsibilities within the Kar-Tess Group, may be deemed, under the rules of the SEC, to be the beneficial owners of the Coca-Cola Hellenic Shares beneficially owned or deemed to be beneficially owned by Kar-Tess Holding. However, each of these individuals disclaims such beneficial ownership. Pursuant to the rules of the SEC and by reason of the Coca-Cola Hellenic Shareholders' Agreement Kar-Tess Holding may be deemed to beneficially own (i) the 85,355,019 Coca-Cola Hellenic Shares directly owned by Kar-Tess Holding and (ii) 85,112,078 Coca-Cola Hellenic Shares owned by The Coca-Cola Company Entities (of which Kar-Tess Holding may be deemed to have beneficial ownership as a result of Kar-Tess Holding and The Coca-Cola Company Entities being parties to the Coca-Cola Hellenic Shareholders' Agreement). Kar-Tess Holding has disclaimed beneficial ownership of the Coca-Cola Hellenic Shares described in (ii) above. For more information regarding the Coca-Cola Hellenic Shares held by Kar-Tess Holding, read the section under the heading "—Kar-Tess Holding" in this offer to exchange/prospectus.

(2)
Messrs. Irial Finan and John Hunter were nominated by The Coca-Cola Company Entities in accordance with the provisions of the Coca-Cola Hellenic Shareholders' Agreement. For more information regarding the Coca-Cola Hellenic Shares held by The Coca-Cola Company Entities, read the section under the heading "—The Coca-Cola Company" in this offer to exchange/prospectus.

(3)
The director indicated owns less than one percent of Coca-Cola Hellenic Shares (including those represented by Coca-Cola Hellenic ADSs).

(4)
The director indicated is also a director of Coca-Cola Hellenic.

(5)
The director indicated is expected to resign on or before the settlement date of the exchange offer.

        The directors and proposed directors of Coca-Cola HBC are expected to accept the exchange offer, thereby becoming shareholders of Coca-Cola HBC immediately following completion of the exchange offer. No transactions in Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs have been effected during the 60 days prior to the date of this offer to exchange/prospectus by Coca-Cola Hellenic, or, to the best of Coca-Cola Hellenic's knowledge, any executive officer, director, affiliate or subsidiary of Coca-Cola Hellenic.

The Relationship Agreement between Kar-Tess Holding and The Coca-Cola Company

        On August 29, 2000, in connection with the listing of the Coca-Cola Hellenic Shares on the London Stock Exchange, Coca-Cola Hellenic, certain members of the Kar-Tess Group and The Coca-Cola Company Entities entered into the Coca-Cola Hellenic Relationship Agreement, in accordance with the listing rules applicable at the time of the listing of the Coca-Cola Hellenic Shares on the London Stock Exchange. For a description of the terms of the Coca-Cola Hellenic Relationship Agreement, you should read Item 7, "Major Shareholders and Related Party Transactions—The relationship agreement among us, Kar-Tess Group and the Coca-Cola Company Entities" of the Coca-Cola Hellenic 2012 20-F.

        In connection with Coca-Cola HBC's proposed admission to the premium listing segment of the London Stock Exchange, The Coca-Cola Company, The Coca-Cola Company Entities and Kar-Tess Holding have decided to terminate the Coca-Cola Hellenic Relationship Agreement, and Coca-Cola Hellenic has consented to the termination of the Coca-Cola Hellenic Relationship Agreement, effective on receipt by each of Kar-Tess Holding and The Coca-Cola Company Entities, or their assigns, of Coca-Cola HBC Shares in settlement of the exchange offer and not to renew in relation to Coca-Cola HBC the arrangements contained in the Coca-Cola Hellenic Relationship Agreement.

The Shareholders' Agreement between Kar-Tess Holding and The Coca-Cola Company

        On November 3, 1999, certain members of the Kar-Tess Group and The Coca-Cola Company Entities entered into the Coca-Cola Hellenic Shareholders' Agreement, which became effective at the date of the acquisition of Coca-Cola Beverages plc by Coca-Cola Hellenic S.A. and which governs many important aspects of their relationship as shareholders in Coca-Cola Hellenic. On December 19, 2008, Kar-Tess Holding and The Coca-Cola Company Entities agreed to extend the Coca-Cola Hellenic Shareholders' Agreement until December 31, 2018. For a description of the terms of the Coca-Cola Hellenic Shareholders' Agreement, you should read Item 7, "Major Shareholders and Related Party Transactions—The shareholders' agreement between Kar-Tess Group and The Coca-Cola Company Entities" of the Coca-Cola Hellenic 2012 Form 20-F.

        In connection with Coca-Cola HBC's proposed admission to the premium listing segment of the London Stock Exchange, The Coca-Cola Company, The Coca-Cola Company Entities and Kar-Tess Holding have decided to terminate and not renew in relation to Coca-Cola HBC the arrangements contained in the Coca-Cola Hellenic Shareholders' Agreement. Coca-Cola HBC supports the non-renewal of these arrangements, as it is consistent with the corporate governance practices that Coca-Cola HBC expects to adopt in connection with its proposed premium listing on the London Stock Exchange.

Bottlers' Agreements

        The Coca-Cola Company has agreed to extend the term of the bottlers' agreements for a further 10 years until 2023. The agreement to extend the term of the bottlers' agreements is filed as an exhibit to the registration statement of which this offer to exchange/prospectus forms a part. Beverage Partners Worldwide has agreed to extend the term of the bottlers' and/or distribution agreements, as applicable, in relation to the Nestea brand with the relevant subsidiaries of the CCH Group for a further 10 years from January 1, 2014.

Identity and Background of Controlling Persons, Directors and Executive Officers of Coca-Cola HBC

Coca-Cola HBC

        The name, current principal occupation or employment and material occupations, positions, offices or employment during the past five years of each director and executive officer of Coca-Cola HBC are set forth below. Unless otherwise indicated, the business address and phone numbers of each director and executive offer is c/o Coca-Cola HBC AG, Baarerstrasse 14, CH-6300 Zug, Switzerland and +41 41 561 32 43, respectively.

Name	Title	Citizenship	Principal Occupation or Employment
Anastassis George David	Director	United Kingdom and Cyprus	Principal Occupation or Employment: Director Name of Organization: Nephelle Navigation Inc. Principal Business: Ship management Address: 1 Vas. Konstantinou Street, Athens, Greece
George David	Director (Chairman of the Board)	United Kingdom and Cyprus	Principal Occupation or Employment: Director (Chairman of the Board)
Name of Organization: Coca-Cola Hellenic Bottling S.A.
Principal Business: Production and distribution of non-alcoholic beverages under franchise from The Coca-Cola Company
Address: 9, Fragoklissias Street, 151 25 Maroussi Athens, Greece
Claudia Goebel	Director	German	Principal Occupation or Employment: Attorney-at-law
Name of Organization: Oesch & Rudolph, Attorneys-at-Law
Principal Business: Law firm
Address: Am Schanzengraben 29, CH-8002 Zürich, Switzerland
Past Occupation or Employment: Director
Name of Organization: Cartwork AG
Principal Business: Packaging
Address: Riedmattstr. 14, 8153 Rümlang
Dates of Employment: 2002 - 2011
Past Occupation or Employment: Legal Counsel
Name of Organization: Aizo AG
Principal Business: Electronic Equipment
Address: Brandstr. 33, 8952 Schlieren
Dates of Employment: 2011

Name	Title	Citizenship	Principal Occupation or Employment
Anastasios P. Leventis	Director (Vice Chairman)	United Kingdom	Principal Occupation or Employment: Director
Name of Organization: Leventis Overseas Ltd.
Principal Business: Trading, industrial support/material supply to associate industries in West Africahaque
Address: West Africa House, Hanger Lane, Ealing, London W5 3QR, United Kingdom
Haralambos K. Leventis	Director	United Kingdom	Principal Occupation or Employment: Director
Name of Organization: Leventis Overseas Ltd.
Principal Business: Trading, industrial support/material supply to associate industries in West Africa
Address: West Africa House, Hanger Lane, Ealing, London W5 3QR, United Kingdom
Patrick K. Oesch	Director	Switzerland	Principal Occupation or Employment: Attorney-at-law Name of Organization: Oesch & Rudolph, Attorneys-at-Law Principal Business: Law firm Address: Am Schanzengraben 29, CH-8002 Zürich, Switzerland
Robert Ryan Rudolph	Director and Principal Executive, Financial and Accounting Officer	Switzerland	Principal Occupation or Employment: Attorney-at-law Name of Organization: Oesch & Rudolph, Attorneys-at-Law Principal Business: Law firm Address: Am Schanzengraben 29, CH-8002 Zürich, Switzerland

        During the past five years neither Coca-Cola HBC nor, to the knowledge of Coca-Cola HBC, any of the persons set forth above (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Kar-Tess Holding

        The name, current principal occupation or employment and material occupations, positions, offices or employment during the past five years of each director of Kar-Tess Holding are set forth below. The business address and phone numbers of each director is c/o Kar-Tess Holding, 21, Boulevard de la

Pétrusse, Boite Postale 436, L-2014 Luxembourg and +352 48 81 81 310, respectively. Kar-Tess Holding does not have any executive officers.

Name	Title	Citizenship	Principal Occupation or Employment
Anastassis George David	Director	United Kingdom and Cyprus	See the section "—Coca-Cola HBC" in this offer to exchange/prospectus.
George David	Director (Chairman of the Board)	United Kingdom and Cyprus	See the section "—Coca-Cola HBC" in this offer to exchange/prospectus.
Anastasios P. Leventis	Director	United Kingdom	See the section "—Coca-Cola HBC" in this offer to exchange/prospectus.
Robert Ryan Rudolph	Director	Switzerland	See the section "—Coca-Cola HBC" in this offer to exchange/prospectus.
Danielle Schroeder	Director	Luxembourg
Principal Occupation or Employment: Manager and Director
Name of Organization: Sofinex S.A.
Principal Business: Chartered accountants, company management
Address: 21, Boulevard de la Pétrusse, L-2320 Luxembourg
Past Occupation or Employment: Managing Director
Name of Organization: CIMA S.A.
Luxembourg Principal Business: Consulting and accounting
Address: 21, boulevard de la Pétrusse, L-2320 Luxembourg
Stefan Breitenstein	Director	Switzerland	Principal Occupation or Employment: Attorney-at-law Name of Organization: Lenz & Staehelin, Attorneys-at-Law Principal Business: Law firm Address: Bleicherweg 58, CH-8002 Zürich, Switzerland

        During the past five years, to the knowledge of Coca-Cola HBC, neither Kar-Tess Holding nor any of its directors (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

        As of the date of this offer to exchange/prospectus, Mrs. Danielle Schroeder, a director of Boval S.A. and Kar-Tess Holding, beneficially owns an aggregate of 8,250 Coca-Cola Hellenic Shares.

Boval S.A.

        Boval S.A. is the majority shareholder of Kar-Tess Holding. Boval S.A. is a corporation organized under the laws of Luxembourg. The principal business of Boval S.A. is to operate as a holding company. The principal business and office address of Boval S.A. is 21, Boulevard de la Pétrusse, L-2320 Luxembourg. The name, current principal occupation or employment and material occupations, positions, offices or employment during the past five years of each director of Boval S.A. are set forth below. The business address and phone numbers of each director is care of Boval S.A., 21, Boulevard de la Pétrusse, L-2320 Luxembourg, Luxembourg and +352 48 81 81 310, respectively. Boval S.A. does not have any executive officers.

Name	Title	Citizenship	Principal Occupation or Employment
Anastassis George David	Director	United Kingdom and Cyprus	See the section "—Coca-Cola HBC" in this offer to exchange/prospectus.
George David	Director (Chairman of the Board)	United Kingdom and Cyprus	See the section "—Coca-Cola HBC" in this offer to exchange/prospectus.
Anastasios P. Leventis	Director	United Kingdom	See the section "—Coca-Cola HBC" in this offer to exchange/prospectus.
Patrick K. Oesch	Director	Switzerland	See the section "—Coca-Cola HBC" in this offer to exchange/prospectus.
Danielle Schroeder	Director	Luxembourg	See the section "—Kar-Tess Holding" in this offer to exchange/prospectus.
Stefan Breitenstein	Director	Switzerland	See the section "—Kar-Tess Holding" in this offer to exchange/prospectus.
Michael Staub	Director	Switzerland	Principal Occupation or Employment: Director Name of Organization: Alpheus Administration Services AG Principal Business: Family office Address: Toedistrasse 44, 8002 Zürich

        During the past five years, to the knowledge of Coca-Cola HBC, neither Boval S.A. nor any of its directors (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Usoni S.A.

        Usoni S.A. is, along with O&R Holdings Ltd., a minority shareholder of Kar-Tess Holding. Usoni S.A. is a corporation organized under the laws of Panama. The principal business of Usoni S.A. is to operate as a holding company. The principal business and office address of Usoni S.A. is Via General Nicanor A. de Obarrio, 50th Street, Bancomer Plaza, 4th Floor, Panama City, Panama. The name, current principal occupation or employment and material occupations, positions, offices or employment during the past five years of each director of Usoni S.A. are set forth below. Unless otherwise indicated, the business address and phone numbers of each director is c/o Usoni S.A., Via

General Nicanor A. de Obarrio, 50th Street, Bancomer Plaza, 4th Floor, Panama City, Panama and +352 48 81 81 310, respectively. Usoni S.A. does not have any executive officers.

Name	Title	Citizenship	Present Principal Occupation or Employment
Stefan Breitenstein	Director	Switzerland	See the section "—Kar-Tess Holding" in this offer to exchange/prospectus.
Robert Ryan Rudolph	Director	Switzerland	See the section "—Coca-Cola HBC" in this offer to exchange/prospectus.
Michael Staub	Director	Switzerland	See the section "—Boval S.A." in this offer to exchange/prospectus.
Alex Wittmann	Director	Switzerland	Principal Occupation or Employment: Attorney-at-Law Name of Organization: Lenz & Staehelin, Attorneys-at-Law Principal Business: Law firm Address: Bleicherweg 58, CH-8002 Zürich, Switzerland

        During the past five years, to the knowledge of Coca-Cola HBC, neither Usoni S.A. nor any of its directors (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

O&R Holdings Ltd.

        O&R Holdings Ltd. is, along with Usoni S.A., a minority shareholder of Kar-Tess Holding. O&R Holdings Ltd.is a corporation organized under the laws of the British Virgin Islands. The principal business of O&R Holdings Ltd. is to operate as a holding company. The principal business and office address of O&R Holdings Ltd. is 3076 Sir Francis Drake's Highway, Road Town, Tortola, British Virgin Islands. The name, current principal occupation or employment and material occupations, positions, offices or employment during the past five years of each director of O&R Holdings are set forth below. Unless otherwise indicated, the business address and phone numbers of each director is c/o O&R Holdings Ltd., 3076 Sir Francis Drake's Highway, Road Town, Tortola, British Virgin Islands and +352 48 81 81 310, respectively. O&R Holdings Ltd. does not have any executive officers.

Name	Title	Citizenship	Present Principal Occupation or Employment
Patrick K. Oesch	Director	Switzerland	See the section "—Coca-Cola HBC" in this offer to exchange/prospectus.
Robert Ryan Rudolph	Director	Switzerland	See the section "—Coca-Cola HBC" in this offer to exchange/prospectus.

        During the past five years, to the knowledge of Coca-Cola HBC, neither O&R Holdings Ltd. nor any of its directors (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Boval Limited

        Boval Limited is the sole shareholder of Boval S.A. Boval Limited is a limited liability company organized under the laws of the Republic of Cyprus. The principal business of Boval Limited is to operate as a holding company. The principal business and office address of Boval Limited is Christodoulou Chatzipavlou 221, Helios Court, 1st Floor, 3036 Limassol, Cyprus. The name, current principal occupation or employment and material occupations, positions, offices or employment during the past five years of the director of Boval Limited is set forth below. Boval Limited does not have any executive officers.

Name	Title	Domicile	Principal Occupation or Employment
Chelco Management Services Limited	Director	Cyprus	Business Address: Christodoulou Chatzipavlou 221, Helios Court, 1st Floor, 3036 Limassol, Cyprus Phone Number: +357 25340602 Principal Business: limited liability company administration

        During the last five years, neither Boval Limited nor, to the knowledge of Boval Limited, the person set forth above (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Lavonos Ltd.

        Lavonos Ltd., as nominee for Torval Investment Corp., is the sole shareholder of Boval Limited. Lavonos Ltd. is a corporation organized under the laws of the British Virgin Islands. The principal business of Lavonos Ltd. is to operate as a holding company. The principal business and office address of Lavonos Ltd. is 3076 Sir Francis Drake's Highway, Road Town, Tortola, British Virgin Islands. The name, current principal occupation or employment and material occupations, positions, offices or employment during the past five years of each director of Lavonos Ltd. are set forth below. Unless otherwise indicated, the business address and phone number of each director is c/o Lavonos Ltd., 3076 Sir Francis Drake's Highway, Road Town, Tortola, British Virgin Islands and +1 284 494 11 22, respectively. Lavonos Ltd. does not have any executive officers.

Name	Title	Citizenship	Principal Occupation or Employment
Robert Ryan Rudolph	Director	Switzerland	See the section "—Coca-Cola HBC" in this offer to exchange/prospectus.
Stefan Breitenstein	Director	Switzerland	See the section "—Kar-Tess Holding" in this offer to exchange/prospectus.
Michael Staub	Director	Switzerland	See the section "—Boval S.A." in this offer to exchange/prospectus.

        During the last five years, neither Lavonos Ltd. nor, to the knowledge of Lavonos Ltd., any of the persons set forth above (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Torval Investment Corp.

        Torval Investment Corp. is the sole shareholder of Lavonos Ltd. Torval Investment Corp. is a corporation organized under the laws of The Bahamas. The principal business of Torval Investment Corp. is to operate as a holding company. The principal business and office address of Torval Investment Corp. is Ocean Centre, Montagu Foreshore, East Bay Street, Nassau, New Providence, The Bahamas. The name, current principal occupation or employment and material occupations, positions, offices or employment during the past five years of each director of Torval Investment Corp. are set forth below. Unless otherwise indicated, the business address and phone number of each director is c/o Ocean Centre, Montagu Foreshore, East Bay Street, Nassau, New Providence, The Bahamas and +1 242 322 85 71 Extension 9, respectively. Torval Investment Corp. does not have any executive officers.

Name	Title	Citizenship	Principal Occupation or Employment
George David	Director (Chairman of the Board)	United Kingdom and Cyprus	See the section "—Coca-Cola HBC" in this offer to exchange/prospectus.
Anastasios P. Leventis	Director	United Kingdom	See the section "—Coca-Cola HBC" in this offer to exchange/prospectus.
Haralambos K. Leventis	Director	United Kingdom	See the section "—Coca-Cola HBC" in this offer to exchange/prospectus.
Anastasios I. Leventis	Director	United Kingdom	Principal Occupation or Employment: Director Name of Organization: Nephelle Navigation Inc. Principal Business: Ship management Address: 1 Vas. Konstantinou Street, Athens, Greece
Patrick K. Oesch	Director	Switzerland	See the section "—Coca-Cola HBC" in this offer to exchange/prospectus.
Stefan Breitenstein	Director	Switzerland	See the section "—Kar-Tess Holding" in this offer to exchange/prospectus.
Michael Staub	Director	Switzerland	See the section "—Boval S.A." in this offer to exchange/prospectus.

        During the last five years, neither Torval Investment Corp. nor, to the knowledge of Torval Investment Corp., any of the persons set forth above (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Truad Verwaltungs AG

        Truad Verwaltungs AG, in its capacity as trustee of a private discretionary trust established for the primary benefit of present and future members of the family of the late Anastasios George Leventis, is the sole shareholder of Torval Investment Corp. Truad Verwaltungs AG is a corporation organized under the laws of Switzerland. The principal business of Truad Verwaltungs AG is to control and administer on a discretionary basis an estate in trust. The principal business and office address of Truad Verwaltungs AG is Bleicherweg 58, 8002 Zurich, Switzerland. The name, current principal occupation or employment and material occupations, positions, offices or employment during the past five years of each director of Truad Verwaltungs AG is set forth below. Unless otherwise indicated, the business address and phone number of each director is c/o Truad Verwaltungs AG, Bleicherweg 58, 8002 Zurich,

Switzerland and +41 58 450 80 00, respectively. Truad Verwaltungs AG does not have any executive officers.

Name	Title	Citizenship	Principal Occupation or Employment
Robert Ryan Rudolph	Director	Switzerland	See the section "—Coca-Cola HBC" in this offer to exchange/prospectus.
Stefan Breitenstein	Director	Switzerland	See the section "—Kar-Tess Holding" in this offer to exchange/prospectus.
Alex Wittmann	Director	Switzerland	See the section "—Usoni S.A." in this offer to exchange/prospectus.

        During the last five years, neither Truad Verwaltungs AG nor, to the knowledge of Truad Verwaltungs AG, any of the persons set forth above (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Securities Transactions

        As of the date of this offer to exchange/prospectus and except as otherwise set forth in the sections "Interests of Certain Persons in the Exchange Offer" and "—Security Ownership" in this offer to exchange/prospectus, to the knowledge of Coca-Cola HBC (i) neither Coca-Cola HBC nor any of its directors owns any Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (ii) neither Kar-Tess Holding nor any of its directors owns any Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (iii) neither Boval S.A. nor any of its directors owns any Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (iv) neither Usoni S.A. nor any of its directors owns any Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (v) neither O&R Holdings Ltd. nor any of its directors owns any Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (vi) neither Boval Limited nor any of its directors owns any Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (vii) neither Lavonos Ltd. nor any of its directors owns any Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (viii) neither Torval Investment Corp. nor any of its directors owns any Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (ix) neither Truad Verwaltungs AG nor any of its directors owns any Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs and (x) none of Messrs. George A. David, Haralambos K. Leventis, Anastasios P. Leventis and Anastassis David owns any Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs.

        In the 60 days prior to the date of this offer to exchange/prospectus and except as otherwise set forth in this offer to exchange/prospectus, to the knowledge of Coca-Cola HBC (i) neither Coca-Cola HBC nor any of its directors have effected any transactions in Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (ii) neither Kar-Tess Holding nor any of its directors have effected any transactions in Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (iii) neither Boval S.A. nor any of its directors have effected any transactions in Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (iv) neither Usoni S.A. nor any of its directors have effected any transactions in Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (v) neither O&R Holdings Ltd. nor any of its directors have effected any transactions in Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (vi) neither Boval Limited nor any of its directors have effected any transactions in Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (vii) neither Lavonos Ltd. nor any of its directors have effected any transactions in Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (viii) neither Torval Investment Corp. nor any of its directors have effected any transactions in Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (ix) neither Truad Verwaltungs AG nor any of its directors have effected any transactions in Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs and (x) none of Messrs. George A. David, Haralambos K. Leventis, Anastasios P. Leventis and Anastassis David have effected any transactions in Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs.

COMPARISON OF RIGHTS OF HOLDERS OF COCA-COLA HBC SECURITIES AND COCA-COLA HELLENIC SECURITIES

        Upon completion of the exchange offer, holders of Coca-Cola Hellenic Shares that are validly tendered and accepted for exchange in the exchange offer will receive in exchange Coca-Cola HBC Shares, which may be issued in the form of Coca-Cola HBC ADSs. If a holder surrenders its Coca-Cola HBC ADSs to the Coca-Cola HBC depositary and withdraws the underlying Coca-Cola HBC Shares, it will become a shareholder of Coca-Cola HBC.

        The rights and obligations of holders of Coca-Cola HBC ADSs under the Coca-Cola HBC deposit agreement are described under the heading "Description of the Coca-Cola HBC American Depositary Shares" of this offer to exchange/prospectus. Those rights and obligations are substantially similar to the rights and obligations of holders of Coca-Cola Hellenic ADSs under the Coca-Cola Hellenic Deposit Agreement. Certain limitations described under the section with the heading "Description of the Coca-Cola HBC Shares and Articles of Association—Provisions Relating to Takeovers" of this offer to exchange/prospectus also apply to holders of Coca-Cola HBC ADSs in substantially the same manner as they would apply to holders of Coca-Cola HBC Shares.

        The summary in this section is qualified in its entirety by reference to, and is subject to, the detailed provisions of applicable Swiss law and Greek law, the full articles of association of Coca-Cola HBC in German, an English translation of which has been filed as an exhibit to the registration statement on Form F-4 of which this offer to exchange/prospectus is a part, and the full articles of association of Coca-Cola Hellenic in Greek, an English translation of which has been filed as an exhibit to the Coca-Cola Hellenic 2012 Form 20-F incorporated by reference into this offer to exchange/prospectus. This is a summary only and therefore does not contain all of the information that may be important to you. For more complete information, you should read Coca-Cola HBC's articles of association, Coca-Cola Hellenic's articles of association and the applicable provisions of Swiss law and Greek law. You should also read the summary description of the Coca-Cola HBC Shares under the "Description of the Coca-Cola HBC Shares and Articles of Association," as it includes additional information about the rights of holders of Coca-Cola HBC Shares. To learn where you may obtain these documents, see the "Where You Can Find More Information" section of this offer to exchange/prospectus.

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares
Rights to Dividends and Similar Distributions

Although the determination of the record and payment dates may be delegated to the board of directors, shareholders must approve in advance dividend distributions. Dividends may be paid only if there are sufficient profits as shown in the balance sheet or distributable reserves to allow the distribution of a dividend, both based on the audited unconsolidated statutory financial statements approved by the shareholders.

In the case of holding companies, the general reserves, which include share premiums, are generally considered as distributable to the extent they exceed 20 percent of the share capital. The payment of interim dividends out of profits of the current business year which are not yet shown in an audited and approved unconsolidated balance sheet is not permitted. The company is required to retain at least five percent of the annual net profits as general reserves for so long as these reserves amount to less than 20 percent of the paid-up nominal share capital (art. 671 of the Swiss Code of Obligations).

In addition to the requirement that the declaration of a dividend be approved by the general meeting of shareholders, the auditors must confirm that the dividend proposal of the board of directors conforms to statutory requirements and the articles of association (art. 728a of the Swiss Code of Obligations).

Coca-Cola Hellenic may only pay dividends out of its distributable net profits on an unconsolidated basis for the preceding financial year and any distributable reserves minus any losses carried forward from previous years after the annual unconsolidated financial statements maintained in euros are approved by the general assembly of shareholders.

Under Greek law, Coca-Cola Hellenic may also distribute an interim dividend with the approval of the board of directors if, at least 20 days before such distribution, the board of directors prepares a special purpose financial statement which is submitted to the Greek Ministry of Development and is published in the Greek Government Gazette and in a Greek financial newspaper. Such dividends cannot exceed one-half of the net profits set forth in such financial statement. The board of directors has the authority to declare and pay such dividends without obtaining the approval of shareholders in a general assembly of shareholders.

Under Greek law and Coca-Cola Hellenic's articles of association, before the payment of dividends, Coca-Cola Hellenic is required to allocate at least five percent and up to a maximum of thirty percent of such net profits for the formation of an ordinary reserve until this reserve equals at least one third of Coca-Cola Hellenic's share capital.

After Coca-Cola Hellenic has made the relevant deductions for the formation of a reserve account, Coca-Cola Hellenic is required to pay dividends which must be at least 35 percent of its adjusted after-tax profit (on an unconsolidated basis) after subtracting any allocation to the abovementioned statutory reserve account and any gains arising from the disposal of a 20 percent or more shareholding in a subsidiary held by Coca-Cola Hellenic for a period exceeding 10 years.

The amount distributed to shareholders may not exceed the aggregate of the accumulated earnings and any reserves approved for distribution by the shareholders, less the amount required to be retained as a reserve under Greek law and Coca-Cola Hellenic's articles of association.

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares
Coca-Cola Hellenic may not distribute dividends to the extent that it would reduce shareholders' equity below the aggregate of Coca-Cola Hellenic's paid-up share capital and any statutory reserves.

To the extent dividends may be paid as described above, the general assembly has considerable discretion to determine the amount of dividend or to refuse any dividend. In the case of Coca-Cola HBC, the general assembly resolves on dividend payments by an absolute majority of the votes cast. If no such majority is reached, no dividend payments will be made as a matter of principle.
The general assembly may with a majority of 65 percent of the paid-up share capital resolve that the above minimum dividend is not paid to the shareholders, in which case this amount is transferred to a special reserve account to be capitalized within the next four years (through the granting of bonus shares to the shareholders). Moreover, the general assembly may with a majority of 70 percent of the paid-up share capital exclude the distribution of the above minimum dividend.

Within six months following the end of Coca-Cola Hellenic's financial year, an annual general assembly of Coca-Cola Hellenic's shareholders is convened in the manner described below to approve Coca-Cola Hellenic's financial statements and the distribution of a dividend to shareholders with respect to the previous financial year.

Under currently applicable Swiss law, distributable profits and reserves are accounted in Swiss Francs. As a consequence, dividends are typically declared in Swiss Francs.

However, Coca-Cola HBC expects to convert such dividends and pay them in Euros.

Dividends are usually due and payable promptly after the shareholders' resolution relating to the allocation of profits has been passed by the general meeting. Under Swiss law and the articles of association, the statute of limitations with respect to dividend payments is five years.	Dividends are declared in and paid in euros. Dividends not claimed by shareholders within five years of the end of the relevant date of declaration are forfeited in favor of the Hellenic Republic.

In addition, Swiss law allows the reduction of share capital, which may, among other things, involve a repayment of nominal values or share repurchases. Such reduction is subject to several conditions, which include, amongst others, that the shareholders resolve on such reduction, that an admitted audit expert certifies the company's debts being covered, and that creditors are granted a time period of two months to demand that their claims be satisfied or secured. Coca-Cola HBC's articles of association require a shareholders' majority of at least two-thirds of the voting rights represented for a capital reduction.
Greek law also allows the reduction of share capital and the distribution of the respective amount to the shareholders. Such reduction and distribution is subject to several conditions, which include, amongst others, that the shareholders resolve on such reduction on an increased quorum and majority, which is met when shareholders holding at least 67 percent of the paid-up share capital are present or represented, and at least two-thirds (2/3) of the votes represented at such meeting vote in favor of such reduction, provided, however, that such majority cannot be less than 50 percent of Coca-Cola Hellenic's shares plus

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares
one share, and that creditors are granted a time period of 60 days to demand that their claims be satisfied or secured.
Repurchase of Own Shares

Under Swiss law and in contrast to the legal situation in EU member states, the board of directors may decide to purchase own shares in the company (treasury shares) without prior shareholders' approval. The company, however, is only allowed to purchase and hold a certain amount of own shares. Under art. 659 ff. of the Swiss Code of Obligations, a company may acquire its own shares, whether directly or through subsidiaries in which it owns a majority interest, only if freely distributable reserves on its unconsolidated, statutory balance sheet are available and if the combined nominal value of all own shares held does not exceed ten percent of the share capital. If registered shares are acquired in connection with a restriction on transferability, the fore-going upper limit is 20 percent. The company's own shares which exceed the threshold of ten percent of the share capital must be sold or cancelled by means of a capital reduction within two years. The voting rights relating to the company's own shares and the rights associated therewith are suspended. Further, the company must recognize a separate, non-distributable reserve on its unconsolidated, statutory balance sheet in the amount equivalent to the cost of acquiring its own shares.

Pursuant to Greek law, a company may, under limited circumstances, purchase its own shares either directly or through a person acting on its behalf, following specific authorization granted by the general assembly of its shareholders and upon terms and conditions set forth in the relevant resolution, including the maximum number of shares that may be acquired, the period for which such approval is granted (which may not exceed 24 months) and the minimum and maximum values to be paid. Purchases of ordinary shares by Coca-Cola Hellenic or any other person acting on its behalf are subject to the following limitations:

1.     the total nominal value of the ordinary shares held in treasury by Coca-Cola Hellenic (including ordinary shares held by a third party on behalf of Coca-Cola Hellenic but excluding those shares acquired for distribution to employees of Coca-Cola Hellenic or its affiliates) may not at any time exceed ten percent of its paid-up share capital;

2.     acquisitions of ordinary shares (including ordinary shares already acquired by a third party acting on behalf of Coca-Cola Hellenic) should not result in a reduction of Coca-Cola Hellenic's net assets, such that net assets, are less than its share capital plus non-distributable reserves; and

3.     ordinary shares to be acquired must be fully paid-up.

None of the above restrictions apply in the case of:

(a)   shares that are acquired pursuant to a share capital decrease or through a share buy-out;

(b)   shares acquired as a result of a total transfer of assets;

(c)   shares fully paid up and acquired without consideration (gift);

(d) shares acquired pursuant to an obligation arising by law or court decision with the purpose of protecting minority shareholders, especially in the case of a merger, change of the company

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares

objects or legal form, change of nationality or the imposition of restrictions on the transfer of shares, as well as shares acquired to satisfy obligations of Coca-Cola Hellenic under an exchangeable bond; and

(e)   shares fully paid up and acquired by auction through compulsory enforcement to satisfy Coca-Cola Hellenic's claims against the owner of such shares.

In all the above cases (b) through (e), the shares acquired must be transferred by Coca-Cola Hellenic within three years from the date on which they were acquired, unless the aggregate of treasury shares owned by Coca-Cola Hellenic does not exceed 10 percent of the total number of shares in Coca-Cola Hellenic. Any such shares that are not so transferred within three years from acquisition must be cancelled through a share capital decrease.

In addition share buy backs must comply with legislation prohibiting market abuse.
Shareholders' Meeting

Pursuant to Coca-Cola HBC's articles of association and Swiss law, the shareholders' meeting is the supreme body of the company. Its powers are determined by the law and, to a certain but limited extent, further powers may be conveyed by the articles of association. Ordinary and extraordinary shareholders' meetings may be held.

An ordinary general meeting of Coca-Cola HBC is to be held annually within six months following the close of the financial year. Extraordinary general meetings may be called as often as necessary.

Pursuant to Coca-Cola Hellenic's articles of association and Greek law, the general assembly of shareholders (which is the supreme corporate body of a Greek société anonyme) is entitled to decide on any and all of Coca-Cola Hellenic's affairs. Its resolutions are binding on Coca-Cola Hellenic's board of directors and executive officers as well as all shareholders, including those absent from the general assembly and those dissenting. The general assembly of shareholders must meet at least once each fiscal year, which date must be within six months following the end of Coca-Cola Hellenic's fiscal year.

The following exclusive and non-transferable powers will be vested exclusively in the shareholders' meeting:

1.     Amendments to the articles of association;

2.     Approval of the annual report and of the consolidated accounts;

3.     Approval of the company's stand-alone annual financial statement as well as resolutions on the allocation of the balance sheet profits, in particular the determination of dividends;

The general assembly is the only body competent to decide, among other matters:

1.     the extension of the duration of Coca-Cola Hellenic, the merger, revival, de-merger or dissolution of Coca-Cola Hellenic;

2.     amendments to Coca-Cola Hellenic's articles of association, subject to certain exemptions;

3. increases or reductions of Coca-Cola Hellenic's share capital (except for increases authorized by the board of directors, as described below);

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares

4.     Discharge of the members of the board of directors and of the Executive Board;

5.     Election of the members of the board of directors and the auditors;

6. Resolutions on all other matters which, under the articles of association or according to the law, are in the exclusive competence of the general meeting or which have been submitted to the meeting for its decision by the board of directors.

4.     the issuance of profit participating bonds or convertible bonds (except for the issuance of convertible bonds authorized by the board of directors, as described below);

5.     election of the members of Coca-Cola Hellenic's board of directors, subject to certain exemptions;

6.     the appointment of auditors and liquidators;

7.     the distribution of annual profits, with the exception of the distribution of profits or non-mandatory reserves during a financial year, provided that the board of directors has been specifically authorized for this purpose by a shareholder resolution passed at the annual general meeting;

8.     the approval of the annual financial statements; and

9.     the filing of a lawsuit against any member of the board of directors or the auditors for negligence; and

10. the release of the board of directors and auditors from liability upon approval of the financial statements.
The general meeting may pass resolutions without regard to the number of shareholders present at the meeting or shares represented by proxy.
A simple quorum for Coca-Cola Hellenic's general assembly is met whenever shareholders holding at least 20 percent of the paid-up share capital are present or represented at the assembly. If a simple quorum is not achieved, the general assembly convenes again within 20 days from the date of the previous assembly. At such adjourned assembly, the general assembly is in quorum and decides lawfully on all items of the initial agenda irrespective of the paid-up share capital represented.

Certain extraordinary resolutions by the general assembly require an increased quorum to be present either in person or by proxy. These extraordinary resolutions include: (1) the change of Coca-Cola Hellenic's nationality, (2) the alteration of Coca-Cola Hellenic's objectives, (3) the amendment of the articles of association, (4) the increase of the shareholders' obligations, (5) the increase of the capital stock of Coca-Cola Hellenic, (6) the decrease of the capital stock, (7) the issuance of bond loans under article 3a of Codified Law 2190/1920, (8) the distribution of

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares

dividends and/or the alteration of the method of profits' distribution, (9) the establishment of extraordinary reserve funds or other reserve funds in excess of the compulsory reserve fund required pursuant to articles 26 of the articles of incorporation and the Law (Article 44 of Codified Law 2190/1920), (10) the merger of Coca-Cola Hellenic, (11) the extension of the duration of Coca-Cola Hellenic, (12) the dissolution of Coca-Cola Hellenic, (13) the entering of Coca-Cola Hellenic or any assets thereof into mandatory receivership or trusteeship (14) any restriction on or the abolition of pre-emptive rights, and (15) any other resolution stipulated by Greek law. In such cases, the general assembly is in quorum and decides lawfully on the items of the agenda when shareholders holding 67 percent of the paid-in capital stock of Coca-Cola Hellenic are present or represented thereat. If such quorum is not achieved, a second general assembly will be held that will require a quorum of 55 percent of the paid-up share capital and if such quorum is not achieved again, the quorum requirement for the third general assembly decreases to 50 percent plus one share of the paid-up share capital. Any such decision of a general assembly must be adopted by a majority of two-thirds (2/3) of the votes represented at the meeting. Such majority however cannot be less than 50 percent of Coca-Cola Hellenic's shares plus one share for the following matters: (1) the amendment of the articles of association, (2) the increase of the capital stock of Coca-Cola Hellenic, (3) the decrease of the capital stock, (4) the merging of Coca-Cola Hellenic, (5) the dissolution of Coca-Cola Hellenic, and (6) the entering of Coca-Cola Hellenic or any assets thereof into mandatory receivership or trusteeship.

If the initial invitation specifies the place and the time of the reiterative meetings in the event that a quorum is not achieved at the initial general meeting, then a new invitation shall not be required.

Unless mandatory statutory provisions or the articles of association provide otherwise, the general meeting passes its resolutions and performs elections with the absolute majority of the votes validly cast.
Except with respect to those items requiring an extraordinary quorum under the articles of association, the resolutions of the general assembly are adopted lawfully by an absolute majority of all votes represented thereat.

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares

According to art. 704 of the Swiss Code of Obligations, resolutions concerning the following items shall be passed by a majority of at least two-thirds of the voting rights represented and an absolute majority of the nominal value of shares represented:

1.     Any amendment of the company's objects;

2.     The introduction of shares with preferential voting rights;

3.     Any restriction on the transferability of registered shares;

4.     An authorized or contingent capital increase;

5.     A capital increase funded by equity capital, against contributions in kind or to fund acquisitions in kind and the granting of special privileges;

6.     Any restriction or cancellation of the subscription rights;

7.     A relocation of the seat of the company;

8. The dissolution of the company.

Coca-Cola Hellenic's articles of association and Greek law provide that upon request by shareholders representing five percent of Coca-Cola Hellenic's paid-up share capital, the resolution of any matter included on the agenda for the general assembly must be adopted by a roll call. Furthermore, upon request by shareholders representing five percent of Coca-Cola Hellenic's paid-up share capital, the chairman of the general assembly is obliged to allow one postponement of the adoption of resolutions in dispute by the general assembly, provided an adjourned meeting is convened within 30 days to resolve upon the relevant issues.

Shareholders holding 33 percent of Coca-Cola Hellenic's share capital represented in a general meeting may oppose the approval of a contract of any nature between Coca-Cola Hellenic and its management, the persons controlling Coca-Cola Hellenic, their relatives up to the third degree and any legal entity controlled by them. Such restriction is not applicable to contracts that are within the ordinary course of business of Coca-Cola Hellenic. The approval of the general meeting may be granted at a later stage following

Furthermore, other mandatory provisions of Swiss law require similar or higher supermajorities, such as in respect to mergers, demergers and transformations in accordance with the Merger Act. In addition, provisions of the articles of association which require larger majorities than those prescribed by law may themselves be introduced only with the proposed majority.

Currently, the articles of association of Coca-Cola HBC contain certain additional supermajorities:

1. two-thirds of the voting rights represented and an absolute majority of the nominal value of shares represented for (i) amendments of the articles of association; (ii) capital increases and decreases; (iii) merger (either by absorption or combination) of the company with or into another unaffiliated company or another business combination having substantially similar economic effect, provided that the enterprise value of such other company exceeds 25 percent of the company's enterprise value; and (iv) any change to the supermajority requirements above.
the signing of the contract. However, the approval may not be granted if shareholders holding five percent or more of Coca-Cola Hellenic's shareholding represented in the general meeting object to the decision.

Shareholders holding ten percent or more of Coca-Cola Hellenic's paid-up share capital have the right to object to the approval by Coca-Cola Hellenic's shareholders at a general meeting of any remuneration or compensation granted to the directors not expressly provided for by Greek law or Coca-Cola Hellenic's articles of association.

Furthermore, shareholders holding 20 percent or more of Coca-Cola Hellenic's paid-up share capital have the right to petition at any time a competent court to order an audit in connection with a possible mismanagement of Coca-Cola Hellenic's corporate affairs. The petitioners must show probable cause before the court will order an audit. A similar right is available to shareholders holding five percent or more of Coca-Cola Hellenic's paid-up share capital with respect to alleged breaches of the law, Coca-Cola

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares

2.     75 percent of the voting rights represented and an absolute majority of the nominal value of shares represented for the exclusion or limitation of subscription rights, advance subscription rights or pre-emptive rights relating to the resale of treasury shares, and for any change to this supermajority requirement;

3. 80 percent of the voting rights outstanding and exercisable in accordance with the law and the articles of association and an absolute majority of the nominal value of shares represented for resolutions concerning the dissolution with liquidation of the company, and for any change to this supermajority requirement.
Hellenic's articles of association or decisions of the general meeting. Such shareholders must petition the court within three years from the approval of the financial statements for the year in which the alleged breaches occurred.

The board of directors shall determine the time and location of the general meeting which can be held outside of Switzerland. General meetings are conducted in English, unless otherwise determined by the board of directors.
The general assembly is held obligatorily at the registered offices of Coca-Cola Hellenic or in the district of another municipality within the prefecture of the registered office or other municipality neighboring that of the registered office. The meeting is held in Greek.

General meetings are convened by the board of directors and, if necessary, by the auditors. Notice of a general meeting shall be given by means of a single publication in the Swiss Official Gazette of Commerce (Schweizerisches Handelsamtsblatt) at least 20 days prior to the meeting. The notice of the general meeting must indicate the day, time and place of the meeting, the agenda, the proposals of the board of directors and the proposals of shareholders which have requested either a meeting or that an item be put on the agenda.
The general assembly is convened by the board of directors or through shareholder petition either personally or through a representative, as described below. Notice of a meeting is given by means of a public invitation that is published in accordance with Greek law at least 20 days prior to the meeting.

One or more shareholders whose combined shareholdings represent at least five percent of the company's share capital registered in the commercial register may request that a general meeting be convened. Such request must be communicated to the board of directors in writing and specify the purpose of the meeting, the agenda and the corresponding motions to be submitted.
Coca-Cola Hellenic's articles of association and Greek law provide that upon request by shareholders representing at least five percent of Coca-Cola Hellenic's paid-up share capital, the board of directors is obliged to convene an extraordinary general assembly of shareholders within 45 days of service of the request. The request must contain the subject matter of the agenda.

The board of directors, or any other body lawfully convening the general meeting, shall announce the items on the agenda. One or more shareholders whose combined shareholdings represent an aggregated par value of at least CHF 1,000,000, or at least five percent of the company's share
Except in the case of meetings that are convened at the request of shareholders, the board of directors shall determine the items on the agenda of any general assembly meeting. One or more shareholders whose combined shareholdings represent at least five percent of Coca-Cola

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares
capital registered in the commercial register may request that an item be put on the agenda. Such request must be communicated to the board of directors in writing at least 45 days prior to the general meeting and specify the item on the agenda and the corresponding motion.	Hellenic's paid-up share capital may request that an item be put on the agenda of a general assembly that has already been convened by the board of directors. Such request must be received by the board of directors at least 15 days prior to the general assembly and specify the item on the agenda.

The company's business report and auditor's report must be made available for inspection by the shareholders at its place of incorporation not later than 20 days prior to the general meeting. Each shareholder is entitled to request immediate delivery of a copy of these documents free of charge. Shareholders of record will be notified of this right in writing.
At least ten days prior to any ordinary general assembly meeting, Coca-Cola Hellenic mustdeliver a copy of the annual financial statements, balance sheet and related reports of the board of directors and auditors to any shareholder who has requested such information.

Under the articles of association, any shareholder may request, until five days prior to a general assembly meeting, that the board provide to the general assembly specific information regarding Coca-Cola Hellenic's affairs, to the extent such information may be useful for the assessment of matters on the agenda of such meeting. Additionally, subject to certain exceptions, the board of directors must provide to the general assembly additional information regarding the conduct of Coca-Cola Hellenic's affairs, if such information is requested by shareholders representing 20 percent of Coca-Cola Hellenic's paid-up share capital and the relevant request is submitted up to five days prior to the general meeting. The board of directors may refuse to provide any such information for any valid material reason which is recorded in the minutes.
Voting Rights and Share Registration

In a general meeting, subject to the restrictions on voting rights described under the heading "Description of Coca-Cola HBC Shares and Articles of Association—Provisions Relating to Takeovers" of this offer to exchange/prospectus, each share entitles the holder to one vote, provided that its holder or usufructuary has been duly registered with voting rights in accordance with article 7 of the articles of association until a specific qualifying day (record date) designated by the board of directors. In the absence of such designation, the record date shall be ten days prior to the general meeting. The board of directors may, in the notice of a general meeting or in general regulations or directives, specify or supplement these rules.	Each ordinary share gives the holder the right to cast one vote at the shareholders' general assembly.

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares
To be able to participate in general meetings and to exercise their voting rights or to assert other rights related to voting rights, holders of shares in the company must apply to the company for registration in its share register (Aktienregister) as shareholders with voting rights.	A shareholder is deemed to be a person who is registered in the records of the Central Securities' Depositary.

In order to be registered in the share register, shareholders must indicate the full name, address and nationality (in case of legal entities, the company name and registered office) of the holders and usufructuaries of the shares and explicitly declare to be the beneficial owner of these shares, i.e. to have acquired and to hold these shares in their own name and for their own account. Otherwise, acquirers of registered shares applying for registration shall be recorded as shareholder without voting rights. However, the board of directors may record any nominee (i.e., a financial intermediary who does not expressly declare in the application form to hold the shares for its own account) as a shareholder with voting rights if and to the extent in the application for registration or thereafter upon request by Coca-Cola HBC, such nominee discloses to Coca-Cola HBC the name, address and shareholding of all such beneficial owners to whom the nominee's shares to be recorded in the share register with voting rights are attributable. The board of directors shall enter into a contractual agreement with such a nominee which, among other things, further specifies the disclosure of beneficial owners and contains rules regulating, without limitation, the representation of shareholders and the voting rights and it may withhold registration with voting rights until the nominee has entered into such agreement.
In order to be registered in the records of the Central Securities' Depositary, shareholders must indicate the full name, address and nationality (in case of legal entities, the company name and registered office) of the holders and usufructuaries of the shares.

In addition, the articles of association of Coca-Cola HBC contain restrictions on registration in the share register with voting rights and restrictions on voting rights applying to an aggregated interest in shares of 30 percent or more and relating to certain takeover rules under the City Code, as further described under the heading "Description of Coca-Cola HBC Shares and Articles of Association—Provisions Relating to Takeovers" of this offer to exchange/prospectus.

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares
Furthermore, a shareholder recorded in the share register as a nominee shall exercise voting rights for no more than 2 percent of the number of shares recorded in the commercial register except if and to the extent such nominee votes upon and in accordance with instructions by the beneficial owners of the respective shares and discloses to Coca-Cola HBC the name, address and shareholding of such beneficial owners.

In the case of resolutions concerning the discharge of the members of the board of directors and of the Executive Board, the voting rights of persons who have participated in any manner in the management of the company shall be suspended.

By means of a written proxy, each shareholder may have his shares represented in a general meeting by a third person who needs not to be a shareholder. A shareholder recorded in the share register as a nominee may, however, have his Coca-Cola HBC Shares represented only by the beneficial owner of such shares disclosing to Coca-Cola HBC his name, address and shareholding or by another person disclosing to Coca-Cola HBC the same information relating to the beneficial owners of such shares.	By means of a written proxy, each shareholder may have his shares represented in a general assembly by a third person who needs not to be a shareholder.

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares
Capital Increases, Subscription Rights and Preemptive Rights

The share capital of the company may, by resolution of the general meeting of shareholders, and subject to the statutory pre-emption rights described below, be increased in consideration of cash contributions, in consideration of a contribution in kind or an intended acquisition of assets, by way of set-off or by a transformation of freely distributable reserves into share capital. Any such ordinary capital increase must be effected within three months. Further, the general meeting may, by way of amendment of the articles of association and subject to the statutory pre-emption rights described below, empower the board of directors to effect a share capital increase based on:

1.     authorized capital to be used at the discretion of the board of directors within a period not exceeding two years from approval by the general meeting of shareholders; and

2. conditional capital by stipulating in the articles of association that creditors of new bonds and similar debt instruments or employees will be granted rights to subscribe to new shares (conversion or option rights). In such a case, the share capital automatically increases whenever and to the extent that such conversion or option rights are exercised and the contribution obligations are discharged by set-off or payment.

Subject to pre-emptive rights, Coca-Cola Hellenic's share capital may be increased pursuant to a decision adopted by a shareholders' general meeting or its board of directors, provided a shareholders' general meeting has so authorized the board of directors. This decision of a general assembly requires a quorum of two-thirds of the paid-up share capital. If such quorum is not achieved, a second general assembly will be held that will require a quorum of 55 percent of the paid-up share capital and if such quorum is not achieved again, the quorum requirement for the third general assembly decreases to 50 percent of the paid-up share capital plus one share. This decision of a general assembly must be adopted by a majority of two-thirds (2/3) of the votes represented at the meeting, provided however that such majority cannot be less than 50 percent of Coca-Cola Hellenic's shares plus one share.

Coca-Cola Hellenic's share capital may also be increased pursuant to a decision adopted by its board of directors, provided a general assembly of shareholders has so authorized the board of directors. The amount of such increase cannot exceed the amount of Coca-Cola Hellenic's paid-up share capital as at the date such authority was given. This decision of the board of directors requires a majority of at least two thirds of the directors.

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares
The nominal amount by which the share capital may be increased in this contingent manner is not allowed to exceed one-half of the existing share capital.

Coca-Cola HBC's articles of association require a shareholders' majority of at least two-thirds of the voting rights represented to resolve on any capital increase (including any authorized or conditional capital increase).
Finally, Coca-Cola Hellenic's share capital may be increased through the issuance of (preference or not) redeemable shares with or without voting rights attached thereto.

Coca-Cola Hellenic is required to obtain approval from the Ministry of Development and the Athens Exchange, if Coca-Cola Hellenic decides to increase Coca-Cola Hellenic's share capital for any reason (other than pursuant to a stock option exercise), including for the purpose of a merger with another company or for the acquisition of shares in another company.

In the case of any capital increase (including any authorized or conditional capital increase), shareholders have statutory pre-emption rights under Swiss law. Such statutory pre-emption rights comprise so-called subscription rights in relation to the newly issued shares (regardless of the type of consideration for which such shares are issued) in proportion to their existing participation, and in the case of conditional capital (such as convertible bonds, warrants and options), the shareholders have so-called advance subscription rights to convertible bonds, warrants or options. A resolution by the general meeting to increase the share capital, however, may suspend these subscription rights, or authorize the board of directors to do so. Under the articles of association of Coca-Cola HBC, any such suspension, or authorisation to suspend, resolved by the shareholders requires a majority of 75 percent of the voting rights represented. In addition, under Swiss law, any such suspension, or authorization to suspend, (i) must be included in the articles of association in the case of authorised and conditional capital; (ii) is only valid for the specific ordinary, authorised or conditional capital increase to which it refers (and, therefore, only within the time limits which apply to such capital increases, i.e. up to three months for an ordinary capital increase and up to two years for an authorised capital increase);

Increases in Coca-Cola Hellenic's share capital decided by the general assembly of shareholders must be effected by amending Coca-Cola Hellenic's articles of association. All share capital increases which are not effected through contributions in kind shall be offered on a pre-emptive basis to the existing shareholders according to their shareholding participation in Coca-Cola Hellenic, unless the pre-emptive rights of the shareholders have been limited or repealed by a decision of a general assembly taken by an increased quorum and increased majority. If and to the extent the existing shareholders do not exercise their pre-emptive rights within the prescribed period (which must be at least 15 days), the board of directors can freely dispose of the unsubscribed shares (or convertible bonds, as the case may be).

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares
(iii) may only be resolved for important reasons (e.g., in relation to acquisitions, the participation of employees in the share capital or the placement of shares at market prices in the international capital markets) and cumulatively; (iv) must not result in any improper advantage or disadvantage to the parties involved.

In addition, article 10 of the articles of association of Coca-Cola HBC grants proportionate pre-emptive rights to existing shareholders where Coca-Cola HBC, either directly or through its subsidiaries, resells own shares (i.e., treasury shares) or options, futures or similar financial instruments in respect of its own shares. These pre-emptive rights relating to resale of own shares shall be excluded (or may be excluded by the board of directors) to the extent the articles also exclude (or authorize the board of directors to exclude) subscription rights and advance subscription rights, respectively in connection with an issuance of shares out of authorized or conditional capital or if own shares are used for employee participation plans. At completion of the exchange offer, the articles of association only exclude subscription rights in relation to the acquisition of Coca-Cola Hellenic for up to two years after the completion of the exchange offer and for employee options. In addition, the general meeting may, by a majority of 75 percent of the voting rights represented suspend such pre-emptive rights relating to a resale of own shares without giving reasons for up to one year.
Board of Directors

The board of directors is entrusted with the ultimate direction of the company as well as with the supervision of the management of the company. The board of directors represents the company towards third parties and deals with all matters which are not delegated to or reserved for another corporate body of the company by statute or the articles of association.
Coca-Cola Hellenic is administered by the board of directors, which represents Coca-Cola Hellenic before third parties as well as before any other public, judicial or any other authority. The board of directors is entitled by its special resolution to assign the representation of Coca-Cola Hellenic to one or more persons irrespective of their being members or not of the board of directors.

According to the articles of association of Coca-Cola HBC, the board of directors consists of seven to fifteen members, and the directors are elected for a term of one year by Coca-Cola HBC's shareholders annually. The Organizational Regulations provide that the board of directors
The board of directors is composed of seven to fifteen members. The members of the board of directors are elected by the general assembly for a three year term, which may extend until the ordinary general meeting of their exit year. Under Greek law, directors may be removed at any time

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares

proposes for election by the general meeting such persons who have been recommended by the Nomination Committee after consultation with the Chairman. In addition, so long as Coca-Cola HBC is listed on the premium segment of the Official List of the United Kingdom Listing Authority, the board of directors has to include such number of independent non-executive board members as required under the United Kingdom Corporate Governance Code and the United Kingdom Listing Rules. The independence of board members shall be determined by the Coca-Cola HBC board, having regard to all applicable requirements, including the independence standards of the United Kingdom Corporate Governance Code.
by a resolution approved by a simple majority of shareholders present at a general meeting.

The members of the board of directors, may or may not be shareholders and are always re-electable.

Under Greek Corporate Governance law, at least one-third (1/3) of the members constituting the board of directors must be non-executive directors. Furthermore, at least two of the non-executive members of the board of directors must be independent.
In case of death or resignation of any board member, the board of directors may elect a permanent guest, who the Board will propose for election by the shareholders at the next general meeting.
In case of death, resignation or removal of any member(s) of the board of directors, the remaining members thereof, provided there are at least three, may either proceed with the management and representation of Coca-Cola Hellenic without the replacement of the lapsed members on condition that such number exceeds half of the members, as they had prior to the occurrence of the above events, or elect the substitutes of such members for the remainder of their term of office. The above election is announced by the board of directors at the next following general meeting which may replace the elected members, even if the relevant item had not been entered on the agenda. In any event, the remaining members of the board of directors, irrespective of their number, may convene a general meeting with the sole purpose of electing a new board of directors.

The board of directors constitutes itself. It elects among its members a chairman and a vice chairman, and appoints a secretary, who need not be a member of the board of directors. Subject to applicable law and the articles of association of Coca-Cola HBC, the board of directors may further regulate and determine its organization, in particular in the Organizational Regulations.
By absolute majority vote decision of the directors who are present or represented thereat, the board of directors, elects among its members, the Chairman and the Vice-Chairman, who replaces the Chairman when absent or hindered. In case the Vice-Chairman is also absent or hindered, same is replaced by another member of the board of directors to be designated by it. Also, the board, by absolute majority voting of the members who are present or represented, elects its

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares
Managing Director and its Secretary, while it may appoint as its Secretary a person who may not be a member of the board of directors. In the same manner that the Secretary is elected or appointed, one or more persons not necessarily members of the board of directors are elected and appointed as responsible for market police and criminal offences. Such elections are always being effected at the first Meeting of the board following the general assembly Meeting at which the partial or total renewal of the members of the board has taken place. The Chairman, Vice-Chairman, the Managing Director etc. may always be re-elected.

The board of directors has the following non-delegable and irrevocable duties:

1.     To ultimately direct the company, approve its strategy and issue the necessary regulations and directives, including the Organizational Regulations;

2.     To determine the organization;

3.     To perform a risk assessment and organize the internal control system;

4.     To organize the accounting, the financial control and the financial planning;

5.     To appoint and remove the persons entrusted with management and representation of the company;

6.     To ultimately supervise the persons entrusted with management, in particular with respect to compliance with the law and the articles of association of Coca-Cola HBC, regulations and directives;

7.     To prepare the business report as well as the general meeting and to implement the resolutions of the general meeting;

8.     To pass resolutions regarding the subsequent payment of capital with respect to non-fully paid in shares;

9. To pass resolutions regarding the increase of the share capital to the extent that such power is vested in the board of directors (article 651 paragraph 4 of the Swiss Code of Obligations), resolutions confirming increases in share capital and regarding the amendments to the articles of association of Coca-Cola HBC entailed thereby;

The board of directors, acting collectively is competent for the administration and management of Coca-Cola Hellenic's affairs. It decides on every matter concerning Coca-Cola Hellenic and carries out each and every action, except only those for which pursuant to the Law or the articles of association the general assembly of the shareholders is competent. Indicatively, but not by way of limitation, the board of directors:

1.     Represents judicially and extra-judicially Coca-Cola Hellenic;

2.     Initiates and carries out Court proceedings, makes confiscations, records mortgages and prenotations of mortgages, consents to their withdrawals, waives privileges, court actions and legal remedies, makes judicial and extra-judicial compromises and agrees to arbitrations;

3.     Acquires, creates or transfers in rem and in personam rights on movables and immovables, reservation made to the provisions of article 10 of the Codified Law 2190/1920, assumes obligations, concludes agreements, of any nature, reservation made to the provisions of Article 23a of Codified Law 2190/1920 and participates to public or other bids and auction sales;

4.     Hires, appoints and fires employees and agents of Coca-Cola Hellenic, determining their remuneration and salaries and grants and rescinds all general or special authorizations on behalf of Coca-Cola Hellenic;

5. Issues, accepts and signs or guarantees or endorses promissory notes, letters of credit, checks and, in general, all negotiable instruments;

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares

10.     To examine the professional qualifications of the auditors and specially qualified auditors in the cases in which the law requires the use of such auditors;

11.     To notify the court in case of over-indebtedness (Überschuldung); and

12. To perform all further duties conferred to the board of directors by mandatory law.
6.     In general determines the expenses of Coca-Cola Hellenic;

7.     Controls the books and the treasury of Coca-Cola Hellenic, prepares the annual financial statements, proposes the amortizations to be made of the installations and the writing-offs of doubtful claims and proposes the dividends and profits to be distributed;

8. Determines all matters pertaining to the internal operation of Coca-Cola Hellenic, issues the relevant regulations and, in general, performs any and all actions, pertaining to the management of Coca-Cola Hellenic and the administration of its assets, and possesses each and every power in connection with the administration of Coca-Cola Hellenic's interests and the performance of any action, whatsoever, aiming to the carrying-out of Coca-Cola Hellenic's purposes;
9. Decides in its discretion on the issuance of an ordinary bond loan or an exchangeable bond, specifying in such decision the amount, the type and the terms of the loan.

To the extent a duty is capable of being delegated, the board of directors may delegate duties or powers wholly or in part to individual members of the board of directors, to committees of the board of directors or to third persons in accordance with the Organizational Regulations. The Organizational Regulations provide that the board of directors will delegate the management of the business to the operating committee of the CCH Group acting under the CEO's leadership and to the CCH Group's executives, being the CEO, the other members of the operating committee, other direct reports of the CEO, and the country general managers. The operating committee is led by the CEO. The board of directors appoints the CEO among its members, upon proposal of the chairman and the nomination committee, for an indeterminate term of office and it approves other members of the operating committee upon proposal by the CEO.
The board of directors may by resolution delegate the exercise of all or part of its rights and authorities pertaining to the administration, management and representation of Coca-Cola Hellenic to one or more persons, irrespective of whether such persons are members of the board or not, specifying in such resolution the matters for which such authorities are delegated. The title and the delegated authority to each such person(s) is always determined by the resolution of the board of directors appointing them. The board of directors may also delegate Coca-Cola Hellenic's internal audit to one or more persons that are not members of the board or, if permitted by law, to members of the board. If provided in the relevant resolutions of the board of directors, the aforementioned persons may sub-delegate all or part of the powers that were assigned to them by the board, to other persons such as directors, employees, lawyers or other third parties.

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares

The Organizational Regulations further set out the organization of board meetings. According to the Organizational Regulations, a presence quorum of the majority of the board members, in person, by telephone or similar communications equipment is required, and board resolutions are adopted by the absolute majority of the votes cast. In the event of a tie, the chairman of the meeting has, in addition to his vote, the deciding vote. The quorum requirements do not apply to certain resolutions in connection with the implementation of a capital increase. The following matters require a presence quorum of eight board members and the approval by the votes of two-thirds of the board members present or represented at the relevant meeting, which is also required under the articles of association:

1.     to engage in any business other than the bottling of beverages;

2.     to incur any indebtedness, including in the form of guarantees, or approve capital expenditures in excess of €30,000,000;

3.     to enter into any arrangements providing for payments or other consideration in excess of €30,000,000;

4.     to sell, lease, exchange, transfer or otherwise dispose of all or substantially all of the group's assets or sell the majority of the value of the group's assets, if not in the ordinary course of business, unless such sale is in connection with a sale-leaseback transfer;

5.     to appoint or dismiss the CEO; and

6.     to approve the group's annual budget and annual business plan;

7.     to approve any recommendation to the shareholders to change the size of the board of directors;

8.     to approve any change in the size and composition of the nomination committee; and

9. to amend the section of the Organizational Regulations relating to the above matters.

With respect to personal matters the board of directors decides by secret ballot.

The board of directors is in quorum and meets validly whenever one half (1/2) plus one of its directors are present or represented thereat, but in no case can the number of the personally present directors be less than three. Except as discussed below with respect to items requiring an extraordinary quorum or as otherwise required by the Coca-Cola Hellenic articles, resolutions of the board of directors are validly adopted by an absolute majority of directors present or represented at a meeting.

For decisions which concern the items under (a) to (g) below, the board is in quorum and is validly meeting if at least three-fourths (3/4) of its members are present or represented thereat. (a) the proposal to change the company objects; (b) the undertaking by Coca-Cola Hellenic of obligations of any kind whatsoever, including guarantees and capital expenditure, the value of which exceeds the amount of $10,000,000; (c) the entering into any agreement, arrangement or contract involving payments or other consideration in excess of $10,000,000; (d) the sale, lease, exchange, transfer or otherwise disposing, directly or indirectly, in a single transaction or a series of related transactions of all or substantially all of the assets of Coca-Cola Hellenic, or any sale of a majority of the value of the assets of Coca-Cola Hellenic, when such disposition is not in the ordinary course of business (unless such sale is undertaken in connection with, or as a part of, a sale-lease back transfer); (e) the appointment of the Chief Executive Officer of Coca-Cola Hellenic; (f) approval of the annual budget; provided, however, that if no new annual budget is approved, the prior year's budget, adjusted for inflation, will be used in place of the new annual budget until the new annual budget is approved; and (g) the approval of any annual business plan submitted by company management. Resolutions in respect of those matters requiring an extraordinary quorum are validly adopted by the vote of a two-thirds (2/3) majority of directors present or represented at the relevant meeting.
Swiss law and the Organizational Regulations of Coca-Cola HBC do not provide for a possibility	Any member of the board absent for any reason from Meetings of the board of directors may be

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares
that board members are represented by another person in a board meeting.	represented by another member appointed by the absentee through letter, telex, cable or fax addressed to the board. In no case, however, can one member represent more than one other member.

According to the Organizational Regulations, the secretary keeps the board minutes, which contain all passed board resolutions and reflect in a general manner the considerations which led to the decisions taken; dissenting opinions of, and votes cast by, board members must also be reflected in the minutes. The minutes must be signed by the chairman and the secretary and must be made available for review prior to and approved at the next board meeting. Board members are entitled to examine the board minutes of any board meeting at any time.
The Secretary of the board of directors keeps minutes of the discussions and resolutions of the board of directors, which are entered into a special book and are signed by the directors personally present at the Meeting. The adopted resolutions are evidenced from these minutes. No member of the board of directors has the right to refuse to sign the minutes of a Meeting at which he was present. However, he is always entitled to request that his opinion be recorded in the minutes, if such opinion is different from that of the adopted resolution. In no case can the validity of a lawfully adopted resolution be affected by the non-signature of the minutes by a director present at the Meeting, provided mention of such refusal is made in the minutes. In the event that a meeting takes place via teleconference, the minutes of the meeting must be signed by the Chairman, the Vice-Chairman or the Managing Director. Copies or extracts from the minutes of the board of directors may be officially issued without further ratification by the Chairman, the Vice-Chairman or the Managing Director. Likewise, copies or extracts from the minutes of the board may also be issued by the Secretary or his/her alternate, as such persons have been specified by decision of the board of directors.

The Organizational Regulations further provide that the board meets as often as the business requires, at least four times a year. Board meetings can be held at the company's place of incorporation or at such other place as the chairman may determine from time to time. At least 75% of all regular board meetings are to be held in Switzerland.

In urgent cases or if the presence quorum has not been reached at a board meeting, the board of directors may also pass resolutions in writing, which are referred to as 'circular resolutions'. Circular resolutions require that more than two thirds of all board members cast a vote or give written notice that they abstain, the applicable majority is reached, and no board member

The board of directors meets at the registered office of Coca-Cola Hellenic, as required each time by law, the articles of association or the requirements of Coca-Cola Hellenic at a date and time fixed by the Chairman, or his/her substitute, or when at least two of its members request so in writing. The board of directors may convene at any other place in Greece or abroad in which Coca-Cola Hellenic or any member of the CCH Group is active. In addition, the board of directors may validly convene at any other place, whether in Greece or abroad, provided that all directors are present or represented at such meeting and no-one objects to the meeting taking place. The board of directors may convene also via teleconference.

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares
requests a board meeting within three business days.	The drawing up of minutes and the signing thereof by all the directors or their representatives is equivalent to a decision by the board of directors even if a meeting did not take place.

The members of the board of directors are entitled to reimbursement of all expenses incurred in the interests of Coca-Cola HBC as well as a remuneration for their services, as determined by the board of directors. Under the charter for the board committees, certain remuneration items are subject to approval or recommendation by the Remuneration Committee.
The members of the board of directors are entitled to remuneration for their services as determined by the board of directors. At the request of shareholders representing at least five percent of Coca-Cola Hellenic's paid-up share capital, the board of directors is generally required to announce at the annual meeting of the general assembly the amount of compensation, including in-kind benefits, paid in the previous two years to each director or to Coca-Cola Hellenic's managers, on the basis of any employment contract or otherwise.
Disclosure of shareholdings, takeover regulations and mandatory bid requirements

Swiss law, English law and Greek law provide for certain rules and protections of shareholders of domestic listed companies. Due to Coca-Cola HBC's cross-border structure, however, several of these rules do not apply to Coca-Cola HBC as if it were a Swiss company listed in Switzerland, an English company listed on the London Stock Exchange or a Greek company listed in Greece. In particular, the Swiss rules under the Swiss Stock Exchange Act on disclosure of shareholdings and tender offer rules under the Swiss Stock Exchange Act, including mandatory tender offer requirements and regulations of voluntary tender offers, which are typically available in relation to Swiss listed companies, do not apply to the company since it is not listed in Switzerland.

The United Kingdom Financial Services Authority has confirmed to Coca-Cola HBC that it does not deem the relevant provisions of Swiss law to be equivalent to certain requirements of the Transparency Directive where the issuer is not listed on a stock exchange in Switzerland. Therefore, the obligations pursuant to Chapters 4, 5 and 6 of the Disclosure and Transparency Rules implementing the Transparency Directive will apply to Coca-Cola HBC. Chapter 5 of the Disclosure and Transparency Rules will also therefore apply to holders of Coca-Cola HBC Shares so as to require them to comply with

Pursuant to Greek Law 3556/2007 (which implemented the Transparency Directive), when, as a result of a transfer of shares listed on the Athens Exchange, a person owns or indirectly controls a percentage equal to or in excess of five percent, ten percent, 15 percent, 20 percent, 25 percent, 33.3 percent, 50 percent or 66.6 percent of the voting rights of the relevant company, or such ownership or control falls below these levels, the holder is required to notify the issuer and the HCMC of his holdings and percentage of voting rights in writing within three trading days following the date he was informed or should have been informed of the acquisition or the sale of the shares (pursuant to a decision of the HCMC, the holder is considered to have been informed of the acquisition at the latest within two trading days following the transaction). When a person holds, directly or indirectly, more than ten percent of the voting rights of a company whose securities are listed on the Athens Exchange and the percentage of that person's voting rights therein increases or decreases by at least 3 percent of the total voting rights in the issuer, then that person is similarly required to notify the issuer and the HCMC within the same deadline as above. The issuer, in its turn, has the obligation to publicize the aforementioned acquisitions/disposals within two trading days.

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares
the major shareholding notifications required to be made under that Chapter of the Disclosure and Transparency Rules.

In addition, the City Code will not apply to the company by operation of law. However, in common with other overseas companies included in the FTSE UK Index Series, the company's articles of association incorporate certain takeover protections similar to those contained in the City Code, which are to be administered by the board of directors.

In particular, the articles of association provide that the company will use its reasonable endeavours to apply and abide by the General Principles of the City Code, comply with the provisions of the City Code applicable to an offeree if the company is subject to an offer or the board of directors would have reason to believe a bona fide offer might be imminent and, if the board of directors recommends the offer, obtain an undertaking from the offeror to comply with the City Code in relation to the conduct of that offer.

The articles of association of the company also include provisions that, are to a certain extent similar in effect to Rule 9 of the City Code relating to mandatory offers, subject to certain adaptations and limitations. These provisions will apply for as long as the City Code does not apply to Coca-Cola HBC. In particular, the articles of association of Coca-Cola HBC include specific provisions designed to prevent any person acquiring shares carrying 30 percent or more of the voting rights (taken together with any interest in shares held or acquired by the acquirer or persons acting in concert with the acquirer) except if (subject to certain exceptions) such acquisition would not have been prohibited by the City Code or if such acquisition is made through an offer conducted in accordance with the City Code. Accordingly, certain transactions may only be permitted if either an offer is made (and not subsequently withdrawn) in accordance with the mandatory bid provisions of Rule 9 of the City Code (with such amendments as the board of directors may consent to) or an offer is made in accordance with certain rules of the City Code applicable to voluntary offers. If a shareholder
Greek Law 3461/2006 (which implemented the EC Directive 2004/25) regulates the public takeover bids for securities that are listed on the Athens Exchange. Pursuant to such law, anyone who proceeds with a voluntary takeover bid for a public company is obliged to acquire the totality of the shares validly tendered, unless such person has limited his or her offer to a maximum amount of shares, in which case offerees should be satisfied pro rata. A person may further define a minimum number of shares which must be validly tendered, in order for the bid to remain in force. In addition, any person who acquires, directly or indirectly, shares and due to such acquisition holds more than one-third (1/3) of the total voting rights of a locally listed company, including any voting rights held by third parties acting on behalf of or in concert with such person, is obliged within 20 days to make a mandatory public takeover bid for the remaining shares of that company (subject to certain exceptions and qualifications). This same obligation applies where any person owning more than one-third (1/3), but less than 50%, of the total voting rights of Coca-Cola Hellenic acquires, directly or indirectly,

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares

does not comply with these provisions in the articles of association of Coca-Cola HBC, such shareholder will not be registered in the share register as a shareholder with voting rights exceeding 30 percent, and, to the extent already registered, the voting rights of his or her shares exceeding 30 percent of the voting rights will be suspended.
shares and thereby increases its stake by more than 3% of the total voting rights.

Any public takeover bid must be communicated in writing, prior to its announcement to the public, to the HCMC and the board of directors of the target company and by the end of the next day on the Athens Exchange's web site, the Athens Exchange's Daily Official List and the issuer's web site. The publication must be made in the Greek language, and so long as Coca-Cola Hellenic is listed on a foreign stock exchange, in the English language as well. In addition, the bidder must also issue and make public (following the approval of the HCMC) an information circular containing certain data required by Greek Law 3461/2006. The results of the bid are to be published within two business days from the end of the acceptance period.

Rule 9 of the City Code requires, broadly, a person to extend offers to the holders of any class of equity share capital whether voting or non-voting and also to holders of any other class of transferable securities carrying voting rights on certain prescribed terms (including in relation to conditionality and lapsing of the offer and consideration to be offered) when:

1.     such person acquires, whether by a series of transactions over a period of time or not, an interest in shares which (taken together with shares in which persons acting in concert with him are interested) carry 30 percent or more of the voting rights of a company; or

2.     such person, together with persons acting in concert with him, is interested in shares which in the aggregate carry not less than 30 percent of the voting rights of a company but does not hold shares carrying more than 50 percent of such voting rights and such person, or any person acting in concert with him, acquires an interest in any other shares which increases the percentage of shares carrying voting rights in which he is interested.

For so long as the Panel considers that Coca-Cola HBC is not subject to the provisions of the City Code, the Panel will not assume responsibility for ensuring compliance with the City Code in relation to Coca-Cola HBC. Instead, it will be a

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares

matter for the board to determine exercising its discretion in light of prevailing circumstances and in a manner consistent with its obligations under Swiss law and any specific provisions included in the articles of association of Coca-Cola HBC, subject to a determination by an independent expert appointed by the board if an affected shareholder challenges the determination of the board by giving notice to the board within three business days. As required by Swiss law, the board will always exercise its powers in good faith and in a manner it believes to be in the best interests of Coca-Cola HBC as a whole. The articles of association of Coca-Cola HBC provide that in exercising its powers under the articles of association of Coca-Cola HBC, the board will comply with the principle that all shareholders that are in the same position shall be treated equally in respect of the rights attaching to their shares and otherwise in accordance with their duties under applicable law. The board intends that the City Code should be observed and will exercise all discretion that the Panel would be permitted to exercise, if the City Code applied to Coca-Cola HBC, in accordance with the practice of the Panel at the time that the discretion is so exercised so far as the board considers it reasonably practicable and consistent with its obligations. Coca-Cola HBC has no method of ensuring that a shareholder or other bidder that launches an offer for Coca-Cola HBC will adhere to the principles set out in the City Code.

The City Code restricts target companies from taking frustrating action without shareholder approval when a takeover offer has been announced or is believed to be imminent, and specifies, by way of example, certain transactions that would require shareholder approval (such as the issuance of treasury shares or stock options, the sale of assets or the entry into contracts otherwise than in the ordinary course of business). The articles of association of Coca-Cola HBC will restrict, except to the extent such restrictions are prohibited by the Swiss law, the taking of frustrating action under the City Code without shareholder consent, which will mean that Coca-Cola HBC will be unable to take certain measures in relation to an unsolicited takeover offer that would have otherwise been available to Coca-Cola HBC.

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares
Neither the validity of the provisions of the City Code nor the one of the specific provisions that Coca-Cola HBC has incorporated into the articles of association of Coca-Cola HBC that are similar to certain provisions of the City Code, have been determined by any Swiss court, and there can be no assurance that any such provisions would be upheld or enforced by a Swiss court in any or all respects or, if upheld and enforced, that a Swiss court would construe these provisions in the same manner as an English court, or the Panel.

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares
Statutory Buy-Out

The Swiss Merger Act provides for a means of squeezing out minority shareholders. Article 8 section 2 of the Swiss Merger Act stipulates that the merging companies can provide in the merger agreement that only a cash or other compensation will be paid. Such compensation needs to be adequate and requires a supermajority of 90 percent of the shareholders, which is often interpreted as being 90 percent of all voting rights and of the share capital. In contrast, the statutory buy-out mechanism following a tender offer pursuant to the Swiss Stock Exchange Act is not applicable with regard to the company.

The offeror, who, following the submission of a takeover bid to all the holders of the target's securities and for the total amount of their securities, owns an amount of securities representing at least ninety percent (90 percent) of the aggregate issued shares of the target, may require the transfer to him of all the remaining securities of the Target.

The statutory buy-out right may be exercised within three calendar months from the termination of the takeover bid acceptance period, as long as the Information Circular stipulated the exercise of such right.

The consideration for the acquisition of the Target's securities must be in the same form and at least equal to the consideration for the takeover bid.

The statutory buy-out right is exercised following the submission of a relevant request to the HCMC which is also communicated to the Target. The request must include necessarily the amount of the consideration and the form of the consideration. The request is published by the offeror within the next business day.

Simultaneously with the request, the offeror submits a certificate by a credit institution, registered in Greece or in another member-state that the offeror has of the means to pay the amount of the consideration which will be paid in cash.
Statutory Sell-out
Swiss law does not provide for specific compulsory sell-out rights of minority shareholders which would entitle them to sell their shares to a bidder or majority shareholder.
The offeror, who, following the submission of the takeover bid to all the holders of securities and for the total amount of their securities, owns securities representing at least ninety percent (90 percent) of the issued shares of the target, is bound for a period of three calendar months from the publication of the results of the takeover bid to acquire through the stock exchange all the securities that may be offered to him in cash at a price which will be equal to the consideration of the takeover bid. As long as the holders of the securities request so, the consideration may take the form of bidder securities equal to the consideration paid in the takeover bid.

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares
Notices, jurisdiction

The articles of association require Coca-Cola HBC to publish notices, including notice of shareholders' meetings, to its shareholders in the Swiss Official Gazette of Commerce (Schweizerisches Handelsamtsblatt). To the extent the company communicates to its shareholders by mail, such communications shall be sent by ordinary mail to the recipient and address recorded in the share register or in such other form as the board of directors deems fit.	Notices are published in the Official Government Gazette, the website of Coca-Cola Hellenic and the press (depending on the nature of notices).

According to Coca-Cola HBC's articles of association, the exclusive place of jurisdiction for any disputes arising from or in connection with the corporate relationship in the company shall be at the registered office of the company.	Exclusive place of jurisdiction for any disputes arising between Coca-Cola Hellenic and its shareholders or third parties shall be at the registered office of Coca-Cola Hellenic.
Suits against directors

Under Swiss law, the members of the board of directors and all persons engaged in the management or liquidation of the company are liable both to the company and to individual shareholders and creditors for any damage arising from an intentional or negligent breach of their duties. The same applies to all persons engaged in auditing the annual and consolidated accounts, the company's incorporation, a capital increase or a capital reduction.

A damage suffered by the company may be sued by both the company and individual shareholders which may take a type of derivative action. In case of bankruptcy of the company, creditors also have the right to take such derivative action.

Swiss law generally does not provide for class action lawsuits.

Each and every member of the board of directors is liable towards Coca-Cola Hellenic during the management of Coca-Cola Hellenic's affairs for any and all of his offences. Each member is particularly liable for any omissions or false statements included in the balance sheet concealing Coca-Cola Hellenic's true position.

Such liability does not exist should the member of the board of directors prove that he or she has exercised the diligence of a prudent businessman. Such diligence is judged based on the capacity of each member and the duties assigned to such member, as further specified in the law. Liability does not exist with respect to acts or omissions which are based on lawful decisions of the general meeting or which constitute a reasonable business decision taken in good faith, based on sufficient information and exclusively in the interest of Coca-Cola Hellenic. This provision also applies with respect to the liability of persons who are not members of the board of directors and who exercise powers delegated to them by the board of directors, in accordance with Article 12 of the articles of association.

The annual general meeting customarily releases Coca-Cola Hellenic's directors from liability, but the shareholders may retain specific claims, in connection with the approval of the annual financial statements provided that such release is limited to the general management of Coca-Cola

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares

Hellenic's company during the fiscal year of approved accounts. In addition, a general meeting may release a director from liability for any specific claims Coca-Cola Hellenic may have against him or her, provided that two years have already lapsed since the cause of action arose against the director and a minority representing at least 20 percent of Coca-Cola Hellenic's paid-up share capital represented in the company's annual general meeting does not object to such resolution.

In general, actions for damages as against directors for loss incurred by the company are exercised under Greek law through the company, rather than through derivative actions, a remedy typically available to shareholders of US companies. However, under certain circumstances the shareholders of a Greek company may have the right to bring an action against directors on behalf of the company. The Coca-Cola Hellenic board of directors may decide by a simple majority to bring an action on behalf of Coca-Cola Hellenic against any of its members. In addition, if Coca-Cola Hellenic shareholders so resolve at a general meeting by an absolute majority, or if shareholders representing 10 percent of Coca-Cola Hellenic's paid-up share capital (who hold their shares for at least 3 months before) so request, Coca-Cola Hellenic is under an obligation to bring a claim for damages against members of the board of directors for mismanagement of corporate affairs within six months either from the day of the general meeting or from the day such request is submitted to Coca-Cola Hellenic. Coca-Cola Hellenic is then represented in court by special independent representatives appointed either at a general meeting or by the court.

It is forbidden for directors who participate in any way in the management of Coca-Cola Hellenic, as well as for Coca-Cola Hellenic's managers, to engage in acts, on their own behalf or on the behalf of third parties, which fall within any of the objectives of Coca-Cola Hellenic without the permission of the general assembly or to participate as general partners in partnerships with the same objectives. In case of violation of the above prohibition, Coca-Cola Hellenic is entitled to indemnification and the responsible

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares
party, in the case where he is a member of the board of directors, is removed from office by a resolution of the board of directors. In such a case, paragraphs 2 and 3 of Article 23 of Codified Law 2190/1920 also apply.
Indemnification

Under Swiss law, a corporation may indemnify a director or officer of the corporation against losses and expenses, including attorney's fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of or serving at the request of the corporation. Certain limits exist, e.g. if such losses and expenses result from a breach of such director's or officer's fiduciary duties under Swiss law.	Neither Greek law nor Coca-Cola Hellenic's articles of association provide special provisions for directors or officers with indemnification rights.

The Organizational Regulations contain provisions regarding the indemnification of existing and former board members and corporate bodies of the company or any of its subsidiaries, and their heirs, executors and administrators, according to which Coca-Cola HBC will indemnify and hold harmless those persons to the fullest extent permitted by law, from and against all threatened, pending or completed actions, suits or proceedings—whether civil, criminal, administrative or investigative—and all costs, charges, losses, damages and expenses, subject to certain exceptions.

Moreover, according to general principles of Swiss employment law, an employer may, under certain circumstances, be required to indemnify an employee against losses and expenses incurred by him in the execution of his duties under the employment agreement, unless the losses and expenses arise from the employee's gross negligence or willful misconduct.
According to Greek employment law, an employer may, under certain circumstances, be required to indemnify an employee against losses and expenses incurred by the latter in the course of the execution of his duties under the employment agreement, or arising from the termination of his employment agreement.
Coca-Cola HBC maintains directors' and officers' insurance for their directors and officers as well as officers and directors of certain subsidiaries.	Coca-Cola Hellenic maintains directors' and officers' insurance for their directors and officers as well as officers and directors of certain subsidiaries.

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares
Rights to inspect corporate books and records

Under Swiss law, any shareholder attending a general meeting is entitled to ask the board of directors to provide information on the affairs of the company, and to ask the external auditors to provide information on the methods and results of their audit. The board and the auditors, respectively, may refuse to provide such information if it is not necessary to exercise shareholders' rights or if it would jeopardize the company's business secrets or other interests warranting protection. The company's books and business correspondence can only be inspected upon approval by the general meeting or by the board of directors and provided that business secrets are safeguarded. Where information or inspection is refused without just cause, the court may order it upon request.
Greek law does not provide shareholders with the right to inspect corporate books and records. However, any shareholder is entitled to ask the board of directors to provide information on the affairs of Coca-Cola Hellenic, as described above.

In addition, shareholders may request the general meeting that a special audit (Sonderprüfung) be performed on specific matters if clarified by means of a special audit, if this is necessary to exercise of shareholders' rights and if the shareholder has already exercised his right to information and inspection. If the general meeting refuses the motion, shareholders who represent at least ten percent of the share capital or hold shares with a nominal value of 2 million francs may subsequently request the court to appoint a special auditor if they make a prima facie case that the founders, directors or officers have violated the law or the articles of association and thereby harmed the company or the shareholders.

Furthermore, each shareholder has the right to inspect the annual report and the auditor's report not later than 20 days prior to the annual meeting. Registered shareholders are notified of this right in writing. Any shareholder may request a copy of the annual report as approved by the general meeting and of the auditor's report during the year following the general meeting.

Provisions Applicable to Holders of Coca-Cola HBC Shares	Provisions Applicable to Holders of Coca-Cola Hellenic Shares
Right to inspect the share register

Under Swiss law, shareholders are not entitled to inspect the share register in general, except for their own entry. In certain, limited instances, however, shareholders may ask for information or inspection, as described under the heading "Description of the Coca-Cola HBC Shares and Articles of Association—Books of Depositary".
Under the articles of association, forty-eight hours prior to any general assembly meeting, a list of the shareholders having the right to vote at the meeting and/or of their representatives must be posted at a conspicuous place in Coca-Cola Hellenic's offices. This list must indicate the names of shareholders and of their representatives, if any, their addresses and the number of shares and votes held by each one of them.

 VALIDITY OF COCA-COLA HBC SHARES

        Bär & Karrer AG will provide an opinion regarding the validity of the Coca-Cola HBC Shares under Swiss law.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in the Registration Statement of which this prospectus is a part by reference to the annual report on Form 20-F of Coca-Cola Hellenic Bottling Company S.A. for the year ended December 31, 2012 have been so incorporated in reliance on the report by PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers S.A. is a member of the Greek Institute of Certified Public Accountants.

ENFORCEABILITY OF CIVIL LIABILITIES

        Coca-Cola HBC is a Swiss corporation (Aktiengesellschaft/société anonyme). All of its directors, the persons named to become directors and, when appointed, its executive officers, including the persons who signed the registration statement of which this offer to exchange/prospectus is a part, and certain experts named in this offer to exchange/prospectus, are and are expected to be resident outside the United States, and all or a substantial portion of Coca-Cola HBC's assets and the assets of those persons are and are expected to be located outside the United States. As a result, it may be difficult for you to serve legal process on Coca-Cola HBC or its management or have any of them appear in a U.S. court. Coca-Cola HBC has been advised by Bär & Karrer AG that there is doubt as to the enforceability in Switzerland, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely on the federal securities laws of the United States.

ANNEX A

PRIVILEGED AND CONFIDENTIAL

11 October 2012

The board of directors
Coca-Cola Hellenic Bottling Company S.A.
9 Fragoklissias Street
151 25 Maroussi
Athens
Greece

Members of the Board:

        We understand that Coca-Cola HBC AG, a newly formed company incorporated as a stock corporation (Aktiengesellschaft / société anonyme) under the laws of Switzerland (the "Offeror") proposes to submit a share exchange offer in accordance with the provisions of Greek Law 3461/2006 (the "Greek Exchange Offer") to acquire all of the outstanding ordinary registered shares, par value €1.01 per share, (the "Ordinary Shares") of Coca-Cola Hellenic Bottling Company S.A. (the "Company"), which the Offeror does not hold, directly or indirectly, as at 10 October 2012. In addition, we understand that the Offeror proposes to announce the submission of a separate share exchange offer, which is addressed to holders of Ordinary Shares who are located in the territory of the United States of America and to holders of American Depositary Shares each representing one Ordinary Share (each an "ADS", and the ADSs, together with the Ordinary Shares, the "Securities"), wherever located (the "U.S. Exchange Offer" and, together with the Greek Exchange Offer, the "Exchange Offer").

        We further understand that: (i) the Offeror will offer for every Ordinary Share tendered in the Greek Exchange Offer, one new ordinary registered share of the Offeror (an "Offeror Share") (either in the form of an uncertificated Offeror Share or an Offeror Share in the form of a depositary interest representing one Offeror Share); (ii) under the U.S. Exchange Offer, holders of Ordinary Shares located in the United States will have the option to receive, for each Ordinary Share tendered in the U.S. Exchange Offer, either one Offeror Share (in the form of an uncertificated Offeror Share) or one American Depositary Share representing one Offeror Share (an "Offeror ADS" and the Offeror ADSs, together with the Offeror Shares, the "Offeror Securities"); and (iii) in consideration for every one ADS tendered in the U.S. Exchange Offer, the Offeror will offer one Offeror ADS (together, the "Consideration").

        We note that the Offeror: (i) has applied to the Financial Services Authority, acting in its capacity as the UK Listing Authority (the "UKLA"), for all of the Offeror Shares to be admitted to the premium listing segment of the Official List of the UKLA and to the London Stock Exchange for all of the Offeror Shares to be admitted to trading on the London Stock Exchange's main market for listed securities (together, "Admission"); (ii) intends to apply to the New York Stock Exchange for listing of the Offeror ADSs on the New York Stock Exchange; and (iii) intends to seek inclusion of the Offeror Shares in the FTSE All Share Index.

        The terms and conditions of the Exchange Offer are more fully set forth in the Transaction Documents (as defined below).

        You have asked for our opinion as to whether the Consideration to be received by the holders of Securities pursuant to the Exchange Offer is fair, from a financial point of view, to such holders (other than the Offeror and its affiliates).

        This opinion is not, and is not intended to be, the report or opinion which you may require in order to issue your justified opinion on the Exchange Offer, in accordance with article 15 of Greek Law 3461/2006.

        In arriving at our opinion, we have, among other things:

  i.
  reviewed: (a) a draft dated 11 October 2012 of the announcement expected to be published by the Offeror on or around 11 October 2012 in connection with the Exchange Offer; (b) a draft dated 11 October 2012 of the announcement expected to be published by the Company on or around 11 October 2012 in connection with the Exchange Offer; (c) a draft of the offer circular received by us or our advisers from advisers to the Offeror on 10 October 2012 expected to be filed by the Offeror with the Hellenic Capital Markets Commission on or around 11 October 2012; (d) a draft dated 17 September 2012 of the form F-4 expected to be filed with the US Securities and Exchange Commission ("SEC") in connection with the U.S. Exchange Offer; and (e) a draft dated 1 October 2012 of a prospectus submitted to the UKLA on 1 October 2012 in connection with Admission and the Exchange Offer (together, taken as a whole and with the more recent such documents being deemed to supersede the earlier ones, the "Transaction Documents");

  ii.
  reviewed certain publicly available financial and other information about the Company;

  iii.
  reviewed certain information furnished to us by the Company's management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;

  iv.
  held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

  v.
  reviewed the share trading price and liquidity history for the Ordinary Shares; and

  vi.
  conducted such other financial studies, analyses and investigations and considered such other information, as we deemed appropriate.

        In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify and have not independently investigated or verified, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by or on behalf of the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have not assumed and do not assume any responsibility or liability for any such information and have relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals. We have also not evaluated the solvency or fair value of the Offeror or the Company under any laws relating to bankruptcy, insolvency or similar matters.

        With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that financial forecasts made available to us by or on behalf of it were reasonably prepared on bases reflecting (and continuing to reflect) the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We express no opinion as to the Company's financial forecasts or the assumptions on which they are made.

        Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated and the information made available to us as of the date hereof. It should be understood that subsequent developments and other information that becomes available after this date may affect our opinion. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof and we have not assumed any responsibility to update, revise or reaffirm our opinion. We further note that the current volatility and disruption in the credit and financial markets, including in relation to the Eurozone, may affect the proposed transaction, Admission, the financial terms of the Exchange Offer and/or the Company or the Offeror's ability to consummate the proposed transaction and we are not expressing an opinion as to the effects of such volatility or such disruption on any of the foregoing.

        Our opinion does not address any legal, regulatory, tax or accounting matters. We have made no independent investigation of, and assume no responsibility or liability in connection with, any legal, regulatory, tax or accounting matters affecting the Offeror or the Company, and we have assumed the correctness in all respects material to our analysis of all legal, regulatory, tax and accounting advice given to the Company and its board of directors, including, without limitation, advice as to the legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Transaction Documents to the Company and holders of Securities. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Securities.

        We have assumed that the final forms of the Transaction Documents will be substantially similar to the last drafts reviewed by us, in the case of each Transaction Document as revised by any more recent Transaction Document reviewed by us, and that the Exchange Offer will be consummated in accordance with, and on the basis of, the terms of the Transaction Documents without any adverse waiver, amendment or breach of any material term or condition thereof. In particular, we have assumed that Admission will occur, with a minimum of 25 percent of the Offeror Shares being in public hands under the tests set out in Listing Rule 6.1.19 of the UKLA's Listing Rules. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Exchange Offer, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Offeror or the contemplated benefits of the Exchange Offer.

        In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the consideration to be offered, or any other aspects of the Exchange Offer, or to provide services other than the delivery of this opinion. In light of the nature of the Exchange Offer, we were not authorised to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction and we did not participate in the structuring or any negotiations with respect to the terms of the Exchange Offer and related transactions. Consequently, we have assumed that such terms are the most beneficial terms from the Company's perspective that could under the circumstances be achieved, and no opinion is expressed whether any alternative transaction might result in consideration more favourable to the holders of Securities than that contemplated by the Transaction Documents.

        It is understood that our opinion is for the use and benefit of the board of directors of the Company in its consideration of the Exchange Offer, and shall not be used for any other purpose and our opinion does not address the relative merits of the transactions contemplated by the Transaction Documents as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the board of directors of the Company to recommend the Exchange Offer to holders of Securities or the terms of the Exchange Offer as set out in the Transaction Documents or the documents referred to therein. Our opinion should not be construed as an investment proposition to buy or sell shares in the context of the Exchange Offer, or any business or commercial decision to accept or refuse the Exchange Offer. Our opinion does not constitute a recommendation as to whether any holder of Securities should tender Securities pursuant to the Exchange Offer or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of Securities. Our opinion addresses only the fairness, from a financial point of view, of the Consideration to be received by holders of Securities who tender their Securities in the Exchange Offer and does not address any other aspect or implication of the proposed transaction (including the likelihood of the consummation of the transaction). We express no opinion as to the price at which the Securities or the Offeror Securities will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company's officers, directors or employees, or any class of such persons, in connection with the Exchange Offer relative to the consideration to be received by holders of Securities under the Exchange Offer. Our opinion has been authorised by the Fairness Committee of Jefferies International Limited.

        We have been engaged by the Company to provide this opinion to the board of directors of the Company in connection with the Exchange Offer and will receive a fee for our services. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. In the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or the Offeror and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, the Offeror or entities that are affiliated with the Company or the Offeror, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the board of directors or the Company, or quoted or disclosed to any person in any matter or for any purpose whatsoever, in whole or in part, without the prior written consent of Jefferies International Limited.

        Our opinion is issued in the English language and reliance may only be placed on our opinion as issued in the English language. If any translations of our opinion are delivered, they are provided only for ease of reference, have no legal effect and Jefferies International Limited makes no representation as to, and accepts no liability in respect of, the accuracy of any such translations.

        Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of Securities pursuant to the Exchange Offer is fair, from a financial point of view, to such holders (other than the Offeror and its affiliates).

Very truly yours,

JEFFERIES INTERNATIONAL LIMITED

The ADS Exchange Agent for the U.S. Offer is:

Citibank, N.A.

By Mail:	By Overnight Delivery:
Citibank, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Citibank, N.A. c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021

The Share Exchange Agent for the U.S. Offer is:

National Bank of Greece

        Any questions or requests for assistance, and any requests for additional copies of the offer to exchange/prospectus, the letter of transmittal, the acceptance form and related offer materials may be directed to the U.S. information agent for the U.S. offer or the dealer manager for the U.S. offer at its telephone number and location listed below. Holders may also contact their local broker, commercial bank, trust company or nominee for assistance concerning the exchange offer.

The U.S. Information Agent for the U.S. Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
+1 (800) 859-8511

The Dealer Manager for the U.S. Offer is:

Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010-3629
+1 (212) 325-2000